                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              First Hawaiian, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                              First Hawaiian, Inc.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
        Common Stock, without par value, of BancWest Corporation ("BancWest
          Common Stock")

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:
        1,733,430 shares of BancWest Common Stock

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          The filing fee of $80,950 has been calculated in accordance with Rule 0-11 under the Exchange Act and is based on the book value of the BankWest Common Stock, computed as of May 31, 1998.

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:
        $404,750,000

        ------------------------------------------------------------------------

     (5)  Total fee paid:
        $80,950, equaling one fiftieth of one percent of the proposed maximum aggregate value of the transaction.

        ------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[FST HAWAIIAN LOGO]

                                                                   July 17, 1998

Dear Stockholder:

     The Board of Directors of First Hawaiian, Inc. has approved a merger agreement that provides for the merger of BancWest Corporation, the owner of Bank of the West, into our Company. As a result of the merger, our Company will become the owner of Bank of the West. First Hawaiian, Inc. will change its name to "BancWest Corporation" to reflect its expanded geographic scope. Also, Banque Nationale de Paris ("BNP"), BancWest's existing shareholder, will own 45% of the voting stock of the Company following the merger.

     Your Board believes that this merger will be good for our customers, for our employees and for you, our stockholders. The merger represents a unique opportunity to transform the Company into a diversified regional financial services institution large enough to offer the fine banking technology and products that customers deserve. But the merger does nothing to alter our primary focus: individual service for our customers, along with a tradition of supporting the communities where we do business.

     The terms of the new Class A common stock to be issued to BNP in the merger will entitle BNP to be represented on your Board of Directors in proportion to its 45% equity interest. BNP would also receive certain investor protections which your Board believes would be commensurate with the size of BNP's investment in the Company.

     The merger, including the related amendments to the certificate of incorporation of the Company, cannot be completed without the approval of our stockholders. We have scheduled a special meeting of stockholders of First Hawaiian for this vote. The date, time and place of the special meeting are:

                            Friday, August 28, 1998
                         9:30 o'clock A.M., local time
                             30th Floor Board Room
                             First Hawaiian Center
                               999 Bishop Street
                                Honolulu, Hawaii

     The accompanying proxy statement provides detailed information about the proposed transaction, including information about the businesses of BancWest.

     Your Board of Directors has carefully considered the terms and conditions of the proposed merger at meetings of the Board and believes that the merger is in the best interests of First Hawaiian and its stockholders. ACCORDINGLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO ADOPT THE MERGER AGREEMENT.

     Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you attend the special meeting, you may vote in person if you wish, even though you have previously returned your proxy card.

                                          Very truly yours,

                                          /s/ Walter A. Dods, Jr.
                                          Walter A. Dods, Jr.
                                          Chairman and Chief Executive Officer

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                  TO THE STOCKHOLDERS OF FIRST HAWAIIAN, INC.

     A Special Meeting of Stockholders (the "Special Meeting") of First Hawaiian, Inc. (the "Company" or "FHI") will be held in the 30th Floor Board Room at First Hawaiian Center, 999 Bishop Street, Honolulu, Hawaii, on Friday, August 28, 1998, at 9:30 o'clock A.M., local time, to consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of May 28, 1998 (the "Merger Agreement"), between the Company and BancWest Corporation ("BancWest"), pursuant to which, among other things, (i) BancWest will be merged with and into the Company (the "Merger"), (ii) the outstanding shares of common stock, without par value, of BancWest ("BancWest Common Stock"), all of which are currently owned by Banque Nationale de Paris ("BNP"), will be converted into a number of shares of the Company's Class A Common Stock, par value $1.00 per share (the "Class A Common Stock"), equal to 45% of the total number of shares of Class A Common Stock and Common Stock of the Company (the "Common Stock") that will be outstanding after the Merger, and (iii) certain amendments will be made to the Company's Certificate of Incorporation (the "FHI Certificate").

     The foregoing proposal is more fully described in the Proxy Statement accompanying this Notice. No other business is expected to be transacted at the Special Meeting.

     Only stockholders of record at the close of business on July 15, 1998 will be entitled to notice of and to vote at the Special Meeting and any adjournments thereof. A list of stockholders of record on such record date will be available for examination by any stockholder for purposes germane to the Special Meeting in the offices of the Company's Corporate Secretary located at 999 Bishop Street, Honolulu, Hawaii during ordinary business hours for a period of at least 10 days prior to the Special Meeting and at the Special Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Herbert E. Wolff
                                          Senior Vice President and Secretary

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE SPECIAL MEETING. PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON IF YOU WISH TO DO SO.

                  This Proxy Statement is dated July 17, 1998
                   and was first mailed to stockholders on or
                              about July 20, 1998

     To find any of the principal sections identified below, simply bend the document slightly to expose the black tabs and open the document to the tab which corresponds to the title of the section you wish to read. For your convenience, we have included an index of frequently used capitalized terms in this Proxy Statement in an Index of Defined Terms towards the back of this Proxy Statement.
                                                               TABLE OF CONTENTS
                                          QUESTIONS AND ANSWERS ABOUT THE MERGER
                                                    SUMMARY; THE SPECIAL MEETING
                           THE MERGER, THE MERGER AGREEMENT AND OTHER AGREEMENTS
                                                   RELATED ARRANGEMENTS WITH BNP
                                                                   THE COMPANIES
                              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                                                          ADDITIONAL INFORMATION
                                    FINANCIAL STATEMENTS OF BANCWEST CORPORATION
                                                                      APPENDICES

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER......................        1
SUMMARY.....................................................        3
  The Companies.............................................        3
  The Special Meeting.......................................        3
  The Record Date for Voting................................        4
  Voting....................................................        4
  Reasons for the Merger....................................        4
  Board Recommendation......................................        5
  The Merger................................................        5
     Terms of the Class A Common Stock......................        5
       Election of Directors................................        5
       Voting Rights........................................        5
       Conversion into Common Stock.........................        5
     Conditions to the Merger...............................        5
     Termination of the Merger Agreement....................        6
     Fees and Expenses......................................        6
     Indemnification........................................        7
  Standstill and Governance Agreement.......................        7
     Standstill Period......................................        7
     Early Release from Standstill Provisions...............        8
     Post-Standstill Provisions.............................        8
     Other Standstill Provisions............................        8
     Exceptions to Standstill Provisions....................        9
     Transfer Restrictions..................................        9
     Registration Rights....................................        9
  Charter Amendments........................................        9
  By-Law Amendments.........................................        9
  Fairness Opinion..........................................       10
  Interests of Certain Persons in the Merger................       10
  Regulatory Approvals Required.............................       10
  Accounting Treatment......................................       10
  Certain Federal Income Tax Consequences...................       11
  No Appraisal Rights.......................................       11
  First Hawaiian, Inc. Selected Historical Financial Data...       12
  BancWest Corporation Selected Historical Financial Data...       14
  Selected Unaudited Pro Forma Combined Financial
     Information............................................       16
  Comparative Per Share Market Price and Dividend
     Information............................................       18
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS............       19
THE SPECIAL MEETING.........................................       20
  Date, Time and Place......................................       20
  Purpose of the Special Meeting............................       20
  Record Date; Quorum.......................................       20
  Vote Required.............................................       20
  Voting of Proxies.........................................       21
  Revocability of Proxies...................................       21
  Solicitation of Proxies...................................       21


THE MERGER..................................................       23
  General...................................................       23
  Background of the Merger..................................       23
  Recommendation of the Board; Reasons for the Merger.......       24
  Opinion of the Financial Advisor..........................       26
  Regulatory Approvals Required.............................       31
  Interests of Certain Persons in the Merger................       32
  Employee Benefits.........................................       33
  Accounting Treatment......................................       34
  Certain Federal Income Tax Consequences...................       34
  No Appraisal Rights.......................................       35
THE MERGER AGREEMENT........................................       35
  Structure of the Merger; Effective Time...................       35
  Conversion of BancWest Capital Stock......................       35
  Representations and Warranties............................       36
  Conduct of Business Pending the Merger....................       36
  Other Acquisition Proposals...............................       37
  Other Agreements..........................................       38
     Stockholders' Meeting..................................       38
     Filings and Other Actions..............................       38
     Indemnification of Directors and Officers of
      BancWest..............................................       38
     Employee Benefit Plans.................................       39
     Intercompany Matters...................................       39
  Conditions to the Consummation of the Merger..............       39
  Termination...............................................       40
  Fees and Expenses.........................................       42
  Amendment.................................................       43
  Extension; Waiver.........................................       43
OTHER AGREEMENTS............................................       44
  BNP Agreement.............................................       44
     Representations and Warranties.........................       44
     Certain Covenants......................................       44
     Survival and Indemnification...........................       44
     Termination............................................       45
  Stockholder Agreement.....................................       45
RELATED ARRANGEMENTS WITH BNP...............................       47
  Terms of the Class A Common Stock.........................       47
     General................................................       47
     Dividends..............................................       47
     Liquidation Rights.....................................       47
     Voting Rights..........................................       47
     Election of Directors..................................       47
     Conversion of Class A Common Stock.....................       48
  Standstill and Related Provisions.........................       48
     Standstill Period......................................       48
     Early Release from Standstill Provisions...............       49
     Post-Standstill Provisions.............................       50

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     Other Standstill Provisions............................       51
     Exceptions to Standstill Provisions....................       53
  Transfer Restrictions and Related Provisions..............       53
     Transfer Restrictions..................................       53
     Right of First Refusal.................................       54
     Registration Rights....................................       54
  Other Governance Provisions...............................       55
     Voting of Shares by BNP................................       55
     Committees.............................................       55
     Agenda.................................................       55
  Charter Amendments........................................       55
     Name Change............................................       56
     Increase in Number of Authorized Shares; Change in Par
      Value.................................................       56
     Creation of Class A Common Stock.......................       56
     Stockholder Voting Requirements........................       57
     Number of Directors....................................       58
     Elimination of Preemptive Rights.......................       58
     Classified Board.......................................       58
     Nominating Committee...................................       58
     Supermajority Vote to Amend By-Laws....................       58
  By-Law Amendments.........................................       58
DIRECTORS, MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER...       61
  Directors Following the Merger............................       61
  Management Following the Merger...........................       61
  Operations Following the Merger...........................       61
FIRST HAWAIIAN, INC.........................................       63
BANCWEST CORPORATION........................................       64
  General...................................................       64
  Bank of the West..........................................       64
     General................................................       64
     History of the Bank....................................       64
     Operating Divisions....................................       65
       Community Banking....................................       65
       Commercial Banking...................................       66
       Consumer Finance.....................................       66
     Competition............................................       67
     Supervision and Regulation.............................       67
       Bank Holding Company Act.............................       67
       Bank Regulation and Supervision......................       67
       Capital Standards....................................       69
       Restrictions on Dividends and Other Distributions....       69
       Competition..........................................       69
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................       70
     Selected Financial Data................................       70
     Results of Operations..................................       71
     Net Interest Income....................................       71
     Noninterest Income.....................................       72
     Noninterest Expense....................................       72
     Provision for Credit Losses............................       74


     Provision for Income Taxes.............................       75
     Balance Sheet..........................................       76
     Loan Portfolio.........................................       76
     Asset Quality..........................................       77
     Liabilities............................................       78
     Capital Management.....................................       79
     Liquidity..............................................       79
     Quantitative and Qualitative Disclosures About Market
      Risk..................................................       80
     Asset/Liability Management and Interest Rate Risk......       80
     Year 2000 Issues.......................................       81
     Net Interest Margin....................................       82
     Changes in Net Interest Margin.........................       84
     Summary of Quarterly Financial Data (Unaudited)........       84
BANQUE NATIONALE DE PARIS...................................       85
  General...................................................       85
  History...................................................       85
  Domestic and International Activities.....................       85
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION..........       87
  Unaudited Pro Forma Combined Balance Sheet and Selected
     Ratios.................................................       88
  Unaudited Pro Forma Combined Statement of Income and
     Selected Ratios........................................       89
  Unaudited Pro Forma Combined Statement of Income and
     Selected Ratios........................................       90
  Notes to Unaudited Pro Forma Combined Financial
     Information............................................       91
SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT......       93
INDEPENDENT ACCOUNTANTS.....................................       95
WHERE YOU CAN FIND MORE INFORMATION.........................       95
STOCKHOLDER PROPOSALS.......................................       96
OTHER MATTERS...............................................       96
INDEX OF DEFINED TERMS......................................       97
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF BANCWEST
  CORPORATION AND SUBSIDIARY................................      F-1
APPENDICES
  Appendix I -- Agreement and Plan of Merger................      I-1
     Exhibit A -- Certificate of Incorporation
     Exhibit B -- By-Laws
     Exhibit C -- Form of Standstill and Governance
     Agreement
     Exhibit D -- Form of Registration Rights Agreement
  Appendix II -- BNP Agreement..............................     II-1
  Appendix III -- Fairness Opinion of Goldman, Sachs & Co...    III-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHO ARE THE PARTIES TO THIS MERGER?

A: BancWest Corporation, which we sometimes call "BancWest", will merge into First Hawaiian, Inc., which we sometimes call "FHI" or the "Company." BancWest is owned by Banque Nationale de Paris, which we call "BNP." BancWest owns Bank of the West and FHI owns First Hawaiian Bank and Pacific One Bank. In the merger, FHI will change its name to "BancWest Corporation."

Q:  WHY HAS THE COMPANY PROPOSED TO MERGE WITH BANCWEST?

A: The Board of Directors of the Company recommends that you vote for this merger because the Board members believe that it:

     - allows the Company to spread its business over a larger geographic area and avoids over-reliance on the economy of Hawaii, which has been stagnant since a 1991 recession;

     - creates a bank that is large enough to compete effectively in modern high-technology banking, while continuing to emphasize individual services;

     - positions the combined company for future growth;

     - gives us the opportunity to reduce expenses by eliminating duplicative operations;

     - combines banks that share very similar strategies and philosophies, while bringing additional products and important geographic markets to the combined company; and

     - gives us a unique opportunity for an entry into the California market, creating a West Coast-Pacific regional banking company.

Q:  HOW WILL I BE AFFECTED BY THE MERGER?

A: Each stockholder of FHI will continue to own the same number of shares of Common Stock that he or she owned immediately before the transaction. BNP will receive shares representing ownership of 45% of the combined company and the shares held by FHI's stockholders will represent ownership of approximately 55% of the combined company. Each share owned by existing stockholders of FHI will represent an ownership interest in a much larger company.

Q:  WHY IS BNP RECEIVING A SEPARATE CLASS OF COMMON STOCK IN THE MERGER?

A: Creating a separate class of common stock that directly elects its own nominees to the Company's Board assures BNP that it will have representation on the Board in proportion to its ownership percentage as long as it holds the Class A Common Stock.

Q:  HOW MANY DIRECTORS WILL BNP BE ENTITLED TO ELECT?

A: Initially, 9 out of 20 directors, or 45% of the Board. This number will decrease in proportion to certain decreases in BNP's ownership percentage.

Q: WILL BNP BE ABLE TO PURCHASE ADDITIONAL SHARES OF COMMON STOCK AFTER THE MERGER?

A: There are substantial limitations on BNP's ability to purchase additional shares. In connection with the merger, BNP has agreed to enter into a "Standstill and Governance Agreement" which limits BNP's ability for an initial four year period to acquire additional shares of Common Stock of the Company. There are narrow exceptions to these restrictions. After the initial four years, BNP will continue to be subject to less restrictive limitations on purchasing additional shares. One of the most important of these continuing restrictions is that BNP generally will be required to offer to acquire 100% of the outstanding shares of the Company's Common Stock if it wishes to purchase any additional shares. The Standstill and

    Governance Agreement specifies certain procedures to be followed by BNP and the Company with respect to any proposal made by BNP to acquire such additional shares.

Q:  WHAT WILL HAPPEN TO THE COMPANY'S BANKING SUBSIDIARIES IN THE MERGER?

A: First Hawaiian Bank will continue as a separate bank after the merger. Pacific One Bank will be merged with BancWest's bank subsidiary, Bank of the West, concurrently with the merger. The merged bank will be known as "Bank of the West", with branches in California, Oregon, Washington and Idaho.

Q:  WHAT REGULATORY APPROVALS ARE REQUIRED?

A: The merger must be approved by the Federal Reserve Board as well as certain state banking authorities. The merger of the Company's subsidiary, Pacific One Bank, with BancWest's subsidiary, Bank of the West, must be approved by the Federal Deposit Insurance Corporation as well as certain state banking authorities.

Q:  WHEN WILL THE MERGER TAKE EFFECT?

A:  We expect the merger to become effective in the fourth quarter of 1998.

Q:  WHAT DO I NEED TO DO NOW?

A: Please read this document carefully and then mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. The special meeting will take place on Friday, August 28, 1998.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before we vote your proxy at the special meeting. You can do so in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy to the Secretary of the Company at the address given below. Second, you can complete a new proxy card and send it to the Secretary of the Company at the address given below. Third, you can attend the special meeting and vote in person. You should send any written notice or new proxy card to the Secretary of the Company at 999 Bishop Street, Honolulu, Hawaii 96813. You may request a new proxy card by calling MacKenzie Partners, Inc. at 1-800-322-2885.

Q:  WHERE CAN I FIND MORE INFORMATION?

A: You may obtain more information from various sources as set forth under "WHERE YOU CAN FIND MORE INFORMATION."

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger with BancWest and the related transactions fully and for a more complete description of the legal terms of the merger and the related transactions, you should carefully read this entire document and the documents we have referred you to. See "WHERE YOU CAN FIND MORE INFORMATION" (Page 95). The Merger Agreement and related documents, including the Standstill and Governance Agreement, the Certificate of Incorporation (as proposed to be amended) and the By-Laws (as proposed to be amended), are attached to this document as Appendix
I. We encourage you to read such documents since they are the legal documents that govern the merger and the Company following the merger. An index of defined terms appears on page 97 of this Proxy Statement.

THE COMPANIES (PAGE 63)

FHI
999 Bishop Street
Honolulu, Hawaii 96813
(808) 525-7000

     FHI is a bank holding company. Through its subsidiaries, the Company operates a general commercial banking business and other businesses related to banking. Its principal subsidiary is First Hawaiian Bank, with 60 branches in Hawaii, two in Guam and one in Saipan, an offshore branch in Grand Cayman, British West Indies, and a representative office in Tokyo, Japan. Its Pacific One Bank subsidiary, based in Portland, Oregon, has 38 branches in Oregon, Washington and Idaho. At March 31, 1998, the Company had consolidated total assets of $8.13 billion, total deposits of $6.14 billion and total stockholders' equity of $736.25 million.

BANCWEST
180 Montgomery Street
San Francisco, California 94104
(415) 765-4800

     BancWest is a bank holding company. BancWest owns Bank of the West, which conducts a general commercial banking business, providing retail and corporate banking and trust services to individuals, institutions and businesses and governments through 105 branches and other commercial banking offices located primarily in the San Francisco Bay area and elsewhere in the Northern and Central Valley regions of California. At March 31, 1998, BancWest had consolidated total assets of $5.77 billion, total deposits of $4.68 billion and total stockholder's equity of $490.16 million.

BNP
16, Boulevard des Italiens
75009 Paris France
(011) (33) (1) 40.14.26.78

     BNP, which owns all of the voting stock of BancWest, is a French corporation which conducts retail banking activities in France and corporate and private banking and other activities both in France and around the world. BNP and its subsidiaries conduct business through 2,098 offices in France and an additional 647 offices in 79 foreign countries. At December 31, 1997, BNP and its subsidiaries had consolidated assets of French francs ("FF") 2,034.9 billion ($339.8 billion), consolidated gross customer loans of FF 929.5 billion ($155.2 billion), consolidated customer deposits (including retail and negotiable certificates of deposit) of FF 904.6 billion ($151.1 billion) and stockholders' equity of FF 59 billion ($9.9 billion).

THE SPECIAL MEETING (PAGE 20)

     There will be a special meeting of stockholders of the Company held in the 30th Floor Board Room at First Hawaiian Center, 999 Bishop Street, Honolulu, Hawaii, on Friday, August 28, 1998, at 9:30 o'clock

A.M., local time. At this meeting, FHI stockholders will be asked to adopt the merger agreement, providing for the merger of BancWest with the Company, with the Company continuing as the surviving corporation. In the merger, the outstanding shares of BancWest Common Stock will be converted into a number of shares of Class A Common Stock equal to 45% of the total number of shares of Class A Common Stock and Common Stock of the Company that will be outstanding after the merger and certain amendments will be made to the Company's certificate of incorporation, including the name change of the Company to "BancWest Corporation and by-laws."

THE RECORD DATE FOR VOTING (PAGE 20)

     The close of business on July 15, 1998 was the record date for determining which holders of Common Stock have the right to vote at the special meeting. At the record date, there were 31,139,428 shares of Common Stock which have the right to vote at the special meeting.

VOTING (PAGE 20)

     You will have one vote for each share of Common Stock that you owned on the record date. A majority of the outstanding shares of Common Stock must vote to adopt the merger agreement in order for the merger to occur.

     The Trustees under the Will and of the Estate of Samuel M. Damon (the "Damon Estate") have agreed to vote the shares of Common Stock owned by the Damon Estate in favor of adoption of the merger agreement. As of the record date, these shares represented 25.37% of the outstanding Common Stock.

REASONS FOR THE MERGER (PAGE 24)

     Your Board believes that the merger represents a unique opportunity to transform the Company into a regional financial services institution large enough to compete in the modern banking environment, yet able to retain its community banking focus on individual service. In particular, the Board believes that the merger will have the following potential benefits:

          GEOGRAPHIC DIVERSIFICATION. Because Hawaii's economy has been stagnant since its 1991 recession, over the past several years the Company has expanded to the West Coast by acquiring branches in Oregon, Washington and Idaho and creating its Pacific One Bank subsidiary. This merger is a major, yet natural, extension of this strategy of geographically diversifying our assets and income stream, offering an entry into the contiguous Northern California market, which has been experiencing above-average growth.

          GOOD FIT. The Company and BancWest complement each other. The Company and BancWest have similar strategies and philosophies; their geographic markets adjoin each other, but do not overlap; and each brings products, banking know-how and knowledge of local markets that the other does not have. The combined company will be able to offer a broader range of products and services to customers of each of the banks involved.

          EARNINGS POTENTIAL. The merger is expected to immediately add to cash earnings and to add to reported earnings by the year 2000. By adopting the "best practices" of each institution, by achieving economies of scale and by realizing cost savings, the combined company will have the potential to increase future earnings.

          COST SAVINGS. Merging Pacific One Bank into Bank of the West, integrating data processing and back-office operations and consolidating wholesale operations present opportunities to produce annual cost savings of an estimated $41 million (pre-tax) by the year 2000.

          IMPACT ON CUSTOMERS. The Company's and BancWest's branch systems do not overlap. Therefore, the merger will not dislocate customers from the existing First Hawaiian Bank, Bank of the West and Pacific One Bank branch networks. This is a key advantage, given the emphasis of the combined company on providing personal service and building relationships.

          STOCKHOLDER PROTECTIONS. The terms of the Standstill and Governance Agreement, including limits on additional stock purchases by BNP and the general requirement that if after four years BNP wishes to acquire additional shares it must offer to purchase all outstanding shares of Common Stock, limit the ability of BNP to obtain majority ownership of the Company without offering a fair price to the Company's other stockholders. The Board recognizes, however, that BNP's 45% interest may give BNP substantial influence over Company policies and actions and may discourage third parties from seeking control of the Company.

BOARD RECOMMENDATION (PAGE 24)

     Your Board of Directors has, by unanimous vote of all directors present, determined that the merger agreement and the transactions it covers are fair to, and in the best interests of, the Company and its stockholders and recommends that the stockholders of the Company vote to adopt the merger agreement.

THE MERGER (PAGE 23)

     The merger agreement is the legal document that governs the merger. In the merger, BancWest will merge into the Company and the Company will continue as the surviving corporation, but will change its name to "BancWest Corporation." BNP, the existing shareholder of BancWest, will receive a number of shares of Class A Common Stock in the merger equal to 45% of the total number of shares of Class A Common Stock and Common Stock of the Company that will be outstanding after the merger.

  TERMS OF THE CLASS A COMMON STOCK (PAGE 47)

          - Election of Directors. A share of Class A Common Stock is generally the same in all respects as a share of Common Stock except that the holders of the Class A Common Stock will have the right to elect a separate class of directors. The number of Class A directors will generally be comparable to the percentage of the total outstanding shares of Common Stock and Class A Common Stock of the Company represented by the outstanding shares of Class A Common Stock. Immediately after the closing of the merger, BNP will have the right to elect nine out of 20 directors (45% of the total Board). The Class A directors will generally have the same powers and duties as the Company's other directors, except for certain cases in which a vote of the Class A directors as a separate class is required.

          - Voting Rights. On all matters other than the election of directors the holders of Class A Common Stock will vote with the holders of the Common Stock, except that the Class A stockholders will vote as a separate class on certain major corporate transactions which have not been approved by two-thirds of the directors.

          - Conversion into Common Stock. Shares of Class A Common Stock may automatically convert into shares of Common Stock. This conversion will happen if such shares are transferred by BNP to a third party (other than affiliates of BNP or certain specified third parties who are approved by your Board and who agree to be bound by the standstill restrictions applicable to BNP described below). This conversion will also happen if the number of outstanding shares of Class A Common Stock no longer equals at least 10% of the total number of outstanding shares of Common Stock and Class A Common Stock. BNP also may choose to convert its shares of Class A Common Stock into Common Stock upon the occurrence of certain events.

  CONDITIONS TO THE MERGER (PAGE 39)

     The Company and BancWest will not complete the merger unless a number of conditions are met. These include:

          - adoption of the merger agreement by the stockholders of the Company;

          - receipt of required regulatory approvals;

          - absence of any court order prohibiting the merger;

          - receipt of opinions of counsel to both FHI and BancWest that the merger will qualify as a tax-free reorganization for Federal income tax purposes; and

          - concurrent closing of the merger of Pacific One Bank and Bank of the West.

     The Company or BancWest may waive, or give up, some of these conditions.

  TERMINATION OF THE MERGER AGREEMENT (PAGE 40)

     The Company and BancWest can mutually agree to terminate the merger agreement at any time.

     Either the Company or BancWest can terminate the merger agreement if:

          - the merger is not completed by March 31, 1999;

          - the Federal Reserve Board does not approve the merger or a governmental entity issues an order permanently prohibiting the merger or imposing a condition that would have a material adverse effect on the Company following the merger;

          - the other party materially breaches its representations, warranties or agreements in the merger agreement and fails to cure such breach within a specified time;

          - the Company's Board withdraws its approval of the merger or amends or modifies its approval in a way that is materially adverse to BancWest;

          - the Company's stockholders fail to adopt the merger agreement; or

          - the other party materially breaches its agreement not to solicit proposals from third parties for an acquisition by any such third party.

     The Company can terminate the merger agreement if, after receiving an unsolicited takeover proposal from a third party, the Company's Board determines that failure to terminate the merger agreement would violate its fiduciary duties under Delaware law. BancWest can terminate the merger agreement if a third party begins a tender offer for 50% or more of the Common Stock of the Company and the Company's Board recommends or fails to reject such offer within a specified time. BancWest can also terminate the merger agreement if the Company exercises its rights to furnish nonpublic information or access to or negotiate with a third party who has requested such information or access or has made an unsolicited takeover proposal, and the Company has not terminated such activities within 15 days.

  FEES AND EXPENSES (PAGE 42)

     The Company is required to pay BancWest a termination fee of $10 million and to reimburse BancWest for certain out-of-pocket expenses up to $3 million if:

          - the Company terminates the merger agreement because the Company's Board, after receiving an unsolicited takeover proposal from a third party, determines that failure to terminate the merger agreement would violate its fiduciary duties under Delaware law; or

          - BancWest terminates the merger agreement because the Company materially breaches its agreement not to solicit third party proposals for the acquisition of the Company or continues for more than 15 days to exercise its right to furnish nonpublic information or access to or negotiate with a third party who has requested such information or access or has made an unsolicited takeover proposal for the Company and, in either case, within one year of such termination, the Company enters into an agreement with respect to an acquisition transaction which is thereafter consummated.

     The Company is required to reimburse BancWest for certain out-of-pocket expenses up to $3 million if:

          - BancWest terminates the merger agreement because the Company's Board withdraws its approval of the merger or amends or modifies its approval in a way that is materially adverse to BancWest;

          - BancWest terminates the merger agreement because a third party begins a tender offer for 50% or more of the Common Stock of the Company and the Company's Board recommends or fails to reject such offer within a specified time; or

          - either party terminates the merger agreement because the Company's stockholders fail to adopt the merger agreement and either (i) at such time there is an offer from a third party to enter into an acquisition transaction with the Company or (ii) prior to the meeting of stockholders a court determines that the agreement of the Damon Estate trustees to vote their shares in favor of adopting the merger agreement is invalid and the trustees do not vote their shares for the adoption of the merger agreement.

     The Company is required to reimburse BancWest for certain out-of-pocket expenses up to $3 million if the merger agreement is terminated by BancWest because of a material breach by the Company of its representations, warranties or agreements in the merger agreement which goes uncured for a specified period of time. The Company is entitled to similar reimbursement from BancWest if the merger agreement is terminated by the Company because of material breaches by BancWest.

  INDEMNIFICATION (PAGE 44)

     At the same time the Company and BancWest signed the merger agreement, the Company and BNP entered into a side agreement which provides for indemnification by each party of the other in the event certain representations and warranties contained in the merger agreement or the side agreement are breached or if either party fails to perform certain agreements contained in the merger agreement or the side agreement. In the side agreement, BNP also agrees to indemnify the Company for certain taxes which may be payable by BancWest.

STANDSTILL AND GOVERNANCE AGREEMENT (PAGE 48)

     The Standstill and Governance Agreement is the legal document that will govern most aspects of the relationship between the Company and BNP following the merger. It is attached to this document as Exhibit C to Appendix I. We encourage you to read it carefully.

  STANDSTILL PERIOD (PAGE 48)

     Under the Standstill and Governance Agreement, during the four-year period immediately following the closing of the merger, BNP is prohibited from acquiring additional voting stock of the Company if such acquisition would result in BNP owning more than 45% of the outstanding capital stock of the Company. This standstill percentage will generally be reduced if BNP transfers or sells any Company stock. If BNP's ownership percentage decreases because the Company issues stock, BNP may purchase additional stock of the Company in the open market or in privately-negotiated transactions to maintain the ownership percentage it had before the Company issued additional stock. BNP does not have any rights to purchase additional shares directly from the Company. Alternatively, if BNP's ownership percentage increases above the then-applicable standstill percentage limitation because the Company repurchases stock, BNP will be required to sell shares of Company stock to the Company or in a registered public offering or in a sale pursuant to Rule 144 under the Securities Act of 1933.

     BNP will be entitled to acquire additional capital stock in excess of the then-applicable standstill percentage limitation if:

          - BNP puts new capital into the Company either in response to the requirements of applicable regulatory authorities or because the Company ceases to be "well-capitalized" under Federal banking regulations and such status is not restored in a twelve-month period, or

          - the Company is directed by a regulatory agency to increase its capital or becomes an institution in a "troubled" condition under Federal banking regulations.

     Following any purchase of shares pursuant to this exception, BNP may only purchase additional shares through a business combination proposal to acquire all outstanding shares at a price that is determined to be fair to the stockholders of the Company by an independent investment banking firm.

  EARLY RELEASE FROM STANDSTILL PROVISIONS (PAGE 49)

     The initial four-year standstill period could end early in certain cases, including if:

          - a third party begins a tender or exchange offer to buy more than 50% of the total voting power of the Company and the Company's Board does not both reject such offer and adopt a shareholder rights plan in response to such offer,

          - a third party becomes the owner of 25% of the total voting power of the Company, or

          - a third party becomes the owner of 20% of the total voting power of the Company and publicly discloses an intention to seek control of the Company.

     If BNP wishes to acquire additional shares of Common Stock because one of those events occurs, it may only do so by a tender or exchange offer to buy all outstanding shares of Common Stock or a confidential business combination proposal for all outstanding shares of Common Stock delivered to the Executive Committee of the Company's Board. The standstill restrictions will go back into effect if the circumstances described above no longer exist and BNP has not yet begun its own tender or exchange offer or submitted a business combination proposal.

  POST-STANDSTILL PROVISIONS (PAGE 50)

     The Standstill and Governance Agreement provides that after the initial four-year standstill period and until either BNP owns less than 10% of the total outstanding shares of Common Stock and Class A Common Stock or BNP has become the owner of substantially all of the outstanding Common Stock, BNP may not:

          - take any action resulting in a majority of the Company's Board being made up of persons nominated by BNP,

          - acquire ownership of securities that would cause its ownership percentage to be greater than the ownership percentage in effect at the end of the initial four-year standstill period, or

          - take any other action that would result in an increase in its ownership percentage or in a material transaction with the Company, except by a transaction approved by the Company's Board after following certain procedures spelled out in the Standstill and Governance Agreement.

  OTHER STANDSTILL PROVISIONS (PAGE 51)

     During the initial four-year standstill period, BNP may not take certain actions, including: (i) initiating, or soliciting Company stockholders for the approval of, any stockholder proposals, (ii) seeking the election of any person to the Company's Board (other than Class A directors) or the removal from the Board of any non-Class A director, (iii) proposing, assisting any person in connection with, or publicly announcing its willingness to engage in, a merger or other business combination or change of control transaction relating to the Company, (iv) attempting to exercise control over the Company or the Company's Board (other than through its representation on the Board), (v) forming or participating in a "group" (as defined in the Securities Exchange Act of 1934) in order to purchase, vote or sell Company securities, or (vi) requesting the Company to waive or amend any provisions of the Standstill and Governance Agreement.

     After the initial four-year standstill period, BNP may contact or respond to contacts from other stockholders of the Company about the business of the Company on a confidential basis but, during the first four years after the end of the initial four-year standstill period, BNP may not: (i) solicit proxies for the election of directors or for stockholder proposals that are not recommended by the Company's Board,

(ii) make or submit any proposal to the stockholders of the Company that is opposed by the Company's Board, (iii) make certain types of public statements about plans inconsistent with its standstill agreements or of its intention to dispose of or purchase additional Company stock (except if legally required),
(iv) form a group to cause a change of control of the Company, or (v) publicly request the Company to give up rights under the Standstill and Governance Agreement.

  EXCEPTIONS TO STANDSTILL PROVISIONS (PAGE 53)

     The Standstill and Governance Agreement allows BNP to make a business combination proposal for the Company on a confidential basis to the Executive Committee of the Company's Board. The Standstill and Governance Agreement also specifies certain procedures to be followed with respect to the evaluation by the Company of such proposal. In addition, if the Company's Board determines to sell the Company, BNP will have the right to participate in the process as a potential bidder.

  TRANSFER RESTRICTIONS (PAGE 53)

     The Standstill and Governance Agreement limits BNP's ability to transfer Class A Common Stock to another party, other than BNP's affiliates. These restrictions remain in place for eighteen months after the closing. During the following six months, BNP may only transfer shares in limited amounts pursuant to Rule 144 under the Securities Act of 1933. After the second anniversary of the closing, the only permitted transfers will be transfers (i) pursuant to a registered public offering, (ii) pursuant to Rule 144 under the Securities Act of 1933, (iii) in a tender or exchange offer approved by the Company's Board,
(iv) of up to 4.9% of the total outstanding equity securities of the Company to certain institutional investors (but no more than once every twelve months), (v) to certain institutional investors approved by the Company's Board and who agree to be bound by the limitations contained in the Standstill and Governance Agreement applicable to BNP, and (vi) pursuant to certain pledges to certain institutional investors to secure BNP's borrowings.

  REGISTRATION RIGHTS (PAGE 54)

     At the closing of the merger, the Company and BNP will enter into a registration rights agreement. BNP will have the right to require the Company to register the Company shares owned by BNP for sale under the Securities Act of 1933 on up to five occasions. BNP will also generally have the right to "piggy-back" registration of its shares whenever the Company registers Company shares under the Securities Act of 1933. BNP will be limited as to the frequency with which it may exercise such rights. The agreement will also contain other provisions that are customary for such agreements.

CHARTER AMENDMENTS (PAGE 55)

     In the merger, certain amendments will be made to the Company's certificate of incorporation. Such amendments include: (i) changing the name of the Company to "BancWest Corporation," (ii) increasing the number of authorized shares of capital stock of the Company and changing the par value of such shares of capital stock, (iii) establishing the terms of the Class A Common Stock which include the right to elect a number of directors to the Board of Directors of the Company and class voting rights under certain circumstances, (iv) increasing the minimum number of directors from three to seven and providing that the Company's Board set the number of directors, (v) eliminating the preemptive rights provisions of the certificate of incorporation, (vi) moving to the certificate of incorporation (from the by-laws of the Company) certain provisions relating to the classified Board of Directors, (vii) providing for certain nominating procedures with respect to successors to the chief executive officer and chief operating officer of the Company, and (viii) requiring a two-thirds vote of the entire Board of Directors of the Company to amend certain parts of the by-laws (mainly those about the governance arrangements with BNP).

BY-LAW AMENDMENTS (PAGE 58)

     In the merger, certain amendments will be made to the by-laws of the Company, including: (i) moving the provisions regarding a classified board to the certificate of incorporation (where they typically are located) and eliminating the provisions regarding removal of directors by stockholders without cause or by other directors; (ii) reflecting the establishment of the Class A Common Stock and the Class A directors; (iii) requiring that directors be notified at least five days in advance of all Board or committee meetings, unless such requirement is waived by a majority of each of the Class A directors and the non-Class A directors (in which case 24 hours' notice would be required); (iv) requiring that stockholder nominations for non-Class A directors and other proposals by Company stockholders for consideration at the Company's annual meetings be received between 70 and 90 days in advance of each annual meeting; (v) granting to the Company's Board or to the Chairman of the Company's Board full discretion to set the date of each annual meeting; (vi) increasing the vote required to call a special meeting of stockholders to not less than a majority of the outstanding shares of the Company's voting stock and providing that no business may be brought before such meeting except as set forth in the notice of such meeting; (vii) providing that the Chairman of the Company's Board may adjourn any meeting held for the purpose of electing directors; (viii) permitting the Company's Board to establish rules and regulations for the conduct of stockholder meetings as it deems appropriate; (ix) requiring that a quorum of the Company's Board, in addition to the requirements of Delaware law, include a majority of the non-Class A directors; (x) providing that no action may be taken at a board meeting with respect to an item not on an agenda distributed in advance of the meeting if a majority of either the Class A or non-Class A directors present at such meeting objects to the taking of such action; (xi) requiring that any action taken by the Executive Committee of the Company's Board must have the unanimous approval of all members of the committee; and (xii) revising the indemnification provisions and the provisions regarding the setting of a record date to conform with various Delaware law changes. In addition, the by-laws will be amended to provide that certain distributions or dividends of securities or other property, repurchases of shares and decisions to consent to or enter into any cease and desist order or other agreements with regulatory authorities will require the vote of two-thirds of the directors constituting the authorized number of directors.

FAIRNESS OPINION (PAGE 26)

     In deciding to approve the merger, the Board of Directors considered the opinion of Goldman, Sachs & Co. as to the fairness from a financial point of view to the holders of the Company's Common Stock of the conversion of the shares of common stock of BancWest into Class A Common Stock representing 45% of the common equity of the Company following the merger. The written opinion of Goldman Sachs, dated the date of this Proxy Statement, is attached as Appendix III to this document and a summary of such opinion and the presentation made to the Company's Board is contained in this document.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 32)

     When considering the Board's recommendation that the Company's stockholders adopt the merger agreement, you should be aware that the merger will create certain rights and financial benefits under the Company's long-term incentive plan for a number of the Company's officers, including some officers who are directors. The Company has amended its long-term incentive plan to reduce the benefits that would otherwise be awarded because of the merger, subject to obtaining the consent of the participants in the plan. Also, the merger will create rights for certain officers under certain of the Company's other employee benefit plans.

REGULATORY APPROVALS REQUIRED (PAGE 31)

     The merger requires the prior approval of the Federal Reserve Board and approvals by, or notices to, the banking authorities of California, Hawaii, Oregon and Washington. The merger of Pacific One Bank and Bank of the West requires the prior approval of the Federal Deposit Insurance Corporation and the banking authorities of California and Oregon. The merger of these two banking subsidiaries is a condition to the closing of the merger of the Company and BancWest.

ACCOUNTING TREATMENT (PAGE 34)

     The merger will be accounted for using the purchase method of accounting.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES (PAGE 34)

     The merger is intended to be a tax-free reorganization so that no gain or loss will be recognized by either the Company or BancWest or their respective stockholders for Federal income tax purposes.

NO APPRAISAL RIGHTS (PAGE 35)

     Under the Delaware General Corporation Law the Company's stockholders are not entitled to appraisal rights in connection with the merger and the issuance of the shares of Class A Common Stock to BNP.

                              FIRST HAWAIIAN, INC.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth certain selected historical financial data of the Company and is based on the consolidated financial statements of the Company, including the respective notes thereto, incorporated by reference in this Proxy Statement and should be read in conjunction therewith. See "WHERE YOU CAN FIND MORE INFORMATION". Interim unaudited data for the three months ended March 31, 1998 and 1997 reflect, in the opinion of management of the Company, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the three months ended March 31, 1998 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                                      AS OF OR FOR THE
                                        THREE MONTHS
                                       ENDED MARCH 31,           AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                     -------------------   ----------------------------------------------------
                                       1998       1997       1997       1996       1995       1994       1993
                                     --------   --------   --------   --------   --------   --------   --------
                                         (UNAUDITED)
                                                                   (IN THOUSANDS)
INCOME STATEMENTS:
Total interest income..............  $151,323   $145,395   $592,483   $574,140   $559,957   $475,760   $428,931
Total interest expense.............    65,745     62,881    258,011    252,795    265,297    179,688    150,709
                                     --------   --------   --------   --------   --------   --------   --------
Net interest income................    85,578     82,514    334,472    321,345    294,660    296,072    278,222
Provision for loan losses..........     4,396      3,752     17,211     23,627     38,107     22,922     13,262
Total noninterest income...........    25,607     23,854     98,513     87,455     82,106     75,512     69,845
        Total noninterest
          expense..................    73,637     73,010    292,210    269,339    216,521    237,161    215,700
                                     --------   --------   --------   --------   --------   --------   --------
Income before income taxes and
  cumulative effect of a change in
  accounting principle.............    33,152     29,606    123,564    115,834    122,138    111,501    119,105
Income taxes.......................    11,924      9,090     39,303     35,538     45,133     38,990     40,898
                                     --------   --------   --------   --------   --------   --------   --------
Income before cumulative effect of
  a change in accounting
  principle........................    21,228     20,516     84,261     80,296     77,005     72,511     78,207
Cumulative effect of a change in
  accounting principle.............        --         --         --         --         --         --      3,650
                                     --------   --------   --------   --------   --------   --------   --------
Net income.........................  $ 21,228   $ 20,516   $ 84,261   $ 80,296   $ 77,005   $ 72,511   $ 81,857
                                     ========   ========   ========   ========   ========   ========   ========
COMMON STOCK DATA:
Per share:
  Basic:
    Income before cumulative effect
      of a change in accounting
      principle....................  $    .68   $    .65   $   2.66   $   2.56   $   2.43   $   2.25   $   2.41
    Earnings.......................       .68        .65       2.66       2.56       2.43       2.25       2.52
    Cash earnings(1)...............       .73        .69       2.85       2.74       2.55       2.37       2.61
  Diluted:
    Income before cumulative effect
      of a change in accounting
      principle....................       .68        .64       2.64       2.55       2.43       2.25       2.41
    Earnings.......................       .68        .64       2.64       2.55       2.43       2.25       2.52
    Cash earnings(1)...............       .73        .69       2.83       2.74       2.55       2.37       2.61
  Cash dividends...................       .31        .31       1.24       1.20       1.18       1.18       1.14
  Book value (at period end).......     23.64      22.52      23.34      22.22      20.86      19.61      18.69
  Market price (at period end).....     40.00      31.12      39.75      35.00      30.00      23.75      24.75
Average shares outstanding (in
  thousands).......................    31,176     31,776     31,726     31,399     31,735     32,259     32,505

                                      AS OF OR FOR THE
                                        THREE MONTHS
                                       ENDED MARCH 31,           AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                     -------------------   ----------------------------------------------------
                                       1998       1997       1997       1996       1995       1994       1993
                                     --------   --------   --------   --------   --------   --------   --------
                                         (UNAUDITED)
                                                                   (IN MILLIONS)
BALANCE SHEETS:
Average balances:
  Total assets.....................  $  8,013   $  7,993   $  7,918   $  7,755   $  7,528   $  7,200   $  6,755
  Total earning assets.............     7,231      7,177      7,128      7,071      6,876      6,558      6,106
  Loans............................     6,212      5,860      5,980      5,510      5,461      5,172      4,619
  Deposits.........................     6,045      5,869      5,903      5,618      5,178      5,282      5,069
  Long-term debt and capital
    securities.....................       318        222        270        249        230        213        128
  Stockholders' equity.............       731        710        726        676        640        618        584
At period end:
  Total assets.....................  $  8,131   $  8,095   $  8,093   $  8,002   $  7,565   $  7,535   $  7,269
  Loans............................     6,294      5,947      6,239      5,807      5,260      5,534      5,067
  Deposits.........................     6,138      5,950      6,089      5,937      5,358      5,152      5,220
  Long-term debt and capital
    securities.....................       317        246        319        206        239        219        222
  Stockholders' equity.............       736        716        732        706        650        628        608

SELECTED RATIOS:                        (ANNUALIZED)
Return on average:
  Total assets.....................      1.07%      1.04%      1.06%      1.04%      1.02%      1.01%      1.21%
  Total stockholders' equity.......     11.78      11.72      11.61      11.88      12.03      11.73      14.01
Dividend payout ratio..............     45.59      47.69      46.62      46.68      48.56      52.44      45.04
Average stockholders' equity to
  average total assets.............      9.12       8.88       9.17       8.72       8.50       8.58       8.65
Net interest margin................      4.80       4.68       4.70       4.57       4.36       4.63       4.69
At period end:
  Risk-based capital ratios:
    Tier 1.........................      9.54       8.41       9.51       8.42       9.03       9.31       9.80
    Total..........................     11.83      11.20      11.81      11.26      11.56      12.06      12.84
  Tier 1 leverage ratio............      9.13       7.50       9.14       7.32       7.72       7.51       7.45
  Allowance for loan losses to
    total loans....................      1.32       1.43       1.32       1.47       1.50       1.11       1.23
  Nonperforming assets to total
    loans and other real estate
    owned..........................      1.41       1.83       1.38       1.68       1.75       1.14       1.44
  Allowance for loan losses to
    nonperforming loans............      1.44x      1.00x      1.49x      1.18x       .95x      1.04x      1.03x

---------------
(1) Cash earnings per share (which is unaudited) is defined as earnings per share in accordance with generally accepted accounting principles plus the after-tax amortization of intangibles that are deducted from regulatory capital for risk-based capital purposes.

                              BANCWEST CORPORATION

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth certain selected historical financial data of BancWest and is based on the consolidated financial statements of BancWest, including the respective notes thereto, included elsewhere herein and should be read in conjunction therewith. See "CONSOLIDATED FINANCIAL STATEMENTS OF BANCWEST CORPORATION AND SUBSIDIARY" included elsewhere herein. Interim unaudited data for the three months ended March 31, 1998 and 1997 reflect, in the opinion of management of BancWest, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the three months ended March 31, 1998 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                                       AS OF OR FOR THE
                                         THREE MONTHS
                                       ENDED MARCH 31,           AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                      ------------------   ----------------------------------------------------
                                        1998      1997       1997       1996       1995       1994       1993
                                      --------   -------   --------   --------   --------   --------   --------
                                         (UNAUDITED)
                                                                   (IN THOUSANDS)
INCOME STATEMENTS:
Total interest income...............  $105,928   $95,434   $405,522   $352,947   $307,719   $272,336   $260,229
Total interest expense..............    43,180    37,606    163,022    139,090    124,854     88,908     81,883
                                      --------   -------   --------   --------   --------   --------   --------
Net interest income.................    62,748    57,828    242,500    213,857    182,865    183,428    178,346
Provision for loan and lease
  losses............................     5,000     4,000     19,750     16,500     14,500     12,950     17,550
Total noninterest income............    13,664     9,481     45,353     36,240     32,237     32,238     38,313
Total noninterest expense...........    43,957    38,953    160,531    164,655    146,575    151,438    158,614
                                      --------   -------   --------   --------   --------   --------   --------
Income before income taxes and
  cumulative effect of a change in
  accounting principle..............    27,455    24,356    107,572     68,942     54,027     51,278     40,495
Income taxes........................    10,387    10,141     44,714     25,139     21,970     20,742     16,334
                                      --------   -------   --------   --------   --------   --------   --------
Income before cumulative effect of a
  change in accounting principle....    17,068    14,215     62,858     43,803     32,057     30,536     24,161
Cumulative effect of a change in
  accounting principle..............        --        --         --         --         --         --      1,900
                                      --------   -------   --------   --------   --------   --------   --------
Net income..........................  $ 17,068   $14,215   $ 62,858   $ 43,803   $ 32,057   $ 30,536   $ 26,061
                                      ========   =======   ========   ========   ========   ========   ========
COMMON STOCK DATA:
Per share:
  Basic:
    Income before cumulative effect
      of a change in accounting
      principle.....................  $   8.89   $  7.69   $  33.29   $  25.15   $  21.61   $  20.59   $  16.11
    Earnings........................      8.89      7.69      33.29      25.15      21.61      20.59      17.45
    Cash earnings(1)................      9.57      8.29      35.75      27.47      23.79      22.57      19.19
  Diluted:
    Income before cumulative effect
      of a change in accounting
      principle.....................      8.89      7.69      33.29      25.15      21.61      20.59      16.11
    Earnings........................      8.89      7.69      33.29      25.15      21.61      20.59      17.45
    Cash earnings(1)................      9.57      8.29      35.75      27.47      23.79      22.57      19.19
  Cash dividends....................        --        --      11.30         --       7.71         --         --
  Book value (at period end)........    227.96    216.81     219.27     209.94     207.56     195.87     192.65
  Market price (at period end)......       N/A       N/A        N/A        N/A        N/A        N/A        N/A
Average shares outstanding (in
  thousands)........................     1,733     1,632      1,687      1,545      1,426      1,424      1,424

                                       AS OF OR FOR THE
                                         THREE MONTHS
                                       ENDED MARCH 31,           AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                      ------------------   ----------------------------------------------------
                                        1998      1997       1997       1996       1995       1994       1993
                                      --------   -------   --------   --------   --------   --------   --------
                                         (UNAUDITED)
                                                                    (IN MILLIONS)
BALANCE SHEETS:
Average balances:
  Total assets......................  $  5,649   $ 5,055   $  5,317   $  4,687   $  4,121   $  3,859   $  3,665
  Total earning assets..............     5,293     4,721      4,968      4,335      3,793      3,513      3,297
  Loans and leases..................     4,419     3,799      4,057      3,429      2,786      2,503      2,349
  Deposits..........................     4,576     4,170      4,333      3,861      3,402      3,172      3,078
  Long-term debt....................       310       162        247         70         51         71         72
  Stockholder's equity..............       485       444        456        393        317        305        281
At period end:
  Total assets......................  $  5,769   $ 5,277   $  5,643   $  5,072   $  4,382   $  4,069   $  3,691
  Loans and leases..................     4,474     3,858      4,344      3,772      3,002      2,642      2,383
  Deposits..........................     4,678     4,341      4,573      4,182      3,624      3,388      3,159
  Long-term debt....................       310       162        310        162         50         50         70
  Stockholder's equity..............       490       449        475        438        327        299        294

SELECTED RATIOS:                         (ANNUALIZED)
Return on average:
  Total assets......................      1.23%     1.14%      1.18%       .93%       .78%        79%       .71%
  Total stockholder's equity........     14.27     12.99      13.77      11.14      10.12      10.00       9.28
  Total common equity...............     16.06     14.63      15.57      12.08      10.33      10.27       9.54
Dividend payout ratio...............        --        --      33.94         --      35.68         --         --
Average stockholder's equity to
  average total assets..............      8.59      8.78       8.58       8.39       7.69       7.91       7.66
Net interest margin.................      4.81      4.97       4.88       4.94       4.83       5.23       5.41
At period end:
  Risk-based capital ratios:
    Tier 1..........................      8.97      9.66       8.88       9.56       8.20       8.34       8.76
    Total...........................     10.88     12.00      10.80      11.93      10.78      11.04      12.17
  Tier 1 leverage ratio.............      7.50      7.84       7.42       7.70       6.45       6.31       6.86
  Allowance for loan and lease
    losses to total loans and
    leases..........................      1.18      1.24       1.19       1.24       1.26       1.23       1.15
  Nonperforming assets to total
    loans and leases and other real
    estate owned....................       .60       .91        .82        .91       1.39       1.54       3.74
  Allowance for loan and lease
    losses to nonperforming loans
    and leases......................      2.80x     1.82x      1.98x      1.85x      1.20x      1.26x       .49x

---------------
(1) Cash earnings per share (which is unaudited) is defined as earnings per share in accordance with generally accepted accounting principles plus the after-tax amortization of intangibles that are deducted from regulatory capital for risk-based capital purposes.

          SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following tables set forth selected unaudited pro forma combined financial information for the Company and BancWest giving effect to the merger.

     The pro forma amounts included in the table below assume completion of the merger and are based on the purchase method of accounting, a preliminary determination and allocation of the total purchase price and the assumptions described under "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION." The information set forth below should be read in conjunction with the historical financial information and the unaudited pro forma combined financial statements and respective notes thereto appearing elsewhere in this Proxy Statement or incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION" and "CONSOLIDATED FINANCIAL STATEMENTS OF BANCWEST CORPORATION AND SUBSIDIARY" included elsewhere herein. The pro forma financial information does not give effect to the anticipated cost savings and revenue enhancements in connection with the merger. See "DIRECTORS, MANAGEMENT AND OPERATIONS FOLLOWING THE
MERGER -- Operations Following the Merger." The pro forma financial information may not be indicative of the combined results that actually would have occurred had the merger been consummated on the dates indicated or which may be obtained in the future.

                                                               THREE MONTHS       YEAR ENDED
                                                              ENDED MARCH 31,    DECEMBER 31,
                                                                   1998              1997
                                                              ---------------    ------------
                                                                  (DOLLARS IN THOUSANDS)
COMBINED STATEMENT OF INCOME:
Net interest income.........................................     $148,326          $576,972
Provision for loan losses...................................        9,396            36,961
Noninterest income..........................................       39,271           143,866
Noninterest expense.........................................      125,070           483,267
                                                                 --------          --------
  Income before income taxes................................       53,131           200,610
Income taxes................................................       22,311            84,017
                                                                 --------          --------
  Net Income................................................     $ 30,820          $116,593
                                                                 ========          ========
PERFORMANCE RATIOS:
Return on average total assets..............................          .88%              .85%
Return on average stockholders' equity......................         7.18%             6.83%
Net interest margin.........................................         4.81%             4.77%

                                                                  MARCH 31, 1998
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
COMBINED BALANCE SHEET:
ASSETS:
Investment securities.......................................       $ 1,576,776
Loans, net of allowance.....................................        10,631,621
Other earning assets........................................           315,662
Cash and due from banks.....................................           524,375
Other assets................................................         1,354,899
                                                                   -----------
  Total Assets..............................................       $14,403,333
                                                                   ===========

                                                                  MARCH 31, 1998
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits....................................................       $10,816,573
Short-term borrowings.......................................           881,386
Other liabilities...........................................           379,805
Long-term debt..............................................           626,680
                                                                   -----------
  Total Liabilities.........................................        12,704,444
Total Stockholders' Equity..................................         1,698,889
                                                                   -----------
  Total Liabilities and Stockholders' Equity................       $14,403,333
                                                                   ===========
CAPITAL RATIOS:
Risk-based capital ratios:
  Tier 1....................................................              8.45%
  Total Capital.............................................             10.61%
Tier 1 leverage ratio.......................................              7.66%

ASSET QUALITY RATIOS:
Allowance for loan losses to total loans....................              1.26%
Nonperforming assets to total loans and other real estate
  owned.....................................................              1.08%
Allowance for loan losses to nonperforming loans............              1.77x

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     The Common Stock is listed on the Nasdaq Stock Market ("Nasdaq") under the symbol "FHWN". The table below sets forth, for the calendar quarters indicated, the reported high and low sale prices of the Common Stock as reported by Nasdaq, in each case based on published financial sources, and the cash dividends paid on such stock.

                                                              MARKET PRICE     DIVIDENDS PAID
                                                              -------------    --------------
                                                              HIGH     LOW
                                                              -----    ----
1995
First Quarter...............................................   $27     $23         $.295
Second Quarter..............................................    28      24 1/2      .295
Third Quarter...............................................    31 1/4  24 3/4      .295
Fourth Quarter..............................................    30 1/4  27 7/8      .295
1996
First Quarter...............................................    30      26          .295
Second Quarter..............................................    29 3/4  26 1/2      .295
Third Quarter...............................................    31      25 3/4      .295
Fourth Quarter..............................................    36 3/4  29 1/4      .310
1997
First Quarter...............................................    36      30 1/2      .310
Second Quarter..............................................    35 3/4  28 5/8      .310
Third Quarter...............................................    40 3/4  33 5/8      .310
Fourth Quarter..............................................    43 7/8  36          .310
1998
First Quarter...............................................    42      34 5/8      .310
Second Quarter..............................................    41      34 5/16      .310
Third Quarter (through July 16).............................    38      35 5/8        --

     On May 27, 1998, the last full trading day prior to the execution and delivery of the merger agreement and the public announcement thereof, the Common Stock closed at $36 3/4 per share. On July 16, 1998, the last trading day before the date of this Proxy Statement, the Common Stock closed at $37 per share.

     Management expects no changes in the Company's dividend policies before the merger. The current quarterly dividend rate on the Common Stock is $0.31 per share.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     This Proxy Statement contains forward-looking statements with respect to the financial conditions, results of operations and businesses of the Company and BancWest and, assuming the consummation of the merger, the combined company following the merger including statements relating to: (a) the cost savings and accretion/dilution to reported earnings that are expected to be realized from the merger; (b) the anticipated impact on revenues of the merger, and (c) the restructuring charges expected to be incurred in connection with the merger. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) expected cost savings from the merger cannot be fully realized or realized within the expected time frame; (2) revenues following the merger are lower than expected or deposit attrition, operating costs or customer loss and business disruption following the merger may be greater than expected; (3) competitive pressures among depository and other financial services companies increase significantly; (4) costs or difficulties related to the integration of the businesses of the Company and BancWest are greater than expected; (5) changes in the interest rate environment reduce interest margins, cause an increase in the prepayment rate on mortgages and other loans or reduce the demand for new loans; (6) general economic or business conditions, either internationally or nationally or in the states in which the combined company will be doing business, are less favorable than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; (7) legislation or regulatory requirements or changes adversely affect the businesses in which the combined company would be engaged; or (8) technology-related changes may be harder to make or more expensive than expected.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE

     A special meeting (the "Special Meeting") of the stockholders of First Hawaiian, Inc. (the "Company") will be held in the 30th Floor Board Room at First Hawaiian Center, 999 Bishop Street, Honolulu, Hawaii, on Friday, August 28, 1998, at 9:30 o'clock A.M., local time.

PURPOSE OF THE SPECIAL MEETING

     At the Special Meeting, holders of shares of common stock, par value $5.00 per share, of the Company (the "Common Stock") will consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of May 28, 1998 (the "Merger Agreement"), between the Company and BancWest Corporation ("BancWest") providing for, among other things, the merger (the "Merger") of BancWest with and into the Company, the conversion of the outstanding shares of common stock, without par value, of BancWest (the "BancWest Common Stock"), all of which are currently owned by Banque Nationale de Paris ( "BNP"), into shares of Class A Common Stock, par value $1.00 per share, of the Company (the "Class A Common Stock") equal to 45% of the total number of shares of Common Stock and Class A Common Stock that will be outstanding after the Merger, and certain amendments to the Certificate of Incorporation of the Company (the "FHI Certificate") and by-laws (the "By-Laws"). See "THE MERGER" and "THE MERGER AGREEMENT."

     THE BOARD OF DIRECTORS OF THE COMPANY HAS, BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT, APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE; QUORUM

     Only holders of record of Common Stock at the close of business on July 15, 1998 (the "Record Date") are entitled to notice of and will be entitled to vote at the Special Meeting. As of the Record Date, there were 31,139,428 shares of Common Stock issued and outstanding and entitled to vote at the Special Meeting and held by approximately 4,782 holders of record.

     The required quorum for the transaction of business at the Special Meeting is a majority of the outstanding shares of Common Stock issued and outstanding on the Record Date, which shares may be present in person or represented by proxy.

VOTE REQUIRED

     The adoption of the Merger Agreement will require the affirmative vote of the holders of record of a majority of the outstanding shares of Common Stock on the Record Date.

     Holders of record of Common Stock on the Record Date are each entitled to one vote per share on each matter to be voted on at the Special Meeting.

     Pursuant to a stockholder agreement between the Trustees of the Damon Estate and BNP (the "Stockholder Agreement"), the Trustees of the Damon Estate have agreed to vote the shares of Common Stock held by the Damon Estate in favor of the adoption of the Merger Agreement. As of the Record Date, such shares represented 25.37% of the total voting power of the Company. See "OTHER AGREEMENTS -- Stockholder Agreement."

     As of the Record Date, directors and executive officers of the Company beneficially owned and were entitled to vote 8,595,945 shares of Common Stock (including shares held by the Trustees of the Damon Estate), representing approximately 27.60% of the outstanding shares of Common Stock on the Record Date. Each director has indicated his or her present intention to vote the Common Stock so owned by him or her for the adoption of the Merger Agreement. In addition, as of the Record Date, the Company's banking subsidiaries, as fiduciaries, custodians or agents, held a total of 2,498,708 shares of Common Stock, representing approximately 8.02% of the outstanding shares of Common Stock on the Record Date.

VOTING OF PROXIES

     The proxy accompanying this proxy statement (this "Proxy Statement") is solicited on behalf of the Board of Directors of the Company (the "Board" or the "Board of Directors") for use at the Special Meeting. Please complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to the Company. All proxies that are properly executed and returned, and that are not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR ADOPTION OF THE MERGER AGREEMENT.

     For voting purposes at the Special Meeting, only shares affirmatively voted in favor of adoption of the Merger Agreement will be counted as favorable votes for such adoption. THE FAILURE TO SUBMIT A PROXY (OR TO VOTE IN PERSON) OR THE ABSTENTION FROM VOTING WITH RESPECT TO ADOPTION OF THE MERGER AGREEMENT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST SUCH ADOPTION. Any "broker nonvotes" (i.e., shares held by a broker or nominee which are represented at the Special Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal), like abstentions, will be counted as a vote against adoption of the Merger Agreement.

     The management of the Company is not aware of any matters to be voted on at the Special Meeting other than the adoption of the Merger Agreement. If other matters should properly come before the Special Meeting, the proxy holders will vote on such matters in accordance with their judgment.

     The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the Special Meeting to permit further solicitations of proxies in favor of any proposal; provided, however, that no proxy which is voted against the adoption of the Merger Agreement will be voted in favor of any such adjournment.

REVOCABILITY OF PROXIES

     Any holder of Common Stock of the Company may revoke a proxy at any time before it is voted by filing with the Secretary of the Company a duly executed revocation of proxy, by submitting a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not by itself constitute revocation of a proxy.

SOLICITATION OF PROXIES

     All expenses of the Company's solicitation of proxies, including the cost of mailing this Proxy Statement to the Company stockholders, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited from the Company stockholders by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company has retained MacKenzie Partners, Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the Special Meeting at a cost of approximately $5,000 plus reimbursement of reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

                                   THE MERGER

GENERAL

     The Board of Directors has approved the Merger Agreement, which provides for the Merger, with the Company as the surviving corporation (the "Surviving Corporation"). This section of the Proxy Statement describes certain aspects of the Merger, including the background of the Merger and the Company's reasons for the Merger.

BACKGROUND OF THE MERGER

     Since the early 1990's, the Company has pursued a strategy focused on expanding and diversifying its operations both geographically and by product line. The Company believes that this strategy is key to enhancing long-term stockholder value by diversifying geographic risk (particularly in light of the slow and inconsistent recovery of the Hawaii economy from its 1991 recession), spreading the increasing costs of technology over a larger asset and customer base, and providing opportunities for cost savings and efficiency gains through elimination of overlapping operating functions. As part of this strategy, in 1996 the Company acquired 31 branches and nearly $700 million in deposits in the Pacific Northwest from U.S. Bancorp and West One Bancorp (which were being divested in connection with the merger of those companies), and also acquired ANB Financial Corporation, a bank holding company headquartered in Kennewick, Washington, thereby giving the Company a significant operational base on the West Coast from which to expand its mainland operations. In addition, the Company established indirect auto loan centers in Southern California and Oregon in order to expand its operations in this product line.

     During the course of 1997 management of the Company, with the assistance of Goldman, Sachs & Co. ("Goldman Sachs"), its financial advisor, actively reviewed a variety of possible business combination transactions with a number of mainland West Coast financial institutions, including Bank of the West, as well as the other strategic alternatives likely to be available to the Company. The Company's analysis indicated that Bank of the West and the Company were comparable in size, performance and business strategies with contiguous, but not overlapping, geographic markets, and that a business combination could result in increased value to the stockholders of each. The Company, through its financial advisor, contacted the management of BNP to ascertain BNP's interest as sole stockholder of BancWest in discussing a sale or a strategic business combination between Bank of the West and the Company. However, BNP decided not to pursue discussions at that time.

     In late 1997 and early 1998, BNP and BancWest conducted their own review of strategic alternatives. Based on this review and the Company's previous expression of interest in a strategic alliance with BancWest, Don J. McGrath, president and chief executive officer of BancWest, contacted Walter A. Dods, Jr., chairman and chief executive officer of the Company, in February 1998 to discuss the possibility of a transaction between the Company and BancWest. As a result of these discussions, Mr. Dods and Mr. McGrath concluded that in light of the compatibility of strategic direction, size, culture and business focus of the two companies, it would be in the best interests of their respective stockholders to pursue further discussions regarding a possible strategic business combination.

     During the next three months, detailed discussions took place between the managements of the Company and BancWest and their respective legal and financial advisors regarding a possible business combination between the two companies, including the operational and strategic benefits that could be realized as a result of such a transaction and the terms and conditions on which such a transaction could be effected, including terms related to the ownership interest that BNP would have in the combined company.

     During the period between May 8th and May 11th, each of BancWest's and the Company's senior management and representatives of its legal and financial advisors conducted on-site financial and legal due diligence reviews of the other company.

     On May 21, 1998, the Company's Board met to discuss the proposed Merger. Board members were briefed on the discussions to date with BancWest and BNP and reviewed management's due diligence findings concerning BancWest and management's evaluation of the possible strategic and financial benefits of the proposed Merger as well as the alternatives to the Merger likely to be available to the Company. The Board also received a presentation by Goldman Sachs on the financial aspects of the proposed combination with BancWest and a review by the Company's legal advisors of the terms of the Merger Agreement, the Standstill and Governance Agreement and related matters, as well as the legal standards applicable to the Board's decision to approve the Merger. Following a lengthy discussion regarding the proposed transaction, the Board authorized Mr. Dods and senior management of the Company to continue discussions with BancWest and BNP with a view to finalizing a proposed transaction for consideration by the Company at a subsequent meeting.

     During the next week, representatives of the Company, BancWest, BNP and their respective legal counsel had numerous telephonic discussions to negotiate the terms of the Merger Agreement, the Standstill and Governance Agreement and the related transaction agreements (including the FHI Certificate and the By-Laws).

     The boards of directors of BNP and BancWest met to consider the proposed Merger on May 28, 1998. At such meetings, the board of directors of BNP unanimously approved the proposed Merger and the board of directors of BancWest unanimously approved the proposed Merger and the terms of the Merger Agreement.

     Also, on May 28, 1998, the Board of Directors of the Company met to consider the proposed Merger. At the Board meeting, members of the Company's senior management and its legal and financial advisors made further presentations and reviewed the matters set forth under "-- Recommendation of the Board; Reasons for the Merger." The terms of the definitive Merger Agreement were reviewed with the directors, including any significant changes in the terms since the May 21 Board meeting. Goldman Sachs rendered its oral opinion, confirmed by a subsequent written opinion dated May 28, 1998, that as of that date, the conversion of the BancWest Common Stock into shares of Class A Common Stock equal to 45% of the outstanding common equity of the Company following the Merger was fair from a financial point of view to the Company's stockholders. After discussion and consideration, the Company's Board of Directors voted unanimously (with one director not present) to approve the Merger and the Merger Agreement. The director who was not able to attend the May 28 Board meeting subsequently indicated to the Company his approval of the Merger and the Merger Agreement.

     The Merger Agreement was signed by the parties later on May 28, 1998 and then was publicly announced.

RECOMMENDATION OF THE BOARD; REASONS FOR THE MERGER

     At a special meeting on May 28, 1998, the Company's Board determined that the Merger Agreement and the transactions contemplated thereby were fair to, and in the best interests of, the Company and its stockholders. Accordingly, at such meeting the Board, by a unanimous vote of all directors present, approved the Merger Agreement and directed that the Merger Agreement be submitted to the Company's stockholders for adoption.

     The Board believes that the Merger represents a unique opportunity to transform the Company into a diversified regional financial services institution large enough to compete in the modern banking environment, yet able to retain its community banking focus on individual service.

     In reaching its conclusions, the Board considered, among other things, the following material factors:

          (i) the financial performance and condition, business operations, capital levels, asset quality and prospects of the Company and BancWest and their projected future results and prospects as separate entities and on a combined basis;

          (ii) current industry and market conditions and trends, including the likelihood of continued consolidation and increasing competition in the banking and financial services industries, the growing importance of financial resources, market position and economies of scale to a banking institution's ability to compete successfully in this changing environment, and the need for continuing substantial investments in technology in order to remain competitive;

          (iii) current economic conditions and trends in the respective banking markets in which the Company and Bank of the West operate, including the fact that the Hawaii economy has been generally stagnant since its 1991 recession and is not expected to experience significant improvement in the near term while the California economy has been experiencing substantial growth in the past several years and is expected to continue over the next several years to experience above-average growth;

          (iv) the possibility of achieving significant cost savings, operating efficiencies, revenue enhancements and synergies as a result of the Merger (including the estimates of the Company's management that the merger of the Company's Pacific One Bank subsidiary with BancWest's Bank of the West subsidiary, the integration of data processing and back office operations and consolidation of wholesale operations are expected to produce combined pre-tax cost savings and revenue enhancements of $29.5 million and $50.8 million in 1999 and 2000, respectively);

          (v) the Board's assessment that the Merger would substantially advance the Company's strategic goals of expanding and diversifying its operations geographically, particularly in the attractive banking markets on the West Coast, and thereby reduce the Company's exposure to regional economic risks, especially the currently stagnant Hawaii economy, and provide a platform for further growth and expansion in higher-growth banking markets;

          (vi) the attractive pricing to the Company of the proposed transaction, which is expected to be immediately accretive to cash earnings and accretive to reported financial earnings by the year 2000 (see "DIRECTORS, MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER -- Operations Following the Merger");

          (vii) the other strategic alternatives likely to be available to the Company, given its size and geographic location;

          (viii) the Board's assessment that the Company and Bank of the West were comparable in size, performance and business strategies and operated in contiguous, but not overlapping, banking markets; in addition, the Board noted that the Merger would expand the Company's operations into profitable business lines, such as recreational vehicle and marine loans, in which the Company did not currently have a significant presence, while strengthening Bank of the West's business lines with products and services now offered only by the Company;

          (ix) the terms of the Merger Agreement, including the ability of the Company to terminate the Merger Agreement if, after receipt of an unsolicited takeover proposal, the Board determines, in good faith after having consulted with and considered the advice of its financial advisors and outside counsel, that recommending the Merger Agreement (or failing to withdraw, modify or amend any previous recommendation thereof) would be reasonably likely to constitute or result in a breach of its fiduciary duty under applicable law;

          (x) the terms of the Standstill and Governance Agreement, including the restriction (with limited exceptions) on additional acquisitions of Common Stock by BNP for four years and the requirement (with limited exceptions) that BNP offer to acquire all outstanding shares of Common Stock if it thereafter wishes to acquire any additional shares;

          (xi) the opinion of Goldman Sachs described below as to the fairness from a financial point of view to stockholders of the Company of the conversion of the BancWest Common Stock into shares of the Company's Class A Common Stock equal to 45% of the outstanding common equity following the Merger, and the various analyses performed by Goldman Sachs in connection with rendering its opinion, considered as a whole;

          (xii) the likelihood of obtaining required regulatory approvals on a timely basis;

          (xiii) the expectation that the Merger would be tax-free to the Company and its stockholders for U.S. federal income tax purposes;

          (xiv) the implications of a single large minority stockholder of the Company, including the effect on other potential transactions that might result from such stockholding, balanced against the restrictions imposed on such stockholder by the terms of the Standstill and Governance Agreement, including those described above that restrict BNP's ability to obtain majority ownership of the Company without offering a fair price to the Company's other stockholders; and

          (xv) the effect of the Merger on depositors, employees, customers and communities served by the Company and the expected ability of the combined company to offer a broader range of products and services to its depositors, customers and communities on a more efficient basis.

     In reaching its decision to approve the Merger Agreement, the Board did not assign any relative or specific weights to the various factors considered, and individual directors may have given differing weights to different factors.

OPINION OF THE FINANCIAL ADVISOR

     Goldman Sachs was retained by the Company to act as its financial advisor and to render an opinion as to the fairness from a financial point of view of the conversion of all of the outstanding shares of BancWest Common Stock into the Conversion Number (as defined under "THE MERGER AGREEMENT -- Conversion of BancWest Capital Stock") of shares of Class A Common Stock (the "Conversion") to the holders of the Common Stock, all in connection with the proposed Merger. At a meeting of the Board held on May 21, 1998, Goldman Sachs made a presentation on financial aspects of the Merger and at a meeting of the Board held on May 28, 1998, delivered to the Board its oral opinion (which opinion was subsequently delivered to the Board in written form dated May 28, 1998) to the effect that, as of the date of such opinion, based on the matters set forth in such opinion, the proposed Conversion pursuant to the Merger Agreement was fair from a financial point of view to the holders of the Common Stock. Goldman Sachs has confirmed its May 28, 1998 opinion by delivery of its written opinion to the Board, dated the date of this Proxy Statement, stating that, as of the date hereof and based on the matters set forth in such opinion, the proposed Conversion pursuant to the Merger Agreement is fair from a financial point of view to the holders of the Common Stock.

     Goldman Sachs has consented to the inclusion of its opinion, dated the date hereof, in this Proxy Statement (the "Goldman Sachs Opinion").

     THE FULL TEXT OF THE GOLDMAN SACHS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX III TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE GOLDMAN SACHS OPINION, WHICH IS ADDRESSED TO THE BOARD, IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONVERSION TO THE HOLDERS OF THE COMMON STOCK AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY COMPANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE PROPOSED MERGER. THE DESCRIPTION OF THE GOLDMAN SACHS OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX
III. THE GOLDMAN SACHS OPINION IS SUBSTANTIALLY IDENTICAL TO THE OPINION DELIVERED TO THE BOARD DATED MAY 28, 1998. STOCKHOLDERS ARE URGED TO READ THE GOLDMAN SACHS OPINION IN ITS ENTIRETY.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Company selected Goldman Sachs as its financial advisor because Goldman Sachs is a nationally recognized investment banking firm that has substantial experience in investment banking in general, including transactions similar to the Merger, and because of its familiarity with, and prior work for, the Company.

     In connection with rendering its opinions dated May 28, 1998 and the date hereof, Goldman Sachs, among other things: (i) reviewed the Merger Agreement (including the Exhibits thereto); (ii) reviewed the Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1997; (iii) reviewed certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company through March 31, 1998; (iv) reviewed income statements and balance sheets of BancWest for the three years ended December 31, 1997; (v) reviewed Annual Reports of Bank of the West for the five years ended December 31, 1997; (vi) reviewed certain unaudited income statements of BancWest and Bank of the West through March 31, 1998; (vii) reviewed certain internal financial analyses and forecasts for the Company and Bank of the West prepared by their respective managements; (viii) reviewed certain forecasts of the projected cost savings, operating synergies and revenue increases expected to be derived from the Merger prepared jointly by the respective managements of the Company and the Bank of the West; (ix) held discussions with members of the senior managements of the Company and Bank of the West regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Merger Agreement and the past and current business operations, financial condition and future prospects of their respective companies and of the companies as combined pursuant to the Merger Agreement; (x) considered the view of the senior management of the Company that the Merger represents a significant business opportunity for the Company and that certain strategic and operational benefits will be derived from the Merger;
(xi) reviewed the reported price and trading activity for the Common Stock;
(xii) compared certain financial information for the Company and Bank of the West and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; (xiii) reviewed the financial terms of certain recent business combinations in the commercial banking industry specifically and in other industries generally; and
(xiv) performed such other studies and analyses as Goldman Sachs deemed appropriate.

     In connection with rendering the Goldman Sachs Opinion, as set forth therein, Goldman Sachs relied upon the accuracy and completeness of all the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of such opinion. With the Company's consent, Goldman Sachs assumed that the financial forecasts of the Company and Bank of the West, including, without limitation, projected cost savings, operating synergies and revenue increases resulting from the Merger and projections regarding under-performing and non-performing assets and net charge-offs, were reasonably prepared on a basis reflecting the best currently available judgments and estimates of the Company and Bank of the West, and that such forecasts would be realized in the amounts and at the times contemplated thereby. Goldman Sachs is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto, and assumed, with the Company's consent, that such allowances for each of the Company and Bank of the West are in the aggregate adequate to cover all such losses. In addition, Goldman Sachs has not reviewed individual credit files nor has it made an independent evaluation or appraisal of the assets and liabilities of the Company and Bank of the West and has not been furnished with any such evaluation or appraisal. The Goldman Sachs Opinion addresses the ownership position in the Company to be held by the holders of the Common Stock after giving effect to the Merger and does not address the future trading or acquisition value of the Company. In connection with the Goldman Sachs Opinion, Goldman Sachs reviewed the analyses used to render its May 28, 1998 opinion to the Board by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith. In addition, in connection with rendering the Goldman Sachs Opinion, Goldman Sachs reviewed this Proxy Statement.

     The following is a summary of the material financial analyses presented by Goldman Sachs to the Board in connection with providing its opinion to the Board on May 28, 1998, and does not purport to be a complete description of the analyses performed by Goldman Sachs. Goldman Sachs used substantially the same types of financial analyses in preparing its written opinion dated as of the date of this Proxy Statement as it used in providing its opinion dated as of May 28, 1998.

     Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial and stock market information of the Company with (i) Pacific Century Financial Corporation ("PCFC"), (ii) a group of five West Coast large and mid-cap bank holding companies (BankAmerica Corporation/NationsBank Corporation, Wells Fargo & Company, U.S. Bancorp, First Security Corporation and Zions Bancorporation) (the "West Coast Banks") and five California mid-cap bank holding companies (UnionBanCal Corporation, City National Corporation, Westamerica Bancorporation, Imperial Bancorp and Silicon Valley Bancshares) (the "California Banks"). This analysis indicated that (i) the price to earnings multiple, based on estimates by the Institutional Brokerage Estimate System, a data service that compiles estimates of securities research analysts ("IBES"), of 1998 earnings per share, was 13.8x for the Company as compared to 14.6x for PCFC and medians of 19.1x and 18.9x, respectively, for the West Coast Banks and the California Banks, (ii) the price to earnings multiple, based on IBES estimates of 1999 earnings per share, was 13.1x for the Company as compared to 13.7x for PCFC and medians of 15.9x and 16.1x, respectively, for the West Coast Banks and the California Banks, (iii) the estimated five-year growth rates, based on IBES estimates, were 8.0% for the Company and PCFC, as compared with medians of 13.0% and 15.0%, respectively, for the West Coast Banks and the California Banks, (iv) the multiple of price to book value per share was 1.7x for the Company as compared to 1.8x for PCFC and medians of 2.9x and 3.2x, respectively, for the West Coast Banks and the California Banks, (v) the multiple of price to tangible book value was 2.0x for the Company as compared to 1.8x for PCFC and medians of 3.9x and 3.2x, respectively, for the West Coast Banks and the California Banks and (vi) dividend yields were 3.2% for the Company as compared to 2.6% for PCFC and medians of 1.8% and 1.5%, respectively, for the West Coast Banks and California Banks.

     In addition, Goldman Sachs reviewed and compared certain asset quality and profitability ratios with the same banks as well as with Bank of the West. This analysis indicated that (i) non-performing assets as a percentage of total loans and other real estate owned was 1.38% for the Company as compared to 1.00% for PCFC, 0.70% for Bank of the West and medians of 0.55% and 0.82%, respectively, for the West Coast Banks and the California Banks, (ii) the allowance for loan and lease losses as a percentage of nonperforming loans was 92% for the Company as compared to 150% for PCFC, 170% for Bank of the West and medians of 283% and 244%, respectively, for the West Coast Banks and the California Banks, (iii) the provision for loan and lease losses as a percentage of average loans was 0.29% for the Company as compared to 0.34% for PCFC, 0.49% for Bank of the West, and medians of 0.63% and 0.34%, respectively, for the West Coast Banks and the California Banks, (iv) the return on average assets was 1.07% for the Company as compared to 0.96% for PCFC, 1.19% for Bank of the West and medians of 1.18% and 1.51%, respectively, for the West Coast Banks and the California Banks, (v) the return on average common equity was 11.62% for the Company as compared to 12.29% for PCFC, 15.90% for Bank of the West and medians of 15.42% and 17.16%, respectively, for the West Coast Banks and the California Banks, (vi) the ratio of non-interest income to total revenue was 22.4% for the Company as compared to 25.6% for PCFC, 16.6% for Bank of the West and medians of 37.9% and 17.1%, respectively, for the West Coast Banks and the California Banks, (vii) the efficiency ratio (non-interest expense, excluding amortization of goodwill, divided by the sum of net interest income and non-interest income) was 63.9% for the Company as compared to 65.5% for PCFC, 57.5% for Bank of the West and medians of 55.0% and 54.4%, respectively, for the West Coast Banks and the California Banks, (viii) the net interest margin was 4.7% for the Company as compared to 4.1% for PCFC, 4.9% for Bank of the West and medians of 4.4% and 5.7%, respectively, for the West Coast Banks and the California Banks and (ix) tangible common equity as a percentage of tangible assets was 7.8% for the Company as compared to 7.7% for PCFC, 4.2% for Bank of the West and medians of 6.7% and 8.2%, respectively, for the West Coast Banks and the California Banks. Unless otherwise indicated, the financial data employed for the percentages in
(i) - (iii) of this paragraph were as of December 31, 1997 and the remaining percentages in this and the preceding paragraph were as of or for the 12 months ended March 31, 1998.

     Contribution Analysis. Goldman Sachs analyzed and compared respective contributions of each of the Company and Bank of the West to the Surviving Corporation based on a comparison of projected earnings for each of 1998, 1999 and 2000. This analysis indicated that the Company would contribute to the Surviving Corporation (i) from between 54% and 58% of earnings before adjustments, (ii) from between 53% and 57% of earnings after adjusting for repayment of outstanding Bank of the West preferred stock and refinancing with debt, and (iii) from between 55% and 59% on a cash earnings basis. In addition, this analysis indicated that as of March 31, 1998, the Company would have contributed to the Surviving Corporation approximately 58% of total assets, 58% of total loans, 57% of total deposits, 60% of total equity, 64% of each of common equity and tangible common equity and 61% of tangible common equity adjusted to reflect an allowance for loan and lease loss ratio at the Company conforming to that of Bank of the West.

     Historical Operating Performance. Goldman Sachs compared five operating performance standards for each of the Company and Bank of the West as of and for each of the five years ended December 31, 1997. The percentages set forth below are for the years 1993, 1994, 1995, 1996 and 1997, respectively. The Company's return on average assets for such years was 1.21%, 1.01%, 1.02%, 1.04% and 1.06%, as compared to 0.70%, 0.86%, 0.78%, 0.94% and 1.19% for Bank of the West.
The Company's return on average common equity was 14.01%, 11.73%, 12.03%, 11.88% and 11.61% as compared to 8.79%, 11.58%, 10.53%, 12.07% and 15.66% for Bank of
the West. The Company's efficiency ratio was 61.91%, 63.68%, 57.45%, 64.66% and 65.62% as compared to 72.79%, 69.10%, 66.70%, 60.43% and 54.19% for Bank of the
West. The Company's net interest margin was 4.69%, 4.63%, 4.36%, 4.57% and 4.70% as compared to 5.43%, 5.10%, 4.83%, 4.94% and 4.88% for Bank of the West. Finally, the non-performing assets of the Company at year end as a percentage of its total year end loans plus other real estate owned was 1.44%, 1.14%, 1.75%, 1.68% and 1.38% as compared to the non-performing assets at year end of Bank of the West as a percentage of its total year end loans plus other real estate owned of 3.70%, 1.50%, 1.35%, 0.85% and 0.70%.

     Net Income Growth Analysis. Goldman Sachs compared the net income growth of the Company and Bank of the West for the five year period ending December 31, 1997, which evidenced an average compound annual growth rate for the Company of 0.7% and for Bank of the West of 23.7%. Goldman Sachs also compared management's estimates of net income growth of the Company and Bank of the West for the three-year period ending December 31, 2000, which projected an average compound annual growth rate for the Company of 5.2% and for Bank of the West of 14.5%.

     Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis to determine a range of present values per share of the Common Stock on a stand-alone basis and the Common Stock of the Surviving Corporation following the Merger. The earnings projections which formed the basis for the analysis were consistent with projections prepared by the management of the Company and Bank of the West, respectively. The range was determined by adding
(i) the present value of the estimated future dividend stream that the Company and the Surviving Corporation, as the case may be, could generate over the five year period beginning July 1, 1998 and ending on June 30, 2003 and (ii) the "terminal values" of the Common Stock on June 30, 2003 on a stand-alone basis and following the Merger. To determine a projected dividend stream, Goldman Sachs assumed a dividend payout ratio for the Company and the Surviving Corporation of 45% of projected net income. The terminal values of the Common Stock and the Common Stock of the Surviving Corporation at the end of the five year period were determined by applying cash earnings per share multiples (from 12.0x to 18.0x) to projected cash earnings for the year ending December 31, 2003, using discount rates of 11.0%, 13.0% and 15.0%, which Goldman Sachs viewed as appropriate for companies with the risk characteristics of the Company and Bank of the West. For the Company, this analysis resulted in terminal values ranging from $28.94 to $48.22 per share of Common Stock, which compared with terminal values of the Surviving Corporation ranging from $36.28 to $60.89 per share of Common Stock. Goldman Sachs also performed a sensitivity analysis based on various net income growth rates. The analysis assumed, among other things, that the Merger closes on December 31, 1998, that there would be annual cost savings beginning in 1999 and that a restructuring reserve of approximately $56 million would be required.

     Pro Forma Combination Analysis. Goldman Sachs analyzed the pro forma impact of the Merger on the earnings per share of the Common Stock. Based on estimates of the Company and Bank of the West including, without limitation, the refinancing of $75 million of Bank of the West preferred stock and the earnings on cost savings and revenue enhancements for 1999, the Merger will be dilutive to holders of the Common Stock by 6.3% (before restructuring charges) on a reported earnings basis and accretive by 6.4% on a cash earnings basis. The pro forma impact to holders of the Common Stock on reported and cash earnings per share for the years 2000, 2001 and 2002 were also analyzed and found to be accretive.

     Selected Transaction Analysis. Goldman Sachs reviewed certain information relating to six selected bank mergers in California announced since January 1, 1996 and prior to May 20, 1998 in which the aggregate consideration paid was in excess of $250 million (the "California Selected Bank Mergers"). The California Selected Bank Mergers consisted of: NationsBank Corporation/BankAmerica Corporation; Zions Bancorporation/Sumitomo Bank of California; First Security Corporation/California State Bank; Westamerica Bancorp/ValliCorp Holdings; US Bancorp/California Bancshares; and Wells Fargo & Company/First Interstate Bancorp.

     In addition, Goldman Sachs reviewed various characteristics associated with the following examples of mergers of equals in the financial services industry:
Canadian Imperial Bank of Commerce/Toronto Dominion Bank; Travelers Group, Inc./Citicorp; NationsBank Corporation/BankAmerica Corporation; Banc One Corporation/First Chicago NBD; Royal Bank of Canada/Bank of Montreal; Chemical Banking Corporation/ The Chase Manhattan Corporation; Chemical Banking Corporation/Manufacturers Hanover Corporation; NBD Bancorp, Inc./First Chicago Corp.; Southern National Corporation/BBXT Financial Corporation; Key Corp/Society; and Comerica, Inc./Manufacturers National Corporation. Goldman Sachs also reviewed cost savings projections in certain transactions announced since January 1995.

     Other Analyses. Goldman Sachs also reviewed, among other things, selected investment research reports on, and earnings estimates for, the Common Stock. Goldman Sachs examined the implied premiums to market price and to core deposits. In addition, Goldman Sachs examined the price impact on the Common Stock if the Surviving Corporation were to trade at a multiple to earnings closer to the higher multiples to earnings at which the California Banks trade. Goldman Sachs prepared a summary of the historical financial performance of the Company and Bank of the West and summarized estimates by the respective managements of the Company and Bank of the West of financial performance in 1998, 1999 and 2000.

     The summary set forth above describes the material analyses that Goldman Sachs performed and presented to the Company Board on May 21, 1998, and does not purport to be a complete description of such analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or a summary description. Goldman Sachs believes that its analyses must be considered as a whole and that selecting portions of its analyses without considering all factors and analyses would create an incomplete view of the analyses and processes underlying its opinion. In its analyses, Goldman Sachs relied upon numerous assumptions made by the Company and Bank of the West with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of the Company or Bank of the West. Analyses based upon forecasts of future results are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. No company or transaction used as a comparison in the analyses is identical to the Company or Bank of the West or to the Merger. Additionally, estimates of the value of businesses do not purport to be appraisals or necessarily reflective of the prices at which businesses actually may be sold. Because such estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the Company, BancWest or Bank of the West, none of the Company, BancWest, Bank of the West, Goldman Sachs or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions. Goldman Sachs' analyses were prepared solely for purposes of its opinions rendered May 28, 1998 and the date of this Proxy Statement provided to the Board regarding the fairness of the Conversion from a financial point of view to holders of the Common Stock, and do not purport to be appraisals or necessarily reflect the prices at which the Company or its securities actually may be sold.

     For the services of Goldman Sachs as financial advisor to the Company in connection with the Merger, pursuant to an engagement letter dated May 8, 1998, the Company has agreed to pay Goldman Sachs a transaction fee equal to the amount determined by multiplying (i) the average of the last sales prices for the Common Stock on the five trading days ending five days prior to the consummation of the Merger times (ii) the aggregate number of shares of the Class A Common Stock to be issued by the Company in the Merger times (iii) 0.50%. Of this fee, $2,500,000 was paid upon the execution of the Merger Agreement. The Company has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of its counsel, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities arising under the federal securities laws. Goldman Sachs has provided certain investment banking and advisory services to the Company from time to time, for which it has received, and will receive, customary compensation. In addition, Goldman Sachs has provided, and may provide in the future, certain investment banking services to BNP, for which it has received, and will receive, customary compensation.

     Goldman Sachs has advised the Company that, in the ordinary course of its business as a full-service securities firm, Goldman Sachs may, from time to time, effect transactions, for its own account or for the account of customers, and hold positions in securities or options on securities of the Company, BancWest, Bank of the West and BNP.

REGULATORY APPROVALS REQUIRED

     The Merger is subject to the approval of the Federal Reserve Board under Sections 3 and 4 of the Bank Holding Company Act of 1956, as amended (the "BHCA"), and the approval of the banking authorities of the States of California, Oregon and Hawaii. The contemplated merger of Pacific One Bank and Bank of the West (the "Bank Merger") is subject to the approval of the Federal Deposit Insurance Corporation ("FDIC") under Section 18(c) of the Federal Deposit Insurance Act (the "Bank Merger Act") and the approval of the banking authorities of the states of California and Oregon. Aspects of the Merger will require notifications to, and/or approvals from, certain other federal authorities and banking authorities in certain other states.

     Under Section 3 of the BHCA and under the Bank Merger Act, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or the FDIC must withhold approval of the Merger or the Bank Merger, as the case may be, if it finds that the transaction would tend to create a monopoly or would in any other manner be in restraint of trade, unless it finds that any such anti-competitive effects of the Merger or the Bank Merger are clearly outweighed in the public interest by the probable effects of the Merger or the Bank Merger in meeting the convenience and needs of the communities to be served. Also, the Merger and the Bank Merger may not be consummated for 30 days from the date of approval by the Federal Reserve Board and the FDIC, during which time it could be challenged by the United States Department of Justice (the "Department of Justice") on antitrust grounds. With the approval of the Department of Justice, however, this waiting period may be reduced to no less than 15 days. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of Federal Reserve Board approval of the Merger unless a court specifically ordered otherwise. However, inasmuch as the banking operations of the Company, BancWest and BNP do not overlap in any banking market, as defined by the Federal Reserve Board, the Company and BancWest do not expect the Merger or the Bank Merger to raise antitrust issues.

     In deciding whether to approve the Merger and the Bank Merger, the Federal Reserve Board and the FDIC will also take into consideration the financial and managerial resources and future prospects of the banking subsidiaries following the transactions. The Federal Reserve Board and the FDIC have indicated that they will not approve a significant acquisition unless the resulting institution has sufficient capitalization, taking into account, among other things, asset quality. Prior to approving the Merger the Federal Reserve Board is also required to determine that BNP is subject to comprehensive supervision on a consolidated basis by the appropriate authorities in France. The Federal Reserve Board determined that BNP satisfied this standard in a previous case.

     In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the Federal Reserve Board must take into account the record of performance of each insured depository institution subsidiary of the Company and of BancWest in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by each company. As part of the review process for the Merger and the Bank Merger, the Federal Reserve Board and the FDIC will solicit public comments regarding the applications. The Federal Reserve Board and the FDIC frequently receive, in merger transactions, protests from community groups and others regarding various aspects of the proposal and, in particular, the extent to which the applicants are complying with CRA and fair lending laws. All of the banking subsidiaries of the Company and BancWest have received either an "outstanding" or a "satisfactory" CRA rating in their most recent CRA examinations by their respective federal regulators.

     The regulators are also authorized (but generally not required) to hold a public hearing or meeting in connection with an application if they determine that such a hearing or meeting would be appropriate. A decision by the regulators to hold a public hearing or meeting regarding the applications could prolong the period during which the application is subject to review by the Federal Reserve Board and the FDIC.

     Under Section 4 of the BHCA and related regulations, the Federal Reserve Board must consider whether the performance of the Company's and BancWest's nonbanking activities on a combined basis can reasonably be expected to produce benefits to the public (such as greater convenience, increased competition and gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices). This consideration includes an evaluation of the financial and managerial resources of BNP, the Company and BancWest and the effect of the proposed transaction on those resources.

     The Merger and Bank Merger will be subject to the prior approval of the California State Banking Department. The factors that the California State Banking Department will consider in determining whether to grant its approval include the competitive effects of the Merger and the Bank Merger, the principles of sound banking and the public interest and the needs of the communities served by Pacific One Bank and Bank of the West.

     In addition, the Merger will require certain approvals in Hawaii, Oregon and certain of the other states where the Company and BancWest are engaged in business. The Company and BancWest do not currently anticipate any significant difficulties in obtaining such approvals or any material impact on the operations of the combined entity if any such approvals are not obtained.

     The Company, BNP and Bank of the West, as applicable, expect to file applications for approval of the Merger with the Federal Reserve Board, the FDIC, the banking authorities of the states of California, Oregon and Hawaii and certain other banking authorities as soon as practicable.

     There can be no assurance as to whether or when any of the above-described regulatory approvals required for consummation of the Merger will be obtained or as to any conditions that may be imposed in connection with the granting of such approvals. See "THE MERGER AGREEMENT -- Conditions to the Consummation of the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The Merger constitutes a "Change in Control" within the definition of the Company's Long-Term Incentive Plan (the "Plan"). Upon the occurrence of a Change in Control, the Plan provides that the maximum target value attainable under all awards will be deemed to have been fully earned for the entire performance period as of the effective date of the Change in Control, regardless of the Company's actual financial performance. Based on actual performance to date, it does not currently appear that any payments would be made for either of the three-year performance periods that began in 1996 and 1997. Implementation of the Change in Control provisions, on the other hand, would result in payments under the Plan aggregating approximately $9 million for the three-year performance periods that began in 1996, 1997 and 1998 to approximately 75 employees, even though the Company will be the Surviving Corporation in the Merger. At the same time, the Company recognizes that because of the Merger, the performance goals that were established for the Plan for the three-year performance period that began in 1998 are no longer appropriate. As a consequence, the Company has amended the Plan and intends to revise the performance goals to do the following: (i) specify that the Merger will not be considered a Change in Control for purposes of the Plan, (ii) pay the maximum target value attainable for one year (based on 1998 compensation levels) for the three-year performance period that began in 1998, and (iii) grant new awards based on new performance goals for the years commencing January 1, 1999 and ending on December 31, 2000 to reflect the consummation of the Merger. These changes will result in payments aggregating approximately $1 million to approximately 65 employees under the Plan for the original three-year performance period that began in 1998. (No payments would be made for the three-year performance periods that began in 1996 and 1997.) Such payments will be made as soon as practicable after the Closing. Since no amendment can adversely affect awards previously granted under the Plan without the consent of the participant holding such award, such amendment will only be effective with respect to those participating employees who consent to such amendment. Each employee has discretion as to whether to so consent. The Company has asked each covered employee for his or her consent. Actual payments from the Plan will vary depending upon the number of covered employees who provide consent. As of the date of this Proxy Statement, employees entitled to approximately 94% of such payments have consented to the amendment.

     The Merger constitutes a "Change in Control" within the definition of the Company's Supplemental Executive Retirement Plan (the "SERP"), which covers approximately 70 officers of the Company. If a participant is "involuntarily terminated" as defined in such SERP within 36 months of the Change in Control, then an employee's rights under the SERP are changed as follows: the employee is granted three extra years of credited service; the retirement benefit is based on the greater of compensation over the 12 month period prior to termination or the final average compensation otherwise provided under the SERP; and the supplemental retirement payment commences at the later of reaching age 55 or the employee's date of termination. An "involuntary termination" under the SERP is a discharge or resignation in response to a (i) change in day-to-day duties; (ii) reduction in compensation or benefits; (iii) downward change of title; or (iv) relocation requested by the employer.

     The Merger also constitutes a "Change in Control" under the Company's Stock Incentive Plan (1991) and 1998 Stock Incentive Plan (the "Stock Plans"). Under the Stock Plans a Change in Control results in the following: (i) any and all awards held by a participant for at least six months become immediately exercisable, (ii) any period of restrictions and other restrictions on restricted stock lapse, and (iii) within ten business days after the occurrence of the Change in Control, the stock certificates representing shares of restricted stock are delivered to the participant without any restrictions or legends thereon (except such restrictions or legends as are required by Federal or state securities laws). The Stock Plans provide that the administrative committee may modify an award as it deems appropriate prior to the effective date of the Change in Control, but the Stock Plans also provide that no amendment, modification, or termination of the Stock Plans shall in any manner adversely affect any award previously granted without the written consent of the affected participant.

EMPLOYEE BENEFITS

     Pursuant to the Merger Agreement, BancWest and Bank of the West have agreed to offer to enter into a waiver agreement with each employee who has been awarded stock appreciation rights ("SARs") under the Bank of the West Senior Management Long Term Incentive Plan, pursuant to which such employee waives all rights he or she has with respect to such SARs and consents to the cancellation of such SARs in consideration for the issuance by the Company immediately after the Effective Time of shares of restricted Common Stock with an aggregate value (based on the per share value initially assigned by the parties to the Class A Common Stock) equal to the gross value of the cash payout such employee would have been entitled to pursuant to such plan upon the Closing in the absence of such waiver agreement, rounded down to the nearest whole share. The Company must issue such shares to each such employee who delivers to the Company an acceptable waiver agreement which results in the effective cancellation of such employee's SARs. The Company may be required to issue up to 470,000 shares of Common Stock in respect of the SARs. Such shares will become 100% vested on the second anniversary of the Closing, provided the employee does not voluntarily terminate his or her employment with Bank of the West or the Company prior to such time (or have his or her employment terminated by Bank of the West or the Company for cause). Immediately after the Effective Time, the Company will also issue to such employees, in the aggregate, options to purchase up to 150,000 shares of Common Stock with an exercise price equal to the fair market value of such shares at the Closing. Such options will vest at the same time and under the same conditions as the optionee's shares of restricted Common Stock.

     The Merger Agreement provides that, following the Effective Time, the employees of BancWest and its subsidiaries who continue employment with the Surviving Corporation or its subsidiaries will receive benefits which, in the aggregate, are comparable to the benefits provided by the Surviving Corporation and its subsidiaries to the employees of the Company and its subsidiaries who continue employment with the

Surviving Corporation or its subsidiaries. Amounts payable as of the Effective Time under the terms of the BancWest benefit plans then in effect will be paid in accordance with the terms of such plans.

     The Company has entered into an employment agreement (the "Agreement"), effective upon the consummation of the Merger, with Don J. McGrath, President and Chief Executive Officer of Bank of the West, pursuant to which Mr. McGrath will serve as President and Chief Operating Officer of the Company and President and Chief Executive Officer of Bank of the West, commencing at the Effective Time (provided the Merger is consummated) with his principal business office in the San Francisco Bay Area. Either party may terminate Mr. McGrath's employment upon 30 days' advance notice. Under the Agreement, Mr. McGrath is entitled to: receive a base salary at the annual rate of at least $650,000; receive at least four weeks of paid vacation per year; and participate in all of the Company's employee benefit plans and executive compensation programs. In addition, if (1) he voluntarily resigns his employment for "Good Reason" (as defined in the Agreement), or (2) the Company terminates his employment at any time for any reason other than "Cause" (as defined in the Agreement) or "Disability" (as defined in the Agreement), then he will be entitled to a severance payment equal to 300% of the sum of his then-current annual rate of "Base Compensation" (as defined in the Agreement), plus the mean of the annual bonuses awarded to him for the three years ending immediately prior to the date of his termination. He would also be entitled to continue participation in the Company's group insurance plans for one year and he would be credited with an additional year of service for purposes of determining the vested portion of his stock options. If a "Change in Control" (as defined in the Agreement) has occurred, all of the stock options he held at termination would become 100% vested upon such Change in Control and would remain exercisable for 18 months following termination of employment. The Company would also be obligated to provide Mr. McGrath with a tax restoration payment in the event any such payments or benefits caused an excise tax to be imposed upon him. If he receives such severance benefits, then he will be subject to a non-competition covenant for three years following the termination of his employment (provided a Change in Control has not occurred). He is also subject, under all circumstances and at all times, to a confidentiality covenant. As of the Effective Time, Mr. McGrath will also be appointed to the Board of Directors of the Company and of Bank of the West.

     In accordance with the currently vested benefits under the Bank of the West excess-benefit plan, the Company has agreed to provide each of Douglas C. Grigsby, Chief Financial Officer of Bank of the West, Richard J. McGoldrick, Executive Vice President of Bank of the West, Stephen C. Glenn, Executive Vice President of Bank of the West, and Mr. McGrath with a minimum monthly retirement benefit upon retirement from the Company in accordance with the minimum benefit provisions of the Bank of the West excess-benefit plan (as currently in effect), provided each of them satisfies the age and service requirements set forth therein.

ACCOUNTING TREATMENT

     For U.S. accounting and financial reporting purposes, the Merger is intended to be treated as a purchase of BancWest by the Company under generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of the corporation not surviving a merger are, as of the effective date of the merger, recorded at their respective fair values and added to those of the surviving corporation. Financial statements of the surviving corporation issued after consummation of the merger reflect such values and are not restated retroactively to reflect the historical financial position or results of operations of the corporation not surviving.

     The unaudited pro forma combined financial information contained in this Proxy Statement have been prepared using the purchase method of accounting to account for the Merger. See "SUMMARY -- Selected Unaudited Pro Forma Combined Financial Information" and "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following describes the principal federal income tax consequences of the Merger under the Internal Revenue Code of 1986, as amended (the "Code"), assuming that the Merger is consummated as contemplated herein. This discussion is based on current laws and interpretations thereof, which are subject to change.

     The obligations of the Company and of BancWest to consummate the Merger are subject to the receipt of the opinions of tax counsel outlined below, unless waived. The opinions of counsel will be based in part upon representations made as of the Effective Time by the Company and BancWest which counsel will assume to be true, correct and complete. If the representations are inaccurate, the opinions of counsel could be adversely affected. Neither the Company nor BancWest has requested or will request an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger.

     As of the date of this Proxy Statement, Simpson Thacher & Bartlett, counsel to the Company, and Pillsbury, Madison & Sutro LLP, counsel to BancWest, have orally advised the Company and BancWest, respectively, that in their opinion, based on certain facts, representations and assumptions referred to in such opinions, (i) the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, and (ii) the Company and BancWest will each be a party to the reorganization within the meaning of Section 368(b) of the Code. In addition, neither the Company nor BancWest will recognize gain or loss as a result of the Merger. Consummation of the Merger is conditioned upon the receipt by the Company and BancWest in writing of the opinions described above dated as of the Closing Date. See "THE MERGER AGREEMENT -- Conditions to the Consummation of the Merger."

NO APPRAISAL RIGHTS

     Holders of Common Stock will not have any appraisal rights under Delaware law in connection with the Merger or the consummation of the transactions contemplated thereby.

                              THE MERGER AGREEMENT

     This section of the Proxy Statement describes the principal terms of the Merger Agreement. A copy of the Merger Agreement is attached to this Proxy Statement as Appendix I and is incorporated herein by reference. The description set forth below of the terms of the Merger Agreement is qualified in its entirety by reference thereto. All stockholders are urged to read the Merger Agreement in its entirety.

STRUCTURE OF THE MERGER; EFFECTIVE TIME

     The Merger Agreement contemplates the merger of BancWest with and into the Company. The Company will be the Surviving Corporation in the Merger and will continue its corporate existence under Delaware law under the name "BancWest Corporation." The Merger will become effective upon both the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, and the filing of an Agreement of Merger with the Secretary of State of the State of California, or at such time thereafter as is provided in the Certificate of Merger and the Agreement of Merger (the "Effective Time"). The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which will be the second business day after satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing) set forth in the Merger Agreement (the "Closing Date"), unless another time or date is agreed to in writing by the Company and BancWest. The Merger Agreement may be terminated by either party if, among other reasons, the Merger shall not have been consummated on or before March 31, 1999. See "-- Conditions to the Consummation of the Merger" and "-- Termination" below.

CONVERSION OF BANCWEST CAPITAL STOCK

     As of the Effective Time, each issued and outstanding share of BancWest Common Stock (other than shares owned by BancWest as treasury stock or by any subsidiary of BancWest which will be cancelled and retired and will cease to exist without any payment being made for such shares) will be converted into the Conversion Number (as hereinafter defined) of fully paid and nonassessable shares of Class A Common Stock. The "Conversion Number" means the number of shares of Class A Common Stock (rounded upward to the nearest whole number) equal to the excess of (i) the quotient of (A) the aggregate number of shares of Common Stock issued and actually outstanding at the close of business on the business day immediately preceding the Effective Time plus the number of shares of Common Stock to be issued upon surrender and cancellation of the stock appreciation rights described under "THE
MERGER -- Employee Benefits", divided by (B) 0.55, over (ii) the number of shares specified in clause (i)(A). Based on the number of outstanding shares of Common Stock on the Record Date and assuming that the maximum possible number of restricted shares of Common Stock are issued in exchange for the SARs, BNP would receive 25,862,259 shares of Class A Common Stock in the Merger. For a description of the Class A Common Stock to be issued to BNP in the Merger, see "RELATED ARRANGEMENTS WITH BNP -- Terms of the Class A Common Stock."

     The shares of Fixed/Adjustable Rate Noncumulative Preferred Stock Series A, without par value, of BancWest (the "BancWest Preferred Stock"), issued and outstanding immediately prior to the Effective Time will be cancelled and retired and will cease to exist without any payment being made for such shares. See "OTHER AGREEMENTS -- BNP Agreement -- Certain Covenants."

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains customary mutual representations and warranties by each of the Company and BancWest relating to, among other things,
(i) corporate organization and existence, (ii) capitalization, (iii) corporate power and authority to enter into, and due authorization, execution, delivery, performance and enforceability of, the Merger Agreement, (iv) required governmental and third party consents and approvals and that neither the Merger Agreement nor the transactions contemplated thereby violate either party's organizational documents, applicable law and certain material agreements, (v) financial statements, (vi) the accuracy of the information provided by each of the Company and BancWest for inclusion in this Proxy Statement, (vii) compliance with applicable laws, (viii) the absence of material litigation, (ix) filing of tax returns, payment of taxes and related matters, (x) certain material contracts, (xi) each of the Company's and BancWest's employee benefit plans and agreements, (xii) subsidiaries, (xiii) certain bank regulatory matters, (xiv) the absence of certain material changes or events since December 31, 1997, (xv) the absence of undisclosed liabilities, (xvi) timely filing of all material regulatory reports, (xvii) the absence of material environmental liability, (xviii) title to properties, (xix) brokers' and finders' fees, and (xx) intellectual property.

     In the Merger Agreement, BancWest also makes representations and warranties to the Company concerning the ownership of Common Stock and affiliate transactions.

     In the Merger Agreement, the Company also makes representations and warranties to BancWest concerning documents and reports filed with the Securities and Exchange Commission (the "Commission") and the accuracy and completeness of the information contained therein, the required vote of the holders of the Common Stock to adopt the Merger Agreement and the receipt of a fairness opinion from its financial advisor.

     Except as set forth under "OTHER AGREEMENTS -- BNP Agreement -- Survival and Indemnification" below, the representations and warranties of the Company and BancWest terminate as of the Effective Time.

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the Merger Agreement, BancWest and the Company have each agreed that, prior to the Effective Time, except as expressly contemplated or permitted by the Merger Agreement or as set forth in a schedule to the Merger Agreement or to the extent that the other party otherwise consents in writing, it will and will cause each of its respective subsidiaries to, carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement and use all reasonable efforts to preserve intact its present business organizations, maintain the rights and franchises of, and preserve the relationships with its customers, suppliers and others having business dealings with it to the end that their goodwill and ongoing businesses will not be impaired in any material respect at the Effective Time.

     In addition to the foregoing, during the period from the date of the Merger Agreement to the Effective Time, except as set forth in a schedule to the Merger Agreement, each of BancWest and the Company has agreed that it will not, and will not permit any of its subsidiaries to, without the prior written consent of the other party, among other things: (i) declare or pay any dividends on its capital stock (other than, in the case of the Company, regular quarterly cash dividends not in excess of $.31 per share, and in the case of BancWest, dividends on its preferred stock and the preferred stock of Bank of the West in accordance with the terms of such securities and a dividend in the amount of $28 million on the BancWest Common Stock (plus an additional pro rata amount if the Closing occurs after December 31, 1998) and in the case of either party, dividends by a wholly owned subsidiary); (ii) split, combine or reclassify any of its capital stock or issue any securities in lieu of shares of its capital stock; (iii) issue or sell any additional shares of its capital stock (subject to certain exceptions, including, in the case of the Company, issuances of options and restricted stock pursuant to employee benefit plans) or repurchase, redeem or otherwise acquire (subject to certain exceptions) any shares of its capital stock; (iv) amend its organizational documents (other than the proposed amendments to the FHI Certificate and the By-Laws described herein); (v) enter into any new material line of business or materially change its lending, investment, liability management and other material banking policies, except as required by law or by policies imposed by a bank regulator; (vi) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith, except in the ordinary course of business consistent with past practice; (vii) make any acquisition or enter into any merger, except pursuant to certain limited exceptions; (viii) sell, lease, encumber or otherwise dispose of, any material assets, except in the ordinary course of business consistent with past practice or pursuant to certain other limited exceptions; (ix) incur or guarantee any long-term indebtedness or issue or sell any long-term debt securities or guarantee any long-term debt securities of others except in the ordinary course of business consistent with past practice or for renewals or extensions of existing long-term indebtedness; (x) intentionally take any action that would, or reasonably might be expected to, have a material adverse effect on the Surviving Corporation, or in any of the conditions to the Closing not being satisfied, or (unless such action is required by applicable law or sound banking practice) adversely affect the parties' ability to obtain any of the required regulatory approvals without imposition of a burdensome condition; (xi) subject to certain exceptions, change its methods of accounting; (xii) subject to certain exceptions, enter into or amend any employee benefit plans or agreements or increase the compensation or fringe benefits of any director, officer or employee; (xiii) subject to certain exceptions, enter into any material contract or renew or terminate any material contract; (xiv) except in the ordinary course of business consistent with past practice, make, acquire or issue a commitment for any loan or issue or agree to issue any letters of credit or otherwise guarantee the obligations of any other persons; (xv) engage or participate in any material transaction or incur or sustain any material obligation not in the ordinary course of business consistent with past practice;
(xvi) settle any material claims, actions or proceedings involving money damages, except in the ordinary course of business consistent with past practice; (xvii) change or make any tax elections or settle or compromise any material tax liability; or (xviii) agree to, or make any commitment to, take any of the actions described above.

OTHER ACQUISITION PROPOSALS

     In the Merger Agreement, BancWest and the Company have each agreed, subject, in the case of the Company, to the provisions of the next succeeding paragraph, that, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement neither it, nor any of its respective subsidiaries, affiliates or agents will, nor will it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent (collectively, "Representatives") retained by it or any of its subsidiaries, affiliates or agents to, solicit, initiate or knowingly encourage the submission of, or enter into discussions or negotiations with or provide information to any person or group of persons (other than the respective parties to the Merger Agreement) concerning, any "Takeover Proposal" (as defined below) or enter into any agreement with a third party relating to a Takeover Proposal or assist, participate in, facilitate or encourage any effort or attempt by any other person to do or seek to do any of the foregoing. "Takeover Proposal" means any proposal for the acquisition of a 15% or greater equity interest in, or a merger, consolidation, liquidation, dissolution or other disposition of 15% or more of the assets (other than in the ordinary course of business) of, BancWest or the Company or any significant subsidiary of BancWest or the Company, or any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of BancWest or the Company or any significant subsidiary of BancWest or the Company (other than pursuant to the transactions contemplated by the Merger Agreement or the BNP Agreement, the Standstill Agreement or the Registration Rights Agreement (collectively, the "Transaction Agreements")).

     Notwithstanding the foregoing, at any time prior to the time that the Company's stockholders shall have voted to adopt the Merger Agreement, the Company may, and may authorize and permit its Representatives to, (i) provide third parties with nonpublic information and access in response to a request for such information or access which was not solicited, encouraged or initiated by the Company or any of its Representatives after the date of the Merger Agreement, (ii) participate in discussions and negotiations with any third party relating to any Takeover Proposal, upon receipt by the Company of an unsolicited Takeover Proposal, or (iii) terminate the Merger Agreement (and concurrently with or after such termination, enter into any agreement with respect to a Takeover Proposal), in each case if the Board of Directors of the Company determines in good faith, after having consulted with and considered the advice of its financial advisors and outside counsel, that the failure to take any such action would be reasonably likely to constitute or result in a breach of fiduciary duty by the Board of Directors under applicable law.

OTHER AGREEMENTS

     Stockholders' Meeting. In the Merger Agreement, the Company has agreed to call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon the adoption of the Merger Agreement. The Company is required to, through its Board of Directors, recommend to its stockholders adoption of the Merger Agreement unless the Board of Directors determines in good faith, after having consulted with and considered the advice of its financial advisors and outside counsel, that making such recommendation, or failing to withdraw, modify or amend any previously made recommendation, would be reasonably likely to constitute or result in a breach of fiduciary duty by the Board under applicable law. The Company has agreed to, upon the request of BancWest, postpone or recess such stockholders' meeting for such period as BancWest shall reasonably request, if for any reason, the Trustees of the Damon Estate have failed in any material respect to comply with their obligations under the Stockholder Agreement at or prior to the date of such meeting, or have indicated to BancWest their intention so to do, in order to afford BNP an opportunity to enforce its rights under the Stockholder Agreement, including by way of court action, unless it is reasonably likely that the Merger Agreement will be adopted by the requisite vote of the stockholders of the Company at such meeting.

     Filings and Other Actions. In the Merger Agreement, each party has agreed to use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the transactions contemplated by the Merger Agreement and to consummation thereof as promptly as practicable, subject to the adoption of the Merger Agreement by the Company's stockholders, and (ii) to obtain (and to cooperate with the other party to obtain) any required consent of any governmental authority and or any other public or private third party in connection with the Merger and the other transactions contemplated by the Merger Agreement. Each of BancWest and the Company has agreed to use all reasonable best efforts to (i) lift or rescind any injunction or restraining order adversely affecting the ability of the parties to consummate the transactions contemplated by the Merger Agreement, (ii) defend any action or proceeding seeking to enjoin or prevent the consummation of the transactions contemplated by the Merger Agreement or seeking material damages, and (iii) provide to tax counsel to the other party representations and certifications as to such matters as such counsel may reasonably request in order to render the opinions referred to under "-- Conditions to the Consummation of the Merger."

     Indemnification of Directors and Officers of BancWest. The Merger Agreement provides that the Surviving Corporation will maintain all rights of indemnification existing in favor of the directors, officers and employees of BancWest to the full extent BancWest would have been permitted under applicable law and its articles of incorporation to indemnify such persons and will cause to be maintained for five years after the

Effective Time directors' and officers' liability insurance on terms not materially less advantageous than those contained in policies maintained by BNP for BancWest; provided that if the annual premium payments for such insurance exceed 150% of the premiums agreed to be paid between BancWest and Bank of the West and BNP in respect of 1997 for such insurance ( "BancWest's Current Premium"), the Surviving Corporation is required to maintain the maximum coverage available at an annual premium equal to 150% of BancWest's Current Premium.

     Employee Benefit Plans. For a description of the effect of the Merger on the BancWest employee benefit plans, see "THE MERGER -- Employee Benefits."

     Intercompany Matters. Pursuant to the Merger Agreement, BancWest has agreed to take any necessary action to ensure that any arrangements, contracts, agreements or transactions between BancWest or any of its subsidiaries, on the one hand, and BNP and any of its affiliates, on the other hand, may be terminated by the Surviving Corporation upon not more than 30 days' notice following the Effective Time without the payment of any financial penalty or fee, subject to certain exceptions.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     Each party's obligation to effect the Merger is subject to various conditions which include, in addition to other customary closing conditions, the following:

          (i) the Merger Agreement shall have been adopted by the required vote of the holders of the Common Stock;

          (ii) all necessary governmental approvals for the Merger (other than immaterial approvals) shall have been obtained, including that of the Federal Reserve Board, and any waiting periods imposed by any governmental entity with respect to the Merger shall have expired;

          (iii) there shall not be any injunction or restraining order preventing the consummation of the Merger or the transactions contemplated by the Transaction Agreements, nor shall the Merger or the transactions contemplated by the Transaction Agreements be illegal under any applicable law; and

          (iv) all conditions precedent to the consummation of the merger of Pacific One Bank with Bank of the West shall have been satisfied and such merger shall be consummated concurrently with the Effective Time.

     In addition, each party's obligation to effect the Merger is subject to the following additional conditions (any of which may be waived by such party):

          (i) the representations and warranties of the other party set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date, subject to such exceptions as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Surviving Corporation (and, in the case of the condition to BancWest's obligations, BNP);

          (ii) the other party shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement;

          (iii) such party shall have obtained all necessary consents to the Merger and the related transactions other than consents from governmental entities and other than those which, if not obtained, would not have a material adverse effect on the Surviving Corporation (and, in the case of the condition to BancWest's obligations, BNP);

          (iv) such party shall have received an opinion of its counsel dated the Closing Date that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and the Company and BancWest will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

          (v) the Company shall have been advised by the National Association of Securities Dealers, Inc. (the "NASD") that the Common Stock will continue to be designated as a "Nasdaq National Market System security" (as defined for purposes of Schedule D to the By-Laws of the NASD) after the issuance and sale of the shares of Class A Common Stock in the Merger and the effectiveness of the provisions of the Merger Agreement and the Transaction Agreements relating to BNP and the Company;

          (vi) each party shall have provided to the other party review reports prepared in accordance with the provisions of Statement of Accounting Standards No. 71, "Interim Financial Information", by such party's independent accountants covering quarterly financial reports for the most recent quarter ending at least 45 days prior to the Closing Date;

          (vii) each party shall have received a copy of the resolution or resolutions duly adopted by the other party's Board of Directors and stockholders authorizing the execution, delivery and performance by the other party of the Merger Agreement, certified by the Secretary or an Assistant Secretary of the other party;

          (viii) in approving the Merger, no governmental authority shall have imposed a burdensome condition or restriction upon such party or its subsidiaries which would reasonably be expected to (1) have a material adverse effect after the Effective Time on the present or prospective consolidated financial condition, business or operating results of the Surviving Corporation (and, in the case of the condition to BancWest's obligations, any other material operations, business or assets of BNP or its affiliates) (including, without limitation, any requirement to dispose of any material assets or businesses or restrict in any significant way any material operations or activities), (2) prevent the parties from realizing all or a substantial portion of the economic benefits of the transactions contemplated by the Merger Agreement, or (3) materially impair such party's ability to exercise and enforce its rights under the Transaction Agreements, the FHI Certificate and the By-Laws; and

          (ix) the Transaction Agreements shall have been duly executed and delivered and shall be in full force and effect and the representations and warranties contained in any such agreement shall be true and correct in all material respects and each party shall have performed in all material respects all obligations required to be performed by it thereunder at or prior to the Closing Date.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after adoption of the Merger Agreement by the stockholders of the Company:

          (i) by mutual consent of the Company and BancWest in a written instrument;

          (ii) by either the Company or BancWest upon written notice to the other party if the Federal Reserve Board shall have issued an order denying approval of the Merger and the other material aspects of the transactions contemplated by the Merger Agreement and the Transaction Agreements or if any governmental entity of competent jurisdiction shall have issued a final permanent order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement and the Transaction Agreements or imposing a burdensome condition, and in any such case the time for appeal or petition for reconsideration of such order shall have expired without such appeal or petition being granted;

          (iii) by either the Company or BancWest if the Merger shall not have been consummated on or before March 31, 1999; except that if the Merger shall not have been consummated on or before such date due to the act or omission of a party, then that party may not terminate the Merger Agreement pursuant to this clause;

          (iv) by the Company in the event of a breach by BancWest of any representation, warranty or covenant contained in the Merger Agreement (other than the covenant described in the first paragraph under "-- Other Acquisition Proposals") or in the event of a breach by BNP of any representation, warranty or covenant contained in the BNP Agreement (other than BNP's comparable covenant relating to acquisition proposals), which breach (1) either is not cured within 30 days after the giving of written notice to BancWest or BNP, as the case may be, or is of a nature which cannot be cured prior to the Closing and (2) would entitle the Company to elect not to consummate the transactions contemplated by the Merger Agreement pursuant to the provisions described under "-- Conditions to the Consummation of the Merger;"

          (v) by BancWest in the event of a breach by the Company of any representation, warranty or covenant contained in the Merger Agreement (other than the covenant described in the first paragraph under "-- Other Acquisition Proposals") or in the BNP Agreement which breach (1) either is not cured within 30 days after the giving of written notice to the Company or is of a nature which cannot be cured prior to the Closing and (2) would entitle BancWest to elect not to consummate the transactions contemplated by the Merger Agreement pursuant to the provisions described under "-- Conditions to the Consummation of the Merger;"

          (vi) by either the Company or BancWest if, in accordance with the terms of the Merger Agreement, the Board of Directors of the Company fails to recommend adoption of the Merger Agreement by the stockholders of the Company, or amends or modifies such recommendation in a manner materially adverse to BancWest or withdraws its recommendation to the stockholders of the Company;

          (vii) by the Company or BancWest, if the stockholders of the Company fail to adopt the Merger Agreement by the requisite vote at a duly held meeting of such stockholders held for such purpose or at any adjournment, postponement or continuation thereof;

          (viii) by the Company, in accordance with the covenant described in the second paragraph under "-- Other Acquisition Proposals;"

          (ix) by BancWest if a tender or exchange offer to acquire at least 50% of the outstanding shares of the Common Stock is commenced by any person (other than BNP, BancWest or any of their respective affiliates) and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender or exchange offer within ten business days after the commencement thereof (which, in the case of an exchange offer, will be the effective date of the registration statement relating to such exchange offer);

          (x) by BancWest if either (1) the Company shall have materially breached its obligations under the covenant described in the first paragraph under "-- Other Acquisition Proposals," and shall not have cured such breach within 24 hours after the giving of written notice thereof to the Company (provided that no cure period will apply if such breach shall have been wilful), or (2) the Company shall have exercised its rights under the covenant described in the second paragraph under "-- Other Acquisition Proposals" to provide nonpublic information or access to, or participate in discussions or negotiations with a third party that has made an unsolicited request for nonpublic information or access or has made an unsolicited Takeover Proposal, and in either such case the Company has not terminated such activities with such third party within 15 days after the commencement thereof; or

          (xi) by the Company if BancWest shall have materially breached its obligations under the covenant described in the first paragraph under "-- Other Acquisition Proposals" or BNP shall have breached its obligations under the comparable covenant contained in the BNP Agreement, and shall not have cured such breach within 24 hours after the giving of written notice thereof to BancWest or BNP, as the case may be (provided that no cure period will apply if such breach shall have been wilful).

     In the event of termination of the Merger Agreement by either the Company or BancWest based upon any of the foregoing reasons, the Merger Agreement will become void and there will be no liability or obligation on the part of the Company or BancWest or their respective officers or directors other than under certain specified provisions of the Merger Agreement dealing with broker's and finder's fees and indemnification therefor, confidentiality agreements and the payment of expenses and fees described in "-- Fees and

Expenses," and other than any liabilities or damages incurred as a result of the wilful breach by a party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

FEES AND EXPENSES

     The Merger Agreement provides that except as otherwise expressly provided therein, whether or not the transactions contemplated by the Merger Agreement are consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expense.

     In the Merger Agreement, the Company and BancWest agree that:

          (a) the Company will pay BancWest a fee of $10 million (the "Termination Fee") and reimburse BancWest for all actual, documented and reasonable out-of-pocket fees and expenses (the "Expenses") incurred by BancWest relating to the transactions contemplated by the Merger Agreement, up to a maximum of $3 million, if the Merger Agreement is terminated by the Company under the covenant described in the second paragraph under "-- Other Acquisition Proposals;" the Termination Fee and Expenses are required to be paid pursuant to this provision not later than five business days following termination of the Merger Agreement (or, in the case of Expenses, five business days after submission of statements therefor);

          (b) the Company will pay BancWest the Termination Fee if (x) the Merger Agreement is terminated by BancWest as a result of a material breach by the Company of its obligations under the covenant described in the first paragraph under "-- Other Acquisition Proposals" that has not been cured within the applicable cure period or the exercise by the Company of its rights under the covenant described in the second paragraph under "-- Other Acquisition Proposals" to furnish nonpublic information or access to, or to participate in discussions or negotiations with, a third party in response to an unsolicited request for such information and access or a Takeover Proposal and has not ceased to exercise such rights within the applicable time period, (y) on or prior to the first anniversary of the date of such termination, the Company enters into a definitive agreement with respect to a transaction of the type described under the definition of Acquisition Proposal (as defined below) and (z) such transaction is thereafter consummated; the Termination Fee is required to be paid pursuant to this provision within one business day following the consummation of any such transaction;

          (c) the Company will reimburse BancWest (not later than five business days after submission of statements therefor) for its Expenses, up to a maximum of $3 million, if the Merger Agreement is terminated by BancWest as a result of (i) a material breach by the Company of any of its representations, warranties or covenants contained in the Merger Agreement (including its agreements under the covenant described in the first paragraph under "-- Other Acquisition Proposals") or the BNP Agreement which is not cured within any applicable cure period, (ii) the failure of the Board of Directors of the Company to recommend adoption of the Merger Agreement by the Company's stockholders or the Board of Directors amending or modifying such recommendation in a manner that is materially adverse to BancWest or withdrawing such recommendation, (iii) the Board of Directors recommending that stockholders tender their shares in a tender or exchange offer for 50% or more of the outstanding shares of Common Stock or failing to reject such offer within the applicable time period or (iv) the exercise by the Company of its rights under the covenant described in the second paragraph under "-- Other Acquisition Proposals" to furnish nonpublic information or access to or to participate in discussions or negotiations with a third party in response to an unsolicited request for nonpublic information or access or an unsolicited Takeover Proposal and has not ceased to exercise such rights within the applicable time period;

          (d) the Company will reimburse BancWest (not later than five business days after submission of statements therefor) for its Expenses, up to a maximum of $3 million, if (i) the Merger Agreement is terminated by the Company or by BancWest as a result of the failure of the stockholders of the Company to adopt the Merger Agreement by the requisite vote and (ii) either (A) at any time after the date of the Merger Agreement, a bona fide Acquisition Proposal is publicly commenced, publicly disclosed or publicly communicated to the Company and not withdrawn unconditionally prior to the date of the Special Meeting or (B) (1) prior to the Special Meeting a court of competent jurisdiction shall have issued a permanent order invalidating the Stockholder Agreement or otherwise prohibiting performance by the Trustees of the Damon Estate of their obligations thereunder with respect to the voting of the shares covered thereby and (2) at the Special Meeting, such shares were not voted in favor of the adoption of the Merger Agreement; and

          (e) BancWest will reimburse the Company (not later than five business days after submission of statements therefor) for its Expenses, up to a maximum of $3 million, if the Merger Agreement is terminated by the Company as a result of a material breach by BancWest or BNP of any of its representations, warranties or covenants (including the covenant described under "-- Other Acquisition Proposals") contained in the Merger Agreement or the BNP Agreement which is not cured within any applicable cure period.

     "Acquisition Proposal" means any of (i) a transaction or series of transactions pursuant to which any person (other than BNP, BancWest or their respective affiliates) acquires or would acquire more than 50% of the outstanding Common Stock, (ii) any acquisition or proposed acquisition of the Company or any of its significant subsidiaries by a merger or other business combination or (iii) any other transaction pursuant to which any third party acquires or would acquire all or substantially all of the assets of the Company and its subsidiaries.

AMENDMENT

     The Merger Agreement may be amended by the parties at any time before or after adoption of the Merger Agreement by the stockholders of the Company, but, after any such approval, no amendment may be made which by law requires further approval by such stockholders without such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

EXTENSION; WAIVER

     At any time prior to the Closing Date, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to it and (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party.

                                OTHER AGREEMENTS

BNP AGREEMENT

     Concurrently with the execution of the Merger Agreement, the Company and BNP entered into an agreement (the "BNP Agreement") the principal terms of which are described below. A copy of the BNP Agreement is attached to this Proxy Statement as Appendix II and is incorporated herein by reference. The description set forth below of the terms of the BNP Agreement is qualified in its entirety by reference thereto. All stockholders are urged to read the BNP Agreement in its entirety.

     Representations and Warranties. The BNP Agreement contains customary representations and warranties by each of the Company and BNP relating to, among other things, (i) corporate power and authority to enter into, and due authorization, execution, delivery, performance and enforceability of, each of the Transaction Agreements, (ii) required governmental and third party consents and approvals and that neither the Transaction Agreements nor the transactions contemplated thereby violate either party's organizational documents, applicable law and certain material agreements, and (iii) absence of material litigation.

     In the BNP Agreement, BNP also makes representations and warranties to the Company concerning (i) ownership of BancWest Common Stock, (ii) ownership of capital stock of the Company, (iii) its investment intent with respect to the shares of Class A Common Stock to be received in the Merger, (iv) the accuracy of information provided by it for inclusion in this Proxy Statement, and (v) certain bank regulatory matters.

     Certain Covenants. In the BNP Agreement, BNP has agreed: (i) to comply with the covenant described in the first paragraph under "THE MERGER
AGREEMENT -- Other Acquisition Proposals", (ii) to waive any right to any dividend payable to it by the Company in the fourth quarter of 1998 (if the Effective Time occurs on or prior to December 31, 1998) or the first quarter of 1999 (if the Effective Time occurs after December 31, 1998 and on or prior to March 31, 1999) as a result of its being a record holder of shares of Class A Common Stock on the record date for the payment of such dividend, (iii) not to take any action to prevent BancWest from performing its covenants and agreements contained in the Merger Agreement, (iv) to take, and to cause Bank of the West to take, such action as is necessary to ensure that any arrangements, contracts, agreements or transactions between BancWest or any of its subsidiaries, on the one hand, and BNP and any of its affiliates, on the other hand (subject to certain exceptions) may be terminated by the Surviving Corporation upon not more than 30 days' notice following the Effective Time without the payment of any financial penalty or fee and (v) to exercise or cause one of its affiliates to exercise the purchase option with respect to the outstanding preferred stock of BancWest, acquire, or cause such affiliate to acquire, beneficial ownership of the outstanding shares of such preferred stock and vote all such shares in favor of the approval of the Merger Agreement, and to transfer all of the shares of such preferred stock to the Surviving Corporation effective on or before the Closing Date, in exchange for a payment by the Surviving Corporation of an amount equal to the aggregate price paid by BNP or such affiliate upon exercise of the purchase option.

     Survival and Indemnification. The BNP Agreement provides that the representations of the Company, BancWest and BNP in the Merger Agreement and the BNP Agreement relating to certain corporate matters and broker's and finders' fees and expenses will survive the Effective Time without limitation as to time and the representations of BancWest and the Company relating to subsidiaries and of BancWest relating to affiliate transactions contained in the Merger Agreement will survive the Effective Time for eighteen months after the Effective Time.

     Each of BNP and the Company agree to indemnify the other from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and expenses of investigation) (collectively, "Losses") incurred directly or indirectly because or resulting from or arising out of the fact that any matter which is the subject of a representation or warranty of BancWest or BNP, on the one hand, or the Company, on the other hand, referred to in the preceding paragraph is not as represented or warranted (without regard to any materiality qualification or limitation contained in the Merger Agreement or the BNP Agreement) to the extent that the aggregate amount, if any, by which such Losses payable by such party exceed in total $10 million, in which event such party will be liable for all Losses in excess of $10 million up to a maximum of $175 million.

     In addition, in the BNP Agreement, BNP agrees to pay and indemnify the Company and its affiliates against (i) taxes of any member (other than BancWest or any of its subsidiaries) of a consolidated, combined or unitary group of which BancWest or any of its subsidiaries (or any predecessor) is or was a member on or prior to the Effective Time by reason of the liability of BancWest or any of its subsidiaries pursuant to certain treasury regulations (or any analogous or similar state, local or foreign law or regulation), as a transferee or successor, by contract, or otherwise; (ii) taxes payable to the California Franchise Tax Board arising out of a proceeding to which Bank of the West is currently a party to the extent such taxes exceed any reserves therefor on the books of Bank of the West at the date of the Merger Agreement (provided that the Company will be required to pay to BNP an amount equal to the amount, if any, by which the reserves for such taxes exceed the taxes actually paid to such Franchise Tax Board); and (iii) any payments required to be made after the Closing Date under any tax sharing, tax indemnity, tax allocation or similar contracts (whether or not written) to which BancWest and its subsidiaries was obligated, or was a party, on or prior to the Closing Date other than agreements to which the only parties are one or more of BancWest and any of its subsidiaries. The Company may make a claim for indemnification with respect to any such taxes at any time prior to 60 days after the expiration of the applicable tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

     Each of the Company and BNP agree that the indemnification described above will be the sole and exclusive remedy of the Company or BNP, as the case may be, with respect to any and all Losses incurred directly or indirectly because or resulting from or arising out of the BNP Agreement and the transactions contemplated thereby (other than claims of, or causes of action arising from, the wilful breach by the other party or parties of any of its representations, warranties, covenants or agreements set forth in the BNP Agreement).

     Termination. The BNP Agreement terminates automatically and without any additional action by BNP or the Company, upon the termination of the Merger Agreement in accordance with its terms. See "THE MERGER
AGREEMENT -- Termination."

STOCKHOLDER AGREEMENT

     Concurrently with the execution of the Merger Agreement, BNP and the Trustees of the Damon Estate entered into the Stockholder Agreement. Pursuant to the Stockholder Agreement, the Trustees of the Damon Estate have agreed, among other things, to vote all of the shares of the Company beneficially owned by the Damon Estate in favor of the adoption of the Merger Agreement and the transactions contemplated thereby and against any other merger or business combination or other action which is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone or adversely affect the consummation of the Merger on the terms set forth in the Merger Agreement or the consummation of the other transactions contemplated thereby or by the Stockholder Agreement. The Damon Estate owned 7,900,000 (or approximately 25% of the outstanding) shares of Common Stock as of the Record Date.

     In the Stockholder Agreement, the Trustees of the Damon Estate also agreed not to, directly or indirectly, solicit or respond to any inquiries or the making of any proposal by any person or entity (other than BNP or any affiliate of BNP) with respect to the Company that constitutes or could reasonably be expected to lead to a Takeover Proposal (as defined in "THE MERGER
AGREEMENT -- Other Acquisition Proposals").

     The Stockholder Agreement terminates upon the earlier of the consummation of the Merger and the termination of the Merger Agreement pursuant to its terms.

     Notwithstanding anything in the Stockholder Agreement to the contrary, the covenants and agreements set forth therein shall not prevent any designee of the Damon Estate (including each of the Trustees of the Damon Estate who signed the Stockholder Agreement on behalf of the Damon Estate) who serves on the Board from taking any action, subject to applicable provisions of the Merger Agreement, while acting in such designee's capacity as a director of the Company.

                         RELATED ARRANGEMENTS WITH BNP

     This section of the Proxy Statement describes certain aspects of the relationship between the Company and BNP following the Merger, including the principal terms of the Class A Common Stock to be issued to BNP in the Merger, the Standstill and Governance Agreement and the Registration Rights Agreement to be entered into by the Company and BNP and the amendments to the FHI Certificate and the By-Laws of the Company. Copies of the FHI Certificate (as proposed to be amended), the By-Laws (as proposed to be amended), the Standstill and Governance Agreement and the Registration Rights Agreement are attached to this Proxy Statement as Exhibits A, B, C and D, respectively, to the Merger Agreement attached hereto as Appendix I and are incorporated herein by reference. The descriptions set forth below are qualified in their entireties by reference thereto. All stockholders are urged to read such documents in their entireties.

TERMS OF THE CLASS A COMMON STOCK

     General. In the Merger, BNP will be issued a number of shares of Class A Common Stock equal to 45% of the outstanding common equity of the Company following the Merger. The Class A Common Stock is equivalent on a per share basis to the existing Common Stock in all respects other than voting rights and conversion rights. BNP will be issued shares of Class A Common Stock rather than Common Stock primarily to enable BNP to elect directly its designees to the Board of Directors of the Company, thereby assuring BNP its proportionate representation on the Board as long as it owns Class A Common Stock. See
"-- Election of Directors," "-- Voting Rights" and "-- Charter
Amendments -- Stockholder Voting Requirements." No shares of Class A Common Stock may be issued except pursuant to, or in accordance with the terms of, the Merger Agreement and the Standstill and Governance Agreement between the Company and BNP (the "Standstill Agreement"), to be entered into on or before the Closing Date.

     Dividends. The holders of shares of Class A Common Stock will be entitled to receive, when, as and if declared by the Board dividends in an amount per share equal to the per share amount of any dividend paid on the Common Stock, payable on the same date of payment as the corresponding dividend on the Common Stock. If the Company pays any dividend on the Common Stock in shares of Common Stock or in options, warrants or other securities exercisable for or convertible into shares of Common Stock or effects a subdivision, combination or consolidation of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then the Company will declare and pay an equivalent dividend per share on the Class A Common Stock payable in shares of Class A Common Stock or in options, warrants or other securities exercisable for or convertible into shares of Class A Common Stock or effect an equivalent subdivision or combination or consolidation of the outstanding shares of Class A Common Stock into a greater or lesser number of shares of Class A Common Stock.

     Liquidation Rights. After distribution in full of any preferential amount to be distributed to the holders of preferred stock of the Company, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of Class A Common Stock are, subject to the right, if any, of the holders of the preferred stock to participate therein, entitled together with the holders of the Common Stock to receive all the remaining assets of the Company available for distribution to stockholders, ratably in proportion to the number of shares held by such holder.

     Voting Rights. Except as may otherwise be required by law, and except in connection with the election of directors or certain class voting rights as set forth below, each share of Class A Common Stock will be entitled to one vote on each matter in respect of which the holders of the Common Stock are entitled to vote, and the holders of the Class A Common Stock will vote together with the holders of the Common Stock as one class. So long as any shares of Class A Common Stock are outstanding, certain fundamental corporate actions by the Company will require the consent or affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting separately as a class, if such actions have not been approved by the affirmative vote of two-thirds of the entire Board of Directors of the Company. See "-- Charter Amendments -- Stockholder Voting Requirements."

     Election of Directors. The holders of the Class A Common Stock will have the right, voting separately as a class, to elect that number of directors of the Company (the "Class A Directors") equal to the product

(rounded to the nearest whole number) of (x) the Class A Multiplier (as defined below) and (y) the total number of directors constituting the authorized number of directors; provided that the number of directors entitled to be elected by holders of Class A Common Stock cannot constitute a majority of the total number of directors constituting the authorized number of directors. The holders of shares of Common Stock will not be entitled to vote with respect to the election of the Class A Directors. The "Class A Multiplier" is equal to .45, if the percentage of the outstanding Common Stock and Class A Common Stock represented by shares of Class A Common Stock beneficially owned by the holders of the Class A Common Stock, determined in accordance with the FHI Certificate (the "Class A Interest"), is greater than or equal to 40% and less than or equal to 45%; .35, if the Class A Interest is greater than or equal to 35% and less than 40%; .30, if the Class A Interest is greater than or equal to 30% and less than 35%; .25, if the Class A Interest is greater than or equal to 25% and less than 30%; .20, if the Class A Interest is greater than or equal to 20% and less than 25%; .15, if the Class A Interest is greater than or equal to 15% and less than 20%; and
 .10, if the Class A Interest is greater than or equal to 10% and less than 15%. The directors of the Company other than the Class A Directors (the "Non-Class A Directors") will be elected by the holders of the class or classes or series of stock entitled to vote therefor (which, immediately after the consummation of the Merger, will consist only of the Common Stock), but excluding the Class A Common Stock.

     A person who is not an officer of BNP or any of its affiliates may not be a nominee for a Class A directorship unless such person is reasonably satisfactory to the Board of Directors of the Company as evidenced by a resolution duly adopted by a majority of the directors constituting the authorized number of directors prior to the time such person is nominated for a Class A directorship.

     The Class A Directors will be apportioned by a majority vote of a committee comprised of the Class A Directors among the three classes of the Board of Directors to maintain the number of Class A Directors in each class as nearly equal as practicable.

     Conversion of Class A Common Stock. If (i) beneficial ownership of any share of Class A Common Stock is sold, transferred, assigned, pledged, encumbered or otherwise disposed of (each such act a "Transfer") to any person other than an (A) affiliate of the transferring holder, (B) a Qualified Transferee (as defined below under "-- Transfer Restrictions and Related Provisions -- Transfer Restrictions") or (C) a Qualified Pledgee (as defined below under "-- Transfer Restrictions and Related Provisions -- Transfer Restrictions"), then each such share of Class A Common Stock will automatically be converted into one share of Common Stock. In addition, if the Class A Interest decreases to less than 10%, then each outstanding share of Class A Common Stock will automatically be converted into one share of Common Stock. Shares of Class A Common Stock may also be converted into Common Stock at the option of BNP following the commencement of a tender or exchange offer or a Business Combination Proposal by BNP under the circumstances described under "-- Standstill and Related Provisions -- Early Release from Standstill Provisions."

STANDSTILL AND RELATED PROVISIONS

     Standstill Period. The Standstill Agreement provides that, subject to certain limited exceptions described below, during the four year period commencing on the Closing Date (the "Standstill Period"), neither BNP nor any of its affiliates, directors or executive officers may acquire beneficial ownership of additional shares of any class of capital stock or other securities of the Company which are then entitled to vote generally in the election of directors ("Voting Securities") such that BNP and its affiliates would beneficially own more than 45% of all Voting Securities outstanding (such percentage or such other percentage as may be in effect at any time in accordance with the provisions described below, the "Permitted Ownership Percentage" and such restrictions, the "Acquisition Restrictions"). The Permitted Ownership Percentage will decrease as a result of a Transfer by BNP of any capital stock of the Company, including securities convertible into, or exchangeable for, such stock, and options, warrants or other rights to acquire such stock ("Equity Securities") (other than Transfers by BNP to its affiliates or certain Transfers pursuant to a Public Offering or Rule 144 Sale (each as defined below). If BNP's and its affiliates' percentage ownership of the Company's Equity Securities determined in accordance with the Standstill Agreement (the "Ownership Percentage") decreases by an aggregate of less than 10% from the Ownership Percentage on the same date of the prior year (the "Transfer Measurement Date") as a result of a Transfer or series of Transfers of any Equity Securities pursuant to a Commission-registered public offering in which no more than 2% of the outstanding Common Stock and Class A Common Stock (collectively, the "Company Common Shares") is Transferred to any person or group (a "Public Offering") or pursuant to the restrictions of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") applicable to sales of securities by affiliates of an issuer (regardless of whether BNP or its affiliates is deemed at such time to be an affiliate of the Company) (a "Rule 144 Sale"), BNP will be permitted to acquire additional Equity Securities in open market purchases or in privately-negotiated transactions to maintain the Permitted Ownership Percentage that was in effect on the Transfer Measurement Date. If BNP's Ownership Percentage decreases as a result of an issuance by the Company of Common Stock or other Equity Securities (whether in a public offering, in connection with an acquisition, upon exercise of employee stock options or otherwise), BNP and its affiliates will be permitted to purchase additional Equity Securities in the open market or in privately-negotiated transactions so long as, after giving effect to such purchases, its Ownership Percentage will not exceed the then-applicable Permitted Ownership Percentage. If BNP's Ownership Percentage increases to an amount in excess of the then-applicable Permitted Percentage Ownership as the result of a repurchase or redemption of Equity Securities by the Company, then BNP will be required to dispose of such excess securities through either a sale of such securities to the Company or pursuant to a Public Offering or a Rule 144 Sale.

     Notwithstanding the foregoing acquisition restrictions, BNP will be entitled at any time to acquire additional shares of Common Stock if (i) BNP makes a capital infusion into the Company (A) in response to the requirements of applicable U.S. bank regulatory authorities, as advised in writing to the Company by such authority, or (B) because the Company ceases to be a "well-capitalized" bank holding company within the meaning of applicable bank regulatory guidelines and is not restored to the status of a "well-capitalized" bank holding company within twelve months after the date on which it ceased to be a "well-capitalized" bank holding company, or (ii) the Company becomes subject to any regulatory capital directive or becomes an institution in "troubled" condition under applicable bank regulatory definitions. If BNP wishes to acquire additional shares of Common Stock following any such acquisition of shares, such acquisition may only be effected through a Business Combination Proposal (as defined under "-- Early Release from Standstill Provisions") which provides for a price per share that is determined by an independent investment banking firm to be fair from a financial point of view to the holders of the Common Stock.

     Early Release from Standstill Provisions. The Acquisition Restrictions will not apply if:

          (i) a third party who is not an affiliate of BNP or any of its affiliates (a "Third Party") commences a bona fide tender or exchange offer for more than 50% of the outstanding Company Common Shares and the Board does not both (x) recommend against the tender or exchange offer within ten business days after the commencement thereof (which, in the case of an exchange offer, shall be deemed to be the effective date of the registration statement relating to the securities offered in such exchange offer) or such longer period as shall then be permitted under the Commission's rules and (y) adopt a stockholders' rights plan (if the Company does not then have one in effect) which does not contain an exception from the definition of "Acquiring Person", "Triggering Event" or similar terms for such Third Party or its affiliates (it being understood that, notwithstanding the foregoing, the Board will not be required to adopt such a plan if such plan is opposed by any of the Class A Directors),

          (ii) a Third Party acquires beneficial ownership of 25% of the outstanding Company Common Shares (other than as a result of purchases of such securities from the Company) and at such time the Ownership Percentage is equal to at least 25%, or

          (iii) a Third Party acquires beneficial ownership of 20% of the outstanding Company Common Shares (other than as a result of purchases of such securities from the Company) and publicly discloses a possible intention to seek control of the Company or to engage in a transaction that would result in a "Change of Control" (as defined in the Standstill Agreement) of the Company and at such time, the Ownership Percentage is equal to at least 20%;

provided that if the Acquisition Restrictions terminate as a result of any of
(i), (ii) or (iii) above, BNP may only acquire shares of Company Common Stock pursuant to (x) a tender or exchange offer for any and all outstanding shares of Company Common Stock or (y) a Business Combination Proposal (as defined below) for the Company so long as (A) such proposal is made in writing delivered only to the Executive Committee of the Board of Directors (the "Executive Committee") and (B) BNP and its representatives keep confidential and refrain from disclosing to any other person the fact that they have made any such proposal or any of the terms thereof. If (x) the foregoing tender or exchange offer referred to in clause (i) has been terminated, (y) the Third Party referred to in clauses (ii) or (iii) has reduced its beneficial ownership below 25% or 20%, respectively, of the outstanding Company Common Shares or (z) the Third Party referred to in clause (iii) has publicly altered or modified its prior public disclosure to provide that it intends to hold the shares acquired for investment purposes and not with the intention to seek control of the Company or to engage in a transaction that would result in a Change of Control of the Company, in each case without BNP having made a bona fide tender or exchange offer or a bona fide Business Combination Proposal, then the Acquisition Restrictions will be reinstated at the Permitted Ownership Percentage in effect prior to the termination of the Acquisition Restrictions. "Business Combination Proposal" means any proposal with respect to a merger or consolidation in which the Company is a constituent corporation or a sale, lease, exchange or mortgage of all or substantially all of the assets of the Company and its subsidiaries taken as a whole and pursuant to any of which transactions all of the Company Common Shares (other than those, if any, which are beneficially owned by BNP and its affiliates) would be exchanged for cash, securities or other property and, in certain circumstances, a tender or exchange offer for any and all of the outstanding Company Common Shares. Any Business Combination Proposal submitted by BNP pursuant to the Standstill Agreement is required to be a proposal for the acquisition of not less than 100% of the issued and outstanding Company Common Shares (other than those which are beneficially owned by BNP and its affiliates).

     BNP may exchange, at its option, any shares of Common Stock acquired by it pursuant to the provisions described above for shares of Class A Common Stock.

     Post-Standstill Provisions. The Standstill Agreement provides that, following the expiration of the Standstill Period and until either (i) the Ownership Percentage is less than 10% or (ii) BNP has consummated a Business Combination Proposal pursuant to the procedures described in the following paragraph or any other tender or exchange offer in which BNP and its affiliates have acquired at least 90% of the outstanding Company Common Shares not beneficially owned by BNP and its affiliates (the "Post-Standstill Period"), neither BNP nor any of its affiliates may (except as provided below) (i) take any action resulting in a majority of the Board being BNP nominees or otherwise not constituting Independent Directors (as defined below), (ii) increase its beneficial ownership of Equity Securities so that its Ownership Percentage becomes greater than its Permitted Ownership Percentage on the date the Standstill Period terminated, or (iii) take any other action that could result in an increase in the Ownership Percentage or other material transactions between the Company and BNP or its affiliates.

     Notwithstanding the foregoing restrictions, during the Post-Standstill Period, BNP may submit a Business Combination Proposal (including a tender or exchange offer for all the outstanding Company Common Shares) to the Executive Committee on a confidential basis, whereupon the Executive Committee must promptly retain an independent investment banking firm and outside legal counsel (whose fees will be borne by the Company) to assist the Executive Committee in its review of the proposal. If the independent investment banking firm is unable to conclude within a reasonable period of time (not exceeding 60 days) following submission of such Business Combination Proposal to the Executive Committee that such Business Combination Proposal is fair from a financial point of view to the stockholders of the Company (other than BNP and its affiliates), or concludes that it is inadequate, then BNP will be required to withdraw such Business Combination Proposal and may not submit another Business Combination Proposal to the Company pursuant to this provision of the Standstill Agreement for a period of twelve months from the date on which such independent investment banking firm reached such conclusion. See "-- Exceptions to Standstill Provisions." If the independent investment banking firm concludes that the Business Combination Proposal is fair and adequate, then the Executive Committee will cause the proposal to be submitted to the full Board of Directors for consideration. If a majority of the Independent Directors (as hereinafter defined) on the Board conclude, after considering the advice of such financial and legal advisors as such Independent Directors consider relevant and material in the circumstances, that the transaction contemplated by such Business

Combination Proposal is not in the best interests of all of the Company's stockholders at that time, then BNP will be required to withdraw such Business Combination Proposal and may not submit another Business Combination Proposal to the Company pursuant to this provision for a period of twelve months from the date on which the Independent Directors made such conclusion. See "-- Exceptions to Standstill Provisions." Approval of such Business Combination Proposal by the Board will require the affirmative vote of a majority of the Independent Directors then on the Board of Directors (in addition to any other vote required by applicable law) and may be subject to any "market check" procedures for a reasonable period of time (not exceeding 90 days) (the "Market Check Period") as the Board (including a majority of the Independent Directors of the Board of Directors) may determine to be appropriate in the circumstances. If, within the Market Check Period, the Company receives from a Third Party a superior proposal (a "Superior Proposal") to the Business Combination Proposal submitted by BNP (as determined in good faith by the Board of Directors (including a majority vote of the Independent Directors)), the Company will be required to offer BNP a reasonable period after delivery to BNP of notice of such Superior Proposal (but no more than five business days) to revise its Business Combination Proposal so that the terms thereof, as so revised, are superior to the Superior Proposal (as determined in good faith by the Board of Directors (including a majority vote of the Independent Directors)). If BNP does not submit, within such five business day period, a revised proposal which is determined in accordance with the preceding sentence to be superior to the Superior Proposal, the Board of Directors may cause the Company to enter into an agreement for such Superior Proposal and recommend acceptance thereof to the stockholders of the Company. In such event, BNP has agreed that it will, and will cause each of its affiliates to, in connection with any vote or action by written consent of the stockholders of the Company with respect to such agreement, vote or cause to be voted (or execute or cause to be executed a written consent in respect of) all Voting Securities, if any, beneficially owned by BNP and its affiliates in favor of the Superior Proposal (or, if such Superior Proposal is a tender or exchange offer, tender and cause each of its affiliates to tender, its Equity Securities) unless the Board of Directors withdraws its recommendation of such Superior Proposal prior to the date on which such vote is held or such action by written consent becomes effective or the consummation of such tender or exchange offer occurs, as the case may be. If the Company does not receive a Superior Proposal during the Market Check Period, then the Company and BNP may enter into a definitive agreement (containing customary terms and conditions, including customary "fiduciary out" provisions) to consummate BNP's Business Combination Proposal; provided that the Board has received a reaffirmation as of such date of the fairness opinion described above in form and substance reasonably and in good faith satisfactory to a majority of the Independent Directors. If the independent investment banking firm is unable to reaffirm such fairness opinion, the Company will give notice thereof to BNP which will have 15 days to improve its proposal so that such opinion may be reaffirmed and if, after submission of an improved proposal, if any, such opinion is still not reaffirmed, then the proposed transaction will terminate and BNP may not submit another such proposal under this provision for twelve months following the date such proposal is first submitted by the Executive Committee to the Board for consideration. The Standstill Agreement provides that following the execution of a definitive agreement between BNP and the Company, BNP is not required to vote its shares in favor of any alternative proposal or tender its shares in any alternative tender or exchange offer which is thereafter entered into by the Company or made by any Third Party. "Independent Director" means any Non-Class A Director who is not an affiliate or a past or present officer, director or employee of, and was not nominated by, BNP or any of its affiliates, and is not associated with an entity that performs substantial services for any of the foregoing.

     Other Standstill Provisions. In addition to the limitations on acquisitions of securities, in the Standstill Agreement, BNP has agreed that during the Standstill Period, except as otherwise permitted under the Standstill Agreement as described herein, neither it nor any of its affiliates will:

          (i) initiate, propose or otherwise solicit securityholders of the Company for the approval of one or more securityholder proposals or induce or attempt to induce any other person to initiate any securityholder proposal, or seek election to or seek to place a representative or other affiliate or nominee on the Board (other than a nominee for a Class A Directorship (a "Class A Nominee")) or seek removal of any member of the Board (other than a Class A Director);

          (ii) (A) propose or seek to effect a merger, consolidation, recapitalization, reorganization, sale, lease, exchange or other disposition of substantially all assets or other business combination involving, or a tender or exchange offer for securities of, the Company or any of its subsidiaries or any material portion of its or such subsidiary's business or assets or any other type of transaction that would otherwise result in a Change of Control of the Company or in any increase in the Ownership Percentage beyond the then existing Ownership Percentage (any such action described in this clause (A), a "Company Transaction Proposal"), (B) seek to exercise any control or influence over the management of the Company or the Board or any of the businesses, operations or policies of the Company (other than solely by virtue of representation on the Board and participation in meetings and other actions of the Board and any duly constituted committee thereof or by informal meetings or consultations with members of the Board or management), (C) advise, assist or encourage or finance (or assist or arrange financing to or for) any other person in connection with any of the matters restricted by, or to otherwise seek to circumvent the limitations of, the Standstill Agreement, or (D) present to the Company, its stockholders or any third party any proposal constituting or that can reasonably be expected to result in a Company Transaction Proposal or in an increase in the Ownership Percentage;

          (iii) publicly suggest or announce its willingness or desire to engage in a transaction or group of transactions or have another person engage in a transaction or group of transactions that constitute or could reasonably be expected to result in a Company Transaction Proposal or in an increase in the Ownership Percentage or take any action that might require the Company to make a public announcement regarding any such Company Transaction Proposal;

          (iv) initiate, request, induce, encourage or attempt to induce or give encouragement to any other person to initiate, or otherwise provide assistance to any person who has made or is contemplating making, or enter into discussions or negotiations with respect to, any proposal constituting or that can reasonably be expected to result in a Company Transaction Proposal or in an increase in the Ownership Percentage;

          (v) solicit proxies (or written consents) or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents), or otherwise become a "participant" in a "solicitation," or assist any "participant" in a "solicitation" (as such terms are defined in Rule 14a-1 of Regulation 14A and Instruction 3 of Item 4 of Schedule 14A, respectively, under the Securities Exchange Act of 1934 (the "Exchange Act")) in opposition to the recommendation or proposal of the Board, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of (or the execution of a written consent in respect of) Voting Securities or, except as otherwise expressly required, permitted or contemplated by the Standstill Agreement or the FHI Certificate, as amended, execute any written consent in lieu of a meeting of the holders of Voting Securities or grant a proxy with respect to the voting of Voting Securities to any person other than an officer or agent of BNP or the Company;

          (vi) form, join in or in any other way (including by deposit of Equity Securities) participate in a partnership, pooling agreement, syndicate, voting trust or other "group" (as defined in the Exchange Act) with respect to Equity Securities, or enter into any agreement or arrangement or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of Equity Securities;

          (vii) take any other actions, alone or in concert with any other person, to seek to effect a Change of Control of the Company or an increase in the Ownership Percentage or otherwise seek to circumvent any of the limitations set forth in (i)-(vi) above; or

          (viii) request, or induce or encourage any other person to request, that the Company amend or waive any of the provisions of the Standstill Agreement.

The obligations of BNP and its affiliates described in the foregoing paragraph will terminate upon the termination of the Acquisition Restrictions as described under "-- Early Release from Standstill Provisions" in order to permit BNP to make the Business Combination Proposal or the tender or exchange offer described therein.

     During the Post-Standstill Period, BNP may contact or respond to contacts from other stockholders of the Company regarding the business and affairs of the Company on a confidential basis, but, for the first four years of the Post-Standstill Period, BNP may not, and may not permit any of its affiliates to, either directly or through others (i) solicit, finance or become a participant in a solicitation of proxies or written consents, (A) for the election of Non-Class A Directors of the Company, (B) for any stockholder proposal opposed by the Board or (C) against any proposal submitted to the stockholders and recommended by the Board, (ii) make or submit any proposal to the Company's stockholders opposed by the Board, (iii) make any public statement as to any intention or plan to take actions not consistent with the then-applicable terms of the Standstill Agreement, (iv) publicly announce (except as otherwise legally required) any intention to dispose of some or all of its Equity Securities or acquire additional Equity Securities, (v) form or join a group with the objective or effect of effecting a change of control of the Company, (vi) take any action inconsistent with the procedures described in "-- Post-Standstill Provisions" or (vii) publicly request or encourage others to request that the Company waive any of the then-applicable provisions or limitations contained in the Standstill Agreement.

     Exceptions to Standstill Provisions. Notwithstanding the restrictions described above, under the Standstill Agreement, BNP may at any time submit a Business Combination Proposal for the Company so long as (i) such Business Combination Proposal is made in writing delivered only to the Executive Committee in a manner which does not require public disclosure thereof by the Company and (ii) BNP and its representatives keep confidential and refrain from disclosing to any other person the fact that they have made such a Business Combination Proposal or any of the terms thereof. The Standstill Agreement provides that the Executive Committee will be under no obligation to BNP or its affiliates to accept such Business Combination Proposal or to cause such Business Combination Proposal to be submitted to the full Board of Directors for consideration.

     In addition, (i) if part of the agenda of any meeting of the Board of Directors or any committee thereof includes the review any proposal submitted by a Third Party with respect to a Company Transaction Proposal which would result in a change of control of the Company (other than any proposal included as a result of action taken by BNP described under "-- Other Governance
Provisions -- Agenda"), or (ii) if the Board of Directors or any committee thereof determines to solicit proposals for such a transaction from Third Parties, the Company will be required to give prompt written notice of such determination to BNP and provide BNP with a reasonable opportunity to, in the case of clause (i), participate as a potential bidder prior to accepting such Third Party proposal or, in the case of clause (ii), participate in the solicitation process as a potential bidder.

TRANSFER RESTRICTIONS AND RELATED PROVISIONS

     Transfer Restrictions. Under the Standstill Agreement, BNP has agreed that, for a period of eighteen months after the Closing Date, neither BNP nor its affiliates will Transfer any Equity Securities without the prior written consent of the Company except Transfers to its affiliates or Transfers required by the provisions described under "-- Standstill and Related
Provisions -- Standstill Period." After such eighteen month period and prior to the second anniversary of the Closing Date, neither BNP nor its affiliates will Transfer any Equity Securities except (i) to an affiliate or (ii) pursuant to a Rule 144 Sale.

     Following the second anniversary of the Closing Date, the Standstill Agreement provides that neither BNP nor its affiliates will Transfer any Equity Securities except for Transfers: (i) pursuant to a Public Offering, (ii) pursuant to a Rule 144 Sale, (iii) to an affiliate of BNP which agrees in writing with the Company to be bound by the Standstill Agreement as fully as if it or they were an initial signatory thereto, (iv) pursuant to a tender or exchange offer by a Third Party that is not rejected by the Board within the time period prescribed by the Exchange Act and the rules and regulations promulgated by the Commission thereunder, (v) of no more than 4.9% of the outstanding Company Common Shares to any one institutional investor (a "Privately-Negotiated Sale") which (A) purchases such shares in the normal course of its investment business, for investment purposes only, and with no intention of influencing control of the Company and which purchases such shares pursuant to an exemption from the registration requirements of the Securities Act, and (B) provides appropriate certification to the Company as to the foregoing matters;

provided that neither BNP nor any of its affiliates may exercise its right to Transfer shares as described in this clause (v) on more than one occasion in any 12-month period, (vi) of any number of shares (a "Block Sale") to any one or more institutional investors (but not more than 20% of the then-outstanding Company Common Shares to any one bank holding company, as such term is defined under applicable banking regulations, or foreign bank or foreign banking organization, as such terms are defined under applicable banking regulations) who are reasonably acceptable to the Board (such approval not to be unreasonably withheld or delayed) and who agree in writing with the Company to be bound by the then-applicable provisions of the Standstill Agreement as fully as if it or they were an initial signatory thereto (a "Qualified Transferee"), or (vii) pursuant to a bona fide pledge to secure money borrowed by BNP or any affiliate, entered into in good faith and not for purposes of avoiding the restrictions set forth in the Standstill Agreement; provided (x) that such pledge is made to a person who is a Qualified Transferee pursuant to clause (vi) above (a "Qualified Pledgee"), (y) the number of Equity Securities pledged complies with the limitations as to amount set forth in clause (vi) above and (z) at the time such pledge is made, such Qualified Pledgee agrees in writing to be bound by the then-applicable provisions of the Standstill Agreement as fully as if it was an initial signatory thereto. Any Transfer pursuant to clauses (i), (v) or (vi) of the preceding sentence will be subject to the Company's right of first refusal described below.

     Right of First Refusal. The Standstill Agreement provides that, prior to any Transfer that is subject to the Company's right of first refusal described above, BNP and/or its affiliates proposing to effect such Transfer (the "Transferring Party") is required to deliver written notice (the "Transfer Notice") to the Company specifying (i) the person to whom the Transferring Party proposes to make such Transfer (in the case of a Privately-Negotiated Sale or a Block Sale) and the proposed manner of Transfer, (ii) the number or amount and description of the Equity Securities to be Transferred, (iii) except in the case of a Public Offering, the price per share or other security determined in the manner set forth in the Standstill Agreement (the "Offer Price"), and (iv) all other material financial and economic terms and conditions of the proposed Transfer, including a description of any non-cash consideration sufficiently detailed to permit valuation thereof. The Company may elect to purchase all (but not less than all) the Equity Securities that are the subject of the Transfer Notice for cash at the Offer Price and upon the other financial and economic terms and conditions specified in the Transfer Notice. If the Company elects to purchase the offered Equity Securities, it must give notice to the Transferring Party within 15 business days of its receipt of the Transfer Notice of its election, which notice must include the date set for the closing of such purchase, which date may not be later than five business days following the delivery of such election notice, or, if later, five business days after receipt of all required regulatory approvals. The Company may assign its rights to purchase the Equity Securities to another person, in certain circumstances, as set forth in the Standstill Agreement. If the Company does not respond to the Transfer Notice within the required response time period or elects not to purchase the offered Equity Securities, the Transferring Party may complete the proposed Transfer (to the same proposed transferee, in the case of a Privately-Negotiated Sale or a Block Sale) on terms no less favorable to the Transferring Party than those set forth in the Transfer Notice and such Transfer must be completed within the time periods specified in the Standstill Agreement.

     Registration Rights. Under the Merger Agreement, the Company and BNP have agreed to enter into a registration rights agreement (the "Registration Rights Agreement") at or prior to the Closing Date containing customary terms and conditions and which will provide, among other things, that subject to the transfer restrictions described above under "-- Transfer Restrictions," BNP will have the right to require the Company to use its best efforts to register under the Securities Act Registrable Securities (as defined below) for resale in up to five demand registrations and an unlimited number of incidental registrations, provided that the aggregate number of demand and incidental registration requests by BNP may not exceed three in any 12-month period and no more than two demand registrations may be requested in any 12-month period. For purposes of the Registration Rights Agreement, "Registrable Securities" means: (x) the shares of Common Stock issuable upon the transfer of the shares of Class A Common Stock that may be owned from time to time by BNP and (y) any securities which have been or may be issued or distributed in respect of Class A Common Stock issued to BNP in the Merger or any other shares covered by clause (x) by way of stock dividend, stock split or other distribution, recapitalization, or reclassification, exchange offer, merger, consolidation or similar transaction. The Company will pay all registration expenses in connection with each registration of Registrable Securities pursuant to the Registration Rights Agreement.

     BNP's registration rights will be subject to the following additional limitations: (i) the Company may reduce the number of shares to be included in any underwritten offering if, in the judgment of the managing underwriter for such offering, the number of shares to be offered exceeds the number of shares that can be offered without jeopardizing the success of the offering (provided that any such reduction must be pro rata); (ii) the Company may defer filing a registration statement (or suspend sales pursuant to an effective registration statement) for up to 60 consecutive days (but not more than 120 days in any twelve-month period) if it would require the Company to disclose confidential information which, in the judgment of the Board, would be harmful to disclose, or if such registration and distribution would adversely affect a share repurchase program of the Company; and (iii) BNP will agree to suspend offers and sales of the Common Stock following the commencement of a Commission-registered offering of Common Stock by the Company for a period of time not to exceed 120 days following the commencement of the offering. The Company will be required to suspend its own sales of Common Stock for up to 45 days when BNP is selling shares pursuant to the demand registration rights provisions.

OTHER GOVERNANCE PROVISIONS

     Voting of Shares by BNP. The Standstill Agreement provides that BNP and its affiliates may vote any Voting Securities beneficially owned by them as they may elect in their sole discretion on all matters other than the election of Non-Class A Directors, in which case, as long the Acquisition Restrictions have not terminated as described under "-- Standstill and Related Provisions -- Early Release from Standstill Provisions," BNP and its affiliates must vote any Voting Securities beneficially owned by them and entitled to vote in the election of Non-Class A Directors in the same proportion as the stockholders of the Company other than BNP and its affiliates vote.

     Under Delaware law, approval of most actions by stockholders requires a majority vote of all outstanding shares. Because of the size of BNP's interest in the Company following the Merger, BNP will have the ability to significantly influence the outcome of most matters submitted to a stockholder vote following the Merger. BNP's interests with respect to any matter which is subject to a stockholder vote may diverge from or conflict with those of the Company and its stockholders (other than BNP). In addition, although a merger of the Company in the future will not generally require separate approval of the holders of the Class A Common Stock voting as a separate class, it will likely be impracticable (as long as BNP retains a 45% or similar ownership stake in the Company) for a third party to acquire the combined company through a merger or similar business combination without BNP's approval.

     Committees. The Standstill Agreement requires the Company to cause each committee of the Board of Directors to, subject to requirements under the Exchange Act or applicable securities exchanges or markets, include at the request of BNP a number of Class A Directors proportionate to the Ownership Percentage for so long as the Ownership Percentage is at least 20%, except that BNP will not be entitled to designate a majority of any committee.

     Agenda. Pursuant to the terms of the Standstill Agreement, if BNP wishes to include a matter on the agenda for any meeting of the Board of Directors, BNP must communicate such matter to the Chief Operating Officer of the Company who may communicate such matter to the Chief Executive Officer of the Company for consideration. The Chief Executive Officer will be required to place such matters on the agenda as soon as reasonably practicable, in his judgment, subject to the terms of the Standstill Agreement.

CHARTER AMENDMENTS

     In the Merger, the FHI Certificate will be amended and, as amended, will be the Certificate of Incorporation of the Surviving Corporation. The following is a summary of certain provisions of the amendments to the FHI Certificate that will be effected in the Merger. A copy of the FHI Certificate, as proposed to be amended, is set forth as Exhibit A to the Merger Agreement attached hereto as Appendix I and is incorporated herein by reference. Stockholders are urged to read the attached FHI Certificate in its entirety.

     Name Change.  The name of the Company will change to "BancWest
Corporation".

     Increase in Number of Authorized Shares; Change in Par Value. The FHI Certificate currently authorizes the Company to issue 150,000,000 shares of capital stock, having a par value of $5.00 per share, 100,000,000 of which shares are designated as Common Stock and 50,000,000 of which shares are designated as preferred stock. Following the Merger, the Surviving Corporation will be authorized to issue 325,000,000 shares of capital stock, having a par value of $1.00 per share, which will be divided into three classes: 200,000,000 shares will be designated as Common Stock, 75,000,000 shares will be designated as Class A Common Stock and 50,000,000 shares will be designated as preferred stock.

     Of the 100 million shares of Common Stock currently authorized, at the Record Date 31,139,428 shares of Common Stock were outstanding. Each share of Class A Common Stock is convertible into one share of Common Stock in certain circumstances (see "-- Terms of the Class A Common Stock -- Conversion of Class A Common Stock"). Therefore, the Company must at all times keep reserved for issuance one share of Common Stock for issuance upon conversion of the Class A Common Stock. Assuming the issuance of approximately 25.9 million shares of Class A Common Stock to BNP in the Merger, the number of shares of the Company's authorized but unissued shares of Common Stock available for issuance for other purposes will be significantly reduced following the Closing.

     The Board believes that the continued availability of shares of Common Stock is advisable not only in connection with the Merger but to provide the Company with the flexibility to take advantage of opportunities to issue Common Stock to obtain capital, as consideration for possible acquisitions or for other corporate purposes. See "THE MERGER -- Recommendation of the Board; Reasons for the Merger." The Company currently has no plans, understandings, agreements or arrangements concerning the issuance of additional shares of Common Stock, except for the shares of Class A Common Stock to be issued in the Merger, the shares of restricted Common Stock to be issued in exchange for the SARs held by BancWest employees as described herein and the grants of stock options or restricted shares of Common Stock pursuant to existing employee benefit plans to newly-hired officers or employees consistent with past practice. If any plans, understandings, arrangements or agreements are made concerning the issuance of any such shares, holders of the then outstanding shares of the Company's capital stock may or may not be given the opportunity to vote thereon, depending upon the nature of any such transaction, the law applicable thereto, the policy of any stock exchange on which the Common Stock may then be listed and the judgment of the Board of Directors regarding the submission thereof to the Company's stockholders. Under the FHI Certificate as so amended, after the Merger stockholders of the Surviving Corporation will not have any preemptive rights to subscribe for such shares. See "-- Elimination of Preemptive Rights" below.

     Creation of Class A Common Stock. The FHI Certificate will be amended to establish the terms of the Class A Common Stock which include the right to elect a number of Class A Directors to the Board and class voting rights under certain circumstances (see "-- Terms of the Class A Common Stock"). The terms of the Common Stock will also be supplemented in order to set forth the rights of the holders of the Common Stock in relation of those of the holders of the Class A Common Stock. Specifically, the FHI Certificate will be amended to provide that the payment of dividends to holders of the Common Stock will be subject to the right of the holders of the Class A Common Stock to have the Company declare a dividend on the Class A Common Stock in an amount per share equal to the per share amount of the dividend paid on the Common Stock and that in the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of the Class A Common Stock and Common Stock will participate ratably in proportion to the number of shares held by each such holder in any distribution of assets of the Company to such stockholders. See "-- Terms of the Class A Common Stock". In addition, a new provision will be added to the FHI Certificate which provides that in the event the Company effects a subdivision or combination of shares of Class A Common Stock, then in each such case the Company will effect an equivalent subdivision or combination or consolidation of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock.

     Stockholder Voting Requirements. In the Merger, the FHI Certificate will be amended to provide that, so long as any shares of Class A Common Stock are outstanding, the affirmative vote of the holders of a majority of the shares of Common Stock and Class A Common Stock at the time outstanding, voting together as a class, will be required for each of the following actions (except in respect of any actions described in clauses (i), (ii), (iii) or (ix), in which case the holders of the Class A Common Stock will vote separately as a class); unless any such action has been approved by the affirmative vote of two-thirds of the authorized number of directors (in which case, only such vote, if any, of the stockholders of the Company as is required under applicable law or otherwise under the FHI Certificate or By-Laws will be required): (i) the amendment of the FHI Certificate or By-Laws so as to materially and adversely affect the rights of the holders of Class A Common Stock; (ii) (A) the issuance of any series or class of capital stock having either (x) more than one vote per share or (y) a class vote on any matter, except to the extent such class vote is required by Delaware law or to the extent that holders of any series of preferred stock may have the right, voting separately as a class, to elect a number of directors of the Company upon the occurrence of a default in payment of dividends or redemption price or (B) the adoption of any stockholder rights plan; (iii) the issuance of any series of preferred stock which at the time of such issuance would not constitute "non-voting shares" as defined in 12 C.F.R. sec. 225.2(q)(2) or any successor provision; (iv) the issuance of Voting Securities to any person or entity (including the subsidiaries of the Company and, for this purpose, irrespective of whether such subsidiaries are entitled to vote such securities) representing voting power in excess of (i) 20% of the aggregate voting power of the outstanding Voting Securities as of the date of such issuance or (ii) 35% of the aggregate voting power of the average number of Voting Securities outstanding over the previous twelve months (calculated based on the number of Voting Securities issued and outstanding on the last day of each of the twelve calendar months immediately preceding the month in which such issuance occurs); provided that for purposes of this clause (iv), (A) the issuance of options, warrants or other securities exercisable for or convertible into Voting Securities (other than pursuant to dividends or other distributions paid or distributed ratably to all stockholders of the Company) will be deemed to be the issuance of Voting Securities for or into which such securities are exercisable or convertible and if the Company enters into an agreement to issue Voting Securities such Voting Securities will be deemed to be issued on the date that the Company executes an agreement to issue such Voting Securities and (B) such percentages will be calculated on a pro forma basis after giving effect to the issuance or issuances in question; (v) any merger, consolidation or other business combination in which the Company is a constituent company if the Company is not the surviving or resulting entity in such transaction (or if the Company is the surviving or resulting entity and such transaction results in a change of control of the Company) or the sale, exchange, lease or mortgage of all or substantially all of the Company's assets in one transaction or a series of related transactions; (vi) any acquisition, directly or indirectly, by the Company or any of its subsidiaries (except from the Company or a subsidiary of the Company) of any assets or businesses, in one transaction or a series of related transactions in any twelve-month period (whether by merger, tender or exchange offer, asset purchase or otherwise), in which the consideration paid by the Company (A) if in shares of Common Stock, will exceed 20% of the aggregate voting power of the outstanding Voting Securities as of the date that the Company or any such subsidiary enters into a definitive agreement to effect such transaction or, in the case of a series of related transactions, as of the date that the Company or any such subsidiary enters into a definitive agreement to effect the last of such related transactions, or (B) if in cash, property or other securities of the Company, has a fair market value (determined in accordance with the FHI Certificate, as amended) at the time of the execution by the Company or such subsidiary of a definitive agreement to effect such transaction or, in the case of a series of related transactions, at the time of the execution by the Company or such subsidiary of a definitive agreement to effect the last of such related transactions, which will exceed one-fourth of the market capitalization (determined in accordance with the FHI Certificate, as amended) of the Company at such time; (vii) any disposition, directly or indirectly, by the Company or any of its subsidiaries (except to the Company or a subsidiary of the Company) of any assets or businesses, in one transaction or a series of related transactions in any twelve-month period (whether by merger, tender or exchange offer, asset purchase or otherwise) in which the book value of the assets disposed of (as shown on the most recently available financial statements of the Company) exceeds one-sixth of the total consolidated assets of the Company (as shown on the Company's balance sheet contained in its most recently filed annual or quarterly report) at the time of the execution by the Company or such subsidiary of a definitive agreement to effect such disposition or, in the case of a series of related transactions, at the time of the execution by the Company or such subsidiary of a definitive agreement to effect the last of such dispositions; (viii) the voluntary liquidation or dissolution of the Company; or (ix) any merger, consolidation, recapitalization, reorganization, sale, acquisition, other business combination or other transaction to which the Company is a party involving the issuance of Voting Securities of the Company that does not result in a change of control of the Company if, as a result of such transaction, any person (other than a holder of shares of Class A Common Stock) would become the beneficial owner of 25% or more of the total voting power of all Voting Securities of the Company outstanding after such transaction or any three persons (other than holders of shares of Class A Common Stock) would become the beneficial owners of 45% or more of the total voting power of all Voting Securities of the corporation outstanding after such transaction.

     Number of Directors. The FHI Certificate will be amended in the Merger to increase the minimum number of directors from three to seven and provide that the Board (rather than the stockholders, as currently provided) shall set the number of directors within the range set forth therein.

     Elimination of Preemptive Rights. The FHI Certificate currently provides that, upon any increase in the authorized capital stock of the Company, except for stock issuances in connection with mergers or acquisitions or as otherwise provided by resolution of the stockholders of the Company, the Board must first offer the additional authorized stock pro rata to all current stockholders of record. In the Merger, the FHI Certificate will be amended to eliminate the preemptive rights provisions of the FHI Certificate. Complying with the preemptive rights provision generally involves considerable delay and substantial expense to the Company since the Company is required in most situations either to complete a rights offering, or to obtain stockholder consents to a waiver of the preemptive rights, before issuing any shares of capital stock. Among other things, this may limit the Company's flexibility to take advantage of opportunities to raise capital for business growth or to finance acquisitions that may become available in the rapidly changing financial markets. The purpose of preemptive rights, which originated when companies were small and liquidity was limited, was to preserve the stockholders' proportionate interests in a corporation. Today, however, there exists a broad base of corporate ownership and a ready market for stock of corporations. Stockholders wishing to maintain or increase their holdings in the Company can do so through market purchases or through the Company's dividend reinvestment plan. The Company believes that it is now one of the few remaining publicly-traded companies in the United States to have a preemptive rights provision in its charter. The elimination of preemptive rights from the FHI Certificate will also give the Company the option to use unissued stock, rather than open market purchases, for its benefit plans and its dividend reinvestment plan, thus providing another vehicle for raising capital necessary to expand the Company's business.

     Classified Board. The FHI Certificate will be amended in the Merger to include in the Company's charter (where they are typically located) certain provisions relating to the classified Board that are currently in the Company's By-Laws.

     Nominating Committee. In the Merger, the FHI Certificate will be amended to establish a nominating committee of Class A and Non-Class A Directors to nominate successors to the chief executive officer and chief operating officer of the Company. See "DIRECTORS, MANAGEMENT AND OPERATIONS FOLLOWING THE
MERGER -- Management Following the Merger."

     Supermajority Vote to Amend By-Laws. The FHI Certificate will be amended in the Merger to require a two-thirds vote of the authorized number of directors in order to alter or amend certain provisions of the By-Laws (principally those relating to the governance arrangements with BNP).

BY-LAW AMENDMENTS

     In the Merger, certain amendments will be made to the By-Laws, including:
(i) moving the provisions regarding a classified board from the By-Laws to the certificate of incorporation (where they typically are located); (ii) eliminating the provisions regarding removal of directors by stockholders without cause or by other directors; (iii) reflecting the establishment of the Class A Common Stock and the Class A Directors (see "-- Terms of the Class A Common Stock"); (iv) requiring that directors be notified at least five days in advance of all Board of Directors meetings or meetings of committees thereof, unless such requirement is waived by a majority of each of the Class A Directors and the Non-Class A Directors (in which case 24 hours' notice will be required);
(v) requiring that stockholder nominations for Non-Class A Directors at the Company's annual meetings of stockholders or special meetings called for such purpose and other proposals by Company stockholders for consideration at the Company's annual meetings of stockholders be received between 70 and 90 days in advance of each such meeting (which advance notice will afford management time to consider the qualifications of proposed non-management nominees or the merits of any such proposals and, to the extent deemed necessary or desirable by management, to inform stockholders about such qualifications and merits in the Company's proxy statement for such meeting); (vi) granting to the Board of Directors or to the Chairman of the Board full discretion to set the date of each annual meeting of stockholders;
(vii) increasing the vote required to call a special meeting of stockholders from 25% to not less than a majority of the voting power of the outstanding shares of the Company's capital stock entitled to vote at such meeting on such matter and providing that no business may be brought before such meeting except as set forth in the notice of such meeting; (viii) providing that the Chairman of the Board may adjourn without a stockholder vote any meeting; (ix) permitting the Board to establish rules and regulations for the conduct of stockholder meetings as it deems appropriate; (x) requiring that a quorum of the Board, in addition to the requirements of Delaware law, include a majority of the Non-Class A Directors; (xi) providing that no action may be taken at a meeting of the Board of Directors with respect to an item not on an agenda distributed in advance of the meeting if a majority of either the Class A Directors or Non-Class A Directors present at such meeting objects to the taking of such action; (xii) requiring that any action taken by the Executive Committee must have the unanimous approval of all members of the committee; (xiii) requiring a two-thirds vote of the directors constituting the authorized number of directors to appoint or remove the Chief Executive Officer and the Chief Operating Officer; and (xiv) revising the indemnification provisions and the provisions regarding the setting of a record date to conform with various Delaware law changes.

     Certain of the By-Law amendments described above, such as the advance notice requirement for stockholder proposals, the elimination of provisions relating to removal of directors without cause by stockholders and the increased vote required to call special meetings of stockholders may have certain anti-takeover effects.

     In addition to the amendments described above, the By-Laws will be amended in the Merger to provide that, notwithstanding that a lesser vote or no vote of the Board of Directors (or a committee thereof) may be required by law or the FHI Certificate, and in addition to any other vote of the Board of Directors (or a committee thereof) required by law or the FHI Certificate, the affirmative vote of two-thirds of the directors constituting the authorized number of Board of Directors will be required for approval of the following actions:

          (i) any distributions or dividends of securities or other property (other than cash and other than dividends payable in shares of Common Stock or Class A Common Stock), if the fair market value (determined in accordance with the By-Laws) thereof equals or exceeds 10% of the total of all amounts that are included under stockholders' equity of the Company (as shown on its most recent financial statements) as of the date of any such action of the Board of Directors;

          (ii) any repurchase or redemption of outstanding equity securities of the Company if the gross consideration to be paid for such repurchase or redemption, together with the gross consideration paid for all such repurchases or redemptions in the preceding twelve month period but net of the amount of the net proceeds from the issuance of other equity securities in such period, equals or exceeds 10% of the total of all amounts that are included under stockholders' equity of the Company (as shown on its most recent financial statements) as of the date of any such action by the Board of Directors; and

          (iii) a decision by the Board of Directors to consent to or enter into any cease and desist order or formal agreement with any bank regulatory authority or other governmental agency which would adversely affect the interests of the holders of the Class A Common Stock in the good faith opinion of the Class A Directors (as set forth in a resolution duly adopted by a majority of such Class A Directors).

     As long as BNP continues to own a substantial amount of Class A Common Stock, the taking of any action described above will require the concurrence of at least some of the Class A Directors nominated by BNP.

     A copy of the By-Laws, as proposed to be amended and restated, is set forth as Exhibit B to the Merger Agreement attached hereto as Appendix I and is incorporated herein by reference. Stockholders are urged to read such amended and restated By-Laws in their entirety.

           DIRECTORS, MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

DIRECTORS FOLLOWING THE MERGER

     As of the Closing Date, the Board of Directors of the Surviving Corporation will consist of 20 members (including nine Class A Directors). The initial nine Class A Directors will be apportioned equally among the three classes of directors of the Board. Following the Closing, the size of the Board may be increased or decreased in accordance with the FHI Certificate and By-Laws as in effect from time to time.

MANAGEMENT FOLLOWING THE MERGER

     After the Closing, Walter A. Dods, Jr., currently Chairman and Chief Executive Officer of the Company, will continue to be Chairman and Chief Executive Officer of the Surviving Corporation and First Hawaiian Bank, and Don
J. McGrath, currently President and Chief Executive Officer of Bank of the West, will be President and Chief Operating Officer of the Surviving Corporation and will remain President and Chief Executive Officer of Bank of the West. Each of these officers will continue to serve in those respective capacities unless removed by a vote of two-thirds of the Board or until their death, voluntary retirement or resignation. Upon a vacancy occurring in either the position of Chief Executive Officer or Chief Operating Officer for any reason, a nominating committee of the Board will be formed consisting of two Class A Directors (selected by the Class A Directors) and two Independent Directors (selected by the Non-Class A Directors). Such nominating committee will nominate an individual to fill the vacancy and will submit the nomination to the full Board for approval by a two-thirds vote. If the initial four director nominating committee cannot agree on a nomination, the members of the committee will jointly select a fifth director, who must be a Non-Class A Director, to resolve the disagreement by a majority vote of such nominating committee and will submit the nomination to the full Board for approval by a two-thirds vote of the directors then in office.

     Additionally, other senior managers of the Surviving Corporation will be John K. Tsui, who will continue as President of First Hawaiian Bank and also become Chief Credit Officer of the Surviving Corporation; Howard H. Karr, currently Executive Vice President, Chief Financial Officer and Treasurer of the Company, who will be Chief Financial Officer of the Surviving Corporation; Douglas C. Grigsby, currently Chief Financial Officer of Bank of the West, who will be Treasurer and Director of Strategic Planning and Mergers and Acquisitions of the Surviving Corporation; and Bernard Brasseur, currently Risk Manager of Bank of the West, who will be Risk Manager of the Surviving Corporation.

     BNP will have the right to designate a deputy chief auditor of the Surviving Corporation and any successor thereto from time to time, provided that such individual (i) is or thereupon becomes an employee of the Company or First Hawaiian Bank, and (ii) is reasonably acceptable to both the Chief Executive Officer and the Chief Operating Officer of the Surviving Corporation.

OPERATIONS FOLLOWING THE MERGER

     Although no assurance can be given either that any specific level of cost savings will be achieved or as to the timing thereof, the Company currently expects the Surviving Corporation to achieve approximately $23.2 million and $41.0 million in pre-tax annual cost savings in 1999 and 2000, respectively, as a result of the Merger. The cost savings are expected to be derived principally by merging Pacific One Bank with Bank of the West, integrating data processing and back-office operations, in particular, eliminating vendor costs relating to BancWest's current outsourcing of back-office processing, eliminating duplicative operations and consolidating certain retail and wholesale operations.

     It is also estimated that a one-time, pre-tax restructuring charge of approximately $67.0 million will be incurred upon consummation of the Merger principally as a result of employee separations, elimination of duplicative facilities, employee relocations, and losses on asset impairments and dispositions of assets. A portion of this restructuring charge relates to exiting certain activities of Bank of the West which accordingly, will be reflected as a purchase price adjustment rather than a charge to earnings. The finalization of these plans could result in a material change to this estimate.

     The Company also expects that the Surviving Corporation will be able to generate increased revenues as a result of the Merger. The Company expects that pre-tax revenue enhancements will be approximately $6.3 million in 1999 and approximately $9.8 million in 2000. The Company expects to achieve these results, in part, from potential cross-selling of products and services to the commercial and consumer customer bases of the combined company. Whether these anticipated benefits are ultimately achieved will depend on a number of factors, including the ability of the Surviving Corporation to successfully integrate the businesses of the Company and BancWest.

     The Surviving Corporation will be headquartered in Honolulu and will have an administrative headquarters in San Francisco.

                              FIRST HAWAIIAN, INC.

     The Company is a registered bank holding company under the BHCA. As a bank holding company, the Company is allowed to acquire or invest in the securities of companies that are engaged in banking or in activities closely related to banking as authorized by the Federal Reserve Board. The Company, through its subsidiaries, operates a general commercial banking business and other businesses related to banking. Its principal assets are its investments in First Hawaiian Bank, a State of Hawaii chartered bank; FHL Lease Holding Company, Inc., a financial services loan company; Pacific One Bank, a State of Oregon chartered bank with authority to operate interstate branches in Washington and Idaho; and First Hawaiian Capital I, a Delaware business trust. At March 31, 1998, the Company had consolidated total assets of $8.13 billion, total deposits of $6.14 billion and total stockholders' equity of $736.25 million.

     Based on total assets as of June 30, 1997, the Company was the 68th largest bank holding company in the United States as reported in the American Banker.

     The Company's principal executive offices are located at 999 Bishop Street, Honolulu, Hawaii 96813, and its telephone number is (808) 525-7000.

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

                              BANCWEST CORPORATION

GENERAL

     BancWest is incorporated under the laws of California. All of the outstanding BancWest Common Stock is owned by BNP, a limited liability banking corporation organized under the laws of the Republic of France. On November 30, 1995, BancWest acquired all of the outstanding shares of common stock of Bank of the West, a California state-chartered bank and, as a result thereof, serves as the United States domestic holding company of Bank of the West. BancWest is a registered bank holding company under the BHCA, and is subject to regulation thereunder by the Federal Reserve Board. As of the date hereof, BancWest's only activity consists of owning the shares of Bank of the West.

     BancWest's principal executive offices are located at 180 Montgomery Street, San Francisco, California 94104 and its telephone number is (415) 765-4800.

BANK OF THE WEST

GENERAL

     BancWest's principal subsidiary is Bank of the West, the fifth largest bank in the State of California, with total assets of approximately $5.769 billion and total deposits of approximately $4.678 billion at March 31, 1998. Bank of the West conducts a general commercial banking business, providing retail and corporate banking and trust services to individuals, institutions, businesses and governments through 105 branches and other commercial banking offices located primarily in the San Francisco Bay Area and elsewhere in the Northern and Central Valley regions of California. Bank of the West also generates indirect automobile loans and leases, recreational vehicle loans, recreational marine vessel loans, equipment leases and deeds of trust on single family residences through a network of manufacturers, dealers, representatives and brokers in all 50 states. Bank of the West's principal subsidiary is Essex Credit Corporation ("Essex"), a Connecticut corporation. Essex is engaged primarily in the business of originating and selling consumer loans on a nationwide basis, such loans being made for the purpose of acquiring or refinancing pleasure boats or recreational vehicles. Essex generally sells the loans that it makes to various banks and other financial institutions, which banks and institutions thereafter service such loans. Essex has a network of eleven regional direct lending offices located in the following states:
California, Connecticut, Florida, Maryland, Massachusetts, New Jersey, New York, North Carolina, Texas and Washington. During the year ended December 31, 1997, Essex originated $303 million principal amount of boat loans and $58 million of recreational vehicle loans.

     Bank of the West is a commercial banking corporation formed under the laws of the State of California and its deposits are insured by the FDIC. The predecessor of Bank of the West was chartered as a national banking association 124 years ago in San Jose, California. Until its acquisition by BNP in 1980, Bank of the West operated as a community bank mainly in Santa Clara County and elsewhere in the southern portion of the San Francisco Bay Area. During the 1990's, Bank of the West has expanded its market presence in the Northern and Central Valley regions of California through a series of acquisitions of other financial institutions and branches.

     Bank of the West's principal executive offices are located at 1450 Treat Boulevard, Walnut Creek, California 94596 and its telephone number is (925) 942-8300.

HISTORY OF THE BANK

     Bank of the West was organized under the national banking laws on July 11, 1874, under the name "The Farmers National Gold Bank". Its name was changed to "The First National Bank of San Jose" on February 27, 1880. Effective January 2, 1979, Bank of the West converted from a national bank to a California state charter, and its corporate name was changed to "Bank of the West". On March 29, 1980, Bank of the West was acquired by BNP through the merger of Bank of the West with BNP's wholly-owned subsidiary, French Bank of California, with the resultant bank being named "Bank of the West". In 1990, Bank of the

West acquired Central Bank, a California state bank. In 1991, Bank of the West acquired certain assets and deposit liabilities of Imperial Federal Savings Association, a federal savings association operating under the receivership of the Resolution Trust Corporation (the "RTC"). In 1992, Bank of the West acquired certain assets and deposit liabilities of eleven branches of Atlantic Financial Federal Savings Bank, a federal savings bank operating under the conservatorship of the RTC. In 1994, Bank of the West acquired certain assets and deposit liabilities of 15 branches of Citibank, F.S.B., a federal savings bank. In 1996, Bank of the West acquired Northbay Financial Corporation ("NFC"), a savings and loan holding company, through the merger of an acquisition subsidiary of Bank of the West with and into NFC; immediately thereafter, NFC and its principal subsidiary, Northbay Savings Bank, F.S.B., a federal savings bank, were merged with and into Bank of the West under the charter and title of the Bank. On October 1, 1997, Bank of the West acquired all of the common stock of Essex.

OPERATING DIVISIONS

     Bank of the West, at year end 1997, had approximately 2,000 employees and served the financial needs of approximately 379,000 households and businesses. Structurally, Bank of the West is organized into three principal divisions:
Community Banking, Commercial Banking and Consumer Finance. These divisions are discussed in the following paragraphs.

     Community Banking. The focus of Bank of the West's community banking strategy is Northern California and, more specifically, the Northern California counties comprising the San Francisco Bay Area and the Central Valley area of California. This market area includes a population of approximately 14 million residents, with approximately 7 million in the San Francisco Bay Area and approximately 4 million in the Central Valley as of December 31, 1997. The San Francisco Bay Area is one of the State of California's wealthiest regions, and the Central Valley of California is an area which has been experiencing rapid transition from a largely agricultural base to a mix of agricultural and commercial enterprises.

     Bank of the West utilizes its 105 branch network as its principal funding source. A key element of Bank of the West's community banking strategy is to seek to distinguish itself as the provider of the "best value" in community banking services. To this end, Bank of the West seeks to position itself within its markets as an alternative to both the higher priced, smaller "boutique" commercial banks as well as the larger commercial banks, which may be perceived as offering lower service and lower prices on a "mass market" basis.

     In pursuing the Northern California community banking market, Bank of the West seeks to serve a broad customer base by furnishing a range of retail and commercial banking products. Through its branch network, Bank of the West generates a variety of consumer loans, including direct vehicle loans, consumer lines of credit and second mortgages. In addition, Bank of the West generates and holds a small portfolio of first mortgage loans on one-to-four family residences. Through its commercial banking operations conducted from its branch network, Bank of the West offers a wide range of basic commercial banking products that are intended to serve the needs of smaller community-based businesses. These loan products include in-branch originations of standardized products for businesses with relatively simple banking and financing needs. More complex and customized commercial banking services are offered through Bank of the West's regional banking centers which serve clusters of branches and provide lending, deposit and cash management services to companies operating in the relevant market areas. Bank of the West also provides, through an arrangement with an independent marketing concern, a number of fee-based products and services such as annuities, insurance and securities brokerage.

     The Professional Banking and Trust & Investment areas within the Community Banking division provide a wide range of products to targeted markets. Professional Banking, located in San Francisco, serves the banking needs of attorneys, doctors and other working professionals. The Trust & Investment Services area, headquartered in San Jose, and with offices in San Francisco, provides a full range of individual and corporate trust services.

     Bank of the West has sought to utilize its acquisitions of savings and loan branches as an opportunity to "cross-sell" the thrift customers of those branches with a broader array of commercial banking products, including small business loans, consumer lines of credit, installment loan products and trust services.

     Another important element in Bank of the West's strategic plan for its community banking operations is an effective promotion strategy which seeks to position Bank of the West as "the Northern California Community Bank". Television and radio advertising is an important component of developing Bank of the West's community bank image and customer acceptance. In furtherance of this objective, the Bank sponsors special events such as the "Bank of the West Classic" professional women's tennis tournament held annually in Palo Alto, California.

     At March 31, 1998, the Community Banking division had total outstanding loans of approximately $600 million and total outstanding deposits of approximately $4.1 billion.

     Commercial Banking. The Commercial Banking division provides targeted corporate banking services throughout the Western United States, with particular emphasis on the Northern California marketplace. The operating units that make up this group consist of the Business Banking Division, the Specialty Lending Division, and the Real Estate Industries Division.

     The Business Banking division was organized in mid-1996 to support commercial lending activities for larger business customers through six regional lending centers located in Northern and Central California. Each regional office provides a wide range of loan and deposit services to mid-sized companies with borrowing needs of $500,000 to $25 million. Lending services include receivables and inventory financing, equipment term loans, letters of credit, agricultural loans and trade finance. Other banking services include cash management, insurance products, trust, investment, foreign exchange and various international banking services.

     The Specialty Lending division seeks to provide focused banking services and products to specifically targeted markets in which BancWest's management believes that Bank of the West's resources, experience and technical expertise give it a competitive advantage. Through operations conducted in this division, Bank of the West has established a significant national market niche among those commercial banks which are lenders to religious organizations. In addition, leasing operations within Specialty Lending have made Bank of the West a significant provider of equipment leasing financing, including both standard and tax-oriented products, to a wide array of clients. To support the cash management needs of both Bank of the West's corporate banking customers and large private and public deposit relationships maintained with Bank of the West, the Specialty Lending division operates a Cash Management Group which provides a full range of innovative and relationship-focused cash management services.

     The Real Estate Industries division, whose primary markets are Northern and Central California and Nevada, originates and services construction, short-term and permanent loans to residential developers, commercial builders and investors. The division is particularly active in financing the construction of detached residential subdivisions in Northern California. Other construction lending activities include low-income housing, industrial development, apartment, retail and office projects. The division also originates and services single-family home loans sourced through the Bank's Community Bank branch network.

     At March 31, 1998, the Commercial Banking division had total outstanding loans of approximately $1.5 billion.

     Consumer Finance. The Consumer Finance division targets the production of auto loans and leases in the Western United States, and recreational vehicle and marine loans nationwide, with a business emphasis on originating credits at the high end of the credit spectrum.

     The Consumer Finance division originates recreational vehicle and marine credits on a nationwide basis through sales representatives located throughout the country servicing a network of over 1,700 recreational vehicle and marine dealers and brokers.

     During the fourth quarter of 1997, Bank of the West acquired Essex to complement its dealer marine and recreational vehicle presence. Essex, which is based in Connecticut and operates as a wholly-owned subsidiary of Bank of the West, primarily focuses on the origination and sale of loans in the broker marine market and also originates and sells loans to finance the acquisition of recreational vehicles.

     The division's auto lending and leasing activity is primarily focused in the Western United States. Bank of the West originates loans and leases to finance the purchase of new and used autos, light trucks and vans through a network of more than 2,000 dealers and brokers in California, Nevada and Arizona.

     At March 31, 1998, the Consumer Finance division had total outstanding loans of approximately $2.3 billion.

COMPETITION

     Banking is a highly competitive business. Northern California, with a population of approximately 14 million, is Bank of the West's primary market. In the San Francisco Bay Area and the Central Valley region, there are approximately 978 depository institutions with approximately 4,811 branches and over $305 billion in deposits. Bank of the West competes actively for general banking business with a large number of state and national banks, major foreign-affiliated or foreign banks, and many financial and nonfinancial firms which offer services similar to or competitive with those offered by Bank of the West, many of which have greater resources than Bank of the West. In addition, Bank of the West seeks to generate indirect consumer finance loans through a network of manufacturers, dealers, representatives and brokers in all 50 states and competes with many larger banks, finance companies and other providers of credit for such businesses. Competition within the California financial services industry can be expected to increase.

     The enactment of interstate banking legislation will likely increase competition for banking services within California. Regulatory reform, as well as other changes in federal and California law will also affect competition. See "-- Supervision and Regulation."

SUPERVISION AND REGULATION

     Bank Holding Company Act. BancWest presently is a bank holding company subject to the BHCA and, as a result, reports to, is registered with, and is subject to examination by, the Federal Reserve Board which also has authority to examine the subsidiaries of BancWest, including Bank of the West. Upon consummation of the Merger between the Company and BancWest, the Company will be the Surviving Corporation and, therefore, BancWest will no longer exist as a separate bank holding company subject to regulation by the Federal Reserve Board. The Surviving Corporation will continue as a bank holding company subject to supervision and regulation by the Federal Reserve Board under the BHCA and Bank of the West, as a subsidiary of the Surviving Corporation, also will continue to be subject to supervision and regulation by the Federal Reserve Board. For additional information regarding the BHCA and the powers of the Federal Reserve Board thereunder, reference should be made to the Company's Annual Report to the Commission on Form 10-K for the year ended December 31, 1997, "Item 1. Business -- Supervision and Regulation -- Holding Company Structure," which is incorporated by reference herein. See "WHERE YOU CAN FIND MORE INFORMATION."

     BancWest is also a bank holding company within the meaning of Section 3700 of the California Financial Code and as such, BancWest and Bank of the West are, and upon consummation of the Merger the Surviving Corporation will be, subject to examination by, and may be required to file reports with, the California Commissioner of Financial Institutions (the "Commissioner") and the California Department of Financial Institutions (the "DFI").

     Bank Regulation and Supervision. Bank of the West, as a California state-chartered bank which is not a member of the Federal Reserve System, is subject to supervision and regulation by the DFI and the FDIC. The regulations of these agencies affect most aspects of Bank of the West's business and prescribe permissible types of loans and investments, the amount of required reserves, requirements for branch offices, the permissible scope of Bank of the West's activities and various other requirements. While Bank of the West is not a member of the Federal Reserve Board, it is subject to certain regulations of the Federal Reserve Board dealing primarily with check clearing activities, establishment of banking reserves, Truth-in-Lending (Regulation Z), Truth-in-Savings (Regulation DD), and Equal Credit Opportunity (Regulation B). Bank of the West also is subject to the requirements of the CRA.

     Upon consummation of the Merger between the Company and BancWest and the concurrent merger of Pacific One Bank into Bank of the West, Bank of the West will continue as a California state-chartered bank and therefore will remain subject to supervision and regulation by the DFI and the FDIC in essentially the same manner as prior to the Merger. For information regarding the FDIC's powers of supervision and examination with respect to insured banks, such as Bank of the West, reference should be made to the Company's Annual Report to the Commission on Form 10-K for the year ended December 31, 1997, "Item 1.
Business -- Supervision and Regulation," which is incorporated by reference herein.

     Under California law, Bank of the West is subject to various restrictions on, and requirements regarding, its operations and administration including the maintenance of branch offices and automated teller machines, capital and reserve requirements, deposits and borrowings, and investment and lending activities. Whenever it appears to the Commissioner that certain conditions exist with respect to a California state-chartered bank, such as when the tangible shareholders' equity of such bank is less than the greater of three percent of such bank's total assets or $1,000,000, the Commissioner may take possession of the property and business of such bank until such bank resumes business upon such conditions as may be prescribed by the Commissioner or its affairs are finally liquidated as provided by statute.

     California law permits a state chartered bank to invest in the stock and securities of other corporations, subject to receiving either general authorization or, depending on the amount of the proposed investment, specific authorization from the Commissioner. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), however, imposes limitations upon the activities and equity investments of state chartered, federally insured banks. The FDIC rules on investments prohibit a state bank from acquiring equity investments of a type, or in an amount, not permissible for a national bank. FDICIA also prohibits a state bank from engaging as a principal in any activity that is not permissible for a national bank, unless the bank is adequately capitalized and the FDIC approves the activity after determining that such activity does not pose a significant risk to the deposit insurance fund. The FDIC rules on activities of state-chartered banks generally permit subsidiaries of such banks, without prior FDIC authorization, to engage in those activities that have been approved by the Federal Reserve Board for bank holding companies. Bank of the West's finance company subsidiary, Essex Credit Corporation, engages only in such permissible activities. Other activities which may be conducted by state-chartered banks generally require specific FDIC prior approval, and the FDIC may impose additional restrictions on such activities on a case-by-case basis in approving applications to engage in otherwise impermissible activities.

     The Federal Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act") authorized banks to engage in "merger transactions" (defined as mergers, consolidations or acquisitions of assets and liabilities) across state lines, beginning June 1, 1997. Under such legislation, each state had the opportunity to "opt out" of this provision, thereby prohibiting interstate merger transactions in such states, or to "opt in" at an earlier time, thereby allowing such transactions within that state prior to June 1, 1997. Furthermore, pursuant to such act, a bank is now able to open new branches in a state in which it does not already have banking operations, if the laws of such state permit such de novo branching.

     California "opted in" to certain provisions of the Riegle-Neal Act regarding interstate branching by enacting the Caldera, Weggeland, and Killea California Interstate Banking and Branching Act of 1995 ("IBBA"). Under the IBBA, California opted into the portion of the federal law allowing early interstate merger transactions. However, California opted out of the provisions of the federal law allowing interstate branching through the acquisition of a branch located in California (without acquisition of the whole business unit of the California bank) and also opted out of the provision of the federal law allowing interstate branching through de novo establishment of California branch offices. Further, no out of state bank that does not already maintain a California branch office may merge as the surviving bank with a California bank or purchase the whole of the business of the California bank unless the California bank has been in existence for at least five years. The Commissioner is also authorized to approve an interstate merger transaction involving a California bank which would result in a deposit concentrating exceeding 30% of the deposits in California if the Commissioner finds that the transaction is consistent with the public convenience and advantage in California.

     Capital Standards. BancWest and Bank of the West, like the Company and First Hawaiian Bank, are subject to risk-based capital adequacy guidelines promulgated by the federal banking agencies. For additional information regarding such capital adequacy guidelines, see the Company's Annual Report to the Commission on Form 10-K for the year ended December 31, 1997, "Item 1. Business -- Supervision and Regulation -- Capital Requirements," which is incorporated by reference herein.

     The following tables present the capital ratios for BancWest and Bank of the West, compared to the standards promulgated by the federal banking agencies for well-capitalized depository institutions, as of March 31, 1998 (amounts in thousands except percentage amounts).

                                                                       BANCWEST
                                                  --------------------------------------------------
                                                         ACTUAL              WELL          MINIMUM
                                                  --------------------    CAPITALIZED      CAPITAL
                                                  CAPITAL     RATIO(1)       RATIO       REQUIREMENT
                                                  --------    --------    -----------    -----------
Leverage........................................  $428,543      7.50%         5.0%           4.0%
Tier 1 Risk-Based...............................   428,543      8.97          6.0            4.0
Total Risk-Based................................   519,741     10.88         10.0            8.0

                                                                   BANK OF THE WEST
                                                  --------------------------------------------------
                                                         ACTUAL              WELL          MINIMUM
                                                  --------------------    CAPITALIZED      CAPITAL
                                                  CAPITAL     RATIO(1)       RATIO       REQUIREMENT
                                                  --------    --------    -----------    -----------
Leverage........................................  $428,135      7.50%         5.0%           4.0%
Tier 1 Risk-Based...............................   428,135      8.96          6.0            4.0
Total Risk-Based................................   519,333     10.87         10.0            8.0

---------------
(1) Leverage ratio computed based upon total assets (less goodwill) at March 31, 1998. Tier 1 Risk-Based and Total Risk-Based ratios based upon total risk-weighted assets at March 31, 1998.

     Restrictions on Dividends and Other Distributions. The power of the board of directors of an insured depository institution, such as Bank of the West, to declare a cash dividend or other distribution with respect to capital is subject to statutory and regulatory restrictions which limit the amount available for such distribution depending upon the earnings, financial condition and cash needs of the institution. FDICIA prohibits insured depository institutions from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions, including dividends, if, after such transaction, the institution would be undercapitalized.

     The FDIC also has the authority to prohibit an insured depository institution from engaging in business practices which are considered to be unsafe or unsound, including the payment of dividends under certain circumstances even if such payments are not expressly prohibited by statute.

     In addition to the restrictions imposed under federal law, California state-chartered banks, such as Bank of the West, generally may only pay cash dividends to the extent such payments do not exceed the lesser of retained earnings of the bank or the bank's net income for its last three fiscal years (less any distributions to shareholders during such period). In the event a California bank desires to pay cash dividends in excess of such amount, the bank may pay a cash dividend, with the prior approval of the DFI, in an amount not exceeding the greatest of the bank's retained earnings, the bank's net income for its last fiscal year, or the bank's net income for its current fiscal year.

     Competition. The encouragement of interstate banking through the enactment of various federal and state legislative measures during the 1990s, including the Riegle-Neal Act in 1994 as well as the IBBA in California in 1995, have had the effect of encouraging bank and financial institution mergers in California and thereby increasing the size and scope of competitors of Bank of the West in the California banking markets and can be expected to continue to have such effect in the foreseeable future. Regulatory reform, as well as other changes in federal and California law, will also affect competition. While the impact of these changes, and of other proposed changes, cannot be predicted with certainty, it is clear that the business of banking in California will remain highly competitive.

     For information regarding possible future banking legislation which may affect insured depository institutions, such as Bank of the West, reference is made to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, "Item 1. Business -- Future Legislation," which is incorporated by reference herein.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Certain matters contained herein are forward-looking statements that involve certain risks and uncertainties that could cause BancWest's actual results to differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, global, national, state and local economic and market conditions, the level and volatility of interest rates and currency values, credit risks inherent in the lending process, loan and deposit demand in the geographic regions in which BancWest conducts business, the impact of intense competition in the rapidly evolving banking and financial services business, the effect of current and pending government legislation and regulations, the extensive regulation of BancWest's businesses at both the federal and state levels and other matters discussed below and under "INFORMATION REGARDING FORWARD-LOOKING STATEMENTS" contained herein.

     BancWest expressly disclaims any obligation or undertaking to release any update or revision to any forward-looking statement contained herein to reflect any change in BancWest's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

     Data presented and discussed in this section are the consolidated data for BancWest for the periods and at the dates indicated. Such data are virtually the same for Bank of the West, the wholly-owned subsidiary of BancWest.

SELECTED FINANCIAL DATA

                                   3 MONTHS ENDED MARCH 31,          YEAR ENDED DECEMBER 31,
                                   -------------------------   ------------------------------------
                                      1998          1997          1997         1996         1995
                                   -----------   -----------   ----------   ----------   ----------
                                          (unaudited)
                                                        (Dollars in thousands)
OPERATING RESULTS:
Interest income..................  $  105,928    $   95,434    $  405,522   $  352,947   $  307,719
Interest expense.................      43,180        37,606       163,022      139,090      124,854
                                   ----------    ----------    ----------   ----------   ----------
  Net interest income............      62,748        57,828       242,500      213,857      182,865
Provision for credit losses......       5,000         4,000        19,750       16,500       14,500
Noninterest income...............      13,664         9,481        45,353       36,240       32,237
Noninterest expense..............      42,766        37,963       156,388      161,070      143,464
Amortization of goodwill.........       1,191           990         4,143        3,585        3,111
                                   ----------    ----------    ----------   ----------   ----------
  Income before income taxes.....      27,455        24,356       107,572       68,942       54,027
Provision for income taxes.......      10,387        10,141        44,714       25,139       21,970
                                   ----------    ----------    ----------   ----------   ----------
  Net income.....................  $   17,068    $   14,215    $   62,858   $   43,803   $   32,057
                                   ==========    ==========    ==========   ==========   ==========

                                        (annualized)
KEY RATIOS:
Return on Average Assets.........        1.23%        1.14%        1.18%        0.93%        0.78%
Return on Average Common Equity..       16.06%       14.63%       15.57%       12.08%       10.33%
Efficiency*......................       55.97%       56.40%       54.33%       60.57%       66.70%
BALANCE SHEET DATA AT PERIOD END:
Loans and leases.................  $4,473,527   $3,858,184   $4,344,342   $3,772,291   $3,002,309
Total assets.....................   5,769,387    5,277,360    5,643,098    5,071,577    4,381,998
Deposits.........................   4,678,077    4,341,010    4,572,950    4,182,081    3,623,915
Preferred stock..................      95,000       95,000       95,000       95,000       20,000
Common equity....................     395,159      353,895      380,090      342,683      306,855
Total equity.....................     490,159      448,895      475,090      437,683      326,855

---------------
* The efficiency ratio is calculated by dividing noninterest expense, excluding goodwill amortization and the FDIC special assessment of approximately $9.6 million in 1996, by the sum of net interest income and noninterest income.

RESULTS OF OPERATIONS

     BancWest recorded consolidated net income for the first three months of 1998 of $17.1 million, an increase of $2.9 million, or 20%, over the first three months of 1997. The significant increase in consolidated net income is due primarily to higher net interest income and substantial growth in noninterest income with partially offsetting increases in the provision for credit losses and noninterest expense.

     On an annualized basis, BancWest's return on average total assets for the first three months of 1998 was 1.23%, up from 1.14% for the same period in 1997, and its return on average common shareholder's equity was 16.06% as compared to 14.63% for the same period in 1997.

     For the year ended December 31, 1997, BancWest's net income increased 44% to $62.9 million, up from $43.8 million for the year ended December 31, 1996. This increase also was primarily attributable to higher net interest income and increased noninterest income. These increases were partially offset by increases in the provision for credit losses and noninterest expense. Return on total average assets was 1.18% for 1997 compared to 0.93% for 1996. Return on average common shareholder's equity for 1997 was 15.57%, compared to 12.08% for 1996.

     For the year ended December 31, 1996, BancWest's net income increased 37% to $43.8 million, up from $32.1 million for the year ended December 31, 1995. This increase was primarily due to higher net interest income and increased noninterest income, which were partially offset by increases in the provision for credit losses and noninterest expense. These factors resulted in a return on total average assets of 0.93% for 1996 compared to 0.78% for 1995. Return on average common shareholder's equity for 1996 was 12.08%, up from 10.33% for 1995.

NET INTEREST INCOME

     For the three-month period ended March 31, 1998, net interest income increased 8.5% to $62.7 million, up from $57.8 million for the quarter ended March 31, 1997. The increase resulted primarily from growth in average earning assets, up 12.1% or $572 million, to $5,293 million as average loans and leases grew 16.3%, or $620 million, while average investment securities declined 6.2%, or $57 million. The earnings improvement achieved from the growth in average earning assets was partially offset by a narrower margin on earning assets which fell 16 basis points to 4.81% as the yield on earning assets declined 8 basis points to 8.12% while the cost of interest-bearing liabilities increased 13 basis points to 4.24%. The narrower margin on average earning assets was alleviated somewhat by an improved funding mix in which average net noninterest-bearing funding grew 15%, or $152 million, representing 22.0% of average earning assets for the first three months of 1998 compared to 21.4% for the same period in 1997. The improved funding mix was primarily the result of higher average noninterest-bearing demand deposits, up $106 million, or 13.0%, and average shareholder's equity, up $41 million, or 9.3%.

     For the year ended December 31, 1997, net interest income increased 13.4% to $242.5 million, up from $213.9 million for the year ended December 31, 1996. The increase resulted primarily from significant growth in average earning assets, up 14.6% or $633 million, to $4,968 million as average loan and lease balances grew 18.3%, or $628 million. Investment securities were unchanged at $898 million in average outstandings representing 16.9% of average total assets for 1997, compared to 19.2% of average total assets for 1996. The earnings benefit derived from the growth in average earning assets was offset somewhat by a decline in margin on earning assets which fell 6 basis points to 4.88%. The yield on earning assets increased moderately to 8.16%, up one basis point, while the cost of interest-bearing liabilities increased 18 basis points to 4.20%. This reduction in margin resulted primarily from the higher cost of interest-bearing liabilities partially offset by a $212 million, or 24.4%, increase in net noninterest-bearing funding. Average net noninterest-bearing funding was 21.8% of average earning assets in 1997, up from 20.1% in 1996. This improvement was primarily due to the growth in average demand deposit balances, up $120 million, or 15.7%, and average shareholder's equity, up $63 million, or 16.0%.

     For the year ended December 31, 1996, net interest income increased 16.9% to $213.9 million, from $182.9 million for the year ended December 31, 1995. The increase resulted primarily from significant growth in average earning assets, up 14.3%, or $542 million, to $4,335 million as average loan and lease balances grew 23%, or $643 million, from both internal generation and the acquisition of NFC with $330 million in commercial and consumer real estate loans. Investment securities decreased 10%, or $99 million, in average outstandings as maturities were used in funding the growth in higher yielding loans and leases. The increase in net interest income was also due to an improved margin on earning assets which rose 11 basis points to 4.94%. The yield on earning assets rose moderately to 8.15%, up 3 basis points, while the cost of interest-bearing liabilities was unchanged at 4.02%. The margin improvement resulted primarily from a more favorable funding mix in which net noninterest-bearing funding increased by $185 million, or 27%, representing 20% of average earning assets, up from 18% last year. The improved funding mix was primarily the result of growth in average demand deposit balances, up $109 million, or 17%, and shareholder's equity, up $76 million, or 24%.

     The table under the heading "-- Net Interest Margin" below shows the yields and costs of BancWest's earning assets and interest-bearing liabilities by category for the three month periods ended March 31, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, respectively.

NONINTEREST INCOME

     For the first three months of 1998, noninterest income increased 44% to $13.7 million, up from $9.5 million for the same period in 1997. The increase was primarily due to higher deposit-related fees, up 18% to $7.3 million, and $1.9 million in gains on the sale of loans generated by Essex, a subsidiary of Bank of the West acquired in the fourth quarter of 1997. Commissions and other fees and trust fees were up 10% and 17%, respectively, while other noninterest income increased 62% to $2.2 million on the sale of foreclosed and other bank properties (up $265,000), increases in retail service fees (up $360,000), and higher bank card fees (up $250,000).

     Noninterest income increased 25% to $45.3 million for the year ended December 31, 1997, up from $36.2 million in 1996. This increase was primarily due to higher deposit-related fees, up 24% to $27.7 million, higher commissions and other fees, up 29% to $4.5 million, an increase in trust fees, up 7% to $2.6 million and $1.6 million in gains on the sale of loans generated by Essex. Other noninterest income increased 10% to $7.2 million with higher gains on the sale of foreclosed and other bank properties (up $923,000), increases in retail service fees (up $756,000), and higher bank card fees (up $771,000). These increases were somewhat offset by a decline in loan servicing revenue, down $1.6 million.

     Noninterest income increased 12.4% to $36.2 million for the year ended December 31, 1996 from $32.2 million in 1995 primarily due to higher deposit-related fees, up 4% to $22.4 million, commissions and other fees, up 93% to $3.5 million, and trust fees, up 11% to $2.4 million. Other noninterest income increased 23% to $6.6 million primarily due to a $1.7 million recovery related to loans purchased from a third party servicer and higher retail service fees (up $460,000), partially offset by lower revenue and gains from the sale of foreclosed and other bank properties (down $455,000 and $719,000, respectively).

NONINTEREST EXPENSE

     For the first three months of 1998, noninterest expense rose 12.9% to $44.0 million due in part to the incremental operating expense of approximately $1.4 million associated with the fourth quarter 1997 acquisition of Essex. Excluding the expense of the new subsidiary, total operating expense increased 9.3%, or $3.6 million, on higher employee compensation and benefits (up 6.2%, or $1.2 million), increased premises rent (up 6.5%, or $0.2 million), higher data processing costs (up 10.3%, or $0.4 million), higher provision for losses on foreclosed property (up $0.8 million) and a rise in other operating expense (up 21%, or $1.3 million) related to higher postage, telecommunications and operating losses. Relative to balance sheet size, total operating expense (including the expenses of the new subsidiary) was essentially unchanged from the same period of 1997 at 3.16% of total average assets on an annualized basis.

     For the year ended December 31, 1997, noninterest expense of $160.5 million declined $4.1 million, or 2.5% from that recorded in 1996, principally as a result of a $9.6 million one-time special assessment by the FDIC in 1996. This assessment was imposed on all financial institutions with deposits insured by the Savings Association Insurance Fund ("SAIF"), such as Bank of the West, in order to capitalize the fund to a level at which parity with the Bank Insurance Fund ("BIF") was achieved. (Bank of the West's SAIF-insured deposits were attributable to its acquisition of the assets and liabilities of several savings associations from the RTC.) Excluding this special charge, noninterest expense rose 3.5%, or $5.5 million, due in part to the incremental operating expense associated with the October 1, 1997 acquisition of Essex (approximately $1.4 million). Noninterest expense, excluding the impact of the Essex acquisition in 1997 and the special FDIC assessment in 1996, declined to 2.99% of total average assets in 1997 from 3.31% in 1996. BancWest's efficiency ratio (noninterest expense, excluding goodwill and the special FDIC assessment in 1996, divided by the sum of net interest income and noninterest income) improved to 54.3% from 60.6% in 1996.

     Salaries and employee benefits cost increased 6.7% to $74.8 million in 1997, due in part to increases in staffing in which average full-time equivalent ("FTE") staff rose to 1,819 during 1997, up from 1,798 in 1996. This increase was primarily attributable to the Essex acquisition. Merit increases, higher payroll taxes, insurance benefits and other employee compensation also contributed to the increase.

     Net occupancy expense increased 2.8% to $21.3 million, primarily due to the cost of two branches opened and one acquired branch during 1997, expanding BancWest's retail network to a total of 105 branches.

     Contracted data processing expense increased 12.9%, to $14.3 million, on higher transaction volumes in 1997. The number of deposit customer accounts increased to 558,000, up 37,000, or 7.1%, and total customer loan and lease accounts increased to 177,000, up 23,000, or 14.9%.

     FDIC insurance premiums, excluding the one-time special assessment recorded in 1996, declined $1.6 million due to reduced premium rates on both BIF and SAIF deposits as the BIF and SAIF achieved or exceeded federally mandated capitalization levels in 1997.

     Legal and litigation expense declined $1.3 million, or 41%, due to reduced litigation activities and professional fees from 1996. Advertising and marketing expense was increased 9% to $4.6 million with particular focus on retail deposit campaigns. Other expense was up $1.4 million, or 6%, primarily due to higher business development costs (up $0.5 million, or 25%), postage (up $0.3 million, or 13%), telecommunications (up $0.2 million, or 8%) and operational losses (up $0.6 million, or 40%). Loan collection expense declined $0.3 million, or 33%, due to a large recovery on an item expensed in a previous year.

     For the year ended December 31, 1996, noninterest expense of $164.7 million was up $18.1 million, or 12%, compared to 1995 principally as a result of the $9.6 million one-time special assessment by the FDIC. Excluding this special assessment, noninterest expense rose 6%, or $8.5 million, due in large part to the incremental operating expense associated with the acquisition of NFC (approximately $4.0 million). Noninterest expense relative to average total assets, excluding the special FDIC assessment, declined to 3.31% of average assets in 1996 from 3.56% in 1995. BancWest's efficiency ratio (noninterest expense, excluding goodwill and the special assessment, divided by the sum of net interest income and noninterest income) improved to 60.6% from 66.7% in 1995.

     Salaries and employee benefits increased 9% to $70.1 million in 1996, primarily due to increases in staffing in which average FTE rose to 1,798 during 1996, from 1,747 in 1995. The 51 FTE increase was due primarily to the NFC acquisition (41 FTE) and from the formation of a new Business Banking division at Bank of the West. Merit increases, higher payroll taxes, pension costs and other employee compensation also contributed to the increase.

     Net occupancy expense increased 2% to $20.7 million, primarily due to the cost of five additional branches obtained in the NFC acquisition which brought the Bank's retail network to a total of 104 branches.

     Contracted data processing expense declined 8.6% to $12.7 million as systems enhancement and conversion costs were higher in 1995. Other contracted services increased $1.3 million, or 24%, due primarily to increased activities in business customer services.

     FDIC insurance premiums, excluding the 1996 one-time special assessment, declined $2.5 million due to reduced premium rates on both BIF and SAIF deposits.

     Legal and litigation expense rose $1.8 million, or 139%, due to reduced recoveries relative to 1995. Advertising and marketing expense increased 19% to $4.2 million with additional retail deposit campaigns. Other expense was up $1.2 million, or 6%, primarily on higher consumer loan origination and collection costs.

PROVISION FOR CREDIT LOSSES

     The provision for credit losses for the first three months of 1998 was $5.0 million, an increase of 25%, or $1 million, from the same period in 1997. The increase is attributable to the inherent losses contained in the larger loan and lease portfolio and management's judgment as to the overall adequacy of the allowance for credit losses.

     Net charge-offs were $3.9 million for the first three months of 1998, up $0.9 million from the same period in 1997. On an annualized basis, net charge-offs as a percentage of average loans and leases increased marginally to 0.36% for the first three months of 1998 in comparison to 0.32% for the same period in 1997.

     At March 31, 1998, the allowance for credit losses increased $1.1 million from December 31, 1997 and $4.9 million from March 31, 1997 as a result of the increase in the provisions for credit losses, partially offset by the increase in loan and lease charge-offs.

     The provision for credit losses for the year ended December 31, 1997 was $19.75 million, an increase of $3.25 million from 1996. This increase was attributable to increased loan and lease volume and management's judgment as to the adequacy of the allowance for credit losses in consideration of continued strong asset quality, current market conditions and future economic conditions within Bank of the West's lending markets.

     Net charge-offs, relative to average loans and leases, increased marginally to 0.37% in 1997 from 0.29% in 1996, reflecting stable economic conditions. Net charge-offs increased to $14.9 million in 1997, an increase of $5.0 million over 1996.

     The increase in the provision for credit losses in 1997, offset partially by the increase in loan and lease charge-offs, resulted in a higher allowance for credit losses, up $4.9 million, or 10%, to $51.6 million at December 31, 1997. At this level, the allowance equaled 1.19% of 1997 year-end loans and leases, compared to 1.24% at the end of 1996.

     The provision for credit losses for the year ended December 31, 1996 was $16.5 million, an increase of $2.0 million from 1995. This increase was attributable to increased loan and lease volume and management's judgment as to the adequacy of the allowance for credit losses.

     Net charge-offs were up 6% to $9.9 million in 1996, an increase of $0.6 million over 1995. Relative to average loans and leases, net charge-offs declined to 0.29% in 1996 from 0.33% in 1995, reflecting stable economic conditions.

     The higher level of provision for credit losses in 1996, combined with the modest increase in loan and lease charge-offs and the allowance acquired in the acquisition of NFC, resulted in a higher allowance for credit losses, up $9.0 million, or 24%, to $46.8 million at December 31, 1996, representing 1.24% of 1996 year-end loans and leases, compared to 1.26% at the end of 1995.

     The following table sets forth the activity in the allowance for loan losses for the periods indicated:

                                        3 MONTHS ENDED
                                           MARCH 31,                   YEAR ENDED DECEMBER 31,
                                       -----------------   -----------------------------------------------
                                        1998      1997      1997      1996      1995      1994      1993
                                       -------   -------   -------   -------   -------   -------   -------
                                                             (DOLLARS IN THOUSANDS)
Balance at beginning of period.......  $51,608   $46,758   $46,758   $37,765   $32,553   $27,317   $25,324
Charge-offs:
  Commercial, financial and
    agricultural.....................       17       349     1,648     1,791     1,606       918     2,362
  Real estate -- construction........       --        --        35       221     1,368        41     5,021
  Real estate -- mortgage............      509       736     1,915     2,271     3,206     3,210     3,702
  Consumer...........................    3,293     2,423    11,473     7,459     6,361     7,098     9,120
  Lease financing....................    1,730       870     4,049     2,738     1,964     2,506     2,171
                                       -------   -------   -------   -------   -------   -------   -------
         Total charge-offs...........    5,549     4,378    19,120    14,480    14,505    13,773    22,376
Recoveries:
  Commercial, financial and
    agricultural.....................      711        93       829     1,611     1,665     1,734     2,407
  Real estate -- construction........       --       624       624        --        --        55        15
  Real estate -- mortgage............      134         5       120       102       235        49         2
  Consumer...........................      567       529     2,027     2,114     2,902     3,413     3,914
  Lease financing....................      189       122       620       801       415       808       481
                                       -------   -------   -------   -------   -------   -------   -------
         Total recoveries............    1,601     1,373     4,220     4,628     5,217     6,059     6,819
                                       -------   -------   -------   -------   -------   -------   -------
Net charge-offs......................    3,948     3,005    14,900     9,852     9,288     7,714    15,557
                                       -------   -------   -------   -------   -------   -------   -------
Additions charged to operations......    5,000     4,000    19,750    16,500    14,500    12,950    17,550
Acquired allowance for credit
  losses.............................       --        --        --     2,345        --        --        --
                                       -------   -------   -------   -------   -------   -------   -------
  Balance at end of the period.......  $52,660   $47,753   $51,608   $46,758   $37,765   $32,553   $27,317
                                       =======   =======   =======   =======   =======   =======   =======
Ratio of net charge-offs during the
  period to average loans outstanding
  during the period..................     0.36%     0.32%     0.37%     0.29%     0.33%     0.31%     0.66%

     BancWest has allocated a portion of the allowance for loan losses according to the amount deemed by management to be reasonably necessary to provide for the possibility of losses being incurred within the various loan categories as follows at the dates indicated:

                         MARCH 31, 1998     DECEMBER 31, 1997    DECEMBER 31, 1996    DECEMBER 31, 1995
                       ------------------   ------------------   ------------------   ------------------
                                 PERCENT              PERCENT              PERCENT              PERCENT
                                 OF LOANS             OF LOANS             OF LOANS             OF LOANS
                                 TO TOTAL             TO TOTAL             TO TOTAL             TO TOTAL
                       AMOUNT     LOANS     AMOUNT     LOANS     AMOUNT     LOANS     AMOUNT     LOANS
                       -------   --------   -------   --------   -------   --------   -------   --------
                                                    (DOLLARS IN THOUSANDS)
Commercial, financial
  and agricultural...  $ 9,749      4.8%    $10,644      5.0%    $13,253      6.0%    $12,664      7.3%
Real estate --
  construction.......    2,233      3.7       2,547      4.3       2,437      3.1       2,651      2.9
Real estate --
  mortgage...........    7,389     37.5       6,697     37.7       6,509     42.1       4,255     40.1
Consumer.............   10,411     36.2       9,136     35.7       3,154     34.7       1,623     36.3
Lease financing......    6,008     17.8       4,334     17.3       1,719     14.1       1,341     13.4
General allowance....   16,870       NA      18,250       NA      19,686       NA      15,231       NA
                       -------    -----     -------    -----     -------    -----     -------    -----
        Total........  $52,660    100.0%    $51,608    100.0%    $46,758    100.0%    $37,765    100.0%
                       =======    =====     =======    =====     =======    =====     =======    =====

                       DECEMBER 31, 1994    DECEMBER 31, 1993
                       ------------------   ------------------
                                 PERCENT              PERCENT
                                 OF LOANS             OF LOANS
                                 TO TOTAL             TO TOTAL
                       AMOUNT     LOANS     AMOUNT     LOANS
                       -------   --------   -------   --------
                               (DOLLARS IN THOUSANDS)
Commercial, financial
  and agricultural...  $ 9,566      8.1%    $ 9,362     10.1%
Real estate --
  construction.......    3,260      2.2       2,527      2.8
Real estate --
  mortgage...........    5,479     41.7       5,967     41.5
Consumer.............    1,902     39.8       2,444     40.9
Lease financing......      804      8.2         540      4.7
General allowance....   11,542       NA       6,477       NA
                       -------    -----     -------    -----
        Total........  $32,553    100.0%    $27,317    100.0%
                       =======    =====     =======    =====

PROVISION FOR INCOME TAXES

     For the first three months of 1998, BancWest's effective tax rate was 37.8% of pre-tax income, down from 41.6% for the same period in 1997. The rate decrease was due to a $1 million reduction of deferred tax liabilities to fully recognize the federal tax benefit of state franchise taxes paid in the current period but not deductible until the following year.

     In 1997, BancWest's effective tax rate increased to 41.6% of pre-tax income compared to 36.5% for 1996. The rate increase was due to prior year adjustments in both federal and state deferred tax liabilities resulting from changes in tax laws, changes in the estimate of BancWest's apportionment of California state franchise tax in accordance with the "waters-edge" computation and the recognition in 1996 of acquired net operating losses associated with a prior year's acquisition.

     In 1996, BancWest's effective tax rate declined to 36.5% of pre-tax income compared to 40.7% for 1995. The reduction was primarily due to adjustments in both federal and state deferred tax liabilities attributable to changes in tax laws and changes in the estimate of BancWest's apportionment of California state franchise tax in the "waters-edge" computation. See Note 12 of the Notes to the Consolidated Financial Statements of BancWest and Subsidiary included elsewhere herein.

BALANCE SHEET

     At March 31, 1998, BancWest's total assets were $5.77 billion, representing an increase of $126 million or 2.2% over December 31, 1997 and an increase of $492 million, or 9.3%, over March 31, 1997. The increase in total assets was primarily attributable to growth in BancWest's loan and lease portfolio which rose to $4.47 billion at March 31, 1998, up $129 million, or 3% over December 31, 1997 and up $615 million or 15.9% from the same date in 1997. BancWest's holdings of investment securities were reduced to $851 million at March 31, 1998, down $8 million or 0.9% from December 31, 1997 and down $89 million or 9.5%, from the same date in 1997.

     At December 31, 1997, BancWest's total assets were $5.64 billion, up from $5.07 billion at December 31, 1996. The increase in total assets is primarily attributable to growth in BancWest's loan and lease portfolio, which rose to $4.344 billion at December 31, 1997, up $572 million from year-end 1996. BancWest's holdings of investment securities was reduced from $932 million at year-end 1996 to $859 million at December 31, 1997, with increases in customer deposits, long-term borrowings and shareholders' equity providing the balance of funding for the growth in total assets.

     At December 31, 1996, BancWest's total assets were $5.07 billion, up from $4.38 billion at December 31, 1995. The increase in total assets is primarily attributable to growth in BancWest's loan and lease portfolio which increased to $3.772 billion at December 31, 1996, up $770 million from year-end 1995 and the NFC acquisition. Investment securities and federal funds sold both declined from the previous year, with customer deposits, long-term borrowings and shareholder's equity providing funding for the growth in total assets.

LOAN PORTFOLIO

     The loan portfolio is the largest component of earning assets for BancWest and is the source for the greatest portion of total interest income.

     Real estate construction loans as of March 31, 1998 decreased $17 million, or 9.5%, over December 31, 1997, but increased $43 million or 34.5% over March 31, 1997, reflecting seasonal borrowing patterns in the growing economy of Northern California.

     Real estate mortgage loans as of March 31, 1998 increased $37 million, or 2.3%, over December 31, 1997 and $87 million, or 5.4%, over March 31, 1997, reflecting a period of active refinancings due to lower prevailing rates for both residential and commercial borrowers. Consequently, this area of lending has experienced both higher production volumes as well as higher pre-payment activity.

     Consumer loans as of March 31, 1998 increased $68 million, or 4.4%, over December 31, 1997 and $258 million, or 18.9%, over March 31, 1997. The increase was primarily due to an increase in both indirect recreational vehicle and marine loans originated through Bank of the West's Consumer Finance division's nationwide network of recreational vehicle and marine dealers and brokers.

     Lease financing as of March 31, 1998 increased $45 million, or 5.9%, over December 31, 1997 and $236 million, or 42.2%, over March 31, 1997, primarily due to an increase in indirect vehicle leasing through Bank of the West's Consumer Finance division in the western United States primarily through automobile dealers.

     Loans and leases outstanding to borrowers in California totalled $3.576 billion, or 80% of total loans and leases at March 31, 1998. No other significant concentrations of credit to borrowers by industry or geographic location existed at March 31, 1998.

     At December 31, 1997, loans and leases net of unearned income totaled $4.344 billion, up 15% from December 31, 1996. This increase included growth of 42% in lease financing, 18% growth in consumer loans, 55% growth in construction loans and 3% growth in mortgage loans, offset somewhat by a 3% decline in commercial lending.

     The following table sets forth the composition of BancWest's loan and lease portfolio at the dates indicated:

                                  MARCH 31,                                   DECEMBER 31,
                           -----------------------   --------------------------------------------------------------
                              1998         1997         1997         1996         1995         1994         1993
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                            (DOLLARS IN THOUSANDS)
Commercial, financial and
  agricultural...........  $  214,497   $  222,716   $  217,853   $  225,295   $  218,863   $  213,072   $  241,323
Real
estate -- construction...     167,093      124,234      184,535      118,712       87,326       57,696       67,184
Real
  estate -- mortgage.....   1,675,929    1,589,416    1,638,529    1,587,503    1,203,304    1,103,538      988,116
Consumer.................   1,619,960    1,362,112    1,551,916    1,310,065    1,089,518    1,050,658      974,504
Lease financing..........     796,048      559,706      751,509      530,716      403,298      216,630      111,899
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
Total loans..............  $4,473,527   $3,858,184   $4,344,342   $3,772,291   $3,002,309   $2,641,594   $2,383,026
                           ==========   ==========   ==========   ==========   ==========   ==========   ==========

     The following table sets forth the contractual maturities of BancWest's loan and lease portfolio by category at December 31, 1997:

                                                         AFTER ONE
                                              WITHIN     BUT WITHIN      AFTER
                                             ONE YEAR    FIVE YEARS    FIVE YEARS      TOTAL
                                             --------    ----------    ----------    ----------
                                                           (DOLLARS IN THOUSANDS)
Commercial, financial and agricultural.....  $146,494    $   62,315    $    9,044    $  217,853
Real estate -- construction................   117,138        46,749        20,648       184,535
Real estate -- mortgage....................   270,092       379,026       989,411     1,638,529
Consumer...................................    41,305       418,615     1,091,996     1,551,916
Lease financing............................    63,881       604,937        82,691       751,509
                                             --------    ----------    ----------    ----------
  Total....................................  $638,910    $1,511,642    $2,193,790    $4,344,342
                                             ========    ==========    ==========    ==========

ASSET QUALITY

     At March 31, 1998, non-performing loans and leases totaled $18.8 million, down $7.3 million from December 31, 1997 and down $7.4 million from March 31, 1997 as a result of declines in both non-accrual loans and leases and accruing loans and leases past due 90 days or more. Total non-performing assets also declined to $26.9 million from December 31, 1997, down $8.6 million, due to a decline in foreclosed property, down $0.9 million to $3.4 million. Total non-performing assets at March 31, 1998 declined $8.1 million from March 31, 1997, due to a $3.2 million decrease in foreclosed property, with a partially offsetting increase in repossessed personal property, up $2.5 million to $4.7 million.

     The ratio of non-performing loans and leases to total loans and leases declined to 0.42% at March 31, 1998, from 0.60% at December 31, 1997 and from 0.68% at March 31, 1997. The ratio of total non-performing assets (non-performing loans and leases plus foreclosed and repossessed property) to total assets fell to 0.47% at March 31, 1998 from 0.63% at December 31, 1997 and from 0.66% at March 31, 1997.

     The allowance coverage of non-performing loans and leases was 280% at March 31, 1998, compared to 198% at December 31, 1997 and 182% at March 31, 1997 due to both the decrease in non-performing loans and leases and the increase in the allowance for credit losses.

     Non-performing loans and leases increased to $26.0 million at year-end 1997, up $0.7 million from the $25.3 million at year-end 1996. The ratio of non-performing loans and leases to total loans and leases declined to 0.60% at year-end 1997, from 0.67% at year-end 1996.

     The ratio of non-performing assets (non-performing loans and leases plus foreclosed and repossessed property) to total assets fell to 0.63% at year-end 1997 from 0.68% at year-end 1996, primarily as the result of a decline in foreclosed property, down $2.5 million, to $4.3 million, at year-end 1997.

     The allowance coverage of non-performing loans and leases was 198% at December 31, 1997, compared to 185% at December 31, 1996, due to the increase in the allowance for credit losses, which exceeded the increase in non-performing loans and leases.

     The following table sets forth data as to BancWest's non-performing assets at the dates indicated:

                                        MARCH 31,                                   DECEMBER 31,
                                 -----------------------   --------------------------------------------------------------
                                    1998         1997         1997         1996         1995         1994         1993
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                  (DOLLARS IN THOUSANDS)
Non-accruing loans and
  leases.......................  $   18,436   $   23,473   $   24,762   $   22,852   $   27,152   $   23,935   $   39,816
Loans and leases past due 90
  days or more still
  accruing.....................         360        2,720        1,284        2,471        4,258        1,864       16,100
Foreclosed property............       3,390        6,549        4,329        6,800        9,133       14,127       33,773
Repossessed personal
  property.....................       4,727        2,253        5,132        2,342        1,322          895          775
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Total non-performing
      assets...................  $   26,913   $   34,995   $   35,507   $   34,465   $   41,865   $   40,821   $   90,464
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========
Non-performing loans and leases
  to total loans and leases....        0.42%        0.68%        0.60%        0.67%        1.05%        0.98%        2.35%
Non-performing assets to total
  assets.......................        0.47%        0.66%        0.63%        0.68%        0.96%        1.00%        2.45%
Allowance for credit losses....  $   52,660   $   47,753   $   51,608   $   46,758   $   37,765   $   32,553   $   27,317
Total loans and leases.........  $4,473,527   $3,858,184   $4,344,342   $3,772,291   $3,002,309   $2,641,594   $2,383,026
Total assets...................  $5,769,387   $5,277,360   $5,643,098   $5,071,577   $4,381,998   $4,068,847   $3,691,033

LIABILITIES

     At March 31, 1998, deposits totaled $4.678 billion, up 2.3%, or $105 million, from December 31, 1997 and up 7.8%, or $337 million, from March 31, 1997. Core deposits consisting of noninterest-bearing demand (up 0.2%, or $2 million, from December 31, 1997 and up 8.5%, or $79 million, from March 31,
1997), interest-bearing checking, regular savings and money market deposit accounts comprised 54% of total deposits at March 31, 1998 and December 31, 1997 and 55% of total deposits at March 31, 1997.

     At December 31, 1997, deposits totaled $4.573 billion, up 9.3%, or $391 million, from year-end 1996. Core deposit categories consisting of noninterest-bearing demand (which increased 18.1% to $1,002 million at year-end
1997), interest-bearing checking, regular savings, and money market deposit accounts comprised 54% of total deposits at both December 31, 1997 and 1996.

                                                   MARCH 31,                  DECEMBER 31,
                                            ------------------------    ------------------------
                                               1998          1997          1997          1996
                                            ----------    ----------    ----------    ----------
                                                           (DOLLARS IN THOUSANDS)
Noninterest-bearing demand................  $1,003,485    $  924,636    $1,001,550    $  848,384
Interest-bearing checking.................      64,296        59,687        74,843        62,401
Regular savings...........................     562,825       538,550       545,928       534,456
Money market deposit accounts.............     882,126       863,674       862,155       820,428
TCDs G $100 thousand......................   1,330,330     1,349,155     1,250,597     1,260,163
TCDs $100 thousand or more................     835,015       605,308       837,877       656,249
                                            ----------    ----------    ----------    ----------
  Total...................................  $4,678,077    $4,341,010    $4,572,950    $4,182,081
                                            ==========    ==========    ==========    ==========

CAPITAL MANAGEMENT

     At March 31, 1998 and 1997, total shareholder's equity was $490 million and $449 million, respectively. As calculated under risk-based capital guidelines, BancWest's Tier I and total risk-based capital ratios were 8.97% and 10.88%, respectively, at March 31, 1998, in excess of the "well-capitalized" minimum under the FDIC's guidelines. The leverage ratio of 7.50% at March 31, 1998 was also above both the minimum guideline of 4% and the "well-capitalized" minimum of 5%.

     At December 31, 1997 and 1996, total stockholder's equity was $475 million and $438 million, respectively. Included in this total is $75 million in preferred stock which qualifies as Tier I capital for regulatory capital purposes. As calculated under risk-based capital guidelines, BancWest's Tier I and total risk-based capital ratios were 8.88% and 10.80%, respectively, at December 31, 1997, as compared to the FDIC's "well-capitalized" minimum requirements of 6% for Tier I capital and 10% for total risk-based capital. The leverage ratio of 7.42% at December 31, 1997, was well above the minimum guideline of 4% and also exceeded the regulatory "well-capitalized" minimum of 5%.

     At December 31, 1996 and 1995, total shareholder's equity was $438 million and $327 million, respectively. The increase in total shareholder's equity was due in large part to the issuance of $75 million in preferred stock. As calculated under risk-based capital guidelines, BancWest's Tier I and total risk-based capital ratios were 9.56% and 11.93%, respectively, at December 31, 1996 as compared to the regulatory "well-capitalized" minimum requirement of 6.00% for Tier I capital and 10% for total risk-based capital. The leverage ratio of 7.70% at December 31, 1996 was well above the minimum guideline of 4% and also exceeded the FDIC's "well-capitalized" minimum of 5%.

LIQUIDITY

     Liquidity refers to BancWest's ability to provide sufficient cash flows to fund operations and to meet obligations and commitments on a timely basis at reasonable costs. BancWest achieves its liquidity objectives from both assets and liabilities.

     BancWest, at March 31, 1998, adopted new liquidity and liability dependency ratios in conformity with peer reporting practices. At March 31, 1998, BancWest's net non-core funding dependency ratio (defined as the total of potentially volatile liabilities, less short-term investments, divided by total earning assets, less short-term investments) was 25.2% and thus below the 35% maximum established by Bank of the West's board of directors. In addition, Bank of the West's board established a maximum ratio of loans and leases, net of the allowance for losses, to total assets of 80%. At March 31, 1998 this ratio was 76.6%, well below such maximum. Based on such guidelines, BancWest's net non-core funding dependency ratio and ratio of loans and leases, net of allowance for losses, to total assets were 24.2% and 76.1%, respectively, at December 31, 1997.

     At December 31, 1997 BancWest's liquidity ratio, defined as the sum of cash and due from banks, net of required deposit reserves, marketable securities and short-term investments, net of liabilities secured by any of these liquid assets, divided by the sum of "core" deposit liabilities and other short-term liabilities net of liabilities secured by liquid assets, was 16.8%, in excess of the 15% minimum established by Bank of the West's board of directors.

     At December 31, 1997, BancWest's volatile liability dependency ratio was 20.6%, consistent with the maximum level established by the board of directors of Bank of the West.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Derivative financial instruments include futures, forwards, interest rate swaps, option contracts, and other financial instruments with similar characteristics. BancWest currently does not enter into material futures, forwards, swaps, or options contracts. BancWest is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby, commercial and other letters of credit. These instruments involve to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and may require collateral from the borrower if deemed necessary by BancWest. Commitments to extend credit and standby letters of credit are not recorded as an asset or liability by BancWest until the instrument is exercised.

ASSET/LIABILITY MANAGEMENT AND INTEREST RATE RISK

     The management and monitoring of interest rate risk is the responsibility of Bank of the West's Asset and Liability Management Committee ("ALCO") composed of Bank of the West executives. This process is conducted in conformity with policies approved by Bank of the West's board of directors.

     One method of analyzing interest rate risk is by measuring the interest rate sensitivity gap, which is the difference between earning assets and liabilities maturing or repricing within specified periods. The following table sets forth such an analysis, which reflects certain assumptions made by ALCO as to the rate sensitivity of deposits without contractual maturities or repricing dates. Such deposits include noninterest-bearing demand deposits, interest-bearing demand deposits, money market savings accounts and regular savings accounts. Additional assumptions such as prepayment estimates for consumer installment and real estate loans as well as mortgage and asset-backed securities are made to reflect the probable behavior of these assets. The effects of derivatives used for hedging, such as interest rate swaps, are also taken into account in determining the interest rate sensitivity gap.

     BancWest's assets that were rate-sensitive within one year were exceeded by liabilities that were rate-sensitive within one year by $384 million (liability-sensitive or negative gap) at December 31, 1997, representing 6.8% of total assets, and within the ALCO policy limit of 10% (positive or negative gap). Generally, a liability-sensitive gap indicates that the net interest margin would decrease in a rising rate environment and increase in a falling rate environment.

     Gap analysis has significant limitations as a method for measuring interest rate risk since changes in interest rates do not affect all categories of assets and liabilities in the same way. As an augmentation to gap analysis, BancWest uses a simulation model to quantify the impact of changing interest rates on net interest income. Although the simulation model methodology is also subject to a number of assumptions, it provides a more dynamic assessment of the impact of changing interest rates as compared to the more static nature of gap analysis. The amount of earnings at risk, defined as the potential negative change in net interest income, is determined by using different interest rate scenarios. Both rapidly rising and falling rate shocks and gradual increasing and decreasing interest rate assumptions are used to measure and manage earnings at risk within a limit established by Bank of the West's board of directors. At December 31, 1997, BancWest was within this limit.

                                                             DECEMBER 31, 1997
                                            ----------------------------------------------------
                                              UNDER        ONE YEAR        OVER
                                              TWELVE       THROUGH         FIVE
                                              MONTHS      FIVE YEARS      YEARS         TOTAL
                                            ----------    ----------    ----------    ----------
                                                           (DOLLARS IN THOUSANDS)
ASSETS:
Federal funds sold/reverse repos..........  $   17,000    $       --    $       --    $   17,000
Investment securities and CDs.............     453,260       372,299        33,615       859,174
Loans and leases..........................   1,961,755     1,777,051       559,685     4,298,491
                                            ----------    ----------    ----------    ----------
Total rate sensitive assets...............   2,432,015     2,149,350       593,300     5,174,665
Other assets..............................          --            --       468,433       468,433
                                            ----------    ----------    ----------    ----------
Total assets..............................  $2,432,015    $2,149,350    $1,061,733    $5,643,098
                                            ==========    ==========    ==========    ==========
LIABILITIES AND EQUITY:
Deposits..................................  $2,477,778    $2,095,023    $      149    $4,572,950
Subordinated notes........................          --        50,000            --        50,000
Other borrowings and capital lease
  obligations.............................     338,318       103,820         2,911       445,049
                                            ----------    ----------    ----------    ----------
Total rate sensitive liabilities..........   2,816,096     2,248,843         3,060     5,067,999
Other liabilities and equity..............          --            --       575,099       575,099
                                            ----------    ----------    ----------    ----------
Total liabilities and equity..............  $2,816,096    $2,248,843    $  578,159    $5,643,098
                                            ==========    ==========    ==========    ==========
Effective gap.............................  $ (384,081)   $  (99,493)   $  483,574            --
Effective cumulative gap..................    (384,081)     (483,574)           --            --
Cumulative gap as % of assets.............        -6.8%         -8.6%           --            --
ALCO policy limit......................... + or -610.0%

YEAR 2000 ISSUES

     Many computer programs use only two digits to identify entries in the date code field. If not corrected, these programs may fail or create erroneous results because of the date change in the year 2000.

     In 1997, Bank of the West's management commenced a comprehensive program to address this problem and seek to ensure that Bank of the West's computer software and hardware will continue to function properly in the year 2000 and thereafter. Internal and external costs in connection with this program are not anticipated to materially impact Bank of the West's operations. However, even though Bank of the West's planned software modifications and system upgrades should adequately address year 2000 issues, there can be no assurance that unforeseen difficulties will not arise. Bank of the West's program includes the identification of third-party service providers, customers and other external parties upon which Bank of the West relies or with whom Bank of the West must interface on mission critical systems or applications. The program also includes determination of and coordination with the compliance efforts of such external parties on year 2000 issues. There can be no assurance that the failure of any such external party to resolve its year 2000 issues will not have an adverse effect on BancWest and Bank of the West.

NET INTEREST MARGIN
  (Dollars in Thousands)

                                                                  FOR THE 3 MONTHS ENDED             FOR THE 3 MONTHS ENDED
                                                                      MARCH 31, 1998                     MARCH 31, 1997
                                                              -------------------------------    -------------------------------
                                                                            INTEREST    YIELD                  INTEREST    YIELD
                                                               AVERAGE      INCOME/      AND      AVERAGE      INCOME/      AND
                                                               BALANCE      EXPENSE     RATES     BALANCE      EXPENSE     RATES
                                                              ----------    --------    -----    ----------    --------    -----
                                                                                    (DOLLARS IN THOUSANDS)
EARNING ASSETS:
Securities
  U.S. Treasury and agency..................................  $  138,672    $  2,209     6.48%   $  322,609    $ 4,912      6.19%
  Mortgage-backed securities................................     441,103       6,601     6.07       446,965      6,968      6.32
  Asset-backed and other securities.........................     278,818       4,466     6.51       145,812      2,366      6.60
                                                              ----------    --------    -----    ----------    -------     -----
        Total securities....................................     858,593      13,276     6.28       915,386     14,246      6.32
Short-term investments......................................      15,322         275     7.28         7,037        152      8.76
Loans and leases
  Commercial................................................     977,791      22,060     9.15*      858,537     18,892      8.92*
  Construction..............................................     176,741       4,503    10.33       118,687      3,085     10.54
  Real estate...............................................     513,273       9,723     7.68       526,555     10,018      7.72
  Installment...............................................   1,808,075      36,980     8.29     1,568,764     32,506      8.40
  Leases....................................................     774,575      14,744     7.72       542,705     11,649      8.71
  Revolving consumer credit.................................     164,684       3,815     9.39       179,425      4,275      9.66
  Other.....................................................       4,008          19     1.92         4,287          3      0.28
                                                              ----------    --------    -----    ----------    -------     -----
        Total...............................................   4,419,147      91,844     8.43*    3,798,960     80,428      8.59*
Loan fees...................................................                     544                               628        --
                                                              ----------    --------    -----    ----------    -------     -----
        Total loans and leases, including loan fees.........   4,419,147      92,388     8.48*    3,798,960     81,056      8.65*
                                                              ----------    --------    -----    ----------    -------     -----
Total Earning Assets........................................   5,293,062    $105,939     8.12%*   4,721,383    $95,454      8.20%*
                                                                            ========    =====                  =======     =====
Nonearning assets...........................................     356,368                            333,965
                                                              ----------                         ----------
        Total Assets........................................  $5,649,430                         $5,055,348
                                                              ==========                         ==========
Interest-Bearing Liabilities
Deposits
  Savings, NOW and money market.............................  $1,484,988    $  7,455     2.04%   $1,431,671    $ 7,011      1.99%
  CDs under $100,000........................................     219,590       2,841     5.25       253,698      3,289      5.26
  CDs $100,000 and over.....................................     671,736       9,131     5.51       465,845      6,193      5.39
  T-Bill CDs................................................   1,115,855      14,576     5.30     1,094,609     14,501      5.37
  Public Time...............................................     156,864       2,031     5.25       103,699      1,263      4.94
                                                              ----------    --------    -----    ----------    -------     -----
        Total deposits......................................   3,649,033      36,034     4.00     3,349,522     32,257      3.91
Short-term borrowings.......................................     169,382       2,300     5.51       192,865      2,470      5.19
Long-term debt..............................................     309,949       4,816     6.30       161,950      2,789      6.98
Other.......................................................       2,783          30     4.37         6,821         90      5.35
                                                              ----------    --------    -----    ----------    -------     -----
Total Interest-Bearing liabilities..........................   4,131,147    $ 43,180     4.24%    3,711,158    $37,606      4.11%
                                                                            ========    =====                  =======     =====
Demand deposits.............................................     926,566                            820,164
Other liabilities...........................................     106,569                             80,121
Shareholders' equity........................................     485,148                            443,905
                                                              ----------                         ----------
        Total Liabilities and Shareholders' equity..........  $5,649,430                         $5,055,348
                                                              ==========                         ==========
Net Interest Margin on Earning Assets
  Interest income/Earning assets............................                $105,939     8.12%*                $95,454      8.20%*
  Interest expense/Earning assets...........................                  43,180     3.31                   37,606      3.23
                                                                            --------    -----                  -------     -----
  Net Interest Margin/Earning Assets........................                $ 62,759     4.81%*                $57,848      4.97%*
                                                                            ========    =====                  =======     =====

---------------
* Amounts are presented as if fully taxable, at a federal income tax rate of 35% in all periods presented. Net interest margin includes a tax equivalent adjustment of $11 thousand in the first 3 months of 1998, $20 thousand in the first 3 months of 1997, and $73 thousand, $119 thousand and $163 thousand in the years ended December 31, 1997, 1996 and 1995, respectively. Nonaccrual loans are included in the computations of average loan balances for all periods presented.

       FOR THE YEAR ENDED              FOR THE YEAR ENDED              FOR THE YEAR ENDED
        DECEMBER 31, 1997               DECEMBER 31, 1996               DECEMBER 31, 1995
  -----------------------------   -----------------------------   -----------------------------
               INTEREST   YIELD                INTEREST   YIELD                INTEREST   YIELD
   AVERAGE     INCOME/     AND     AVERAGE     INCOME/     AND     AVERAGE     INCOME/     AND
   BALANCE     EXPENSE    RATES    BALANCE     EXPENSE    RATES    BALANCE     EXPENSE    RATES
  ----------   --------   -----   ----------   --------   -----   ----------   --------   -----
                                     (DOLLARS IN THOUSANDS)
  $  272,018   $ 16,930   6.22%   $  383,185   $ 23,191    6.05%  $  524,247   $ 32,116    6.13%
     464,784     29,070   6.25       380,005     23,681    6.23      341,423     20,814    6.10
     161,850     10,567   6.53       134,953      8,607    6.38      131,805      8,455    6.41*
  ----------   --------   ----    ----------   --------   -----   ----------   --------   -----
     898,652     56,567   6.29       898,143     55,479    6.18      997,475     61,385    6.15
      12,318        953   7.74         7,699        846   10.99       10,166        725    7.13
     899,954     79,856   8.87*      793,253     71,879    9.06*     710,092     67,295    9.48*
     155,158     15,177   9.78       107,411      9,848    9.17       63,724      5,740    9.01
     515,268     39,144   7.60       463,558     35,247    7.60      242,779     17,983    7.41
   1,679,813    141,293   8.41     1,411,609    119,176    8.44    1,290,417    109,694    8.50
     627,977     52,186   8.31       468,211     40,737    8.70      298,710     27,282    9.13
     174,079     16,800   9.65       181,219     17,511    9.66      175,901     17,699   10.06
       4,500         --     --         3,840         --      --        4,042         --      --
  ----------   --------   ----    ----------   --------   -----   ----------   --------   -----
   4,056,749    344,456   8.49*    3,429,101    294,398    8.59*   2,785,665    245,693    8.82*
          --      3,619     --            --      2,343      --           --         79      --
               --------   ----    ----------   --------   -----   ----------   --------   -----
   4,056,749    348,075   8.58*    3,429,101    296,741    8.65*   2,785,665    245,772    8.82*
               --------   ----    ----------   --------   -----   ----------   --------   -----
   4,967,719   $405,595   8.16%    4,334,943   $353,066    8.15%*  3,793,306   $307,882    8.12%*
               ========   ====                 ========   =====                ========   =====
     349,407                         352,436                         327,615
  ----------                      ----------                      ----------
  $5,317,126                      $4,687,379                      $4,120,921
  ==========                      ==========                      ==========
  $1,445,292   $ 29,365   2.03%   $1,388,360   $ 27,711    2.00%  $1,326,241   $ 26,139    1.97%
     240,474     12,703   5.28       255,541     13,164    5.15      258,888     13,198    5.10
     550,033     30,290   5.51       406,661     21,661    5.33      306,948     17,410    5.67
   1,102,809     59,104   5.36       959,650     50,749    5.29      794,724     41,938    5.28
     105,799      5,444   5.15        82,676      3,940    4.77       56,435      2,827    5.01
  ----------   --------   ----    ----------   --------   -----   ----------   --------   -----
   3,444,407    136,906   3.97     3,092,888    117,225    3.79    2,743,236    101,512    3.70
     183,155      9,784   5.34       291,870     15,294    5.24      305,523     17,724    5.80
     247,339     15,663   6.33        69,620      4,982    7.16       51,068      3,842    7.52
       8,100        669   8.26         8,257      1,589   19.24        6,327      1,776   28.07
  ----------   --------   ----    ----------   --------   -----   ----------   --------   -----
   3,883,001   $163,022   4.20%    3,462,635   $139,090    4.02%   3,106,154   $124,854    4.02%
               ========   ====                 ========   =====                ========   =====
     888,542                         768,128                         659,183
      89,201                          63,320                          38,689
     456,382                         393,296                         316,895
  ----------                      ----------                      ----------
  $5,317,126                      $4,687,379                      $4,120,921
  ==========                      ==========                      ==========
               $405,595   8.16%*               $353,066    8.15%               $307,882    8.12%*
                163,022   3.28                  139,090    3.21                 124,854    3.29
               --------   ----                 --------   -----                --------   -----
               $242,573   4.88%*               $213,976    4.94%*              $183,028    4.83%*
               ========   ====                 ========   =====                ========   =====

CHANGES IN NET INTEREST MARGIN

                                                 1997 COMPARED TO 1996 --       1996 COMPARED TO 1995 --
                                               INCREASE (DECREASE) DUE TO:    INCREASE (DECREASE) DUE TO:
                                               ----------------------------   ----------------------------
                                               VOLUME     RATE     INC(DEC)   VOLUME     RATE     INC(DEC)
                                               -------   -------   --------   -------   -------   --------
                                                                 (DOLLARS IN THOUSANDS)
Interest earned on
Securities...................................  $    32   $ 1,056   $ 1,088    $(6,136)  $   230   $(5,906)
Short-term investments.......................      357      (250)      107       (271)      392       121
Loans and leases.............................   53,853    (2,519)   51,334     55,680    (4,711)   50,969
                                               -------   -------   -------    -------   -------   -------
  Total earning assets.......................   54,242    (1,713)   52,529     49,273    (4,089)   45,184
                                               -------   -------   -------    -------   -------   -------
Interest paid on:
Deposits.....................................   13,972     5,709    19,681     13,252     2,461    15,713
Short-term borrowings........................   (5,807)      297    (5,510)      (715)   (1,715)   (2,430)
Long-term debt...............................   11,254      (573)   10,681      1,328      (188)    1,140
Other........................................      (13)     (907)     (920)       371      (558)     (187)
                                               -------   -------   -------    -------   -------   -------
  Total interest-bearing liabilities.........   19,406     4,526    23,932     14,236        --    14,236
                                               -------   -------   -------    -------   -------   -------
  Increase (decrease) in net interest income
    (tax equivalent basis)...................  $34,836   $(6,239)  $28,597    $35,037   $(4,089)  $30,948
                                               =======   =======   =======    =======   =======   =======

SUMMARY OF QUARTERLY FINANCIAL DATA (UNAUDITED)

     A summary of BancWest's unaudited quarterly financial data for 1997 and 1996 is presented below:

                                                          QUARTER
                                          ----------------------------------------
                                           FIRST     SECOND     THIRD      FOURTH    ANNUAL TOTAL
                                          -------   --------   --------   --------   ------------
                                                          (DOLLARS IN THOUSANDS)
1997
Interest income.........................  $95,434   $100,298   $104,258   $105,532     $405,522
Interest expense........................   37,606     40,223     42,581     42,612      163,022
                                          -------   --------   --------   --------     --------
Net interest income.....................   57,828     60,075     61,677     62,920      242,500
Provision for loan losses...............    4,000      5,000      5,250      5,500       19,750
Total noninterest income................    9,481     11,119     11,133     13,620       45,353
Total noninterest expense...............   38,953     39,332     39,565     42,681      160,531
                                          -------   --------   --------   --------     --------
Income before income taxes..............   24,356     26,862     27,995     28,359      107,572
Income taxes............................   10,141     11,152     11,612     11,809       44,714
                                          -------   --------   --------   --------     --------
Net Income..............................  $14,215   $ 15,710   $ 16,383   $ 16,550     $ 62,858
                                          =======   ========   ========   ========     ========
1996
Interest income.........................  $80,157   $ 86,761   $ 91,486   $ 94,543     $352,947
Interest expense........................   32,221     34,227     35,454     37,188      139,090
                                          -------   --------   --------   --------     --------
Net interest income.....................   47,936     52,534     56,032     57,355      213,857
Provision for loan losses...............    3,000      4,500      4,500      4,500       16,500
Total noninterest income................    7,573      8,658     10,733      9,276       36,240
Total noninterest expense...............   37,427     38,073     49,930     39,225      164,655
                                          -------   --------   --------   --------     --------
Income before income taxes..............   15,082     18,619     12,335     22,906       68,942
Income taxes............................    6,179      7,600      2,146      9,214       25,139
                                          -------   --------   --------   --------     --------
Net Income..............................  $ 8,903   $ 11,019   $ 10,189   $ 13,692     $ 43,803
                                          =======   ========   ========   ========     ========

                           BANQUE NATIONALE DE PARIS

GENERAL

     BNP is a French corporation that conducts retail banking activities in France and corporate and private banking and other financial activities both in France and throughout the world. BNP also has numerous subsidiaries and affiliates inside and outside of France that engage in banking and other financial activities.

     At December 31, 1997, BNP and its subsidiaries and affiliates (the "BNP Group") had 2,098 offices (i.e., subsidiaries, branches, agencies, affiliates and representative offices) in France, and an additional 647 offices in 79 foreign countries, as well as in six French overseas areas.

     At December 31, 1997, the BNP Group had consolidated assets of French francs 2,034.9 billion ($339.8 billion), consolidated gross customer loans of French francs 929.5 billion ($155.2 billion), consolidated customer deposits (including retail and negotiable certificates of deposit) of French francs 904.6 billion ($151.1 billion) and stockholders' equity (BNP Group's share) of French francs 59 billion ($9.9 billion).

     According to the ranking published in July 1997 by The Banker, based on total assets at December 31, 1996, the BNP Group was the second largest banking group in France, the sixth largest banking group in Europe and the fourteenth largest banking group in the world, and based on Tier 1 capital, was the third, eighth and twenty-first largest banking group in France, Europe and the world, respectively, as of such date. At December 31, 1997 the Bank's total risk-based capital ratio was 9.9% and its Tier 1 risk-based capital ratio was 5.9%.

HISTORY

     BNP was formed in 1966 through the merger of Comptoir National d'Escompte de Paris and Banque Nationale pour le Commerce et l'Industrie, each of which had been nationalized along with other major French commercial banks in 1945.

     The French government owned over 80% of the voting stock of BNP and its predecessor banks from 1945 to 1982. In 1982, pursuant to a French law providing for the nationalization of certain industrial companies and financial institutions, the shares of BNP not already owned by the French Republic or state-controlled entities were transferred to the government in exchange for debentures issued by the Caisse Nationale des Banques. In 1993, BNP was privatized through the offering of equity interests to the public in France and internationally. As of December 31, 1997, the capital shares of BNP were held as follows: 57.0% by the public, 11.2% by a group of stable shareholders, 11.1% by French institutional investors, 9.7% by AXA/UAP, 7.8% by other French companies and 3.2% by employees.

DOMESTIC AND INTERNATIONAL ACTIVITIES

     The BNP Group is engaged in a broad range of banking and financial services activities both in France and abroad, functionally organized in two divisions:
Domestic Banking and International Banking and Finance.

     BNP's Domestic Banking Division provides a full range of banking services through a network of 2,098 branches and an extensive home banking network. In addition, BNP's European network consists of trans-European banking services partnership with 10 European banks totaling 14,000 offices, plus the networks of its subsidiaries Banque de Bretagne and Credit Universel and several specialized subsidiaries such as Natio-Vie, BNP Bail and Banque de la Cite. BNP's domestic customers include approximately one-third of France's small and medium-sized companies, roughly 400,000 self-employed customers, private banking customers and approximately 5.3 million retail customers. BNP offers its domestic customers a comprehensive range of financial products and services designed to cover a wide variety of needs, including electronic banking, conventional lending, specialized finance, leasing, leveraged buyouts, factoring, credit insurance, investment banking, mortgage and customer lending life/endowment insurance, property/casualty insurance (as a broker), savings products and asset management.

     BNP's International Banking and Finance Division conducts activities internationally through 647 offices in 79 countries outside of France, as well as in six French overseas areas (Guadeloupe, Martinique, New Caledonia, French Guyana, Reunion and Wallis et Futuna). BNP conducts its international corporate and private banking and finance activities (organized within the International Banking and Finance Division) directly and through an international network of foreign subsidiaries, branches, agencies, affiliates and representative offices. BNP's international operations service four main categories of customers: multinational companies, to which it offers general financing and advisory services; companies, either French or local, to which it offers primarily international trade financing services; individual customers, to whom it offers private banking services; and banks and institutional investors, to which it provides capital markets and correspondent banking services.

     In the United States, BNP maintains offices in New York, Chicago, San Francisco, Los Angeles, Houston, Miami and Dallas, and it owns French American Banking Corporation, a New York finance subsidiary and, through BancWest Corporation, Bank of the West. Through its United States network, BNP is represented in the major US financial centers and is a significant participant in international trade financing. In Canada, BNP exercises a full range of banking activities through BNP Canada. In 1995, BNP established a subsidiary in Mexico.

                          UNAUDITED PRO FORMA COMBINED
                             FINANCIAL INFORMATION

     The financial information below presents the unaudited pro forma combined balance sheet and selected ratios of FHI and subsidiaries and of BancWest and subsidiary at March 31, 1998, giving effect to the issuance by FHI of 25,864,355 shares of Class A Common Stock and to the Merger as if such transactions had occurred on that date. Also presented are the unaudited pro forma combined statements of income and selected ratios for the year ended December 31, 1997, and the three months ended March 31, 1998, giving effect to the issuance of Class A Common Stock and the Merger as if such transactions had occurred at January 1, 1997. The pro forma financial information is based on historical consolidated financial statements of FHI and subsidiaries and BancWest and subsidiary, giving effect to the Merger pursuant to the purchase method of accounting and the assumptions and adjustments described in the accompanying notes.

     Purchase accounting adjustments and the related pro forma adjustments of income and expense accounts are based upon estimated fair market values and valuations made by FHI's management prior to consummation of the Merger. The fair value of the shares of Class A Common Stock to be issued to BNP was initially determined using the market price of the Company's Common Stock for a reasonable period before and after the date that the terms of the Merger were publicly announced. The valuation of these shares of Class A Common Stock, and thus the purchase price, may need to be discounted as of the acquisition date in consultation with an independent third party to reflect the impact of transferability and other restrictions placed upon the Class A Common Stock. The actual purchase accounting adjustments will be based on information as of the actual acquisition date. The pro forma financial information does not give effect to the anticipated cost savings and revenue enhancements in connection with the Merger. See "DIRECTORS, MANAGEMENT AND OPERATIONS FOLLOWING THE
MERGER -- Operations Following the Merger." The pro forma financial information may not be indicative of the combined results that actually would have occurred had the Merger been consummated on the dates indicated or which may be obtained in the future.

         UNAUDITED PRO FORMA COMBINED BALANCE SHEET AND SELECTED RATIOS

                                                                         MARCH 31, 1998
                                                   ----------------------------------------------------------
                                                      FHI &        BANCWEST &     PRO FORMA        COMBINED
                                                   SUBSIDIARIES    SUBSIDIARY    ADJUSTMENTS       PRO FORMA
                                                   ------------    ----------    -----------      -----------
                                                                    (DOLLARS IN THOUSANDS)
ASSETS:
Interest-bearing deposits in other banks.........   $  142,353     $     --       $     --        $   142,353
Federal funds sold and securities purchased under
  agreements to resell...........................      160,000       13,309             --            173,309
Investment securities............................      725,688      851,088             --          1,576,776
Loans, net of allowance..........................    6,210,754     4,420,867            --         10,631,621
Cash and due from banks..........................      288,260      320,115         (9,000)(a)        524,375
                                                                                   (75,000)(a)
Premises and equipment...........................      242,170       35,657             --            277,827
Core deposit premium.............................       24,464           --             --             24,464
Goodwill.........................................       94,825       61,003        (61,003)(c)        742,798
                                                                                   647,973(c)
Other assets.....................................      242,462       67,348             --            309,810
                                                    ----------     ----------     --------        -----------
        Total Assets.............................   $8,130,976     $5,769,387     $502,970        $14,403,333
                                                    ==========     ==========     ========        ===========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits.........................................    6,138,496     4,678,077            --         10,816,573
Short-term borrowings............................      695,660      185,726             --            881,386
Other liabilities................................      243,839      105,476         30,490(b)         379,805
Long-term debt...................................      316,731      309,949             --            626,680
                                                    ----------     ----------     --------        -----------
        Total Liabilities........................    7,394,726     5,279,228        30,490         12,704,444
                                                    ----------     ----------     --------        -----------
Stockholders' Equity:
Common stock.....................................      165,952        8,667         (8,667)(c)         59,054
                                                                                    25,864(c)
                                                                                  (132,762)(d)
Preferred stock..................................           --       95,000        (75,000)(a)             --
                                                                                   (20,000)(c)
Surplus..........................................      148,158      228,392       (228,392)(c)      1,217,695
                                                                                   936,775(c)
                                                                                   132,762(d)
Retained earnings................................      485,233      157,520        (30,490)(b)        485,233
                                                                                    (9,000)(a)
                                                                                   (61,003)(c)
                                                                                   (57,027)(c)
Accumulated other comprehensive income...........           37          580           (580)(c)             37
Treasury stock...................................      (63,130)          --             --            (63,130)
                                                    ----------     ----------     --------        -----------
        Total Stockholders' Equity...............      736,250      490,159        472,480          1,698,889
                                                    ----------     ----------     --------        -----------
        Total Liabilities and Stockholders'
          Equity.................................   $8,130,976     $5,769,387     $502,970        $14,403,333
                                                    ==========     ==========     ========        ===========
SELECTED RATIOS:
Average stockholders' equity to average total
  assets.........................................         9.12%        8.59%           N/A              12.28%
At period-end:
Book value per common share......................   $    23.64     $ 227.96            N/A        $     29.80
  Risk-based capital ratios:
    Tier 1.......................................         9.54%        8.97%           N/A               8.45%
    Total........................................        11.83%       10.88%           N/A              10.61%
Tier 1 leverage ratio............................         9.13%        7.59%           N/A               7.66%
Allowance for loan losses to total loans.........         1.32%        1.18%           N/A               1.26%
Nonperforming assets to total loans and other
  real estate owned..............................         1.41%         .60%           N/A               1.08%
Allowance for loan losses to nonperforming
  loans..........................................         1.44x        2.80x           N/A               1.77x

        See Notes to Unaudited Pro Forma Combined Financial Information

      UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME AND SELECTED RATIOS

                                                            YEAR ENDED DECEMBER 31, 1997
                                               ------------------------------------------------------
                                                  FHI &        BANCWEST &     PRO FORMA     COMBINED
                                               SUBSIDIARIES    SUBSIDIARY    ADJUSTMENTS    PRO FORMA
                                               ------------    ----------    -----------    ---------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME:
Total interest income........................    $592,483       $405,522      $     --      $998,005
Total interest expense.......................     258,011        163,022            --       421,033
                                                 --------       --------      --------      --------
  Net interest income........................     334,472        242,500            --       576,972
Provision for loan losses....................      17,211         19,750            --        36,961
                                                 --------       --------      --------      --------
                                                  317,261        222,750            --       540,011
Total noninterest income.....................      98,513         45,353            --       143,866
Total noninterest expense....................     292,210        160,531         30,526(e)    483,267
                                                 --------       --------      --------      --------
  Income before income taxes.................     123,564        107,572       (30,526)      200,610
Income taxes.................................      39,303         44,714                      84,017
                                                 --------       --------      --------      --------
  Net income.................................      84,261         62,858       (30,526)      116,593
Preferred stock dividends....................          --          6,692        (6,692)(f)        --
                                                 --------       --------      --------      --------
  Net income available to common
     stockholders............................    $ 84,261       $ 56,166      $(23,834)     $116,593
                                                 ========       ========      ========      ========
Per common share:
  Basic:
     Earnings................................    $   2.66            N/A           N/A      $   2.02
     Cash earnings(g)........................        2.85            N/A           N/A          2.73
  Diluted:
     Earnings................................        2.64            N/A           N/A          2.02
     Cash earnings(g)........................        2.83            N/A           N/A          2.72
  Cash dividends.............................        1.24            N/A           N/A          1.24
SELECTED RATIOS:
Return on average total assets...............        1.06%          1.18%          N/A           .85%
Return on average stockholders' equity.......       11.61%         13.77%          N/A          6.83%
Return on average common equity..............       11.61%         15.57%          N/A          6.83%
Net interest margin..........................        4.70%          4.88%          N/A          4.77%

        See Notes to Unaudited Pro Forma Combined Financial Information

      UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME AND SELECTED RATIOS

                                                            QUARTER ENDED MARCH 31, 1998
                                               ------------------------------------------------------
                                                  FHI &        BANCWEST &     PRO FORMA     COMBINED
                                               SUBSIDIARIES    SUBSIDIARY    ADJUSTMENTS    PRO FORMA
                                               ------------    ----------    -----------    ---------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME:
Total interest income........................    $151,323       $105,928       $    --      $257,251
Total interest expense.......................      65,745         43,180            --       108,925
                                                 --------       --------       -------      --------
  Net interest income........................      85,578         62,748            --       148,326
Provision for loan losses....................       4,396          5,000            --         9,396
                                                 --------       --------       -------      --------
                                                   81,182         57,748            --       138,930
Total noninterest income.....................      25,607         13,664            --        39,271
Total noninterest expense....................      73,637         43,957          7,476(e)    125,070
                                                 --------       --------       -------      --------
  Income before income taxes.................      33,152         27,455        (7,476)       53,131
Income taxes.................................      11,924         10,387            --        22,311
                                                 --------       --------       -------      --------
  Net income.................................      21,228         17,068        (7,476)       30,820
Preferred stock dividends....................          --          1,669        (1,669)(f)        --
                                                 --------       --------       -------      --------
  Net income available to common
     stockholders............................    $ 21,228       $ 15,399       $(5,807)     $ 30,820
                                                 ========       ========       =======      ========
Per common share:
  Basic:
     Earnings................................    $    .68            N/A           N/A      $    .54
     Cash earnings(g)........................         .73            N/A           N/A           .72
  Diluted:
     Earnings................................         .68            N/A           N/A           .54
     Cash earnings(g)........................         .73            N/A           N/A           .72
Cash dividends...............................         .31            N/A           N/A           .31
SELECTED RATIOS (ANNUALIZED):
Return on average total assets...............        1.07%          1.23%          N/A           .88%
Return on average stockholders' equity.......       11.78%         14.27%          N/A          7.18%
Return on average common equity..............       11.78%         16.06%          N/A          7.18%
Net interest margin..........................        4.80%          4.81%          N/A          4.81%

        See Notes to Unaudited Pro Forma Combined Financial Information

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(a) Purchase of Fixed/Adjustable Rate Noncumulative Preferred Stock Series A, without par value (the "BancWest Preferred Stock"), of BancWest, $75 million aggregate liquidation amount and payment of BancWest Preferred Stock purchase premium of $9.0 million as a condition to consummation of the Merger.

(b) Adjustment to record liabilities of BancWest at estimated fair values. Amount consists primarily of unfunded postretirement benefit plan obligations and estimated restructuring liabilities (consisting of employee termination costs and other costs to exit certain BancWest activities). Adjustment is a preliminary estimate. The final estimate could be materially different from the preliminary estimate. Any difference between the preliminary and final estimates will directly impact goodwill.

(c) Reflects the merger of the Company and BancWest for approximately $962.6 million:

          - Issuance of 25,864,355 shares of Class A Common Stock by the
            Company.

          - Conversion of Series A Non-Cumulative Preferred Stock, without par value (the "Bank of the West Preferred Stock"), of Bank of the West, $20 million aggregate liquidation amount to Class A Common Stock.

          - Elimination of goodwill of $61.0 million on the books of BancWest at March 31, 1998.

          - Goodwill of $648.0 million which is the excess of the purchase price of BancWest over the fair values of identifiable net assets acquired. A core deposit premium study will be conducted which may result in reallocating a portion of goodwill to core deposit premium.

(d) Change in par value of Company's common stock from $5.00 to $1.00.

(e) Amortization of goodwill over 20 years.

(f) Elimination of preferred stock dividend related to purchase of the BancWest Preferred Stock and conversion of the Bank of the West Preferred Stock into shares of Class A Common Stock.

(g) Cash earnings per share (which is unaudited) is defined as earnings per share in accordance with generally accepted accounting principles plus the after-tax amortization of intangibles that are deducted from regulatory capital for risk-based capital purposes.

             SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of June 1, 1998 (31,140,015 outstanding shares) (except as otherwise noted in footnotes) by (i) each stockholder known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock, (ii) each director of the Company, (iii) each of the named executive officers of the Company, and (iv) all executive officers and directors of the Company as a group.

                                                              NUMBER OF SHARES    PERCENTAGE
                                                                BENEFICIALLY       OF CLASS
BENEFICIAL OWNER                                                   OWNED          OUTSTANDING
----------------                                              ----------------    -----------
David M. Haig, Fred C. Weyand, Paul Mullin Ganley and Walter
  A. Dods, Jr., as Trustees under the Will and of the Estate of S.M. Damon, 999 Bishop Street, Honolulu, Hawaii
  96813(1)..................................................     7,900,000           25.37
Trust and Investments Division, First Hawaiian Bank, P.O.
  Box 3200, Honolulu, Hawaii 96847(2).......................     2,515,680            8.08
Alexander & Baldwin, Inc., 822 Bishop Street, Honolulu,
  Hawaii 96813(3)...........................................     1,692,894            5.44
The Capital Group Companies, Inc., 333 South Hope Street,
  Los Angeles, California 90071(4)..........................     1,679,800            5.44
Walter A. Dods, Jr.(5)(6)...................................     8,274,930           26.57
David M. Haig(5)(7).........................................     7,911,915           25.41
Fred C. Weyand(5)(8)........................................     7,921,755           25.44
Paul Mullin Ganley(5)(9)....................................     7,936,122           25.49
John W.A. Buyers............................................         2,012               *
John C. Couch(10)...........................................         9,929               *
Dr. Julia Ann Frohlich......................................         1,200               *
John A. Hoag(11)............................................        38,953               *
Bert T. Kobayashi, Jr.(12)..................................         4,656               *
Dr. Richard T. Mamiya.......................................         4,476               *
Dr. Fujio Matsuda...........................................         3,074               *
Dr. Roderick F. McPhee(13)..................................        13,485               *
George P. Shea, Jr..........................................         2,545               *
John K. Tsui(14)............................................        49,226               *
Robert C. Wo(15)............................................        15,405               *
Donald G. Horner(16)........................................        46,609               *
Howard H. Karr(17)..........................................        49,932               *
All executive officers and directors as a group (17
  persons)..................................................     8,586,224           27.57%

---------------
  * The percentage of shares beneficially owned does not exceed 1% of the shares currently outstanding, including shares that can be acquired within 60 days through the exercise of stock options.

 (1) The Trustees have shared voting and investment power as to shares held by the Damon Estate.

 (2) Includes: 1,042,558 shares as to which it has sole voting power and 967,169 shares as to which it has sole investment power; 1,240,464 shares as to which it has shared voting power and 1,303,513 shares as to which it has shared investment power; 232,657 shares as to which sole voting power is retained by the settlors of the trusts; and 244,998 shares as to which sole investment power is held by outside investment advisors.

 (3) Mr. John C. Couch, a director of the Company, is the Chairman of the Board of Directors of Alexander & Baldwin, Inc. Alexander and Baldwin, Inc. has sole voting and investment power as to shares shown in the table above.

 (4) The Capital Group Companies, Inc. disclaims investment or voting power over securities reported but may be deemed to "beneficially own" such securities by virtue of Rule 13d-3 under the Investment Advisers Act of 1934.

 (5) Includes 7,900,000 shares held in capacity as a Trustee of the Damon Estate, as to which voting and investment power is shared.

 (6) Includes 924 shares held in his wife's individual retirement account as to which Mr. Dods disclaims beneficial ownership, and 105,550 shares that Mr. Dods has the right to acquire within 60 days through the exercise of stock options. Mr. Dods is a Director of Alexander & Baldwin, Inc., which holds 1,692,894 shares of Common Stock, as to which Mr. Dods disclaims beneficial ownership. Mr. Dods is a Trustee of Punahou School, which owns 105,136 shares of Common Stock, with respect to which he shares voting and investment power and disclaims beneficial ownership.

 (7) Mr. Haig is a beneficiary and a Trustee of the Damon Estate. Mr. Haig is beneficiary of an HR-10 plan which holds 5,665 shares of the Common Stock as to which he has sole voting and investment powers.

 (8) Includes 11,755 shares in his wife's revocable living trust as to which Mr. Weyand shares voting and investment powers.

 (9) Includes 19,434 shares in Mr. Ganley's revocable living trust as to which he has sole voting and investment powers, 12,336 shares in a money purchase pension plan as to which he has sole voting and investment powers, 4,159 shares in an individual retirement account as to which he has sole voting and investment powers, and 166 shares for which he has shared voting and investment powers, as successor trustee.

(10) Mr. Couch is Chairman of the Board of Directors of Alexander & Baldwin, Inc., which holds 1,692,894 shares of Common Stock. Mr. Couch disclaims beneficial ownership as to such shares.

(11) Includes 19,020 shares in his wife's revocable living trust as to which Mr. Hoag disclaims beneficial ownership and 1,795 shares held jointly with his wife.

(12) Includes 594 shares held in his wife's individual retirement account and 1,325 shares held in his wife's revocable living trust as to which he disclaims ownership.

(13) Dr. McPhee was President and ex-officio non-voting member of the Board of Trustees of Punahou School, which owns 105,136 shares of Common Stock. Dr. McPhee has no voting or investment powers with respect to such shares and disclaims beneficial ownership thereof.

(14) Includes 37,160 shares that Mr. Tsui has the right to acquire within 60 days through the exercise of stock options and 250 shares as a Trustee of his daughter's Trust.

(15) Includes 8,000 shares in the Betty and Bob Wo Foundation as to which Mr. Wo shares voting and investment powers and 300 shares held jointly with his wife.

(16) Includes 24,122 shares that Mr. Horner has the right to acquire within 60 days through the exercise of stock options.

(17) Includes 28,620 shares that Mr. Karr has the right to acquire within 60 days through the exercise of stock options, and 78 shares owned by his wife directly or as custodian as to which he disclaims beneficial ownership.

                            INDEPENDENT ACCOUNTANTS

     The consolidated balance sheets of First Hawaiian, Inc. and its subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by PricewaterhouseCoopers LLP, independent certified public accountants, as stated in their reports, which are incorporated herein by reference. Representatives of PricewaterhouseCoopers LLP are expected to be at the Special Meeting and will be available to respond to questions and to make a statement if they choose.

     The consolidated balance sheets of BancWest and its subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended included in this Proxy Statement have been audited by PricewaterhouseCoopers LLP, independent certified public accountants, as stated in their reports, which are included herein. The consolidated statements of income, stockholders' equity and cash flows of BancWest and its subsidiary for the year ended December 31, 1995 included in this Proxy Statement have been audited by Deloitte & Touche LLP, independent certified public accountants, as stated in their report, which is included herein.

                      WHERE YOU CAN FIND MORE INFORMATION

     The Company files annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information that the Company files at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at (800) SEC-0330 for further information on the public reference rooms. The Company's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning the Company also may be inspected at the offices of the NASD, 1735 K Street, Washington, D.C. 20006.

     The Commission allows the Company to "incorporate by reference" information into this Proxy Statement, which means that the Company can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information contained directly in the Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that the Company has previously filed with the Commission. These documents contain important information about the Company and its financial condition.

FIRST HAWAIIAN, INC.
COMMISSION FILINGS
(FILE NO. 0-7949)                                           PERIOD
--------------------                                        ------
Annual Report on Form 10-K...............  Year ended December 31, 1997
Quarterly Report on Form 10-Q............  Quarter ended March 31, 1998
Current Reports on Form 8-K..............  Dated May 28, 1998 (filed May 29, 1998)
                                           and May 28, 1998 (filed June 1, 1998)

     The Company incorporates by reference additional documents that it may file with the Commission between the date of this Proxy Statement and the date of the Special Meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     The Company has supplied all information contained or incorporated by reference in the Proxy Statement relating to the Company, BancWest has supplied all such information relating to BancWest and Bank of the West and BNP has supplied all such information relating to BNP.

     If you are a stockholder, the Company may have sent you some of the documents incorporated by reference, but you can obtain any of them from the Company or the Commission or the Commission's Internet World Wide Web site described above.

     Documents incorporated by reference are available from the Company without charge, excluding all exhibits unless specifically incorporated by reference in this Proxy Statement, by requesting them in writing or by telephone from the Company at First Hawaiian, Inc., 999 Bishop Street, Honolulu, Hawaii 96813,
(808) 525-7000. If you would like to request documents from the Company, please do so by August 21, 1998 to receive them before the Special Meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or other equally prompt means, within one business day of receipt of your request.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the 1999 Annual Meeting of the Company must be received by the Corporate Secretary of the Company on or prior to December 31, 1998.

                                 OTHER MATTERS

     At the date of this Proxy Statement, management does not know of any business to be presented at the Special Meeting other than the matters set forth above. If any other matters properly come before the Special Meeting, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters.

                             INDEX OF DEFINED TERMS

TERM                                                          PAGE
----                                                          ----
Acquisition Proposal........................................   43
Acquisition Restrictions....................................   48
Agreement...................................................   34
ALCO........................................................   80
BancWest....................................................   20
BancWest Common Stock.......................................   20
BancWest Preferred Stock....................................   36
BancWest's Current Premium..................................   39
Bank Merger.................................................   31
Bank Merger Act.............................................   31
Bank of the West Preferred Stock............................   91
BHCA........................................................   31
BIF.........................................................   73
Block Sale..................................................   54
BNP.........................................................   20
BNP Agreement...............................................   44
BNP Group...................................................   85
Board.......................................................   21
Board of Directors..........................................   21
Business Combination Proposal...............................   50
By-Laws.....................................................   20
California Banks............................................   28
California Selected Bank Mergers............................   30
Class A Common Stock........................................   20
Class A Directors...........................................   47
Class A Interest............................................   48
Class A Multiplier..........................................   48
Class A Nominee.............................................   51
Closing.....................................................   35
Closing Date................................................   35
Code........................................................   34
Commission..................................................   36
Commissioner................................................   67
Common Stock................................................   20
Company.....................................................   20
Company Common Shares.......................................   49
Company Transaction Proposal................................   52
Conversion..................................................   26
Conversion Number...........................................   35
CRA.........................................................   31
Damon Estate................................................    4
Department of Justice.......................................   31
DFI.........................................................   67
Effective Time..............................................   35
Equity Securities...........................................   48

TERM                                                          PAGE
----                                                          ----
Essex.......................................................   64
Exchange Act................................................   52
Executive Committee.........................................   50
Expenses....................................................   42
FDIC........................................................   31
FDICIA......................................................   68
Federal Reserve Board.......................................   31
FF..........................................................    3
FHI.........................................................    1
FHI Certificate.............................................   20
FTE.........................................................   73
Goldman Sachs...............................................   23
Goldman Sachs Opinion.......................................   26
IBBA........................................................   68
IBES........................................................   28
Independent Director........................................   51
Losses......................................................   44
Market Check Period.........................................   51
Merger......................................................   20
Merger Agreement............................................   20
NASD........................................................   40
Nasdaq......................................................   18
NFC.........................................................   65
Non-Class A Directors.......................................   48
Offer Price.................................................   54
Ownership Percentage........................................   48
PCFC........................................................   28
Permitted Ownership Percentage..............................   48
Plan........................................................   32
Post-Standstill Period......................................   50
Privately-Negotiated Sale...................................   53
Proxy Statement.............................................   21
Public Offering.............................................   49
Qualified Pledgee...........................................   54
Qualified Transferee........................................   54
Record Date.................................................   20
Registrable Securities......................................   54
Registration Rights Agreement...............................   54
Representatives.............................................   37
Riegle-Neal Act.............................................   68
RTC.........................................................   65
Rule 144 Sale...............................................   49
SAIF........................................................   72
SARs........................................................   33
Securities Act..............................................   49
SERP........................................................   33
Special Meeting.............................................   20
Standstill Agreement........................................   47

TERM                                                          PAGE
----                                                          ----
Standstill Period...........................................   48
Stock Plans.................................................   33
Stockholder Agreement.......................................   20
Superior Proposal...........................................   51
Surviving Corporation.......................................   23
Takeover Proposal...........................................   37
Termination Fee.............................................   42
Third Party.................................................   49
Transaction Agreements......................................   38
Transfer....................................................   48
Transfer Measurement Date...................................   49
Transfer Notice.............................................   54
Transferring Party..........................................   54
Voting Securities...........................................   48
West Coast Banks............................................   28

             INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF BANCWEST
                           CORPORATION AND SUBSIDIARY

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF BANCWEST CORPORATION AND SUBSIDIARY FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND MARCH 31, 1997 AND AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF BANCWEST CORPORATION AND SUBSIDIARY FOR THE YEARS ENDED DECEMBER 31, 1997, DECEMBER 31, 1996 AND DECEMBER 31, 1995

  Consolidated Balance Sheets...............................  F-2
  Consolidated Statements of Income.........................  F-3
  Consolidated Statements of Cash Flows.....................  F-4
  Notes to Consolidated Unaudited Financial Statements......  F-6

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF BANCWEST CORPORATION AND SUBSIDIARY FOR THE YEARS ENDED DECEMBER 31, 1997, DECEMBER 31, 1996 AND DECEMBER 31, 1995

  Report of Independent Accountants on 1996 and 1997
     Consolidated Financial Statements......................  F-8
  Report of Independent Accountants on 1995 Consolidated
     Statements of Income, Stockholders' Equity and Cash
     Flows..................................................  F-9
  Consolidated Balance Sheets...............................  F-10
  Consolidated Statements of Income.........................  F-11
  Consolidated Statements of Stockholders' Equity...........  F-12
  Consolidated Statements of Cash Flows.....................  F-13
  Notes to Consolidated Financial Statements................  F-14

                      BANCWEST CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                (Dollars in thousands, except per share amounts)

                                                            MARCH 31,                  DECEMBER 31,
                                                     ------------------------    ------------------------
                                                        1998          1997          1997          1996
                                                     ----------    ----------    ----------    ----------
                                                           (UNAUDITED)
ASSETS
Cash and due from banks............................  $  320,115    $  322,184    $  311,392    $  264,259
Funds sold.........................................      13,309        52,767        17,000            --
                                                     ----------    ----------    ----------    ----------
          Total cash and cash equivalents..........     333,424       374,951       328,392       264,259
Investment securities:
  Held-to-maturity.................................     305,227       263,422       313,114       270,742
  Available-for-sale...............................     545,861       677,130       545,572       661,065
                                                     ----------    ----------    ----------    ----------
          Total investment securities..............     851,088       940,552       858,686       931,807
Loans held for sale................................       8,440            --         5,757            --
Loans and leases held for investment:
  Commercial, financial and agricultural...........     214,497       222,716       217,853       225,295
  Real estate -- construction......................     167,093       124,234       184,535       118,712
  Real estate -- mortgage..........................   1,675,929     1,589,416     1,638,529     1,587,503
  Consumer.........................................   1,619,960     1,362,112     1,551,916     1,310,065
  Lease financing..................................     796,048       559,706       751,509       530,716
                                                     ----------    ----------    ----------    ----------
          Total loans and leases, net..............   4,473,527     3,858,184     4,344,342     3,772,291
  Allowance for credit losses......................     (52,660)      (47,753)      (51,608)      (46,758)
                                                     ----------    ----------    ----------    ----------
  Loans and leases, net of allowance for credit
     losses........................................   4,420,867     3,810,431     4,292,734     3,725,533
  Customers' acceptance liability..................          66         1,291            37           717
  Premises and equipment, net......................      35,657        35,968        34,909        36,581
  Foreclosed property, net.........................       3,390         6,549         4,329         6,800
  Interest receivable and other assets.............      55,452        54,472        58,122        51,940
  Goodwill, net....................................      61,003        53,146        60,132        53,940
                                                     ----------    ----------    ----------    ----------
          Total Assets.............................  $5,769,387    $5,277,360    $5,643,098    $5,071,577
                                                     ==========    ==========    ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
  Noninterest-bearing..............................  $1,003,485    $  924,636    $1,001,550    $  848,384
  Interest-bearing.................................   3,674,592     3,416,374     3,571,400     3,333,697
                                                     ----------    ----------    ----------    ----------
          Total deposits...........................   4,678,077     4,341,010     4,572,950     4,182,081
Short-term borrowings..............................     185,075       245,941       184,418       216,379
Acceptances outstanding............................          66         1,291            37           717
Interest payable and other liabilities.............     106,061        78,273       100,654        72,767
Long-term borrowings...............................     309,949       161,950       309,949       161,950
                                                     ----------    ----------    ----------    ----------
          Total Liabilities........................   5,279,228     4,828,465     5,168,008     4,633,894
COMMITMENTS AND CONTINGENT LIABILITIES.............          --            --            --            --
STOCKHOLDERS' EQUITY
Non-cumulative preferred stock -- no par value:
  Series A of Bank of the West.....................      20,000        20,000        20,000        20,000
  Series A of BancWest.............................      75,000        75,000        75,000        75,000
Common stock.......................................       8,667         8,161         8,667         8,161
Additional paid-in capital.........................     228,392       208,898       228,392       208,898
Retained earnings..................................     157,520       137,559       142,121       125,013
Accumulated other comprehensive income, net of
  taxes............................................         580          (723)          910           611
                                                     ----------    ----------    ----------    ----------
          Total Stockholders' Equity...............     490,159       448,895       475,090       437,683
                                                     ----------    ----------    ----------    ----------
          Total Liabilities and Stockholders'
            Equity.................................  $5,769,387    $5,277,360    $5,643,098    $5,071,577
                                                     ==========    ==========    ==========    ==========

     See accompanying notes to unaudited consolidated financial statements.

                      BANCWEST CORPORATION AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                (Dollars in thousands, except per share amounts)

                                           3 MONTHS ENDED
                                              MARCH 31,              YEAR ENDED DECEMBER 31,
                                        ---------------------   ---------------------------------
                                          1998        1997        1997        1996        1995
                                        ---------   ---------   ---------   ---------   ---------
                                             (UNAUDITED)
INTEREST INCOME
Loans and leases......................  $  92,358   $  81,026   $ 348,002   $ 296,622   $ 245,609
Investment securities.................     13,276      14,246      56,567      55,479      61,345
Other.................................        294         162         953         846         765
                                        ---------   ---------   ---------   ---------   ---------
          Total interest income.......    105,928      95,434     405,522     352,947     307,719
INTEREST EXPENSE
Deposits..............................     36,034      32,257     136,906     117,225     101,512
Short-term borrowings.................      2,300       2,470       9,784      15,294      17,724
Long-term borrowings..................      4,846       2,879      16,332       6,571       5,618
                                        ---------   ---------   ---------   ---------   ---------
          Total interest expense......     43,180      37,606     163,022     139,090     124,854
                                        ---------   ---------   ---------   ---------   ---------
Net interest income...................     62,748      57,828     242,500     213,857     182,865
Provision for credit losses...........      5,000       4,000      19,750      16,500      14,500
                                        ---------   ---------   ---------   ---------   ---------
Net interest income after provision
  for credit losses...................     57,748      53,828     222,750     197,357     168,365
OTHER INCOME
Service fees on deposit accounts......      7,256       6,159      27,714      22,365      21,519
Commissions and other fees............      1,125       1,020       4,488       3,486       1,803
Trust fees............................        709         605       2,622       2,443       2,196
Gains on sale of securities, net......         16          18          81          30          72
Gains on sale of loans, net...........      1,928          --       1,629          --          --
Foreign exchange gains, net...........        431         323       1,615       1,360       1,309
Other.................................      2,199       1,356       7,204       6,556       5,338
                                        ---------   ---------   ---------   ---------   ---------
          Total other income..........     13,664       9,481      45,353      36,240      32,237
OTHER EXPENSE
Salaries and employee benefits........     20,516      18,462      74,830      70,130      64,095
Net occupancy expense.................      5,388       5,093      21,255      20,686      20,257
Furniture and equipment expenses......      1,935       1,945       7,846       7,779       7,767
Contracted data processing............      3,772       3,421      14,339      12,695      13,883
Other contracted services.............      1,835       1,700       6,808       6,737       5,441
FDIC insurance premiums and special
  assessment..........................        363         331       1,434      12,636       5,585
Legal and litigation expenses, net of
  recoveries..........................        276         416       1,832       3,106       1,300
Provision for losses on foreclosed
  property............................        812          60          60       1,085         767
Advertising and marketing.............      1,413       1,203       4,602       4,209       3,546
Amortization of goodwill..............      1,191         990       4,143       3,585       3,111
Other.................................      6,456       5,332      23,382      22,007      20,823
                                        ---------   ---------   ---------   ---------   ---------
          Total other expense.........     43,957      38,953     160,531     164,655     146,575
Income before income taxes............     27,455      24,356     107,572      68,942      54,027
Provision for income taxes............     10,387      10,141      44,714      25,139      21,970
                                        ---------   ---------   ---------   ---------   ---------
NET INCOME............................  $  17,068   $  14,215   $  62,858   $  43,803   $  32,057
                                        =========   =========   =========   =========   =========
Basic earnings per common share.......  $    8.89   $    7.69   $   33.29   $   25.15   $   21.61
                                        =========   =========   =========   =========   =========
Cash dividends per share..............  $      --   $      --   $   11.30   $      --   $    7.71
                                        =========   =========   =========   =========   =========
Average shares outstanding............  1,733,000   1,632,000   1,687,000   1,545,000   1,426,000
                                        =========   =========   =========   =========   =========

     See accompanying notes to unaudited consolidated financial statements.

                      BANCWEST CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                 3 MONTHS ENDED
                                                    MARCH 31,              YEAR ENDED DECEMBER 31,
                                              ---------------------   ---------------------------------
                                                1998        1997        1997        1996        1995
                                              ---------   ---------   ---------   ---------   ---------
                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................  $  17,068   $  14,215   $  62,858   $  43,803   $  32,057
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Provision for credit losses...............      5,000       4,000      19,750      16,500      14,500
  Provision for losses on foreclosed
    property................................        812          60          60       1,085         767
  (Gains) losses on sale of securities,
    net.....................................         16          18         (81)        (30)        (72)
  Gain on sale of branch....................       (212)         --          --          --          --
  Loans held for sale originated or
    purchased, net..........................     (2,683)         --      (5,210)         --          --
  Depreciation and amortization.............      2,789       2,589      10,589      10,158       9,466
  Deferred income taxes.....................      3,312       4,434      23,564      15,951      13,585
  (Increase) decrease in interest receivable
    and other assets, net of effects of
    acquisitions............................      2,052      (3,106)     (4,789)        465       1,132
  Increase in interest payable and other
    liabilities, net of effects of
    acquisitions............................      2,315       1,942       4,093       7,659       1,470
  Other increases, net......................        (22)       (196)      2,131         858       4,432
                                              ---------   ---------   ---------   ---------   ---------
Net cash provided by operating activities...     30,447      23,956     112,965      96,449      77,337
                                              ---------   ---------   ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities and paydowns of
  investment securities held-to-maturity....      7,888       7,320      34,430      41,110      45,514
Proceeds from sales, maturities and paydowns
  of investment securities
  available-for-sale........................     75,417      32,937     349,498     241,295     184,033
Purchases of held-to-maturity securities....         --          --     (77,106)         --          --
Purchases of available-for-sale investment
  securities, net of effects of
  acquisitions..............................    (76,273)    (51,224)   (235,236)   (238,592)   (162,711)
Loans and leases held for investment
  originated or purchased, net of
  collections, transfers to foreclosed
  property, acquisitions and sales..........   (133,229)    (89,501)   (590,096)   (447,968)   (373,664)
Purchases of premises and equipment, net of
  effects of acquisitions and sales.........     (1,789)       (986)     (5,331)     (7,082)     (5,187)
Proceeds from sales of foreclosed property
  and premises and equipment................        812         794       5,572       7,038       9,156
Acquisitions -- cash received (paid) in
  excess of cash and cash equivalents
  acquired..................................     24,510          --      10,792     (34,229)         --
Branch sale, cash paid, net of gain.........    (10,767)         --          --          --          --
                                              ---------   ---------   ---------   ---------   ---------
Net cash used by investing activities.......   (113,431)   (100,660)   (507,477)   (438,428)   (302,859)
                                              ---------   ---------   ---------   ---------   ---------

     See accompanying notes to unaudited consolidated financial statements.

                                                 3 MONTHS ENDED
                                                    MARCH 31,              YEAR ENDED DECEMBER 31,
                                              ---------------------   ---------------------------------
                                                1998        1997        1997        1996        1995
                                              ---------   ---------   ---------   ---------   ---------
                                                   (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of preferred stock, net of issuance
  costs.....................................         --          --          --      73,416          --
Net increase in deposits, net of effects of
  acquisitions and sales....................     88,999     158,929     369,453     278,203     236,064
Net (decrease) increase in short-term
  borrowings, net of effects of
  acquisitions..............................        657      29,562     (31,961)   (171,074)     28,952
Increase in long-term borrowings, net of
  effects of acquisitions...................         29         574     146,903     100,000          --
Cash dividends..............................     (1,669)     (1,669)    (25,750)     (3,576)    (12,247)
                                              ---------   ---------   ---------   ---------   ---------
Net cash provided by financing activities...     88,016     187,396     458,645     276,969     252,769
                                              ---------   ---------   ---------   ---------   ---------
Increase (decrease) in cash and cash
  equivalents...............................      5,032     110,692      64,133     (65,010)     27,247
Cash and cash equivalents, beginning of
  period....................................    328,392     264,259     264,259     329,269     302,022
                                              ---------   ---------   ---------   ---------   ---------
Cash and cash equivalents, end of period....  $ 333,424   $ 374,951   $ 328,392   $ 264,259   $ 329,269
                                              =========   =========   =========   =========   =========
OTHER CASH FLOW INFORMATION
Interest paid...............................  $  44,649   $  37,929   $ 161,358   $ 139,188   $ 122,825
Income taxes paid...........................      1,260         679      22,881       6,658       7,320
NONCASH INVESTING AND FINANCING ACTIVITIES:
Transfer of investment securities from
  held-to-maturity to available-for-sale....  $      --   $      --   $      --   $      --   $ 283,568

     See accompanying notes to unaudited consolidated financial statements.

                      BANCWEST CORPORATION AND SUBSIDIARY

            NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of BancWest Corporation and Subsidiary (the "Company") conform with generally accepted accounting principles and practices within the banking industry. The following is a summary of the significant accounting policies:

Consolidation:

     The consolidated financial statements of the Company include the accounts of BancWest Corporation and its wholly-owned subsidiary Bank of the West (the "Bank"). All significant intercompany balances and transactions have been eliminated in consolidation. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary for a fair presentation are reflected in the consolidated financial statements.

Reclassification:

     Certain amounts in the consolidated financial statements for 1997 and 1996 have been reclassified to conform with the 1998 presentation. Such reclassifications had no effect on the consolidated net income as previously reported.

2.  ACCOUNTING CHANGES

     The provisions of Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," that were deferred by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125 -- An Amendment of FASB Statement No. 125," became effective as to repurchase agreements, dollar rolls, securities lending and certain other transactions after December 31, 1997. The Company requires delivery of collateral of other security as a condition to entering into repurchase or reverse-purchase transactions.

     SFAS No. 130, "Reporting Comprehensive Income," is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes presentation and disclosure requirements for comprehensive income; however, it does not affect existing recognition or measurement standards. For the Company, comprehensive income consists of net income and the change in unrealized gains and losses on available-for-sale securities. Comprehensive income was $16,738,000 and $12,881,000 for the three months ended March 31, 1998 and 1997, respectively.

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 does not affect existing recognition or measurement standards. The provisions of SFAS No. 131 need not be applied to interim financial statements in the initial year of its application. Accordingly, such disclosures have not been presented herein.

     Earlier this year, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits," which standardized the disclosure requirements for pensions and other post-retirement benefits. The Company plans to implement SFAS No. 132 (which does not impact existing measurement or recognition standards) in its consolidated financial statements for the year ended December 31, 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of BancWest Corporation

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of BancWest Corporation and subsidiary (the "Company") at December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
San Francisco, California
January 20, 1998

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
BancWest Corporation:

     We have audited the consolidated statements of income, stockholders' equity, and cash flows of BancWest Corporation and subsidiaries (the "Company") (pages F-11 through F-39) for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of BancWest Corporation and subsidiaries for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
January 19, 1996
San Francisco, California

                      BANCWEST CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
ASSETS
  Cash and due from banks...................................  $  311,392    $  264,259
  Funds sold................................................      17,000            --
                                                              ----------    ----------
          Total cash and cash equivalents...................     328,392       264,259
  Investment securities:
     Held-to-maturity (market value -- $312,154 and $265,294
      at December 31, 1997 and 1996)........................     313,114       270,742
     Available-for-sale.....................................     545,572       661,065
                                                              ----------    ----------
          Total investment securities.......................     858,686       931,807
  Loans held for sale.......................................       5,757            --
  Loans and leases held for investment:
     Commercial, financial and agricultural.................     217,853       225,295
     Real estate -- construction............................     184,535       118,712
     Real estate -- mortgage................................   1,638,529     1,587,503
     Consumer...............................................   1,551,916     1,310,065
     Lease financing........................................     751,509       530,716
                                                              ----------    ----------
          Total loans and leases, net.......................   4,344,342     3,772,291
     Allowance for credit losses............................     (51,608)      (46,758)
                                                              ----------    ----------
     Loans and leases, net of allowance for credit losses...   4,292,734     3,725,533
     Customers' acceptance liability........................          37           717
     Premises and equipment, net............................      34,909        36,581
     Foreclosed property, net...............................       4,329         6,800
     Interest receivable and other assets...................      58,122        51,940
     Goodwill, net..........................................      60,132        53,940
                                                              ----------    ----------
          Total Assets......................................  $5,643,098    $5,071,577
                                                              ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
  Noninterest-bearing.......................................  $1,001,550    $  848,384
     Interest-bearing.......................................   3,571,400     3,333,697
                                                              ----------    ----------
          Total deposits....................................   4,572,950     4,182,081
  Short-term borrowings.....................................     184,418       216,379
  Acceptances outstanding...................................          37           717
  Interest payable and other liabilities....................     100,654        72,767
  Long-term borrowings......................................     309,949       161,950
                                                              ----------    ----------
          Total Liabilities.................................   5,168,008     4,633,894
  COMMITMENTS AND CONTINGENT LIABILITIES (NOTES 2 & 15).....          --            --
  STOCKHOLDERS' EQUITY
  Non-cumulative preferred stock -- no par value:
     Series A of Bank of the West; 1,000,000 shares
      authorized; 200,000 outstanding.......................      20,000        20,000
     Series A of BancWest; 1,000,000 shares authorized;
      75,000 outstanding....................................      75,000        75,000
Common stock -- $5 par value; 2,500,000 shares authorized
  1,733,430 shares outstanding at December 31, 1997 and
  1,632,262 outstanding at December 31, 1996................       8,667         8,161
  Additional paid-in capital................................     228,392       208,898
  Retained earnings.........................................     142,121       125,013
Net unrealized gains on investment securities
  available-for-sale, net of taxes of $606 in 1997 and $390
  in 1996...................................................         910           611
                                                              ----------    ----------
          Total Stockholders' Equity........................     475,090       437,683
                                                              ==========    ==========
          Total Liabilities and Stockholders' Equity........  $5,643,098    $5,071,577
                                                              ==========    ==========

          See accompanying notes to consolidated financial statements.

                      BANCWEST CORPORATION AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                (Dollars in thousands, except per share amounts)

                                                                YEAR ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1997          1996          1995
                                                         ----------    ----------    ----------
INTEREST INCOME
Loans and leases.......................................  $  348,002    $  296,622    $  245,609
Investment securities..................................      56,567        55,479        61,345
Other..................................................         953           846           765
                                                         ----------    ----------    ----------
          Total interest income........................     405,522       352,947       307,719
INTEREST EXPENSE
Deposits...............................................     136,906       117,225       101,512
Short-term borrowings..................................       9,784        15,294        17,724
Long-term and other borrowings.........................      16,332         6,571         5,618
                                                         ----------    ----------    ----------
          Total interest expense.......................     163,022       139,090       124,854
                                                         ----------    ----------    ----------
Net interest income....................................     242,500       213,857       182,865
Provision for credit losses............................      19,750        16,500        14,500
                                                         ----------    ----------    ----------
Net interest income after provision for credit
  losses...............................................     222,750       197,357       168,365
OTHER INCOME
Service fees on deposit accounts.......................      27,714        22,365        21,519
Commissions and other fees.............................       4,488         3,486         1,803
Trust fees.............................................       2,622         2,443         2,196
Gains on sale of securities, net.......................          81            30            72
Gains on sale of loans, net............................       1,629            --            --
Foreign exchange gains, net............................       1,615         1,360         1,309
Other..................................................       7,204         6,556         5,338
                                                         ----------    ----------    ----------
          Total other income...........................      45,353        36,240        32,237
OTHER EXPENSE
Salaries and employee benefits.........................      74,830        70,130        64,095
Net occupancy expense..................................      21,255        20,686        20,257
Furniture and equipment expenses.......................       7,846         7,779         7,767
Contracted data processing.............................      14,339        12,695        13,883
Other contracted services..............................       6,808         6,737         5,441
FDIC insurance premiums and special assessment.........       1,434        12,636         5,585
Legal and litigation expenses, net of recoveries.......       1,832         3,106         1,300
Provision for losses on foreclosed property............          60         1,085           767
Advertising and marketing..............................       4,602         4,209         3,546
Amortization of goodwill...............................       4,143         3,585         3,111
Other..................................................      23,382        22,007        20,823
                                                         ----------    ----------    ----------
          Total other expense..........................     160,531       164,655       146,576
Income before income taxes.............................     107,572        68,942        54,027
Provision for income taxes.............................      44,714        25,139        21,970
                                                         ----------    ----------    ----------
NET INCOME.............................................  $   62,858    $   43,803    $   32,057
                                                         ==========    ==========    ==========
Basic earnings per common share........................  $    33.29    $    25.15    $    21.61
                                                         ==========    ==========    ==========
Cash dividends per share...............................  $    11.30    $       --    $     7.71
                                                         ==========    ==========    ==========
Average shares outstanding.............................   1,687,000     1,545,000     1,426,000
                                                         ==========    ==========    ==========

          See accompanying notes to consolidated financial statements.

                      BANCWEST CORPORATION AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (Dollars in thousands)

                                                                                                               NET
                                                                                                           UNREALIZED
                                                                                                              GAINS
                            BANK OF THE WEST       BANCWEST                                                (LOSSES) ON
                                SERIES A           SERIES A                                                INVESTMENT
                             PREFERRED STOCK    PREFERRED STOCK    COMMON STOCK     ADDITIONAL             SECURITIES
                            -----------------   ---------------  -----------------   PAID-IN     RETAINED  AVAILABLE-
                            SHARES    AMOUNT    SHARES  AMOUNT    SHARES    AMOUNT   CAPITAL     EARNINGS   FOR-SALE      TOTAL
                            -------   -------   ------  -------  ---------  ------  ----------   --------  -----------   --------
JANUARY 1, 1995...........  200,000   $20,000       --       --  1,424,152  $7,121   $169,212    $108,655    $(6,071)    $298,917
Stock dividend............                                          54,250     271     11,229    (11,500)                      --
Common dividends..........                                                                       (11,000)                 (11,000)
Preferred dividends.......                                                                        (1,247)                  (1,247)
Net change in unrealized
  gains (losses) on
  investment securities
  available-for-sale
  (Notes 1 and 4).........                                                                                     8,128        8,128
Net income................                                                                         32,057                  32,057
                            -------   -------   ------  -------  ---------  ------   --------    --------    -------     --------
DECEMBER 31, 1995.........  200,000   $20,000       --       --  1,478,402  $7,392   $180,441    $116,965    $ 2,057     $326,855
Issuance of BancWest
  Series A preferred
  stock...................                      75,000  $75,000                                                            75,000
BancWest Series A
  preferred stock issuance
  cost....................                                                             (1,584)                             (1,584)
Stock dividend............                                         153,860     769     30,041    (30,810)                      --
Preferred dividends.......                                                                        (4,945)                  (4,945)
Net change in unrealized
  gains on investment
  securities available-
  for-sale (Notes 1 and
  4)......................                                                                                    (1,446)      (1,446)
Net income................                                                                         43,803                  43,803
                            -------   -------   ------  -------  ---------  ------   --------    --------    -------     --------
DECEMBER 31, 1996.........  200,000   $20,000   75,000  $75,000  1,632,262  $8,161   $208,898    $125,013    $   611     $437,683
Stock dividend............                                         101,168     506     19,494    (20,000)                      --
Common dividends..........                                                                       (19,058)                 (19,058)
Preferred dividends.......                                                                        (6,692)                  (6,692)
Net change in unrealized
  gains on investment
  securities available-
  for-sale (Notes 1 and
  4)......................                                                                                       299          299
Net income................                                                                         62,858                  62,858
                            -------   -------   ------  -------  ---------  ------   --------    --------    -------     --------
DECEMBER 31, 1997.........  200,000   $20,000   75,000  $75,000  1,733,430  $8,667   $228,392    $142,121    $   910     $475,090
                            =======   =======   ======  =======  =========  ======   ========    ========    =======     ========

                      BANCWEST CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                                    YEAR ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                1997         1996         1995
                                                              ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $  62,858    $  43,803    $  32,057
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Provision for credit losses...............................     19,750       16,500       14,500
  Provision for losses on foreclosed property...............         60        1,085          767
  Gains on sale of securities, net..........................        (81)         (30)         (72)
  Loans held for sale originated or purchased, net..........     (5,210)          --           --
  Depreciation and amortization.............................     10,589       10,158        9,466
  Deferred income taxes.....................................     23,564       15,951       13,585
(Increase) decrease in interest receivable and other assets,
  net of effects of acquisitions............................     (4,789)         465        1,132
Increase in interest payable and other liabilities, net of
  effects of acquisitions...................................      4,093        7,659        1,470
  Other increases, net......................................      2,131          858        4,432
                                                              ---------    ---------    ---------
  Net cash provided by operating activities.................    112,965       96,449       77,337
                                                              ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from maturities and paydowns of investment
    securities held-to-maturity.............................     34,430       41,110       45,514
Proceeds from sales, maturities and paydowns of investment
  securities available-for-sale.............................    349,498      241,295      184,033
  Purchases of held-to-maturity securities..................    (77,106)          --           --
Purchases of available-for-sale investment securities, net
  of effects of acquisitions................................   (235,236)    (238,592)    (162,711)
Loans and leases held for investment originated or
  purchased, net of collections, transfers to foreclosed
  property and acquisitions.................................   (590,096)    (447,968)    (373,664)
  Purchases of premises and equipment, net of effects of
    acquisitions............................................     (5,331)      (7,082)      (5,187)
  Proceeds from sales of foreclosed property and premises
    and equipment...........................................      5,572        7,038        9,156
Acquisitions -- cash received (paid) in excess of cash and
  cash equivalents acquired.................................     10,792      (34,229)          --
                                                              ---------    ---------    ---------
  Net cash used by investing activities.....................   (507,477)    (438,428)    (302,859)
                                                              ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of preferred stock, net of issuance costs..........         --       73,416           --
Net increase in deposits, net of effects of acquisitions....    369,453      278,203      236,064
Net (decrease) increase in short-term borrowings, net of
  effects of acquisitions...................................    (31,961)    (171,074)      28,952
  Increase in long-term borrowings, net of effects of
    acquisitions............................................    146,903      100,000           --
  Cash dividends............................................    (25,750)      (3,576)     (12,247)
                                                              ---------    ---------    ---------
  Net cash provided by financing activities.................    458,645      276,969      252,769
                                                              ---------    ---------    ---------
  Increase (decrease) in cash and cash equivalents..........     64,133      (65,010)      27,247
  Cash and cash equivalents, January 1......................    264,259      329,269      302,022
                                                              ---------    ---------    ---------
  Cash and cash equivalents, December 31....................  $ 328,392    $ 264,259    $ 329,269
                                                              =========    =========    =========
OTHER CASH FLOW INFORMATION
Interest paid...............................................  $ 161,358    $ 139,188    $ 122,825
Income taxes paid...........................................     22,881        6,658        7,320
NONCASH INVESTING AND FINANCING ACTIVITIES:
Transfer of investment securities from held-to-maturity to
  available-for-sale........................................  $      --    $      --    $ 283,568
See Note 2 relating to acquisitions.

          See accompanying notes to consolidated financial statements.

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 1 -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     BancWest Corporation (the "Company") is a bank holding company based in San Francisco, California. All of the common stock of the Company is wholly-owned by Banque Nationale de Paris ("BNP"), an international banking company organized under the laws of the Republic of France. The Company serves as the United States domestic holding company for Bank of the West (the "Bank"), a California state chartered commercial bank. The Bank is community-oriented with 105 branches primarily in northern California providing a wide range of financial services to both consumers and businesses. Lending and other services focus on consumer and smaller middle market business, primarily in areas served by the branch network, with the exception of consumer installment lending and leasing which is national in scope.

     In 1995, BNP approved a plan for the formation of the Company and the conversion of each share of outstanding Bank of the West common stock into one share of Company common stock. Effective December 1, 1995, the Company issued 1,424,152 shares of its common stock for all of the outstanding common stock of Bank of the West. This transfer has been accounted for as a combination of companies under common control, similar to a pooling of interests in that the historical cost basis of the Bank has been carried forward.

     The Company has two outstanding preferred stock issuances. The Bank of the West Series A (the "Bank Series A") is non-voting and wholly-owned by French American Banking Corporation ("FABC") which in turn is a wholly-owned subsidiary of BNP. The BancWest Series A (the "Company Series A") preferred stock was offered and sold to certain qualified institutions and accredited investors as defined by Rule 144A and Rule 501(a) under the Securities Act of 1933.

     The Bank Series A preferred stock accrues dividends at a rate adjusted quarterly based on changes in rates on certain United States Government securities. The dividend rate at December 31, 1997 was 6% of stated value. In no event will the dividend rate be lower than 6% or greater than 13% of stated value. Subsequent to December 31, 1998, the Bank Series A preferred stock is redeemable at the option of Bank of the West, as a whole or in part, at $100 per share plus accrued and unpaid dividends.

     The Company Series A preferred stock accrues dividends at 7.30% of stated value through July 1, 2006. Thereafter, dividends will accrue at a rate adjusted quarterly based on certain indexes of United States Government securities. Subsequent to July 1, 2006, in no event will the dividend rate be lower than 7.375% of stated value or greater value than 13.375% of stated value. The amount of dividends payable is subject to adjustment in the event of certain amendments to the Internal Revenue Code with respect to the dividends received deduction. The Company Series A preferred stock is not redeemable by the Company prior to July 1, 2006, at which time it will be redeemable, in whole or in part, at the option of the Company at $1,000 per share, plus accrued and unpaid dividends. The Series A preferred stock may also be redeemed prior to July 1, 2006, in whole, at the Company's option, in the event of certain amendments to the Internal Revenue Code relating to the dividends received deduction. The Series A preferred stock is subject to purchase by BNP in whole, at BNP's option, if any one or more of certain events are determined by the board of directors of the Company to have occurred, including BNP's having provided funds to the Company pursuant to a support agreement or any change of control with respect to the Company.

     Redemption of either the Bank Series A or Company Series A preferred stock would be subject to regulatory review, and both issues have parity with respect to dividend and liquidation preferences.

     The Company's primary regulators are the Federal Reserve Bank (the "FRB"), the Federal Deposit Insurance Corporation (the "FDIC") and the California State Banking Department. The Company maintains insurance on its customer deposit accounts with the FDIC, which requires quarterly payments of deposit insurance premiums.

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 1 -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     The accounting and reporting practices of the Company and its subsidiary conform with generally accepted accounting principles and general practice in the banking industry. All material intercompany transactions between the Company and its subsidiary have been eliminated in consolidation. Below is a summary of the more significant accounting policies and reporting methods used by the Company. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Unless the context indicates otherwise, the term "Company" when used herein, shall include the Bank.

  Cash, Cash Equivalents and Statement of Cash Flows:

     Cash and due from banks includes deposits with the Federal Reserve Bank. Funds sold includes federal funds sold and securities purchased under agreements to resell. The Company is required to maintain on deposit with the Federal Reserve Bank noninterest-bearing cash reserves equal to a percentage of certain deposits. The average reserve balances were $26.7 million and $47.3 million for the years ended December 31, 1997 and 1996, respectively. At December 31, 1997, the Company had balances on deposit with the Federal Reserve Bank of $6.2 million.

     For purposes of reporting cash flows, cash and cash equivalents include balances due from depository institutions, federal funds sold and securities purchased under agreements to resell. Cash equivalents have remaining terms to maturity of three months or less from the date of acquisition. Proceeds from and repayments of short-term borrowings having an original term-to-maturity of three months or less are netted in the accompanying consolidated statements of cash flows.

  Investment Securities:

     Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at aggregate fair value. Unrealized gains or losses on trading securities are included in other income.

     Investment securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are carried at cost, adjusted for amortization of premiums and accretion of discounts to maturity.

     Investment securities not classified as trading or held-to-maturity are classified as available-for-sale securities and are reported at fair value, with unrealized gains and losses excluded from earnings and reported net of taxes as a separate component of stockholders' equity. Realized gains or losses, if any, are included in other income.

     The cost of investments sold in each category is determined using the specific identification method.

  Loans and Leases:

     Loans held for sale are recorded at the lower of cost or fair value, net of discounts and premiums, deferred costs and fees and unearned income. Gains on loans held for sale are recognized at the time of transfer to the buyer and to the extent that consideration for the transferred loans is received.

     Loans and leases held for investment are recorded at cost, net of discounts and premiums, commitments to extend credit, deferred costs and fees and unearned income. The Company holds loans and leases receivable

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 1 -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) primarily for investment purposes and has the intent and believes it has the ability to hold these loans and leases for the foreseeable future or until maturity.

     Interest income is accrued using methods which approximate a level yield on the principal outstanding, based on the contractual terms of the loan or lease. On January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure." These statements address the accounting and reporting by creditors for impairment of certain loans. In general, a loan is impaired when, based upon current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. These statements are applicable to all loans, uncollateralized as well as collateralized, except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. Impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, the Company may measure impairment based on a loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Loans are measured for impairment as part of the Company's normal internal asset review process. The effect of adopting SFAS 114 and SFAS 118 was not material to the Company's 1995 financial position or results of operations.

     It is the Company's policy to place loans that are delinquent 90 days or more as to principal or interest on nonaccrual status unless secured and in the process of collection, and to reverse from current income accrued but uncollected interest. Cash payments subsequently received on nonaccrual or impaired loans are recognized as income only where the future collection of principal is considered by management to be probable.

  Loan Fees:

     The Company generally charges fees for originating loans and leases, and for commitments to extend credit. Origination fees, net of direct costs of underwriting, closing costs and premiums, are deferred and amortized to interest income using methods which approximate a level yield, adjusted for actual prepayment experience. Unamortized fees and premiums on loans paid in full are recognized as a component of interest income. The Company also charges other loan fees consisting of delinquent payment charges and other common loan servicing fees, including fees for servicing loans sold to third parties. Such fees are recognized as income when earned.

  Allowance for Credit Losses:

     The Company charges current earnings with a provision for credit losses on loans and leases receivable, guarantees and commitments to extend credit. The provision considers both specifically identified problem loans and credit risks not specifically identified in the portfolios. The determination of the allowance for credit losses takes into consideration numerous factors including the financial condition of the borrowers, the estimated fair value of the collateral, recourse to guarantors, if any, the estimated net cost of holding and maintaining properties and collateral prior to the anticipated date of sale, analysis of delinquency trends, geographic and collateral-type concentrations, past loss experience, and other factors affecting the adequacy of the allowance. Losses are recognized through charges to the allowance and any subsequent recoveries are credited to the allowance.

  Foreclosed Property:

     Foreclosed property consists of real estate acquired in settlement of loans and is carried at the lower of cost or fair value less estimated selling costs. Losses recognized at the time of foreclosure in full or partial

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 1 -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) satisfaction of loans are charged against the allowance for credit losses. The Company charges current earnings with a provision for losses on foreclosed property for any subsequent declines in fair value.

  Premises and Equipment:

     Premises, equipment, and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is charged on a straight-line basis over the estimated useful lives of the various classes of assets (generally 3 to 7 years), or, in the case of leasehold improvements, the shorter of the estimated useful life of the leasehold improvement or the remaining term of the lease. Maintenance and repairs are charged to expense in the period incurred.

  Interest Receivable and Other Assets:

     Interest receivable and other assets include accrued interest receivable on loans and investments, personal property acquired in settlement of installment loans and leases, and other prepaid assets.

  Goodwill:

     Goodwill is the excess of the cost of acquisitions over the estimated fair value of the net assets acquired. Goodwill is amortized on a straight-line basis over the estimated period of benefit ranging from 7 to 40 years, depending upon the acquisition.

  Short-term Borrowings:

     Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, and treasury tax and loan deposits. Securities sold under agreements to repurchase are treated as financings and the obligation to repurchase these same securities is reflected as a liability in the consolidated balance sheets. The securities underlying the repurchase agreements have been delivered to securities dealers. These dealers may have loaned the securities to other parties in the normal course of their operation, but all agreements require the dealers to resell to the Company the identical securities at the maturities of the agreements.

  Trust Property:

     Trust property, other than cash deposits held by the Company in fiduciary or agency capacities for its customers, is not included in the accompanying consolidated balance sheets because such items are not assets of the Company.

  Foreign Exchange Activities and Translation:

     The Company enters into commitments to purchase or sell foreign currencies on behalf of its customers. These commitments are generally matched through offsetting positions. Foreign exchange positions are valued monthly with the resulting gain or loss included in foreign exchange gains as incurred. Assets and liabilities denominated in foreign currencies are translated at current rates of exchange. The resulting exchange gains and losses are reported in income as incurred. The Company is subject to potential credit risk from the possible inability of counterparties to meet the terms of their contracts and from movements in foreign exchange values and interest rates.

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 1 -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Interest Rate Swaps:

     Interest rate swaps are agreements in which the Company and another party agree to exchange interest payments (one at a variable rate, the other at a fixed rate) on notional principal amounts. The Company enters into interest rate swaps for purposes other than trading to assist in matching interest expense on specific interest-bearing liabilities with the interest rate adjustments on specific interest earning assets. The effect on interest expense from interest rate swaps held for purposes other than trading is recognized as periodic net cash settlements accrue.

  Income Taxes:

     The Company calculates income taxes under SFAS No. 109 -- "Accounting for Income Taxes." Under SFAS 109, deferred taxes are determined based on the liability method. Deferred taxes arise from the effect of temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements based on currently enacted tax laws. These deferred tax amounts are adjusted for tax rate changes and changes in tax laws as they occur.

     The Company files a consolidated federal tax return with its subsidiaries. The Company files a California franchise tax return on the basis of a combined "waters-edge" election with BNP's United States affiliates. The provision for state income taxes is calculated based on this waters-edge election.

  Financial Instruments with Off-Balance-Sheet Risk:

     The Company is party to financial instruments with off-balance-sheet risk in the normal course of business and to meet the financial needs of its customers. Financial instruments include commitments to extend credit, the issuance of commercial and standby letters of credit, interest rate swaps, and commitments to purchase or sell foreign currencies, investment securities and loans and leases. These instruments may involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in a particular class of financial instrument.

     The Company generally uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments, which may require that it obtain collateral that will reduce its exposure to credit loss. The exposure to credit loss, in the event of nonperformance by a counterparty to a financial instrument, for commitments to extend credit, and for letters of credit, is represented by the difference between the contractual commitment amount of those instruments and the estimated fair value of the collateral.

     If there is no collateral, or if the underlying collateral is determined to have little or no value, or the Company is unable to obtain possession of the collateral, the maximum exposure to credit loss is represented by the contractual commitment. The type and nature of collateral held will vary and may include, but is not limited to, accounts receivable, inventory, property, plant and equipment, income producing properties and real estate. Standby letters of credit and commitments to extend credit generally have fixed expiration dates or other termination clauses. Because many of the standby letters of credit and commitments to extend credit are expected to expire without being drawn upon, total guarantee and commitment amounts do not necessarily represent future cash requirements.

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 1 -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Earnings Per Share:

     On January 1, 1997, the Company adopted SFAS No. 128, "Earnings Per Share", which specifies the computation presentation and disclosure requirements for earnings per share ("EPS"). Prior period EPS have been expanded to comply with these provisions. Basic EPS is computed by dividing net income available to common shares outstanding (which excludes preferred stock dividends) by the weighted average number of shares outstanding for the period. No differences exist between the calculation of basic and diluted EPS for the Company.

  New Pronouncements:

     In 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 states that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 131 requires disclosures regarding segments of an enterprise and related information that reflects the different types of business activities in which the enterprise engages and the different economic environments in which it operates. The adoption of these standards is not expected to have a material effect on the Company's consolidated financial statements.

  Reclassifications:

     Certain 1996 and 1995 amounts were reclassified to conform to the 1997 presentation.

NOTE 2 -- ACQUISITIONS

     On October 1, 1997, the Company, through its wholly-owned bank subsidiary, Bank of the West, purchased the outstanding common stock of Essex Credit Corporation ("Essex") for $10 million plus an obligation to make certain contingent payments to the former stockholders of Essex depending on the financial performance of Essex. Essex originates marine and recreational vehicle loans through a nationwide network of sales offices and sells the loans to various funding sources for a fee. The $8.7 million of purchase price over the fair value of the net assets acquired was recorded as goodwill which is being amortized on a straight-line basis over 15 years.

     On June 13, 1997, the Company purchased a retail branch with deposits of $21.5 million from Coast Federal Bank, F.S.B.. The $1.4 million of purchase price over the fair value of net assets acquired was recorded as goodwill which is being amortized on a straight-line basis over 15 years.

     At December 31, 1995 the Company had entered into an Agreement and Plan of Merger with Northbay Financial Corporation ("Northbay"), that called for the Company to acquire through a merger with a merger subsidiary the outstanding common stock of Northbay for approximately $43 million in cash. The transaction was completed on April 26, 1996. Total assets acquired were valued at $377 million and total liabilities were valued at $349 million. The $15 million of purchase price over the fair value of the net assets acquired was recorded as goodwill which is being amortized on a straight-line basis over 15 years.

NOTE 3 -- TRANSACTIONS WITH AFFILIATES

     The Company has participated and continues to participate in various transactions with BNP and its affiliates. These transactions are subject to review by the Federal Reserve Board, the FDIC and other regulatory authorities and are required to be on terms at least as favorable to the Company as those prevailing

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 3 -- TRANSACTIONS WITH AFFILIATES (CONTINUED) at the time for similar non-affiliate transactions. These transactions have included the sales and purchases of assets, foreign exchange activities, financial guarantees, international services, interest rate swaps and intercompany deposits and borrowings. It is not practical to quantify all such transactions. However, amounts due to and from affiliates at December 31, 1997 and 1996 were included in the balance sheet accounts as illustrated below:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1996
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Cash and due from banks.....................................   $ 4,206      $11,217
Interest receivable and other assets........................        92          656
Noninterest-bearing deposits................................     2,767        1,920
Interest-bearing deposits...................................        --       50,000
Short-term borrowings.......................................    60,237        3,365
Interest payable and other liabilities......................     2,687        3,469
Subordinated capital notes included in long-term
  borrowings................................................    50,000       50,000
Series A preferred stock....................................    20,000       20,000
Off-balance-sheet transactions:
  Notional amount of interest rate swap.....................        --       50,000
  Standby letters of credit issued..........................     9,892        5,000

     The subordinated capital notes were sold directly to BNP, are subordinated to the claims of depositors and creditors, and qualify for inclusion as a component of risk-based capital under current FDIC guidelines for assessing capital adequacy. For further information regarding regulation and capital adequacy, see Note 11 to the consolidated financial statements.

     In connection with the sale of the Company Series A preferred stock, BNP and the Company executed a Support Agreement (the "Agreement"). Pursuant to the Agreement, BNP will provide the Company with sufficient funds to enable the Company, at the time of any payment of dividends on the Series A preferred stock, or any redemption thereof or any liquidation or dissolution of the Company, to meet the minimum regulatory capital ratios applicable to the Company and enable the Company to have the necessary funds to pay the full amount of dividends declared on the Series A preferred stock. During 1997 there were no payments made to the Company under the terms of the Agreement.

     During 1995, the Company entered into an interest rate swap with a notional amount of $50 million with BNP. The swap assisted in matching interest expense on specific interest-bearing liabilities with interest rate adjustments on certain interest-earning assets, and called for the Company to pay to BNP a fixed rate of interest of 7.75%, and receive from BNP the 3-month London Inter-bank Offered Rate ("LIBOR") on the notional amount until maturity in January 1997, adjusted quarterly. There were no fees paid or received in this transaction and no collateral was maintained.

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 4 -- INVESTMENT SECURITIES

     A comparison of amortized cost and estimated fair value of held-to-maturity and available-for-sale investment securities as of December 31, 1997 and 1996, by type, is illustrated below:

                                                            DECEMBER 31, 1997
                                      --------------------------------------------------------------
                                                     GROSS         GROSS       ESTIMATED
                                      AMORTIZED    UNREALIZED    UNREALIZED      FAIR       CARRYING
                                        COST         GAINS         LOSSES        VALUE       AMOUNT
                                      ---------    ----------    ----------    ---------    --------
                                                          (DOLLARS IN THOUSANDS)
HELD-TO-MATURITY INVESTMENT
  SECURITIES
U.S. Treasury.......................  $ 80,597       $  579       $    (9)     $ 81,167     $ 80,597
Mortgage-backed and other
  asset-backed securities...........   232,517          538        (2,068)      230,987      232,517
                                      --------       ------       -------      --------     --------
Total Held-to-Maturity Investment
  Securities........................   313,114        1,117        (2,077)      312,154      313,114
                                      --------       ------       -------      --------     --------
AVAILABLE-FOR-SALE INVESTMENT
  SECURITIES
U.S. Treasury.......................    25,048          194            --        25,242       25,242
U.S. Government agencies............    32,115          140            --        32,255       32,255
Mortgage-backed and other
  asset-backed securities...........   464,359        1,942          (760)      465,541      465,541
FHLB stock..........................    22,534           --            --        22,534       22,534
                                      --------       ------       -------      --------     --------
  Total Available-for-Sale
     Investment Securities..........   544,056        2,276          (760)      545,572      545,572
                                      --------       ------       -------      --------     --------
          Total Investment
            Securities..............  $857,170       $3,393       $(2,837)     $857,726     $858,686
                                      ========       ======       =======      ========     ========

                                                            DECEMBER 31, 1996
                                      --------------------------------------------------------------
                                                     GROSS         GROSS       ESTIMATED
                                      AMORTIZED    UNREALIZED    UNREALIZED      FAIR       CARRYING
                                        COST         GAINS         LOSSES        VALUE       AMOUNT
                                      ---------    ----------    ----------    ---------    --------
                                                          (DOLLARS IN THOUSANDS)
HELD-TO-MATURITY INVESTMENT
  SECURITIES
U.S. Treasury.......................  $ 81,020       $  638       $  (267)     $ 81,391     $ 81,020
Mortgage-backed and other
  asset-backed securities...........   189,722          118        (5,937)      183,903      189,722
                                      --------       ------       -------      --------     --------
Total Held-to-Maturity Investment
  Securities........................   270,742          756        (6,204)      265,294      270,742
                                      --------       ------       -------      --------     --------
AVAILABLE-FOR-SALE INVESTMENT
  SECURITIES
U.S. Treasury.......................   169,557          745          (106)      170,196      170,196
U.S. Government agencies............    70,571          340           (30)       70,881       70,881
Mortgage-backed and other
  asset-backed securities...........   405,406        1,694        (1,642)      405,458      405,458
FHLB stock..........................    14,530           --            --        14,530       14,530
                                      --------       ------       -------      --------     --------
  Total Available-for-Sale
     Investment Securities..........   660,064        2,779        (1,778)      661,065      661,065
                                      --------       ------       -------      --------     --------
          Total Investment
            Securities..............  $930,806       $3,535       $(7,982)     $926,359     $931,807
                                      ========       ======       =======      ========     ========

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 4 -- INVESTMENT SECURITIES (CONTINUED)
     At December 31, 1997, the amortized cost and fair value of held-to-maturity and available-for-sale investment securities have contractual maturities and yields as illustrated below. Actual maturities of mortgage-backed and other asset-backed securities will differ from contractual maturities because of the right to call or prepay obligations with or without call or prepayment penalties:

                                         HELD-TO-MATURITY                 AVAILABLE-FOR-SALE
                                  ------------------------------    ------------------------------
                                  AMORTIZED      FAIR               AMORTIZED      FAIR
                                    COST        VALUE      YIELD      COST        VALUE      YIELD
                                  ---------    --------    -----    ---------    --------    -----
                                                       (DOLLARS IN THOUSANDS)
Within one year                                                     $ 24,953     $ 25,067    6.72%
After one but within five
  years.........................  $ 80,597     $ 81,167    6.20%      78,176       78,748    6.49
After five but within ten
  years.........................        --           --               29,104       29,156    6.53
After ten years.................   232,517      230,987    6.24      411,823      412,601    6.56
                                  --------     --------    ----     --------     --------    ----
          Total.................  $313,114     $312,154    6.23%    $544,056     $545,572    6.55%
                                  ========     ========    ====     ========     ========    ====

     The carrying value of securities pledged to secure public deposits, securities sold under agreements to repurchase, and FHLB borrowings totaled $530 million and $488 million at December 31, 1997 and 1996, respectively.

     During 1995, the FASB issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." The Special Report provided a one-time opportunity to reassess the appropriateness of designations of securities subject to the accounting and reporting requirements of Statement 115, without calling into question the intent to hold other debt securities to maturity in the future. In accordance with this Special Report, in December 1995, the Company transferred the following securities from Held-to-Maturity to Available-for-Sale:

                                                              AMORTIZED    UNREALIZED
                                                                COST       GAIN (LOSS)
                                                              ---------    -----------
                                                               (DOLLARS IN THOUSANDS)
U.S. Treasury...............................................  $170,763       $ 1,787
U.S. Government agencies....................................    61,660           833
Mortgage-backed securities..................................    51,145        (1,819)
                                                              --------       -------
          Total.............................................  $283,568       $   801
                                                              ========       =======

NOTE 5 -- LOANS AND LEASES

     The Company originates loans with customers through its branch network and regional loan offices in northern California. Customers for certain installment loans, and automobile and equipment leases are referred to the Company by brokers, equipment dealers and automobile, recreational vehicle and marine retailers for a fee. California customers represent the Company's major lending market with approximately $3.5 billion and $3.2 billion of the outstanding loans and leases at December 31, 1997 and 1996, respectively, made to borrowers located within the state.

     Unearned income and discounts on loans were $32.3 million and $38.0 million at December 31, 1997 and 1996, respectively. Net deferred origination costs and premiums on loans were $33.6 million and $27.9 million at December 31, 1997 and 1996, respectively.

     The Company's leasing activities consist of leasing automobiles and various types of commercial equipment. Lessees are responsible for all maintenance, taxes and insurance on the leased property. The leases

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 5 -- LOANS AND LEASES (CONTINUED)
are classified as direct financing leases, and are reported net of unearned income of $168.1 million and $110.1 million, and deferred origination costs and premiums of $13.0 million and $8.7 million at December 31, 1997 and 1996, respectively. At December 31, 1997, minimum lease payments for the five succeeding years are $220.4 million in 1998, $189.5 million in 1999, $176.3 million in 2000, $147.7 million in 2001 and $135.1 million in 2002.

     Loans and leases on which accrual of interest has been discontinued averaged $24.2 million and $25.1 million during 1997 and 1996, respectively. If the contractual rate of interest had been accrued, interest income would have increased approximately $2.1 million, $2.2 million and $2.3 million for the years ended December 31, 1997, 1996 and 1995, respectively. The Company's total recorded investment in impaired loans, as defined in SFAS 114 was $15.1 million and $13.1 million for which there was a related allowance for credit losses of $3.5 million and $3.8 million at December 31, 1997 and 1996, respectively. The average recorded investment in impaired loans was $15.3 million, $16.5 million and $19.7 million during 1997, 1996 and 1995, respectively, and the amount of income recognized was not significant in any of those years. There were no significant commitments to lend additional funds to borrowers whose loans were classified as nonaccrual or impaired at December 31, 1997.

     The Company acts as servicer for certain real estate and installment loans on behalf of investors. The installment loan servicing agreements require the Company to maintain credit enhancements in the form of letters of credit. The Company was servicing real estate loans on behalf of others totaling $56.0 million and $62.9 million at December 31, 1997 and 1996, respectively. The Company was servicing installment loans on behalf of others totaling $4.4 million and $15.4 million, with associated letters of credit from BNP totaling $10.4 million and $20.1 million at December 31, 1997 and 1996, respectively. The book value of loans pledged to secure FHLB borrowings totaled approximately $438 million at December 31, 1997.

NOTE 6 -- ALLOWANCE FOR CREDIT LOSSES

     An analysis of activity in the allowance for credit losses is illustrated below:

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1997        1996        1995
                                                              --------    --------    --------
                                                                   (DOLLARS IN THOUSANDS)
Balance, January 1..........................................  $46,758     $37,765     $32,553
Acquired allowance for credit losses (Note 2)...............       --       2,345          --
Provision for credit losses.................................   19,750      16,500      14,500
Loans and leases charged off................................  (19,120)    (14,480)    (14,505)
Recoveries..................................................    4,220       4,628       5,217
                                                              -------     -------     -------
Balance, December 31........................................  $51,608     $46,758     $37,765
                                                              =======     =======     =======

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 7 -- PREMISES AND EQUIPMENT

     The components of premises and equipment are illustrated below:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1996
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Land and buildings..........................................  $ 22,497     $ 22,425
Leasehold improvements......................................    28,620       29,478
Furniture and equipment.....................................    47,223       43,032
                                                              --------     --------
          Total.............................................    98,340       94,935
Accumulated depreciation and amortization...................   (63,431)     (58,354)
                                                              --------     --------
  Premises and equipment, net...............................  $ 34,909     $ 36,581
                                                              ========     ========

     Depreciation and amortization expense on premises and equipment was $6.4 million, $6.6 million and $6.4 million for the years ended December 31, 1997, 1996 and 1995, respectively.

     The Company rents premises under long-term, non-cancelable leases. Minimum rents may be adjusted for changes in the lessors' operating costs and/or changes in the Consumer Price Index or other indices. In addition, the Company pays common area maintenance, property taxes and insurance under certain premises leases. Rental expense was $13.4 million, $12.6 million and $12.2 million for the years ended December 31, 1997, 1996 and 1995, respectively. Rental income from subleasing arrangements was $1.4 million for the year ended December 31, 1997 and $1.1 million for both years ended December 31, 1996 and 1995.

     Future minimum lease commitments under non-cancelable operating leases at December 31, 1997 are as illustrated below:

                                                             NON-CANCELABLE
                                                               OPERATING       SUBLEASE
                                                                 LEASES        AMOUNTS      TOTAL
                                                             --------------    --------    -------
                                                                    (DOLLARS IN THOUSANDS)
1998.......................................................     $14,097         $  679     $13,418
1999.......................................................      12,951            630      12,321
2000.......................................................      12,268            640      11,628
2001.......................................................      11,511            607      10,904
2002.......................................................      10,436            608       9,828
Thereafter.................................................      34,763          1,590      33,173
                                                                -------         ------     -------
          Total minimum lease payments.....................     $96,026         $4,754     $91,272
                                                                =======         ======     =======

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 8 -- DEPOSITS

     Interest-bearing deposits include certificates of deposit in amounts of $100 thousand or more. These certificates and their remaining maturities are illustrated below:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1996
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Three months or less........................................  $447,885     $424,489
Over three, through six months..............................   198,643      120,208
Over six, through twelve months.............................   130,998       76,161
Over twelve months..........................................    60,351       35,391
                                                              --------     --------
          Total.............................................  $837,877     $656,249
                                                              ========     ========

NOTE 9 -- SHORT-TERM BORROWINGS

     Short-term borrowings consist of the following:

                                                                     DECEMBER 31,
                                                     --------------------------------------------
                                                             1997                    1996
                                                     --------------------    --------------------
                                                                 AVERAGE                 AVERAGE
                                                                 INTEREST                INTEREST
                                                     BALANCE       RATE      BALANCE       RATE
                                                     --------    --------    --------    --------
                                                                (DOLLARS IN THOUSANDS)
Federal funds purchased............................  $143,224      6.16%     $ 38,247      5.67%
Securities sold under agreements to repurchase.....    39,614      5.72       171,102      6.34
Other..............................................     1,580      6.01         7,030      5.59
                                                     --------                --------
          Total....................................  $184,418      6.06%     $216,379      6.20%
                                                     ========                ========

     Federal funds purchased generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase generally mature within three months of the transaction date.

     Information concerning securities sold under agreements to repurchase and federal funds purchased is summarized below:

                                                           1997         1996
                                                         ---------    ---------
                                                         (DOLLARS IN THOUSANDS)
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
Average daily balance during the year..................  $146,790     $187,285
Average interest rate during the year..................      5.31%        5.22%
Maximum month-end balance during the year..............  $253,583     $276,227

FEDERAL FUNDS PURCHASED
Average daily balance during the year..................  $ 36,365     $104,581
Average interest rate during the year..................      5.37%        5.20%
Maximum month-end balance during the year..............  $210,925     $236,200

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 10 -- LONG-TERM BORROWINGS

     Long-term borrowings consist of the following:

                                                                   DECEMBER 31,
                                                   --------------------------------------------
                                                                 1997                    1996
                                                   --------------------------------    --------
                                                   FLOATING     FIXED
                                                     RATE        RATE       TOTAL       TOTAL
                                                   --------    --------    --------    --------
                                                              (DOLLARS IN THOUSANDS)
FHLB borrowings:
  Due in 1997....................................                                      $  2,000
  Due in 1998....................................  $50,900     $102,000    $152,900     102,900
  Due in 1999....................................       --        1,000       1,000       1,000
  Due in 2000....................................    1,000        2,058       3,058       3,058
  Due in 2001....................................       --          670         670         670
  Due in 2002....................................       --      100,093     100,093          --
  Thereafter.....................................       --        2,228       2,228       2,322
                                                   -------     --------    --------    --------
          Total FHLB borrowings..................   51,900      208,049     259,949     111,950
Subordinated capital notes, 7.50%, interest only,
  due August 2002................................       --       50,000      50,000      50,000
                                                   -------     --------    --------    --------
          Total long-term borrowings.............  $51,900     $258,049    $309,949    $161,950
                                                   =======     ========    ========    ========

     At December 31, 1997 fixed rate FHLB borrowings had interest rates ranging from 5.78% to 9.23%, with a weighted average interest rate of 5.92%. At December 31, 1997 floating rate FHLB borrowings had interest rates ranging from 5.48% to 5.99%, with a weighted average interest rate of 5.50%. The floating rates are based on either the Eleventh District Cost of Funds Index, LIBOR or the prime rate. At the option of the Company, FHLB borrowings can be repaid prior to maturity by paying a prepayment fee.

     The Company is required to pledge loans and/or investments with a collateral value determined by the FHLB to be at least equal to its outstanding FHLB borrowings. At December 31, 1997, the Company had pledged loans and investments that would collateralize an additional $230 million in FHLB borrowings.

NOTE 11 -- REGULATORY MATTERS AND CAPITAL ADEQUACY

     The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to total assets (as defined). To be categorized as adequately capitalized under FDICIA, the Company must maintain total risk-based, Tier I risk-based and Tier I leverage ratios of 8%, 4% and 4%, respectively. To be categorized as well-capitalized, the Company must maintain total

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 11 -- REGULATORY MATTERS AND CAPITAL ADEQUACY -- (CONTINUED) risk-based, Tier I risk-based and Tier I leverage ratios of 10%, 6% and 5%, respectively. Set forth in the following table are the Company's actual capital amounts and ratios as of December 31, 1997 and 1996:

                                           DECEMBER 31, 1997                DECEMBER 31, 1996
                                           REGULATORY CAPITAL               REGULATORY CAPITAL
                                     ------------------------------   ------------------------------
                                      TOTAL                            TOTAL
                                     CAPITAL/   TIER I/               CAPITAL/   TIER I/
                                      RISK-      RISK-     TIER I/     RISK-      RISK-     TIER I/
                                      BASED      BASED     TANGIBLE    BASED      BASED     TANGIBLE
                                      ASSETS     ASSETS     ASSETS     ASSETS     ASSETS     ASSETS
                                     --------   --------   --------   --------   --------   --------
                                         (DOLLARS IN THOUSANDS)           (DOLLARS IN THOUSANDS)
Stockholders' equity per
  consolidated financial
  statements.......................  $475,090   $475,090   $475,090   $437,683   $437,683   $437,683
  Capital adjustments, as defined:
     Goodwill......................   (60,132)   (60,132)   (60,132)   (53,940)   (53,940)   (53,940)
     Allowance for loan and lease
       losses......................    51,608         --         --     46,758         --         --
     Qualifying portion of
       subordinated capital
       notes.......................    40,000         --         --     50,000         --         --
     Net unrealized gains on
       investment securities
       available-for-sale, net of
       taxes.......................      (910)      (910)      (910)      (611)      (611)      (611)
     Other.........................    (1,998)       (36)       (36)    (1,943)      (102)      (102)
                                     --------   --------   --------   --------   --------   --------
  Regulatory capital...............  $503,658   $414,012   $414,012   $477,947   $383,030   $383,030
Adequately-capitalized, as defined
  by FDICIA........................   372,995    186,509    223,255    320,410    160,205    199,103
                                     --------   --------   --------   --------   --------   --------
     Excess........................  $130,663   $227,503   $190,757   $157,537   $222,825   $183,927
                                     ========   ========   ========   ========   ========   ========
At December 31, 1997, and 1996 the
  Company had regulatory capital
  ratios, as defined, of:..........     10.80%      8.88%      7.42%     11.93%      9.56%      7.70%

     As illustrated, the Company's capital ratios were in excess of the well-capitalized minimums as defined by FDICIA. The capital ratios of the Bank are substantially equal to those of the Company presented above.

     As of the most recent notification, the Federal Reserve Bank categorized the Company as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Federal Reserve Board generally prohibits a bank holding company from declaring or paying a cash dividend which would impose undue pressure on the capital of subsidiary banks or would be funded only through borrowing or other arrangements that might adversely affect a bank holding company's financial position. The Federal Reserve's policy is that a bank holding company should not continue its existing rate of cash dividends on its common stock unless its income is sufficient to fully fund cash dividends and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition. State banking regulations also impose certain restrictions on the payment of dividends by the Bank. Retained earnings of $95 million were not restricted and are available for the payment of dividends at December 31, 1997.

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 12 -- INCOME TAXES

     The components of the provision for income taxes are illustrated below:

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1997       1996       1995
                                                              -------    -------    -------
                                                                 (DOLLARS IN THOUSANDS)
CURRENT
Federal.....................................................  $14,595    $ 7,602    $ 5,967
State.......................................................    6,555      1,586      2,418
DEFERRED
Federal.....................................................   21,403     16,123     12,239
State.......................................................    2,161       (172)     1,346
                                                              -------    -------    -------
Provision for income taxes..................................  $44,714    $25,139    $21,970
                                                              =======    =======    =======

     The following analysis reconciles the federal statutory income tax rate to the effective income tax rate:

                                                                      YEAR ENDED DECEMBER 31,
                                                                     --------------------------
                                                                     1997       1996       1995
                                                                     ----       ----       ----
Federal statutory income tax rate...........................         35.0%      35.0%      35.0%
State and local income and franchise taxes, net of federal
  tax benefit...............................................          5.3        4.2        4.5
Goodwill amortization.......................................          1.0        1.4        1.5
Effect of tax law changes and prior year adjustments........           .2       (4.0)       (.7)
Other.......................................................           .1        (.1)        .4
                                                                     ----       ----       ----
Effective income tax rate...................................         41.6%      36.5%      40.7%
                                                                     ====       ====       ====

     The provision for deferred income taxes and the balances of deferred income tax assets and liabilities result principally from differing methods in reporting the provision for credit losses, lease financing income, state franchise taxes, loan origination fees and costs, and the provision for losses on anticipated sale of foreclosed property.

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 12 -- INCOME TAXES (CONTINUED)
     The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below:

                                                                1997         1996
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
DEFERRED TAX ASSETS:
  Provision for credit losses and taxable accrued interest
     on non-performing loans................................   $21,277      $18,845
  Deferred compensation expenses............................     1,974        1,865
  Deferred income and expenses, principally due to loan fee
     income and accrued expenses to foreign parent..........     4,434        5,112
  Book depreciation greater than tax depreciation...........     2,932        2,543
  Amortization of intangible assets and purchase accounting
     valuation adjustments..................................       748        1,022
  Foreclosed and repossessed property, principally due to
     valuation reserves.....................................       458        1,820
  State taxes...............................................     2,283        2,384
  Credits, principally alternative minimum tax credits......       402        4,542
  Other.....................................................       335          448
                                                               -------      -------
  Total deferred income tax assets..........................    34,843       38,581
                                                               =======      =======
DEFERRED TAX LIABILITIES:
  Leases....................................................    79,830       58,040
  Deferred loan origination costs...........................    11,608       12,785
  Tax depreciation greater than book depreciation...........     2,724        3,018
  Investments, principally due to FHLB stock dividends and
     unrealized gain on securities available for sale.......     1,778        1,510
  Other.....................................................     3,812        3,631
                                                               -------      -------
  Total deferred income tax liabilities.....................    99,752       78,984
                                                               -------      -------
NET DEFERRED TAX LIABILITY..................................   $64,909      $40,403
                                                               =======      =======

     Net deferred income tax liabilities are included in other liabilities on the consolidated balance sheet. There were no valuation adjustments at December 31, 1997 or 1996. Deferred income tax liabilities include $.6 million and $.4 million at December 31, 1997 and 1996, respectively, related to the tax effect of unrealized gains on investment securities available for sale.

     At December 31, 1997, the Company has federal and California alternative minimum tax credit carryforwards of approximately $323,000 and $79,000, respectively, which may be used to offset future income tax liabilities. Such credits have no expiration date. Management expects to generate sufficient regular tax liability to utilize all credit carryforwards.

     The Taxpayer Relief Act of 1997 had no material impact on the Company's deferred tax assets or liabilities.

     The Company has filed its California franchise tax return on the basis of a combined "waters-edge" report with BNP's United States affiliates since 1992. In 1991 and prior years, the Company filed its California franchise tax returns on a separate entity basis and the California Franchise Tax Board ("FTB") asserted that the Company and BNP were engaged in a worldwide "unitary" business. The use of the FTB's method of apportionment and its determination of worldwide income could result in significant additional taxes due for years prior to 1992. Management of the Company and BNP vigorously dispute and are protesting the FTB's

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 12 -- INCOME TAXES (CONTINUED)
assertion of a worldwide unitary business and its method of determining and apportioning worldwide income. Although the United States Supreme Court ruled in favor of the FTB in a similar matter, management believes, with the advice of its legal counsel, that the Company and BNP's factual situation is sufficiently different so as to allow management to conclude that the ultimate resolution of this matter will not be material to the Company's consolidated financial statements.

NOTE 13 -- EMPLOYEE BENEFIT PLANS

     The Company participates with certain other U.S. subsidiaries and agencies of BNP in a noncontributory, defined benefit pension plan covering substantially all employees. Contributions from all subsidiaries are commingled and can be used to satisfy the vested obligations of any participant. The benefits are based on years of service and the employees' compensation over their years of employment. The Company's funding policy is to contribute annually such amounts as are necessary on an actuarially determined basis to provide the plan with assets sufficient to meet the participants' vested benefits. Contributions are intended to provide for benefits attributable to both service to date and for that expected to be earned in the future. Plan assets consist principally of investments in insurance contracts, equities, bonds and other investments. Pension cost is allocated to the participating entities based on demographic data and actuarial assumptions.

     Net pension expense allocated to the Company included the following components:

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               1997      1996      1995
                                                              ------    ------    ------
                                                                (DOLLARS IN THOUSANDS)
Service cost -- benefits earned.............................  $1,167    $1,454    $1,180
Interest cost on projected benefit obligation...............   1,971     2,241     2,098
Less return on plan assets..................................  (2,552)   (2,752)   (2,261)
Net amortization and deferral...............................     125       149       149
                                                              ------    ------    ------
Net pension expense.........................................  $  711    $1,092    $1,166
                                                              ======    ======    ======

     For 1997, 1996 and 1995, the projected benefit obligation was actuarially determined using a discount rate of 7.4%, an assumed increase in future compensation levels of 4%, with an expected long-term rate of return on plan assets of 9.5%.

     The Company is the sponsor of a non-qualified, defined benefit pension plan which became effective in 1987 for certain employees whose base compensation exceeds the limit imposed by the Employee Retirement Income Security Act for inclusion in the qualified pension plan. Pension expense attributable to this plan was $.5 million in both 1997 and 1996 (none in 1995).

     Salaried employees who have completed one year of service are eligible to participate in the Company's defined contribution plan, which provides tax-deferred investment opportunities. The Company's contribution to the plan, based on participants' contributions and salaries, was $1.1 million in 1997 and $.5 million in both 1996 and 1995.

     The Company provides certain health care benefits for employees who meet age, participation and length of service requirements at retirement. The Plan pays stated percentages of covered expenses after annual deductibles have been met. Benefits paid take into consideration payments by Medicare. The Plan is not prefunded and the Company has the right to modify or terminate the plan.

     During 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirements Benefits Other Than Pensions". SFAS 106 requires accrual of the expected cost of provided postretirement

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 13 -- EMPLOYEE BENEFIT PLANS (CONTINUED) health care benefits during the years that employees provide service. Previously, retiree health care benefits were expensed as incurred. In adopting this standard, the Company elected the delayed recognition method of recording the accumulated postretirement benefit obligation ("APBO"). Postretirement health care expense was $.6 million for the year ended 1997 and $.4 million in both 1996 and 1995. The unamortized balance of the transition obligation was $1.7 million, $1.9 million and $2.0 million at December 31, 1997, 1996 and 1995, respectively.

     The APBO was $3.4 million and $3.6 million as of December 31, 1997 and 1996, respectively. The assumed health care cost trend rate used in measuring the 1997 and 1996 APBO was 7%, gradually declining to 4.25% in 2001 and thereafter. A one percentage point increase in the trend rates would increase the December 31, 1997 and 1996 APBO $.2 million and would not significantly impact the expense in either year. The discount rate used to determine the APBO was 7.40% in 1997 and 7.50% in 1996.

     The Company has purchased life insurance policies that increase in value while also providing life insurance benefits for its key executives. The executives vest in these insurance benefits after attaining certain requirements or in the event of a change in control of the Company. The vested benefits in such policies have been accrued and related compensation expense was $.6 million for the year ended December 31, 1997 (none in 1996 or 1995).

     Under the Company's Long-Term Incentive Plan ("LTIP") certain key executives have been issued stock appreciation rights, the value of which are based on the premium, if any, received by the Company's common shareholder upon the sale of the Company. The stock appreciation rights have no value unless and until there is a change of control of 50% or more of the common stock of the Company, thus no compensation expense has been recorded related to these rights.

NOTE 14 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosure About Fair Value of Financial Instruments". The estimated fair value amounts have been determined by using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation techniques may have a material effect on the estimated fair value amounts.

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 14 -- FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

                                              DECEMBER 31, 1997            DECEMBER 31, 1996
                                          -------------------------    -------------------------
                                           CARRYING      ESTIMATED      CARRYING      ESTIMATED
                                            AMOUNT      FAIR VALUE       AMOUNT      FAIR VALUE
                                          ----------    -----------    ----------    -----------
                                                         (DOLLARS IN THOUSANDS)
ASSETS
Cash and cash equivalents (a)...........  $  328,392    $   328,392    $  264,259    $   264,259
Investment securities (b)...............     858,686        857,726       931,807        926,359
Loans held for sale (c).................       5,757          5,857            --             --
Loans and leases, net of allowance for
  credit losses (d).....................   4,292,734      4,347,690     3,725,533      3,745,135
Customers' acceptance liability (e).....          37             37           717            717
LIABILITIES
Deposits: (f)
  Non-interest bearing demand
     deposits...........................   1,001,550      1,001,550       848,384        848,384
  Interest bearing deposits without
     fixed maturity dates...............   1,482,926      1,482,926     1,417,284      1,417,284
                                          ----------    -----------    ----------    -----------
     Total deposits without fixed
       maturity dates...................   2,484,476      2,484,476*    2,265,668      2,265,668*
Interest bearing deposits with fixed
  maturity dates........................   2,088,474      2,091,821     1,916,413      1,921,643
                                          ----------    -----------    ----------    -----------
          Total deposits................   4,572,950      4,576,297     4,182,081      4,187,311
Short-term borrowings (g)...............     184,418        184,418       216,379        216,379
Acceptances outstanding (e).............          37             37           717            717
Long-term borrowings (h)................     309,949        311,788       161,950        162,196
OFF-BALANCE-SHEET INSTRUMENTS,
  [UNREALIZED GAINS AND (LOSSES)] (i)
Interest rate swap......................          --             --            --            (71)
Commitments to extend credit............          --             --            --             --
Standby letters of credit...............          --             --            --             --
Commercial letters of credit............          --             --            --             --
Commitments to purchase foreign
  currencies............................        (109)          (109)         (399)          (399)
Commitments to sell foreign
  currencies............................         833            833           616            616

---------------
* As required by SFAS 107, the estimated fair value of deposits without fixed maturity dates is the amount payable upon demand at the reporting date, and, as such, may not represent the true market value of these liabilities.

  (a) Cash and cash equivalents:

     The carrying amount is a reasonable estimate of fair value.

  (b) Investment securities:

     Fair values of investment securities are based on quoted market prices or dealer quotes.

  (c) Loans held for sale:

     Fair values of loans held for sale are based on observable market values.

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 14 -- FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
  (d) Loans and leases, net of allowance for credit losses:

     Fair values were estimated for portfolios of performing loans and leases with similar financial characteristics. For certain performing variable rate loans that reprice frequently, estimated fair values are based on carrying values, adjusted for credit quality, if no significant changes in credit standing have occurred since origination and the interest rate adjustment characteristics of the loan effectively adjust the interest rate to maintain a market rate of return.

     Fair values for certain performing fixed rate commercial, construction, real estate, revolving credit and other loans and leases were estimated by discounting the future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and maturities, adjusted for the allowance for credit losses.

  (e) Customers' acceptance liability and acceptances outstanding:

     The carrying value is a reasonable estimate of fair value.

  (f) Deposits:

     The fair value of noninterest-bearing and adjustable rate deposits is the amount payable upon demand at the reporting date. The fair value of fixed-rate interest-bearing deposits with fixed maturity dates was estimated by discounting the cash flows using rates currently offered for deposits of similar remaining maturities.

  (g) Short-term borrowings:

     The carrying value is a reasonable estimate of fair value.

  (h) Long-term borrowings:

     The fair value was estimated by discounting the cash flows using rates currently offered for borrowings of similar types and maturities.

  (i) Off-balance-sheet instruments:

     The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit-worthiness of the counterparties, reduced by the remaining net deferred income associated with such commitments. The fair values of standby and commercial letters of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties reduced by the remaining net deferred income associated with such obligations.

     The fair value of the interest rate swap is the estimated amount that the Company would pay to an unrelated third party to terminate the swap agreement at the reporting date, taking into account current interest rates.

     The fair value of commitments to purchase or sell foreign currencies is based on quoted market prices.

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 15 -- COMMITMENTS AND CONTINGENT LIABILITIES

     The following is a summary of the contractual or notional amount of financial instruments with off-balance-sheet risk:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1996
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
CONTRACTUAL AMOUNTS WHICH REPRESENT CREDIT RISK
Commitments to extend credit................................  $692,195     $607,638
Standby letters of credit...................................    40,068       39,951
Commercial and other letters of credit......................     5,563        5,910

NOTIONAL OR CONTRACTUAL AMOUNTS WHICH DO NOT REPRESENT
  CREDIT RISK
Commitments to purchase foreign currencies..................    22,286       39,699
Commitments to sell foreign currencies......................    23,671       37,688
Interest rate swap..........................................        --       50,000

     The Company is obligated under agreements with an independent provider of certain data processing and other support services. The agreements, which expire in August 1999, require monthly payments for both data processing and other support services. The Company has the option to terminate these agreements by paying a termination fee. As presently structured, minimum average monthly payments through August 1999 are $.7 million for data processing services and $.3 million for other support services. Minimum monthly payments may vary depending upon the nature and volume of services provided, scheduled fee increases and decreases, and other factors.

     The Company maintains insurance on its customer deposits with the FDIC. The FDIC manages the Bank Insurance Fund ("BIF"), which insures deposits of commercial banks, and the Savings Association Insurance Fund ("SAIF"), which insures deposits of savings associations. FDICIA mandated that the two funds maintain reserves at 1.25% of their respective federally insured deposits. During 1995, the FDIC announced that the BIF had reached its mandated reserve level, reducing insurance premiums on BIF-insured deposits, and subsequently announced that deposit insurance premiums on BIF-insured deposits would be further reduced at December 31, 1995. At that time, the SAIF fund had not yet met its mandated reserve level. As a result, deposit insurance premiums attributable to BIF-insured deposits were less than those attributable to SAIF-insured deposits.

     At December 31, 1995, there were numerous regulatory proposals before Congress to address the deposit insurance premium differential between BIF- and SAIF-insured deposits. During 1996, Congress passed legislation resulting in a one-time insurance premium charge attributable to SAIF insured deposits sufficient to bring the SAIF fund up to its mandated reserve level. As a result, the Company recorded a one-time deposit insurance premium expense of $9.6 million and at December 31, 1997 the disparity in premiums between BIF and SAIF insured deposits has been reduced.

     There are various legal actions pending against the Company arising from the normal course of business. In the opinion of management, these legal actions are expected to be resolved with no material adverse effect on the Company's consolidated financial statements.

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 16 -- CONDENSED FINANCIAL INFORMATION OF BANCWEST (PARENT ONLY)

BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1996
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks.....................................  $     53     $     61
Funds sold..................................................       350          500
Premises and equipment, net.................................        --            4
Interest receivable and other assets........................     1,408        1,423
Investment in subsidiary (Bank of the West).................   454,594      416,942
                                                              --------     --------
          Total Assets......................................  $456,405     $418,930
                                                              ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Interest payable and other liabilities......................  $  1,315     $  1,247
                                                              --------     --------
          Total Liabilities.................................     1,315        1,247
STOCKHOLDERS' EQUITY
Non-cumulative preferred stock -- no par value; Series A
  1,000,000 shares authorized; 75,000 outstanding...........    75,000       75,000
Common stock -- no par value; 2,500,000 shares authorized;
  1,733,430 outstanding at December 31, 1997 and 1,632,262
  outstanding at December 31, 1996..........................     8,667        8,161
Additional paid-in capital..................................   228,392      208,898
Retained earnings...........................................   142,121      125,013
Net unrealized gains on subsidiary's available-for-sale
  investment securities.....................................       910          611
                                                              --------     --------
          Total Stockholders' Equity........................   455,090      417,683
                                                              --------     --------
          Total Liabilities and Stockholders' Equity........  $456,405     $418,930
                                                              ========     ========

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 16 -- CONDENSED FINANCIAL INFORMATION OF BANCWEST (PARENT ONLY) (CONTINUED)

                                                                 YEAR ENDED DECEMBER 31,
                                     INCOME STATEMENTS        -----------------------------
                                                               1997       1996       1995
                                                              -------    -------    -------
                                                                 (DOLLARS IN THOUSANDS)
INTEREST INCOME
Investment securities.......................................  $    25    $    31    $    --
                                                              -------    -------    -------
Total interest income.......................................       25         31         --
Equity in earnings of subsidiary............................   61,886     42,784     30,810
                                                              -------    -------    -------
          Total income......................................   61,911     42,815     30,810
OTHER EXPENSE
Salaries and employee benefits..............................      283        243
Occupancy expenses..........................................       25         25
Furniture, equipment and other..............................      113         87
                                                              -------    -------    -------
          Total other expense...............................      421        355         --
                                                              -------    -------    -------
Income before income taxes..................................   61,490     42,460     30,810
Income tax benefit..........................................      151        123         --
                                                              -------    -------    -------
NET INCOME..................................................  $61,641    $42,583    $30,810
                                                              =======    =======    =======

                                                                 YEAR ENDED DECEMBER 31,
                                  STATEMENTS OF CASH FLOWS   --------------------------------
                                                               1997        1996        1995
                                                             --------    --------    --------
                                                                  (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income.................................................  $ 61,641    $ 42,583    $ 30,810
Adjustments to reconcile net income to net cash provided by
  operating activities:
Excess of equity in earnings of subsidiary over dividends
  received.................................................   (37,353)    (39,117)    (30,810)
  Other increases (decreases), net.........................       237      (1,274)       (775)
                                                             --------    --------    --------
Net cash provided (used) by operating activities...........    24,525       2,192        (775)
                                                             --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of preferred stock, net of issuance costs.........                73,416
Cash dividends paid........................................   (24,533)     (2,356)
Capital contribution (made) received.......................               (73,416)      1,000
                                                             --------    --------    --------
Net cash provided (used) by financing activities...........   (24,533)     (2,356)      1,000
                                                             --------    --------    --------
Increase (decrease) in cash and cash equivalents...........        (8)       (164)        225
Cash and cash equivalents, January 1.......................        61         225          --
                                                             --------    --------    --------
Cash and cash equivalents, December 31.....................  $     53    $     61    $    225
                                                             ========    ========    ========
OTHER CASH FLOW INFORMATION
Interest paid..............................................  $     --    $     --    $     --
Income tax refunds received................................       123          --          --

     During 1997, 1996 and 1995, the Company's principal activity consisted of owning shares of the Bank.

                                                                      APPENDIX I

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF MAY 28, 1998

                                    BETWEEN

                              BANCWEST CORPORATION

                                      AND

                              FIRST HAWAIIAN, INC.

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                            ARTICLE I
THE MERGER..................................................    1
1.1. Effective Time of the Merger...........................    1
1.2. Closing................................................    1
1.3. Effects of the Merger..................................    2
                            ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
  CORPORATIONS; EXCHANGE OF CERTIFICATES....................    2
2.1. Effect on Capital Stock................................    2
     (a) Cancellation of Treasury Stock.....................    2
     (b) Conversion of BancWest Common Stock................    2
     (c) Conversion of BancWest Preferred Stock.............    2
2.2. No Further Ownership Rights in BancWest Common Stock...    3
2.3. Absence of Control.....................................    3
                           ARTICLE III
REPRESENTATIONS AND WARRANTIES..............................    3
3.1. Representations and Warranties of BancWest.............    3
     (a) Organization, Standing and Power...................    4
     (b) Capital Structure; Ownership of FHI Common Stock...    5
     (c) Authority; No Violation............................    6
     (d) Financial Statements...............................    6
     (e) Information Supplied...............................    6
     (f) Compliance with Applicable Laws....................    6
     (g) Litigation.........................................    6
     (h) Taxes..............................................    7
     (i) Certain Agreements.................................    7
     (j) Benefit Plans......................................    8
     (k) Subsidiaries.......................................    9
     (l) Agreements with Bank Regulators....................   10
     (m) Absence of Certain Changes or Events...............   10
     (n) Undisclosed Liabilities............................   10
     (o) Reports............................................   10
     (p) Environmental Liability............................   10
     (q) Properties.........................................   11
     (r) Transactions with Affiliates.......................   11
     (s) Brokers or Finders.................................   11
     (t) Intellectual Property..............................   12
3.2. Representations and Warranties of FHI..................   12
     (a) Organization, Standing and Power...................   12
     (b) Capital Structure..................................   12
     (c) Authority; No Violation............................   13
     (d) SEC Documents......................................   14
     (e) Information Supplied...............................   14
     (f) Compliance with Applicable Laws....................   14

                                                              PAGE
                                                              ----
     (g) Litigation.........................................   15
     (h) Taxes..............................................   15
     (i) Certain Agreements.................................   15
     (j) Benefit Plans......................................   16
     (k) Subsidiaries.......................................   17
     (l) Agreements with Bank Regulators....................   17
     (m) Absence of Certain Changes or Events...............   18
     (n) Vote Required......................................   18
     (o) Undisclosed Liabilities............................   18
     (p) Reports............................................   18
     (q) Environmental Liability............................   18
     (r) Properties.........................................   19
     (s) Brokers or Finders.................................   19
     (t) Opinion............................................   19
     (u) Intellectual Property..............................   19
                            ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS...................   19
4.1. Covenants of BancWest..................................   19
4.2. Covenants of FHI.......................................   22
                            ARTICLE V
ADDITIONAL AGREEMENTS.......................................   24
5.1. Preparation of the Proxy Statement.....................   24
5.2. Access to Information..................................   24
5.3. Stockholders' Meeting..................................   24
5.4. No Solicitations.......................................   25
5.5. Legal Conditions.......................................   25
5.6. Series A Preferred Stock...............................   26
5.7. Employee Benefit Plans.................................   26
5.8. Intercompany Matters...................................   26
5.9. Charter Amendment; By-Law Amendment....................   27
5.10. Indemnification; Directors' and Officers' Insurance...   27
5.11. Additional Agreements.................................   28
5.12. Fees and Expenses.....................................   28
5.13. Cooperation...........................................   28
                            ARTICLE VI
CONDITIONS PRECEDENT........................................   29
6.1. Conditions to Each Party's Obligation..................   29
     (a) Stockholder Approval...............................   29
     (b) Other Approvals....................................   29
     (c) No Injunctions or Restraints; Illegality...........   29
     (d) Bank Merger........................................   29
6.2. Conditions to Obligations of FHI.......................   29
     (a) Representations and Warranties.....................   29
     (b) Performance of Obligations.........................   29
     (c) Consents Under Agreements..........................   29

                                                              PAGE
                                                              ----
     (d) Corporate Action...................................   30
     (e) Tax Opinion........................................   30
     (f) NASD Approval......................................   30
     (g) Burdensome Condition...............................   30
     (h) Transaction Agreements.............................   30
     (i) SAS 71 Review Letter...............................   30
6.3. Conditions to Obligations of BancWest..................   30
     (a) Representations and Warranties.....................   30
     (b) Performance of Obligations.........................   30
     (c) Consents Under Agreements..........................   31
     (d) Tax Opinion........................................   31
     (e) Burdensome Condition...............................   31
     (f) NASD Approval......................................   31
     (g) Corporate Action...................................   31
     (h) Transaction Agreements.............................   31
     (i) SAS 71 Review Letter...............................   31
                           ARTICLE VII
TERMINATION AND AMENDMENT...................................   31
7.1. Termination............................................   31
7.2. Effect of Termination..................................   32
7.3. Amendment..............................................   33
7.4. Extension; Waiver......................................   33
                           ARTICLE VIII
GENERAL PROVISIONS..........................................   34
8.1. Nonsurvival of Representations and Warranties..........   34
8.2. Notices................................................   34
8.3. Interpretation.........................................   34
8.4. Counterparts...........................................   35
8.5. Entire Agreement; No Third Party Beneficiaries; Rights
  of Ownership..............................................   35
8.6. Governing Law; Consent to Jurisdiction.................   35
8.7. Severability...........................................   35
8.8. Assignment.............................................   36

EXHIBIT A  Charter Amendments
EXHIBIT B  By-Law Amendment
EXHIBIT C  Standstill and Governance Agreement
EXHIBIT D  Registration Rights Agreement

                             INDEX OF DEFINED TERMS

                                                              PAGE
                                                              ----
Acquisition Proposal........................................   33
Agreement...................................................    1
Agreement of Merger.........................................    1
BancWest....................................................    1
BancWest Benefit Plans......................................    8
BancWest Common Stock.......................................    1
BancWest Disclosure Schedule................................    4
BancWest Financial Statements...............................    6
BancWest Intellectual Property..............................   12
BancWest Permits............................................    6
BancWest Preferred Stock....................................    2
BancWest Preferred Stock Approval...........................    5
BancWest's Current Premium..................................   28
Bank Merger.................................................    1
Bank of the West............................................    1
Bank of the West Common Stock...............................    1
Bank of the West Preferred Stock............................    4
Bank Regulators.............................................    6
Benefit Plans...............................................    8
BHC Act.....................................................    3
BIF.........................................................    3
BNP.........................................................    1
Burdensome Condition........................................   30
Business Day................................................    2
By-Law Amendments...........................................   27
Certificate of Merger.......................................    1
Charter Amendments..........................................   27
Closing.....................................................    1
Closing Date................................................    1
Code........................................................    7
Confidentiality Agreements..................................   24
Consents....................................................   29
Constituent Corporations....................................    2
Conversion Number...........................................    2
DGCL........................................................    2
Effective Time..............................................    1
Environmental Laws..........................................   11
ERISA.......................................................    8
Exchange Act................................................    8
Expenses....................................................   33
FABC........................................................    2
FDIA........................................................    9
FDIC........................................................    3
Federal Reserve.............................................    5
FHI.........................................................    1
FHI Benefit Plans...........................................   16
FHI Class A Common Stock....................................    2
FHI Common Stock............................................   12

                                                              PAGE
                                                              ----
FHI Disclosure Schedule.....................................   12
FHI Intellectual Property...................................   19
FHI Permits.................................................   14
FHI Preferred Stock.........................................   12
FHI SEC Documents...........................................   14
FHI Stock Plans.............................................   12
FHI Stockholder Approval....................................   18
FRA.........................................................    5
GAAP........................................................    3
Goldman Sachs...............................................   19
Governmental Entity.........................................    5
HSR Act.....................................................    5
Indemnified Liabilities.....................................   27
Indemnified Parties.........................................   27
Injunction..................................................   29
insured bank................................................    9
Litigation..................................................    6
material....................................................    3
material adverse effect.....................................    3
Merger......................................................    1
NASD........................................................    5
Nasdaq National Market System security......................   30
Outstanding Bank of the West Preferred Stock................    4
PBGC........................................................    9
Proxy Statement.............................................    5
Registration Rights Agreement...............................    1
Representatives.............................................   25
Requisite Regulatory Approvals..............................   29
SARs........................................................   26
SAS 71......................................................   30
SEC.........................................................    4
Series A Preferred Stock....................................    4
Series B Preferred Stock....................................    4
Side Agreement..............................................    1
Significant Subsidiary......................................    4
Standstill Agreement........................................    1
State Banking Approvals.....................................    5
State Takeover Approvals....................................    5
Stockholders Agreement......................................   24
Stockholders' Meeting.......................................    6
Subsidiary..................................................    3
Surviving Corporation.......................................    2
Takeover Proposal...........................................   25
tax.........................................................    7
Tax return..................................................    7
taxable.....................................................    7
Termination Fee.............................................   33
Transaction Agreements......................................    1
Violation...................................................    5

     AGREEMENT AND PLAN OF MERGER dated as of May 28, 1998 (this "Agreement") between FIRST HAWAIIAN, INC., a Delaware corporation ("FHI"), and BANCWEST CORPORATION, a California corporation ("BancWest") and a subsidiary of Banque Nationale de Paris, a societe anonyme, or limited liability banking corporation, organized under the laws of the Republic of France ("BNP").

     WHEREAS, BNP is the beneficial and record owner of all of the issued and outstanding common stock, without par value, of BancWest (the "BancWest Common Stock");

     WHEREAS, BancWest is the beneficial and record owner of 1,733,430 shares of the issued and outstanding common stock, $5 par value per share (the "Bank of the West Common Stock"), of Bank of the West, a California state chartered commercial bank ("Bank of the West"), constituting all of the issued and outstanding shares of Bank of the West Common Stock;

     WHEREAS, the Board of Directors of FHI has approved the Agreement, declared it advisable and deems it advisable and in the best interests of the stockholders of FHI to consummate the transaction provided for herein in which BancWest would merge with and into FHI (the "Merger");

     WHEREAS, the Board of Directors of BancWest has approved and deems it advisable and in the best interests of BNP, as the sole stockholder of BancWest, to consummate the Merger, and BNP, in such capacity, has approved the Merger;

     WHEREAS, concurrently with the execution and delivery hereof, FHI and BNP are entering into an agreement, dated of even date herewith (the "Side Agreement") and on or prior to the Closing (as defined herein), FHI and BNP will enter into a Standstill and Governance Agreement (the "Standstill Agreement"), substantially in the form of Exhibit C hereto, and a Registration Rights Agreement (the "Registration Rights Agreement" and, together with the Side Agreement and the Standstill Agreement, the "Transaction Agreements"), substantially in the form of Exhibit D hereto;

     WHEREAS, it is the intention of the parties that the Merger qualify as a tax-free reorganization pursuant to Section 368(a) of the Code (as defined herein);

     WHEREAS, it is the intention of the parties that concurrently with the consummation of the Merger, Bank of the West shall be merged with Pacific One Bank, a subsidiary of FHI (the "Bank Merger") and the resulting bank, which shall be Bank of the West, shall continue as a wholly-owned Subsidiary (as defined herein) of FHI; and

     WHEREAS, the Boards of Directors of FHI and BancWest have each determined that the Merger, the Bank Merger and the other transactions contemplated by this Agreement are consistent with, and will contribute to the furtherance of, their respective business strategies and goals.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1. Effective Time of the Merger. Subject to the provisions of this Agreement, the Merger shall become effective upon the occurrence of both (i) the filing of a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, and (ii) the filing of an agreement of merger (the "Agreement of Merger") with the Secretary of State of the State of California, or at such time thereafter as is provided in the Certificate of Merger and the Agreement of Merger (the "Effective Time").

     1.2. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be the second Business Day after satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing) set forth in Article VI (the "Closing Date"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at such location as is agreed to in writing by the parties hereto. As used in this Agreement, "Business Day" shall mean any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in Honolulu, Hawaii, San Francisco, California or Paris, France.

     1.3. Effects of the Merger. (a) At the Effective Time (i) BancWest shall be merged with and into FHI and the separate corporate existence of BancWest shall cease, (ii) the Certificate of Incorporation of FHI as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety as set forth in Exhibit A hereto, and as so amended shall be the Certificate of Incorporation of the Surviving Corporation and (iii) the By-laws of FHI as in effect immediately prior to the Effective Time shall be amended so as to read in their entirety as set forth in Exhibit B hereto, and as so amended shall be the By-laws of the Surviving Corporation.

     (b) As used in this Agreement, "Constituent Corporations" shall mean each of FHI and BancWest, and "Surviving Corporation" shall mean FHI, at and after the Effective Time, as the surviving corporation in the Merger.

     (c) At and after the Effective Time, the Merger will have the effects set forth in the General Corporation Law of the State of Delaware (the "DGCL") and the California Corporations Code.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of BancWest or FHI capital stock:

          (a) Cancellation of Treasury Stock. All shares of BancWest Common Stock that are owned by BancWest as treasury stock or by any Subsidiary of BancWest shall be cancelled and retired and shall cease to exist and no stock of FHI or other consideration shall be delivered in exchange therefor.

          (b) Conversion of BancWest Common Stock. The shares of BancWest Common Stock issued and outstanding immediately prior to the Effective Time, including shares issued to French American Banking Corporation, a New York corporation ("FABC"), in exchange for all of the outstanding shares of Series A Preferred Stock (as hereinafter defined) pursuant to Section 5.6 (other than shares to be cancelled in accordance with Section 2.1(a)) shall be converted into the Conversion Number (as hereinafter defined) of fully paid and nonassessable shares of Class A Common Stock, $1 par value per share (the "FHI Class A Common Stock"), of FHI. All such shares of BancWest Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the shares of FHI Class A Common Stock into which such BancWest Common Stock has been converted. Certificates previously representing shares of BancWest Common Stock shall be exchanged for certificates representing whole shares of FHI Class A Common Stock issued in consideration therefor upon the surrender of such certificates on the Closing Date. For purposes of this Agreement, the "Conversion Number" means the number of shares of FHI Class A Common Stock (rounded upward to the nearest whole number) equal to the excess of (i) the quotient of (A) the aggregate number of shares of FHI Common Stock (as hereinafter defined) issued and actually outstanding at the close of business on the Business Day immediately preceding the Effective Time plus the number of shares of FHI Common Stock to be issued upon surrender and cancellation of SARs (as defined in Section 5.7) pursuant to Section 5.7, divided by (B) 0.55, over (ii) the number of shares specified in clause (i)(A).

          (c) Conversion of BancWest Preferred Stock. The shares of Fixed/Adjustable Rate Noncumulative Preferred Stock Series A, without par value, of BancWest (the "BancWest Preferred Stock"), issued and outstanding immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist and no stock of FHI or other consideration shall be delivered in exchange therefor.

     2.2. No Further Ownership Rights in BancWest Common Stock. All shares of FHI Class A Common Stock issued upon conversion of shares of BancWest Common Stock in accordance with the terms hereof shall be deemed to represent all rights pertaining to such shares of BancWest Common Stock, and, after the Effective Time, there shall be no further registration of transfers on the stock transfer books of BancWest of the shares of BancWest Common Stock, which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates formerly representing shares of BancWest Common Stock are presented to FHI for any reason, they shall be cancelled and, if applicable, exchanged as provided in this Article II.

     2.3. Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that neither FHI nor BancWest by reason of this Agreement shall be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, the other party hereto and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1. Representations and Warranties of BancWest. BancWest represents and warrants to FHI as follows:

          (a) Organization, Standing and Power. BancWest is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Bank of the West is a Subsidiary of BancWest and is a California banking association chartered under the laws of the State of California. The deposit accounts of Bank of the West are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC") to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. BancWest and each of its Significant Subsidiaries (as defined below), including Bank of the West, is a bank or corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, have a material adverse effect on BancWest. The Articles of Incorporation and By-laws of each of BancWest and Bank of the West, copies of which were previously furnished to FHI, are true, complete and correct as in effect on the date of this Agreement. As used in this Agreement, (i) the term "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (x) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (y) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, (ii) any reference to any event, change or effect being "material" with respect to any entity means an event, change or effect which is material in relation to the condition (financial or otherwise), properties, assets, liabilities, businesses, results of operations or prospects of such entity and its Subsidiaries taken as a whole and (iii) the term "material adverse effect" means, with respect to any entity, a material adverse effect (whether or not required to be accrued or disclosed under Statement of Financial Accounting Standards No. 5) (A) on the condition (financial or otherwise), properties, assets, liabilities, businesses, results of operations or prospects of such entity and its Subsidiaries taken as a whole (but does not include any such effect resulting from or attributable to (1) any change in banking or other similar laws, rules or regulations or interpretations thereof by courts or governmental authorities, or any changes in United States generally accepted accounting principles ("GAAP") or regulatory accounting principles, in any such case applicable generally to banks and their holding companies, (2) any action or omission by BancWest, BNP or FHI or any Subsidiary of any of them taken with the prior written consent of the other parties hereto, in contemplation of the transactions contemplated hereby or (3) any expenses incurred by such party in connection with this Agreement or the transactions contemplated hereby, but only to the extent set forth in Section 3.1(a) of the BancWest Disclosure Schedule (as defined herein), with respect to BancWest, and in Section 3.2(a) of the FHI Disclosure Schedule (as defined herein, with respect to FHI), or (B) on the ability of such entity to perform its obligations hereunder on a timely basis. A "Significant Subsidiary" means any Subsidiary of a person that would constitute a Significant Subsidiary of such person within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC").

          (b) Capital Structure; Ownership of FHI Common Stock. (i) The authorized capital stock of BancWest consists of 3,500,000 shares of BancWest Common Stock and 1,000,000 shares of preferred stock, of which (A) 1,733,430 shares of BancWest Common Stock and (B) 75,000 shares of BancWest Preferred Stock, are outstanding as of the date of this Agreement. All outstanding shares of BancWest Common Stock and BancWest Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. All shares of BancWest Common Stock issued and outstanding as of the date of this Agreement are owned by BNP, free and clear of any lien or other encumbrance.

          (ii) The authorized capital stock of Bank of the West consists of 2,500,000 shares of Bank of the West Common Stock and 1,000,000 shares of non-cumulative preferred stock, no par value (the "Bank of the West Preferred Stock"), of which (A) 1,733,430 shares of Bank of the West Common Stock, (B) 200,000 shares of Series A Non-Cumulative Preferred Stock, no par value (the "Series A Preferred Stock"), and (C) 75,000 shares of Series B Non-Cumulative Preferred Stock, no par value (the "Series B Preferred Stock" and, together with the Series A Preferred Stock, the "Outstanding Bank of the West Preferred Stock"), are outstanding. All outstanding shares of Bank of the West Common Stock and Outstanding Bank of the West Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. All of the outstanding shares of Series A Preferred Stock are owned by FABC and, as of the date of this Agreement, all of the outstanding shares of Series B Preferred Stock are owned by BancWest in each case, free and clear of any lien or other encumbrance.

          (iii) Except for this Agreement, (i) there are no options, warrants, calls, rights, commitments or agreements of any character to which BancWest or any of its Subsidiaries or affiliates is a party or by which any of the foregoing are bound obligating BancWest or any of its Subsidiaries or affiliates to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of BancWest or any of its Subsidiaries or obligating BancWest or any of its Subsidiaries or affiliates to grant, extend or enter into any such option, warrant, call, right, commitment or agreement, (ii) there are no outstanding contractual obligations of BancWest or any of its Subsidiaries or affiliates to repurchase, redeem or otherwise acquire any shares of capital stock of BancWest or any of its Subsidiaries and (iii) there are no outstanding securities of any kind convertible into or exchangeable for the capital stock of BancWest or any of its Subsidiaries (or any interest therein). Except as set forth in Section 3.1(b)(iii) of the disclosure schedule of BancWest delivered to FHI on the date hereof (the "BancWest Disclosure Schedule"), there is no agreement of any kind that gives any person any right to participate in the equity, value or income of, or to vote (i) in the election of directors or officers of or (ii) otherwise with respect to the affairs of, BancWest or any of its Subsidiaries.

          (iv) Neither BancWest nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of capital stock of FHI, securities of FHI convertible into, or exchangeable for, such shares, or options, warrants or other rights to acquire such shares (regardless of whether such securities, options, warrants or other rights are then exercisable or convertible), nor is BancWest or any of such Subsidiaries a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of FHI or any such other securities, options, warrants or other rights.

          (c) Authority; No Violation. (i) BancWest has all requisite corporate power and authority to enter into this Agreement and, subject to the filing of the Certificate of Merger and the Agreement of Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of BancWest, including the approval thereof by the sole common shareholder of BancWest, other than the BancWest Preferred Stock Approval which will be obtained prior to the Closing. BancWest has taken all necessary corporate action so that the provisions of Section 1203 of the California Corporations Code do not and will not apply to the execution and delivery of this Agreement and the consummation of the transactions contemplated thereby. The approval of this Agreement and the consummation of the transactions contemplated hereby require the affirmative vote of the holders of a majority of the outstanding shares of BancWest Preferred Stock (the "BancWest Preferred Stock Approval"), voting separately as a class. This Agreement has been duly executed and delivered by BancWest and (assuming due authorization, execution and delivery by FHI) constitutes the valid and binding obligation of BancWest, enforceable against it in accordance with its terms.

          (ii) Except as set forth in Section 3.1(c) of the BancWest Disclosure Schedule, the execution and delivery by BancWest of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") pursuant to, (x) any provision of the articles of incorporation or by-laws or comparable organizational documents of BancWest or any Subsidiary of BancWest, or (y) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, indenture, lease, BancWest Benefit Plan (as defined in Section 3.1(j)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to BancWest or any Subsidiary of BancWest or its properties or assets, which Violation, in the case of clause (y), individually or in the aggregate, would have a material adverse effect on BancWest or on the ability of BancWest to perform its obligations hereunder on a timely basis.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to BNP, BancWest or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by BancWest of the transactions contemplated hereby, the failure to make or obtain which would have a material adverse effect on BancWest or on the ability of BancWest to perform its obligations hereunder on a timely basis, or on FHI's ability to own, possess or exercise the rights of an owner with respect to the business and assets of BancWest and its Subsidiaries, except for (A) the filing of applications and notices with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the BHC Act and the Federal Reserve Act (the "FRA") and approval of same, (B) the filing by FHI with the SEC of a proxy statement in definitive form relating to the meeting of FHI's stockholders to be held to approve and adopt this Agreement and the transactions contemplated hereby (the "Proxy Statement"),
     (C) the filing of applications with the California State Banking Department, and Hawaii and Oregon banking authorities, and such other applications, filings, authorizations, orders and approvals as may be required under the banking laws of other states or jurisdictions, and approval thereof (collectively, the "State Banking Approvals") and pursuant to any applicable state takeover laws ("State Takeover Approvals"), (D) notification of the proposed issuance of the shares of FHI Class A Common Stock to the Nasdaq National Market pursuant to Schedule D to the By-Laws of the National Association of Securities Dealers, Inc. (the "NASD"), (E) notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (F) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger and with the Secretary of State of the State of California of the Agreement of Merger.

          (d) Financial Statements. BancWest has delivered to FHI (i) audited consolidated balance sheets of BancWest at December 31, 1997 and 1996, and related consolidated statements of income, stockholders' equity and cash flows for each of the three years ended December 31, 1997 and (ii) unaudited consolidated balance sheets of BancWest at March 31, 1998 and 1997 and related consolidated statements of income, stockholders' equity and cash flows for each of the three month periods then ended (collectively, including the notes thereto, the "BancWest Financial Statements"). The BancWest Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of BancWest and its consolidated Subsidiaries as at the dates shown and the consolidated results of operations, changes in stockholders' equity and cash flows of such companies for the periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments, none of which are expected to be material).

          (e) Information Supplied. None of the information supplied or to be supplied by BNP or by BancWest for inclusion in the Proxy Statement will, at the date of mailing to stockholders of FHI and at the time of the meeting of stockholders of FHI (the "Stockholders' Meeting") to be held in connection with obtaining the FHI Stockholder Approval (as defined in Section 3.2(n)), (i) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) at the time and in the light of the circumstances under which it is made, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the Stockholders' Meeting which has become false or misleading.

          (f) Compliance with Applicable Laws. BancWest and its Subsidiaries hold, and at all relevant times have held, all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of BancWest and its Subsidiaries, taken as a whole (the "BancWest Permits"). BancWest and its Subsidiaries are in compliance and have complied with the terms of the BancWest Permits, except where the failure so to comply, individually or in the aggregate, would not have a material adverse effect on BancWest. The businesses of BancWest and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, do not, and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on BancWest. Except as set forth in Section 3.1(f) of the BancWest Disclosure Schedule and except for routine examinations by Federal or state Governmental Entities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators"), to the best knowledge of BancWest, no investigation by any Governmental Entity with respect to BancWest or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, as far as reasonably can be foreseen, would not have a material adverse effect on BancWest, and no proceedings by any Bank Regulator are pending or threatened which seek to revoke or materially limit any of the BancWest Permits.

          (g) Litigation. Except as set forth in Section 3.1(g) of the BancWest Disclosure Schedule, there is no suit, action, proceeding, arbitration or investigation ("Litigation") pending to which BancWest or any Subsidiary of BancWest is a party or by which any of such persons or their respective assets may be bound or, to the best knowledge of BancWest, threatened, against or affecting BancWest or any Subsidiary of BancWest which could reasonably be expected, individually or in the aggregate, to have a material adverse effect on BancWest or on the ability of BancWest to perform its obligations under this Agreement on a timely basis, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against BancWest or any Subsidiary of BancWest having, or which, insofar as reasonably can be foreseen, in the future could have, individually or in the aggregate, any such effect.

          (h) Taxes. BancWest and each of its Subsidiaries have timely filed all tax returns required to be filed by any of them and all such tax returns are correct and complete in all material respects. BancWest and each of its Subsidiaries have timely paid (or BancWest has paid on their behalf), or have set up an adequate reserve for the payment of, all taxes required to be paid (whether or not shown as due on such returns), and the most recent financial statements that have been made available to FHI reflect an adequate reserve (other than reserves for deferred taxes established to reflect differences between tax and book basis of assets and liabilities) for all taxes accrued but not yet due and owing, by BancWest and its Subsidiaries accrued through the date of such financial statements. BancWest and its Subsidiaries file tax returns in all jurisdictions where required to file tax returns. No material deficiencies for any taxes have been proposed, asserted or assessed against BancWest or any of its Subsidiaries that are not adequately reserved for (other than reserves for deferred taxes established to reflect differences between tax and book basis of assets and liabilities). Except as set forth in Section 3.1(h) of the BancWest Disclosure Schedule: (i) there are no liens with respect to taxes upon any of the assets or properties of BancWest and its Subsidiaries, other than with respect to taxes not yet due and payable,
     (ii) no material issue relating to taxes of BancWest and its Subsidiaries has been raised in writing by any taxing authority in any audit or examination which can result in a proposed adjustment or assessment by a governmental authority in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) BancWest and its Subsidiaries have duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods for which the statute of limitations has not expired under all applicable laws and regulations, (iv) as of the Closing, none of BancWest nor any of its Subsidiaries shall be a party to, be bound by or have any obligation under, any tax sharing agreement or similar contract or arrangement or any agreement that obligates any of them to make any payment computed by reference to the taxes, taxable income or taxable losses of any other person, (v) there is no contract or agreement, plan or arrangement by BancWest or any of its Subsidiaries covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by BancWest or any of its Subsidiaries by reason of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), (vi) BancWest and its Subsidiaries have collected all material sales and use taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use tax statutes and regulations for all periods for which the statute of limitations has not expired, (vii) neither BancWest nor Bank of the West has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and (viii) none of BancWest nor any of its Subsidiaries (A) has been a member of an affiliated group (other than the group to which they are currently members) filing a consolidated federal income tax return or (B) has any liability for the taxes of any person (other than the members of such current group) under Treasury Regulation Section 1.1502-6(a) (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include, except where the context otherwise requires, all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, custom, duty, capital stock, ad valorem, value added, estimated, stamp, alternative, environmental, any taxes imposed under Subchapter H of Chapter 1 of Subtitle A of the Code, and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts. As used in this Agreement, the term "Tax return" shall mean any return, declaration, report, claim for refund or information return or statement relating to taxes, including any schedule or attachment thereto, and including any amendment thereof.

          (i) Certain Agreements. Section 3.1(i) of the BancWest Disclosure Schedule sets forth a listing of all of the following contracts and other agreements, oral or written (which are currently in force or which may in the future be operative in any respect) to which BancWest or its Subsidiaries is a party or by or to which BancWest or its Subsidiaries or any of their respective assets or properties are bound or subject:

     (i) consulting agreements not terminable on six months or less notice involving the payment of more than $100,000 per annum, in the case of any such agreement with an individual, or $250,000 per annum, in the case of any other such agreement, or union, guild or collective bargaining agreements covering any employees in the United States, (ii) agreements with any officer or other key employee of BancWest or any of its Subsidiaries (x) providing any term of employment or (y) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving BancWest of the nature contemplated by this Agreement, (iii) any agreement or plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iv) contracts and other agreements for the sale or lease (other than where BancWest or any of its Subsidiaries is a lessor) of any assets or properties (other than in the ordinary course of business) or for the grant to any person (other than to BancWest or any of its Subsidiaries) of any preferential rights to purchase any assets or properties, (v) contracts and other agreements relating to the acquisition by BancWest or any of its Subsidiaries of any operating business or entity or any interest therein, (vi) contracts or other agreements under which BancWest or any of its Subsidiaries agrees to indemnify any party, other than in the ordinary course of business, consistent with past practice, or to share a tax liability of any party, (vii) contracts and other agreements containing covenants restricting BancWest or any of its Subsidiaries from competing in any line of business or with any person in any geographical area or requiring BancWest or any of its Subsidiaries to engage in any line of business, (viii) contracts or other agreements (other than contracts in the ordinary course of their banking business) relating to the borrowing of money by BancWest or any of its Subsidiaries, or the direct or indirect guaranty by BancWest or any of its Subsidiaries of any obligation for, or an agreement by BancWest or any of its Subsidiaries to service, the repayment of borrowed money, or any other contingent obligations of BancWest or any of its Subsidiaries in respect of indebtedness of any other person, and (ix) any other material contract or other agreement whether or not made in the ordinary course of business, including any contract that would be required to be filed by BancWest pursuant to Item 601(b)(10) of Regulation S-K of the SEC if BancWest were subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          There have been delivered or made available to FHI true and complete copies of all of the contracts and other agreements set forth in Section 3.1(i) of the BancWest Disclosure Schedule or in any other Section of the BancWest Disclosure Schedule. Except as set forth in Section 3.1(i) of the BancWest Disclosure Schedule, each such contract and other agreement is in full force and effect and constitutes a legal, valid, and binding obligation of BancWest or its Subsidiaries, as the case may be, and to the best knowledge of BancWest, each other party thereto, enforceable in accordance with its terms. Neither BancWest nor any Subsidiary of BancWest has received any notice, whether written or oral, of termination or intention to terminate from any other party to such contract or agreement. None of BancWest or any of its Subsidiaries or (to the best knowledge of BancWest) any other party to any such contract or agreement is in violation or breach of or default under any such contract or agreement (or with or without notice or lapse of time or both, would be in violation or breach of or default under any such contract or agreement), which violation, breach, or default has had or would have, individually or in the aggregate, a material adverse effect on BancWest.

          (j) Benefit Plans. (i) Section 3.1(j) of the BancWest Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, without limitation, multiemployer plans (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, and whether formal or informal, oral or written (all the foregoing being herein called "Benefit Plans"), that are sponsored or are being maintained or contributed to, or required to be contributed to, by BancWest or any of its Subsidiaries (the "BancWest Benefit Plans"). No BancWest Benefit Plan is a multiemployer plan or a collective bargaining agreement.

          (ii) With respect to each BancWest Benefit Plan, BancWest has delivered to FHI a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (A) any related trust agreement or other funding instrument;
     (B) the most recent determination letter; (C) any summary plan description and other written communications (or a description of any oral communications) by BancWest or any of its Subsidiaries to any of their respective employees concerning the extent of the benefits provided under any BancWest Benefit Plan; and (D) for the two most recent years (I) the Form 5500 and attached schedules; (II) audited financial statements; and
     (III) actuarial valuation reports.

          (iii) (A) Each BancWest Benefit Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (B) each BancWest Benefit Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter as to its qualification and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification; (C) with respect to any BancWest Benefit Plan, no audits, actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, and no facts or circumstances exist which could give rise to any such audits, actions, suits or claims; (D) neither BancWest nor any other party has engaged in a prohibited transaction which could subject BancWest or any of its Subsidiaries, or the Surviving Corporation to any taxes, penalties or other liabilities under Code section 4975 or ERISA sections 409 or 502(i);
     (E) no event has occurred and no condition exists that could subject BancWest or any of its Subsidiaries, or the Surviving Corporation, either directly or by reason of any such entity's affiliation with any member of any such entity's Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any tax, fine, liability or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations;
     (F) all insurance and Pension Benefit Guaranty Corporation ("PBGC") premiums required to be paid with respect to BancWest Benefit Plans as of the Closing Date have been or will be paid prior thereto and adequate reserves have been provided for on BancWest's balance sheet for any premiums (or portions thereof) attributable to service on or prior to the Closing Date; (G) all contributions required to be made prior to the Closing Date under the terms of each BancWest Benefit Plan, the Code, ERISA or other applicable laws, rules and regulations have been or will be timely made and adequate reserves have been provided for on BancWest's balance sheet for all benefits attributable to service on or prior to the Closing Date; and (H) no BancWest Benefit Plan has incurred any "accumulated funding deficiency" as such term is defined in ERISA section 302 and Code section 412 (whether or not waived).

          (iv) Except as set forth in Section 3.1(j)(iv) of the BancWest Disclosure Schedule, with respect to each of the BancWest Benefit Plans which is subject to Title IV of ERISA, as of the Closing Date, the assets of each such Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Plan on a termination and projected basis, based on the actuarial methods and assumptions indicated in the most recent actuarial valuation reports.

          (v) Except as set forth on Section 3.1(j) of the BancWest Disclosure Schedule, no BancWest Benefit Plan exists which provides for an increase in benefits on or after the Closing Date or could result in the payment to any employee of BancWest or any of its Subsidiaries of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G.

          (k) Subsidiaries. Section 3.1(k) of the BancWest Disclosure Schedule lists all the Significant Subsidiaries of BancWest. BancWest owns, directly or indirectly, beneficially and of record 100% of the issued and outstanding voting securities of each such Subsidiary. Each of the Subsidiaries of BancWest that is a bank (as defined in the BHC Act) is an "insured bank" as defined in the Federal Deposit Insurance Act ("FDIA") and applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries held by BancWest or by another of its Subsidiaries are fully paid and nonassessable and are owned by BancWest or one of its Subsidiaries free and clear of any lien, claim or other encumbrance.

          (l) Agreements with Bank Regulators. Except as set forth in Section 3.1(l) of the BancWest Disclosure Schedule, neither BancWest nor any Subsidiary of BancWest is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Bank Regulator which restricts materially the conduct by BancWest and its Subsidiaries of their businesses, or in any manner relates to their capital adequacy, credit policies or management, nor has BancWest or any such Subsidiary been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, or any such board resolutions.

          (m) Absence of Certain Changes or Events. Since December 31, 1997, there has not been any change, or any event involving a prospective change, in the business, financial condition or results of operations of BancWest or any of its Subsidiaries which has had, or would be reasonably likely to have, a material adverse effect on BancWest. Except as set forth in Section 3.1(m) of the BancWest Disclosure Schedule, since December 31, 1997, BancWest and each of its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and neither BancWest nor any of its Subsidiaries has taken any action or entered into any transaction, and no event has occurred, that would have required FHI's consent pursuant to Section 4.1 of this Agreement if such action had been taken, transaction entered into or event had occurred, in each case, after the date of this Agreement, nor has BancWest or any of its Subsidiaries entered into any agreement, plan or arrangement to do any of the foregoing.

          (n) Undisclosed Liabilities. Except (i) for those liabilities or obligations that are fully reflected or reserved against on the audited consolidated balance sheet at December 31, 1997 of BancWest included in the BancWest Financial Statements or (ii) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 1997 and which are not material to BancWest, none of BancWest or any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities or obligations, has had, or would have, a material adverse effect on BancWest.

          (o) Reports. BancWest and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1995 with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Section 3.1(o) of the BancWest Disclosure Schedule and except for normal examinations conducted by a Governmental Entity in the regular course of business of BancWest and its Subsidiaries, no Governmental Entity has initiated any proceeding or, to the best knowledge of BancWest, investigation into the business or operations of BancWest or any of its Subsidiaries since January 1, 1995. Except as set forth in
     Section 3.1(o) of the BancWest Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of BancWest or any of its Subsidiaries.

          (p) Environmental Liability. Except as set forth in Section 3.1(p) of the BancWest Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that is reasonably likely to result in the imposition, on BancWest or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protections, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental

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

     Response, Compensation and Liability Act of 1980, as amended (collectively, the "Environmental Laws"), pending or, to the best knowledge of BancWest, threatened, against BancWest or any of its Subsidiaries, which liability or obligation, individually or in the aggregate, would have or would be reasonably likely to have a material adverse effect on BancWest. To the best knowledge of BancWest, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would be reasonably likely to have a material adverse effect on BancWest. Except as set forth in
     Section 3.1(p) of the BancWest Disclosure Schedule, to the best knowledge of BancWest, during or prior to the period of (i) the ownership by BancWest or any of its Subsidiaries of any of their respective current properties,
     (ii) the participation by BancWest or any of its Subsidiaries in the management of any property, or (iii) the holding by BancWest or any of its Subsidiaries of a security interest or other interest in any property, there were no releases or threatened release of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which, individually or in the aggregate, would be reasonably likely to have a material adverse effect on BancWest. Neither BancWest nor any Subsidiary of BancWest or Bank of the West is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would be reasonably likely to have a material adverse effect on BancWest.

          (q) Properties. Except as set forth in Section 3.1(p) of the BancWest Disclosure Schedule, BancWest or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the BancWest Financial Statements as being owned by BancWest or one of its Subsidiaries or acquired after the date thereof which are material to the business of BancWest on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever except (A) statutory liens securing payments not yet due, (B) liens on assets of Bank of the West securing deposits incurred in the ordinary course of its banking business and (C) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (ii) is the lessee of all leasehold estates reflected in the BancWest Financial Statements or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the best knowledge of BNP and BancWest, the lessor.

          (r) Transactions with Affiliates. Except as set forth on Section 3.1(r) of the BancWest Disclosure Schedule and except for those arrangements, contracts, agreements or transactions which either (A) involve per annum payments by BancWest and its Subsidiaries of less than $250,000 individually or $1,500,000 in the aggregate or (B) are terminable by BancWest or such Subsidiary on 30 days or less notice with no financial penalty, (i) since December 31, 1995, none of BancWest or any of its Subsidiaries has engaged in any business arrangement or relationship with BNP or any of its affiliates and (ii) there are no and since December 31, 1995, there have not been any, liabilities, contracts or other agreements or other transactions between BancWest or any of its Subsidiaries, on the one hand, and BNP or any of its affiliates or any officer, director or employee of BNP or any such affiliate (or other entity in which BNP or any such affiliate has a material equity interest, except, in the case of such other entity, for liabilities, contracts or agreements with BancWest or its Subsidiaries that arose or were entered into on terms and conditions not less favorable to BancWest or such Subsidiaries than would be obtained in arms' length transactions with an independent third party), on the other hand.

          (s) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose fees and expenses will be paid by BancWest in accordance

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

     with BancWest's agreement with such firm (a copy of which agreement has been delivered to FHI prior to the date of this Agreement).

          (t) Intellectual Property. BancWest and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the "BancWest Intellectual Property") necessary to carry on their business substantially as currently conducted, except for such BancWest Intellectual Property the failure of which to own or validly license individually or in the aggregate would not reasonably be expected to have a material adverse effect on BancWest. Neither BancWest nor any such Subsidiary has received any notice of infringement of or conflict with, and, to BancWest's knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any BancWest Intellectual Property that individually or in the aggregate, in either such case, would reasonably be expected to have a material adverse effect on BancWest.

     3.2. Representations and Warranties of FHI. FHI represents and warrants to BancWest as follows:

          (a) Organization, Standing and Power. FHI is a bank holding company registered under the BHC Act and organized under the laws of the State of Delaware. First Hawaiian Bank is a wholly-owned Subsidiary of FHI and a banking corporation organized under the laws of the State of Hawaii. The deposit accounts of FHI's bank subsidiaries are insured by the BIF and the Savings Association Insurance Fund of the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of FHI and its Significant Subsidiaries (as defined below) is a bank or corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, have a material adverse effect on FHI. The Certificate of Incorporation and By-laws of FHI, copies of which were previously furnished to BancWest, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          (b) Capital Structure. (i) As of the date hereof, the authorized capital stock of FHI consists of 100,000,000 shares of common stock, par value $5.00 per share ("FHI Common Stock"), and 50,000,000 shares of preferred stock, par value $5.00 per share ("FHI Preferred Stock"). As of May 21, 1998 (A) 31,143,923 shares of FHI Common Stock were outstanding, 1,104,788 shares of FHI Common Stock were reserved for issuance upon the exercise of outstanding stock options or awards under incentive plans (such plans or programs, collectively, the "FHI Stock Plans"), and 2,046,451 shares of FHI Common Stock were held by FHI in its treasury or by its Subsidiaries (other than shares held in trust, managed, custodial or nominee accounts and the like, or held by mutual funds for which a Subsidiary of FHI acts as investment advisor, that in any such case are beneficially owned by third parties); and (B) no shares of FHI Preferred Stock were outstanding. All outstanding shares of FHI Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and, except to the extent provided in FHI's Certificate of Incorporation (which will be amended at the Effective Time as set forth in Exhibit A hereto), not subject to preemptive rights. Subject to obtaining the FHI Stockholder Approval (as defined herein), at the Effective Time, the FHI Class A Common Stock will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

          (ii) Except as set forth in Section 3.2(b) of the disclosure schedule of FHI delivered to BancWest on the date hereof (the "FHI Disclosure Schedule"), as of the date of this Agreement, except for this Agreement,
     (A) there are no options, warrants, calls, rights, commitments or agreements of any character to which FHI or any of its Subsidiaries (or to the best knowledge of FHI, any of its Affiliates) is a party or by which any of them are bound obligating FHI or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of FHI or of its Subsidiaries or obligating FHI or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement, (B) there are no outstanding contractual obligations of FHI or of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of FHI or any of its Subsidiaries and (C) there are no outstanding securities of any kind convertible into or exchangeable for the capital stock of FHI or any of its Subsidiaries (or any interest therein). There is no agreement of any kind that gives any person any right to participate in the equity, value or income of, or to vote (i) in the election of directors or officers of or (ii) otherwise with respect to the affairs of, FHI of any of its Subsidiaries.

          (iii) Except as set forth in Section 3.2(b) of the FHI Disclosure Schedule, since May 21, 1998, FHI has not (A) issued or permitted to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of FHI or any of its Subsidiaries, other than pursuant to and as required by the terms of the FHI Stock Plans (or in the ordinary course of business as permitted by such plans and consistent with past practice); (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Subsidiaries of FHI, any shares of capital stock of FHI or any of its Subsidiaries (other than the acquisition of trust account shares); or (C) declared, set aside, made or paid to the stockholders of FHI dividends or other distributions on the outstanding shares of capital stock of FHI, other than regular quarterly cash dividends on the FHI Common Stock at a rate not in excess of the regular quarterly cash dividends most recently declared by FHI prior to the date of this Agreement or a greater rate following an increase in dividend rate consistent with past practice.

          (c) Authority; No Violation. (i) FHI has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the FHI Stockholder Approval and the filing of the Charter Amendments, the Certificate of Merger and the Agreement of Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of FHI, subject to obtaining the FHI Stockholder Approval. FHI has taken all necessary corporate action so that the provisions of Section 203 of the Delaware General Corporation Law do not and will not apply to the execution and delivery of this Agreement and the Standstill Agreement (as defined in Section 6.1(d)) and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by FHI and (assuming due authorization, execution and delivery by BancWest) constitutes the valid and binding obligation of FHI, enforceable against FHI in accordance with its terms.

          (ii) Except as set forth in Section 3.2(c) of the FHI Disclosure Schedule, the execution and delivery by FHI of this Agreement do not, and the consummation of the transactions contemplated hereby will not result in any Violation pursuant to (x) any provision of the Certificate of Incorporation or By-laws or comparable organizational documents of FHI or any Subsidiary of FHI, or (y) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, indenture, lease, FHI Benefit Plan (as defined in Section 3.2(j)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to FHI or any Significant Subsidiary of FHI or their respective properties or assets which Violation (in the case of clause
     (y)), individually or in the aggregate, would be reasonably likely to have a material adverse effect on FHI.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to FHI or any Subsidiary of FHI in connection with the execution and delivery by FHI of this Agreement and the other Transaction Agreements or the consummation by FHI of the transactions contemplated hereby and thereby, the failure to make or obtain which would have a material adverse effect on FHI, or on FHI's ability to own, possess or exercise the rights of an owner with respect to the Bank of the West Common Stock or BancWest or its Subsidiaries, except for (A) the filing of applications and notices with the Board of Governors of the Federal Reserve under the BHC Act and the FRA and approval of same, (B) the filing by FHI with the SEC of the Proxy Statement, (C) the State Banking Approvals and any applicable State Takeover Approvals,

     (D) notification of the proposed issuance of the shares of FHI Class A Common Stock to the Nasdaq National Market pursuant to Schedule D to the By-Laws of the NASD, (E) notices under the HSR Act, and (F) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger and with the Secretary of State of the State of California of the Agreement of Merger.

          (d) SEC Documents. FHI has made available to BNP a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by FHI with the SEC (other than reports filed pursuant to Section 13(g) of the Exchange Act), since December 31, 1997 (as such documents have since the time of their filing been amended, the "FHI SEC Documents"), which are all the documents (other than preliminary material and reports required pursuant to Section 13(g) of the Exchange Act) that FHI was required to file with the SEC since such date. As of their respective dates of filing with the SEC, the FHI SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such FHI SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of FHI included in the FHI SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of FHI and its consolidated Subsidiaries as at the dates thereof and the consolidated results of operations, changes in stockholders' equity and cash flows of such companies for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the FHI SEC Documents have been so filed.

          (e) Information Supplied. None of the information supplied or to be supplied by FHI for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders and at the time of the Stockholders' Meeting, (i) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) at the time and in the light of the circumstances under which it is made, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the Stockholders' Meeting which has become false or misleading. The Proxy Statement (except for such portions thereof furnished in writing to FHI by BNP, BancWest or any Subsidiary of BancWest as to which no warranty is made) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

          (f) Compliance with Applicable Laws. FHI and its Subsidiaries hold, and at all times have held, all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of FHI and its Subsidiaries, taken as a whole (the "FHI Permits"). FHI and its Subsidiaries are in compliance and have complied with the terms of the FHI Permits and all applicable laws and regulations, except where the failure so to comply, individually or in the aggregate, would not have a material adverse effect on FHI. Except as disclosed in the FHI SEC Documents filed prior to the date of this Agreement, the businesses of FHI and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, do not, and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on FHI. Except for routine examinations by Bank Regulators, to the best knowledge of FHI, no investigation by any Governmental Entity with respect to FHI or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, as far as reasonably can be foreseen, would not have a material adverse effect on FHI, and no proceedings by any Bank Regulator are pending or threatened which seek to revoke or materially limit any of the FHI Permits.

          (g) Litigation. Except as disclosed in the FHI SEC Documents filed prior to the date of this Agreement, there is no Litigation pending or, to the best knowledge of FHI, threatened, against or affecting FHI or any Subsidiary of FHI which could reasonably be expected, individually or in the aggregate, to have a material adverse effect on FHI, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against FHI or any Subsidiary of FHI having, or which, insofar as reasonably can be foreseen, in the future could have, individually or in the aggregate, any such effect.

          (h) Taxes. FHI and each of its Subsidiaries have timely filed all tax returns required to be filed by any of them and all such tax returns are correct and complete in all material respects. FHI and each of its Subsidiaries have timely paid, or have set up an adequate reserve for the payment of, all taxes required to be paid (whether or not shown as due on such returns), and the most recent financial statements that have been made available to BancWest reflect an adequate reserve (other than reserves for deferred taxes established to reflect differences between tax and book basis of assets and liabilities) for all taxes accrued but not yet due and owing, by FHI and its Subsidiaries accrued through the date of such financial statements. FHI and its Subsidiaries file tax returns in all jurisdictions where required to file tax returns. No material deficiencies for any taxes have been proposed, asserted or assessed against FHI or any of its Subsidiaries that are not adequately reserved for (other than reserves for deferred taxes established to reflect differences between tax and book basis of assets and liabilities). Except as set forth in Section 3.2(h) of the FHI Disclosure Schedule: (i) there are no liens with respect to taxes upon any of the assets or properties of FHI and its Subsidiaries, other than with respect to taxes not yet due and payable, (ii) no material issue relating to taxes of FHI and its Subsidiaries has been raised in writing by any taxing authority in any audit or examination which can result in a proposed adjustment or assessment by a governmental authority in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) FHI and its Subsidiaries have duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods for which the statute of limitations has not expired under all applicable laws and regulations, (iv) as of the Closing, none of FHI nor any of its Subsidiaries shall be a party to, be bound by or have any obligation under, any tax sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the taxes, taxable income or taxable losses of any other person, (v) there is no contract or agreement, plan or arrangement by FHI or any of its Subsidiaries covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by FHI or any of its Subsidiaries by reason of section 280G of the Code, (vi) FHI and its Subsidiaries have collected all material sales and use taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities, or have been furnished properly completed exemption certificates and have maintained all such records and supporting documents in the manner required by all applicable sales and use tax statutes and regulations for all periods for which the statute of limitations has not expired, (vii) FHI has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and
     (viii) none of FHI nor any of its Subsidiaries (A) has been a member of an affiliated group (other than the group to which they are currently members) filing a consolidated federal income tax return or (B) has any liability for the taxes of any person (other than the members of such current group) under Treasury Regulation section 1.1502-6(a) (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (i) Certain Agreements. Section 3.2(i) of the FHI Disclosure Schedule sets forth a listing of all of the following contracts and other agreements, oral or written (which are currently in force or which may in the future be operative in any respect) to which FHI or its Subsidiaries is a party or by or to which FHI or its Subsidiaries or any of their respective assets or properties are bound or subject: (i) consulting agreements not terminable on six months or less notice involving the payment of more than $100,000 per annum, in the case of any such agreement with an individual, or $250,000 per annum, in the case of any other such agreement, or union, guild or collective bargaining agreements covering any employees in the United States, (ii) agreements with any officer or other key employee of FHI or any of its Subsidiaries (x) providing any term of employment or (y) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving FHI of the nature contemplated by this Agreement, (iii) any agreement or plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iv) contracts and other agreements for the sale or lease (other than where FHI or any of its Subsidiaries is a lessor) of any assets or properties (other than in the ordinary course of business) or for the grant to any person (other than to FHI or any of its Subsidiaries) of any preferential rights to purchase any assets or properties, (v) contracts and other agreements relating to the acquisition by FHI or any of its Subsidiaries of any operating business or entity or any interest therein,
     (vi) contracts or other agreements under which FHI or any of its Subsidiaries agrees to indemnify any party, other than in the ordinary course of business, consistent with past practice, or to share a Tax liability of any party, (vii) contracts and other agreements containing covenants restricting FHI or any of its Subsidiaries from competing in any line of business or with any person in any geographical area or requiring FHI or any of its Subsidiaries to engage in any line of business, and
     (viii) contracts or other agreements (other than contracts in the ordinary course of their banking business) relating to the borrowing of money by FHI or any of its Subsidiaries, or the direct or indirect guaranty by FHI or any of its Subsidiaries of any obligation for, or an agreement by FHI or any of its Subsidiaries to service, the repayment of borrowed money, or any other contingent obligations of FHI or any of its Subsidiaries in respect of indebtedness of any other person.

          There have been delivered or made available to Bank of the West true and complete copies of all of the contracts and other agreements set forth in Section 3.2(i) of the FHI Disclosure Schedule or in any other Section of the FHI Disclosure Schedule and all contracts that were required to be filed by FHI as an exhibit to any of the FHI SEC Documents pursuant to Item 601(b)(10) of Regulation S-K of the SEC, except as set forth in Section 3.2(i) of the FHI Disclosure Schedule. Each such contract and other agreement is in full force and effect and constitutes a legal, valid, and binding obligation of FHI or its Subsidiaries, as the case may be, and to the best knowledge of FHI, each other party thereto, enforceable in accordance with its terms. Neither FHI nor any Subsidiary of FHI has received any notice, whether written or oral, of termination or intention to terminate from any other party to such contract or agreement. None of FHI or any of its Subsidiaries or (to the best knowledge of FHI) any other party to any such contract or agreement is in violation or breach of or default under any such contract or agreement (or with or without notice or lapse of time or both, would be in violation or breach of or default under any such contract or agreement), which violation, breach, or default has had or would have, individually or in the aggregate, a material adverse effect on FHI.

          (j) Benefit Plans. (i) Section 3.2(j)(i) of the FHI Disclosure Schedule contains a true and complete list of the Benefit Plans that are sponsored or are being maintained or contributed to, or required to be contributed to, by FHI or any of its Subsidiaries (the "FHI Benefit Plans"). No FHI Benefit Plan is a multiemployer plan or a collective bargaining agreement.

          (ii) With respect to each FHI Benefit Plan, FHI has delivered to BancWest a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (A) any related trust agreement or other funding instrument;
     (B) the most recent determination letter; (C) any summary plan description and other written communications (or a description of any oral communications) by FHI or any of its Subsidiaries to any of their respective employees concerning the extent of the benefits provided under any FHI Benefit Plan; and (D) for the two most recent years (I) the Form 5500 and attached schedules; (II) audited financial statements; and (III) actuarial valuation reports.

          (iii) (A) Each FHI Benefit Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (B) each FHI Benefit Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter as to its qualification and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification; (C) with respect to any FHI Benefit Plan, no audits, actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, and no facts or circumstances exist which could give rise to any such audits, actions, suits or claims; (D) neither FHI nor any other party has engaged in a prohibited transaction which could subject FHI, any of its Subsidiaries, or the Surviving Corporation to any taxes, penalties or other liabilities under Code section 4975 or ERISA sections 409 or 502(i); (E) no event has occurred and no condition exists that could subject FHI, any of its Subsidiaries, or the Surviving Corporation, either directly or by reason of any such entity's affiliation with any member of any such entity's Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any tax, fine, liability or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations; (F) all insurance and PBGC premiums required to be paid with respect to FHI Benefit Plans as of the Closing Date have been or will be paid prior thereto and adequate reserves have been provided for on FHI's balance sheet for any premiums (or portions thereof) attributable to service on or prior to the Closing Date; (G) all contributions required to be made prior to the Closing Date under the terms of each FHI Benefit Plan, the Code, ERISA or other applicable laws, rules and regulations have been or will be timely made and adequate reserves have been provided for on FHI's balance sheet for all benefits attributable to service on or prior to the Closing Date; and (H) no FHI Benefit Plan has incurred any "accumulated funding deficiency" as such term is defined in ERISA section 302 and Code section 412 (whether or not waived).

          (iv) With respect to each of the FHI Benefit Plans which is subject to Title IV of ERISA, as of the Closing Date, the assets of each such Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Plan on a termination and projected basis, based on the actuarial methods and assumptions indicated in the most recent actuarial valuation reports.

          (v) Except as set forth on Section 3.2(i)(v) of the FHI Disclosure Schedule, no FHI Benefit Plan exists which provides for an increase in benefits on or after the Closing Date or could result in the payment to any employee of FHI or any of its Subsidiaries of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G.

          (k) Subsidiaries. Exhibit 21 to FHI's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 includes all the Significant Subsidiaries of FHI as of the date of this Agreement. FHI owns, directly or indirectly, beneficially and of record 100% of the issued and outstanding voting securities of each such Subsidiary (other than directors' qualifying shares, if any). Each of FHI's Subsidiaries that is a bank (as defined in the BHC Act) is an "insured bank" as defined in the FDIA and applicable regulations thereunder. Except as provided in any provision of applicable state law in the case of Subsidiaries of FHI that are state chartered banks, all of the shares of capital stock of each of the Subsidiaries held by FHI or by another Subsidiary of FHI are fully paid and nonassessable and are owned by FHI or a Subsidiary of FHI free and clear of any claim, lien or encumbrance.

          (l) Agreements with Bank Regulators. Neither FHI nor any of its Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Bank Regulator which restricts materially the conduct by FHI and its Subsidiaries of their businesses, or in any manner relates to their capital adequacy, credit policies or management, nor has FHI or any such Subsidiary been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, or any such board resolutions.

          (m) Absence of Certain Changes or Events. Except as disclosed in the FHI SEC Documents filed prior to the date of this Agreement and except as set forth in Section 3.2(m) of the FHI Disclosure Schedule, since December 31, 1997, (i) there has not been any change, or any event involving a prospective change, in the business, financial condition or results of operations of FHI or any of its Subsidiaries which has had, or would be reasonably likely to have, a material adverse effect on FHI, (ii) FHI and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, and (iii) neither FHI nor any of its Subsidiaries has taken any action or entered into any transaction, and no event has occurred, that would have required BancWest's consent pursuant to Section 4.2 of this Agreement if such action had been taken, transaction entered into or event had occurred, in each case, after the date of this Agreement, nor has FHI or any of its Subsidiaries entered into any agreement, plan or arrangement to do any of the foregoing.

          (n) Vote Required. No vote of the holders of any securities of FHI is required with respect to the adoption of this Agreement except for the affirmative vote of the holders of a majority of the outstanding shares of FHI Common Stock (the "FHI Stockholder Approval").

          (o) Undisclosed Liabilities. Except (i) for those liabilities or obligations that are fully reflected or reserved against on the unaudited consolidated balance sheet of FHI included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 or (ii) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since March 31, 1998 and which are not material to FHI, neither FHI nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities or obligations, has had, or is reasonably likely to have, a material adverse effect on FHI.

          (p) Reports. FHI and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1995 with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Section 3.2(p) of the FHI Disclosure Schedule and except for normal examinations conducted by a Governmental Entity in the regular course of business of FHI and its Subsidiaries, no Governmental Entity has initiated any proceeding or, to the best knowledge of FHI, investigation into the business or operations of FHI or any of its Subsidiaries since January 1, 1995. Except as set forth in Section 3.2(o) of the FHI Disclosure Schedule or in the FHI SEC Documents filed prior to the date of this Agreement, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of FHI or any of its Subsidiaries.

          (q) Environmental Liability. Except as set forth in Section 3.2(q) of the FHI Disclosure Schedule or in the FHI SEC Documents filed prior to the date of this Agreement, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that is reasonably likely to result in the imposition, on FHI or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protections, human health or safety, or under any Environmental Law, pending or, to the best knowledge of FHI, threatened, against FHI or any of its Subsidiaries, which liability or obligation, individually or in the aggregate, would have or would be reasonably likely to have a material adverse effect on FHI. To the best knowledge of FHI, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would be reasonably likely to have a material adverse effect on FHI. To the best knowledge of FHI, during or prior to the period of (i) its or any of its Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries' participation in the management of any property, or (iii) its or any of its Subsidiaries' holding of a security interest or other interest in any property, there were no releases or threatened release of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which, individually or in the aggregate, would be reasonably likely to have a material adverse effect on FHI. Neither FHI nor any Subsidiary of FHI is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would be reasonably likely to have a material adverse effect on FHI.

          (r) Properties. Except as disclosed in the FHI SEC Documents filed prior to the date of this Agreement, FHI or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such FHI SEC Documents as being owned by FHI or one of its Subsidiaries or acquired after the date thereof which are material to FHI's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever except (A) statutory liens securing payments not yet due, (B) liens on assets of Subsidiaries of FHI which are banks securing deposits incurred in the ordinary course of their banking business and (C) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially effect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such FHI SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder and each such lease is valid without default thereunder by the lessee or, to the best of FHI's knowledge, the lessor.

          (s) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except for Goldman, Sachs & Co. ("Goldman Sachs"), whose fees and expenses will be paid by FHI in accordance with FHI's agreement with such firm (a copy of which agreement has been delivered by FHI to BancWest prior to the date of this Agreement).

          (t) Opinion. Prior to the execution of this Agreement, FHI received an opinion from Goldman Sachs to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the consideration to be paid by FHI pursuant to this Agreement is fair from a financial point of view to the stockholders of FHI. Such opinion has not been amended or rescinded as of the date of this Agreement.

          (u) Intellectual Property. FHI and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the "FHI Intellectual Property") necessary to carry on its business substantially as currently conducted, except for such FHI Intellectual Property the failure of which to own or validly license individually or in the aggregate would not reasonably be expected to have a material adverse effect on FHI. Neither FHI nor any such Subsidiary has received any notice of infringement of or conflict with, and, to FHI's knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any FHI Intellectual Property that individually or in the aggregate, in either such case, would reasonably be expected to have a material adverse effect on FHI.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1. Covenants of BancWest. During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or as set forth in Section 4.1 of the BancWest Disclosure Schedule or to the extent that FHI shall otherwise consent in writing) BancWest agrees that it will and will cause each of its Subsidiaries to carry on the business of BancWest and each of its Subsidiaries in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact the present business organizations of BancWest and each of its Subsidiaries, maintain the rights and franchises of, and preserve the relationships with customers, suppliers and others having business dealings with, BancWest and each of its Subsidiaries to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.1 of the BancWest Disclosure Schedule, BancWest shall not, and shall not permit any of its Subsidiaries to, without the prior consent of FHI in writing:

          (a) (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) each of BancWest and Bank of the West may continue the declaration and payment of regular cash dividends as provided by and in accordance with the terms of the BancWest Preferred Stock and Outstanding Bank of the West Preferred Stock as in effect on the date of this Agreement as required by the terms of such preferred stock, (B) for dividends by a wholly-owned Subsidiary of BancWest to BancWest, and (C) BancWest may declare and pay a cash dividend in the amount of up to $28 million with respect to the BancWest Common Stock and, if the Closing occurs after December 31, 1998, a pro rata portion of $28 million based upon the number of days during 1999 elapsed prior to the Closing, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock or the capital stock of any other Subsidiary of BancWest or any securities convertible into or exercisable for any shares of such capital stock except as expressly provided in Section 5.6;

          (b) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (A) issuances by a wholly-owned Subsidiary of BancWest of its capital stock to BancWest and (B) issuances of BancWest Common Stock to FABC in exchange for the issued and outstanding shares of Series A Preferred Stock in accordance with Section 5.6;

          (c) amend or propose to amend its Articles of Incorporation or its By-laws or other organizational documents;

          (d) (i) enter into any new material line of business, (ii) change its lending, investment, liability management and other material banking policies in any respect which is material to BancWest, except as required by law or by policies imposed by a Bank Regulator, or (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice;

          (e) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other means, any business or any corporation, partnership, association or other business organization or division thereof; provided, however, that the foregoing shall not prohibit (i) internal reorganizations or consolidations involving existing Subsidiaries of BancWest, or (ii) foreclosures and other debt-previously-contracted acquisitions in the ordinary course of business consistent with past practice.

          (f) sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of BancWest), which are material, individually or in the aggregate, to BancWest, other than (i) internal reorganizations or consolidations involving existing Subsidiaries of BancWest, (ii) as may be required by law to consummate the transactions contemplated hereby and (iii) other activities in the ordinary course of business consistent with past practice;

          (g) incur any long-term indebtedness for borrowed money or guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of BancWest or any of its Subsidiaries or guarantee any long-term debt securities of others other than (i) indebtedness of any Subsidiary of BancWest to BancWest or another Subsidiary of

     BancWest, (ii) in the ordinary course of business consistent with past practice, or (iii) renewals or extensions of existing long-term indebtedness;

          (h) intentionally take any action that would, or reasonably might be expected to, result in any of the representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Surviving Corporation following the Effective Time, or in any of the conditions to the Closing set forth in Article VI not being satisfied, or (unless such action is required by applicable law or sound banking practice) which would adversely affect the ability of any of them to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.3(e);

          (i) change the methods of accounting of BancWest or any of its Subsidiaries, except as required by changes in GAAP as concurred in by such party's independent auditors;

          (j) (i) enter into, adopt, amend (except for technical amendments and such amendments as may be required by law) or terminate any BancWest Benefit Plan or any other Benefit Plan or any agreement, arrangement, plan or policy between BancWest or any of its Subsidiaries and one or more of its directors or officers, other than entry into waiver agreements pursuant to Section 5.7, (ii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to BancWest or the Surviving Corporation, increase in any manner the compensation or fringe benefits of any director, officer or employee of BancWest or any of its Subsidiaries or pay or grant any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares or any similar awards) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing,
     (iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of BancWest or any of its Subsidiaries of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement, or
     (iv) with respect to any BancWest Benefit Plan which is a defined benefit or defined contribution pension plan, permit or cause (except pursuant to Section 5.7(d)), (A) a consolidation or merger of any such Plan, (B) a spin-off involving any such Plan, (C) a transfer of assets and/or liabilities from or to any such Plan, or (D) any similar transaction involving any such Plan;

          (k) enter into any contract that would be required to be disclosed on
     Section 3.1(i) of the BancWest Disclosure Schedule or renew or terminate any contract listed in Section 3.1(i) of the BancWest Disclosure Schedule, other than renewals of contracts or leases for a term of one year or less without material adverse changes to the terms thereof;

          (l) make or acquire any loan or issue a commitment for any loan except for loans and commitments that are made in the ordinary course of business consistent with past practice or issue or agree to issue any letters of credit or otherwise guarantee the obligations of any other persons except in the ordinary course of business consistent with past practice;

          (m) engage or participate in any material transaction or incur or sustain any material obligation not in the ordinary course of business consistent with past practice;

          (n) settle any claim, action or proceeding involving money damages which are material to BancWest, except in the ordinary course of business consistent with past practice;

          (o) change or make any tax elections, change any method of accounting with respect to taxes, file any amended tax return, or settle or compromise any federal, state, local or foreign material tax liability; or

          (p) agree to, or make any commitment to, take any of the actions prohibited by this Section 4.1.

     4.2. Covenants of FHI. During the period from the date of this Agreement and continuing until the Effective Time, FHI agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as set forth in Section 4.2 of the FHI Disclosure Schedule or to the extent that BancWest shall otherwise consent in writing), FHI will and will cause each of its Subsidiaries to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact its present business organizations, maintain its rights and franchises and preserve its relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, FHI shall not, and shall not permit any of its Subsidiaries to, without the prior consent of BancWest in writing:

          (a) (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) FHI may continue the declaration and payment of regular quarterly cash dividends not in excess of $.31 per share of FHI Common Stock, and (B) for dividends by a wholly-owned Subsidiary of FHI to FHI, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire (except for the acquisition of trust account shares), any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

          (b) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of FHI Common Stock pursuant to the exercise of stock options issued under any FHI Stock Plan prior to the date of this Agreement, (ii) issuances by a wholly-owned Subsidiary of FHI of its capital stock to FHI, (iii) grants of options to purchase FHI Common Stock and grants of restricted shares of FHI Common Stock pursuant to any FHI Stock Plan to newly hired officers or employees consistent with past practice, (iv) if the Merger has not been consummated by December 31, 1998, regular annual grants (consistent with past practice) of options to purchase FHI Common Stock pursuant to any FHI Stock Plan in fiscal 1999, (v) issuances of shares of restricted FHI Common Stock under FHI's Incentive Plan for Key Executives in fiscal 1999 (consistent with past practice), and (vi) issuances of shares of restricted FHI Common Stock and grants of options to purchase FHI Common Stock immediately after the Effective Time to certain officers of Bank of the West pursuant to Section 5.7;

          (c) amend or propose to amend its Certificate of Incorporation or its By-laws; provided, however, that effective on the Closing Date, FHI shall amend its Certificate of Incorporation, subject to obtaining the FHI Stockholder Approval, and its By-laws as contemplated by Section 5.9 of this Agreement;

          (d) (i) enter into any new material line of business, (ii) change its or its Subsidiaries' lending, investment, liability management and other material banking policies in any respect which is material to FHI, except as required by law or by policies imposed by a Bank Regulator, or (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice;

          (e) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to FHI; provided, however, that the foregoing shall not prohibit (i) internal reorganizations, liquidations or consolidations involving existing Subsidiaries, (ii) foreclosures and other debt-previously-contracted acquisitions in the ordinary course of business;

          (f) sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries), which are material, individually or in the aggregate, to FHI other than (i) internal reorganizations, liquidations or consolidations involving existing Subsidiaries of FHI, (ii) as may be required by law to consummate the transactions contemplated hereby and
     (iii) other activities in the ordinary course of business consistent with past practice;

          (g) incur any long-term indebtedness for borrowed money or guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of FHI or any of its Subsidiaries or guarantee any long-term debt securities of others other than (i) indebtedness of any Subsidiary of FHI to FHI or another Subsidiary of FHI, (ii) in the ordinary course of business consistent with past practice or (iii) renewals or extensions of existing long-term indebtedness;

          (h) intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Surviving Corporation following the Effective Time, or in any of the conditions to the Closing set forth in Article VI not being satisfied, or (unless such action is required by applicable law or sound banking practice) which would adversely affect the ability of FHI or BancWest to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.2(g);

          (i) change its methods of accounting, except as required by changes in GAAP as concurred in by such party's independent auditors;

          (j) (i) enter into, adopt, amend (except for technical amendments and such amendments as may be required by law) or terminate any FHI Benefit Plan or any other Benefit Plan or any agreement, arrangement, plan or policy between FHI or any of its Subsidiaries and one or more of its directors or officers, other than amendments to the FHI Long-Term Incentive Plan (with respect to the change in control-related provisions of such Plan), related amendments to awards granted under such Plan, and/or entry into related agreements pursuant to which participants in such Plan consent to any such amendments, (ii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to FHI or the Surviving Corporation, increase in any manner the compensation or fringe benefits of any director, officer or employee of FHI or any of its Subsidiaries or pay or grant any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares or any similar awards) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing or (iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of FHI or any of its Subsidiaries of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement;

          (k) enter into any contract that would be required to be disclosed in
     Section 3.2(i) of the FHI Disclosure Schedule or required to be filed as an exhibit to the FHI SEC Documents pursuant to Item 601(b)(10) of Regulation S-K or renew or terminate any such contract, other than renewals of contracts or leases for a term of one year or less without material adverse changes to the terms thereof;

          (l) make or acquire any loan or issue a commitment for any loan except for loans and commitments that are made in the ordinary course of business consistent with past practice or issue or agree to issue any letters of credit or otherwise guarantee the obligations of any other persons except in the ordinary course of business consistent with past practice;

          (m) engage or participate in any material transaction or incur or sustain any material obligation not in the ordinary course of business consistent with past practice;

          (n) settle any claim, action or proceeding involving money damages which are material to FHI, except in the ordinary course of business consistent with past practice;

          (o) change or make any tax elections, change any method of accounting with respect to taxes, file any amended tax return, or settle or compromise any federal, state, local or foreign material tax liability; or

          (p) agree to, or make any commitment to, take any of the actions prohibited by this Section 4.2.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1. Preparation of the Proxy Statement. Promptly following the date of this Agreement, FHI shall prepare and file with the SEC the Proxy Statement. BancWest shall furnish all information concerning BancWest and the holders of the BancWest Common Stock as may be reasonably requested in connection with any such action. FHI shall use its reasonable best efforts as promptly as practicable to have the Proxy Statement cleared by the SEC and thereafter to cause the Proxy Statement to be mailed to FHI's stockholders as promptly as practicable. Each of FHI and BancWest agree to correct any information provided by it or their affiliates for use in the Proxy Statement which shall have become false or misleading.

     5.2. Access to Information. (a) Upon reasonable notice, BancWest and FHI shall (and shall cause each of their respective Subsidiaries to) afford to the Representatives (as defined in Section 5.4) of the other, access, during normal business hours during the period prior to the Closing Date, to all the properties, books, contracts, commitments and records of BancWest (in the case of BancWest) and of FHI (in the case of FHI) and, during such period, each of BancWest and FHI shall (and shall cause each of their respective Subsidiaries to) make available to the other (a) a copy of each report, schedule, registration statement and other document filed or received by BancWest or FHI, as the case may be, during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which such party is not permitted to disclose under applicable law or reports or documents which are subject to an attorney-client privilege or which constitute attorney work product) and (b) all other information concerning the business, properties and personnel of BancWest or of FHI, as the case may be, as such other party may reasonably request. The parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of each of the letters dated March 10, 1998, between BancWest and FHI (the "Confidentiality Agreements"). No investigation by either FHI, on the one hand, or BNP or BancWest, on the other hand, shall affect the representations and warranties of the other, except to the extent such representations and warranties are by their terms qualified by disclosures made to such first party.

     5.3. Stockholders' Meeting. FHI shall call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon the adoption of this Agreement. FHI will, through its Board of Directors, recommend to its stockholders adoption of this Agreement unless the Board of Directors of FHI determines in good faith, after having consulted with and considered the advice of its financial advisors and outside counsel, that making such recommendation, or failing to withdraw, modify or amend any previously made recommendation, would be reasonably likely to constitute or result in a breach of fiduciary duty by FHI's Board of Directors under applicable law. FHI agrees that it will, upon the request of BancWest, postpone or recess such stockholders' meeting for such period as BancWest shall reasonably request, if, for any reason the trustees under The Will and of the Estate of S.M. Damon shall have failed in any material respect to have complied with their obligations under the Stockholders Agreement, dated as of the date hereof, between BNP and the trustees under The Will and of the Estate of S.M. Damon (the "Stockholders Agreement") at or prior to the date of such meeting, or shall have indicated to BancWest their intention so to do, in order to afford BNP an opportunity to enforce its rights under the Stockholders Agreement, including by way of court action, unless it is reasonably likely that the FHI Stockholder Approval will be obtained at such meeting. In addition, nothing in this Section 5.3 or elsewhere in this Agreement shall prohibit accurate disclosure by FHI of information that is required to be disclosed in the Proxy Statement or any other document required to be filed with the SEC (including without limitation a Solicitation/Recommendation Statement on Schedule 14D-9) or otherwise required to be disclosed by applicable law or regulation or the rules of any securities exchange or automated quotation system on which the securities of FHI may then be traded.

     5.4. No Solicitations. (a) Subject, in the case of FHI, to paragraph (b) below, from the date hereof until the earlier of the Effective Time or the termination of this Agreement, each of BancWest and FHI agree that neither it, nor any of its respective Subsidiaries, affiliates or agents shall, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent (collectively, "Representatives") retained by it or any of its Subsidiaries, affiliates or agents to, solicit, initiate or knowingly encourage the submission of, or enter into discussions or negotiations with or provide information to any person or group of persons (other than the respective parties to this Agreement) concerning, any Takeover Proposal (as defined below) or enter into any agreement with a third party relating to a Takeover Proposal or assist, participate in, facilitate or encourage any effort or attempt by any other person to do or seek to do any of the foregoing. As used in this Agreement, "Takeover Proposal" shall mean any proposal for the acquisition of a 15% or greater equity interest in, or a merger, consolidation, liquidation, dissolution or other disposition of 15% or more of the assets (other than in the ordinary course of business) of, BancWest or FHI or any Significant Subsidiary of BancWest or FHI, or any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of BancWest or FHI or any Significant Subsidiary of BancWest or FHI (other than pursuant to the transactions contemplated by this Agreement or the other Transaction Agreements).

     (b) Notwithstanding the foregoing, at any time prior to the time that FHI's stockholders shall have voted to adopt this Agreement, FHI may, and may authorize and permit its Representatives to, (i) provide third parties with nonpublic information and access in response to a request for such information or access which was not solicited, encouraged or initiated by FHI or any of its Representatives after the date hereof, (ii) participate in discussions and negotiations with any third party relating to any Takeover Proposal, upon receipt by FHI of an unsolicited Takeover Proposal, or (iii) terminate this Agreement (and concurrently with or after such termination, enter into any agreement with respect to a Takeover Proposal), in each case if the Board of Directors of FHI determines in good faith, after having consulted with and considered the advice of its financial advisors and outside counsel, that the failure to take any such action would be reasonably likely to constitute or result in a breach of fiduciary duty by FHI's Board of Directors under applicable law.

     5.5. Legal Conditions. (a) Each of BancWest and FHI shall, and shall cause its respective Subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the transactions contemplated by this Agreement and to consummation thereof as promptly as practicable, subject to the FHI Stockholder Approval, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and or any other public or private third party which is required to be obtained or made by such party or any of its Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement. Each of BancWest and FHI will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their Subsidiaries in connection with the foregoing.

     (b) Each of BancWest and FHI agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary and proper or advisable to consummate, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using all reasonable best efforts to (i) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby,
(ii) defend any Litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and (iii) provide to counsel to the other party hereto representations and certifications as to such matters as such counsel may reasonably request in order to render the opinions referred to in Sections 6.2(f) and 6.3(d).

     5.6. Series A Preferred Stock. Prior to the Effective Time, (a) BancWest shall acquire all of the issued and outstanding shares of the Series A Preferred Stock owned by FABC in exchange for shares of BancWest Common Stock.

     5.7. Employee Benefit Plans. (a) Bank of the West and BancWest shall offer to enter into a waiver agreement with each employee who has been awarded stock appreciation rights ("SARs") under the BancWest Senior Management Long Term Incentive Plan, pursuant to which such employee waives all rights he or she has with respect to such SARs and consents to the cancellation of such SARs in consideration for the issuance by FHI immediately after the Effective Time of shares of restricted FHI Common Stock with an aggregate value (based on the per share value initially assigned by the parties to the FHI Class A Common Stock) equal to the gross value of the cash payout such employee would have been entitled to pursuant to such Plan upon the Closing in the absence of such waiver agreement, rounded down to the nearest whole share. FHI shall issue such shares to each such employee who delivers to FHI an acceptable waiver agreement which results in the effective cancellation of such employee's SARs. Such shares will become 100% vested on the second anniversary of the Closing, provided the employee does not voluntarily terminate his or her employment with Bank of the West or FHI prior to such time (or have his or her employment terminated by Bank of the West or FHI for cause). Immediately after the Effective Time, FHI shall also issue to such employees, in the aggregate, options to purchase up to 150,000 shares of FHI Common Stock with an exercise price equal to the fair market value of such shares at the Closing. Such Options shall vest the same as the optionee's shares of restricted FHI Common Stock.

     (b) To the extent the Surviving Corporation assumes BancWest's (or any of its Subsidiaries') liabilities with respect to any disabled employees, such liabilities are currently being paid pursuant to an insured disability plan, other than liabilities included as accrued sick or vacation leave on the books of BancWest (or its Subsidiaries), in accordance with GAAP.

     (c) BancWest and FHI shall ensure that, as of the Closing Date, full payment has been made to each of their respective Benefit Plans of all contributions required to be made under applicable law with respect to benefits accrued on or prior to such date, and that adequate reserves have been provided for on their respective balance sheets for all benefits, and all premiums (or portions thereof), attributable to service on or prior to the Closing Date.

     (d) Effective as of the Effective Time, or as soon as practicable thereafter, BancWest shall amend, or cause to be amended, each BancWest Benefit Plan such that employers who are not members of a controlled group of organizations with BancWest (within the meaning of Code section 414(b), (c), (m), or (o)) as of the Effective Time shall cease to be participating employers in such BancWest Benefit Plans. Prior to the Effective Time, BancWest shall work with BNP to establish successor plans with respect to members of BancWest's controlled group (as defined above) who will cease to be members of such a group as of the Effective Time. Amendments to the BancWest Benefit Plans may, subject to the terms and conditions of an employee benefits agreement (that is consented to by FHI) that sets forth the agreement of the parties regarding the disposition of each BancWest Benefit Plan, provide for the transfer of assets and accrued liabilities, subject to the consent of FHI, with respect to participants in the BancWest Benefit Plans who continue to be employed by an entity which will cease to be a member of BancWest's controlled group (as defined above) as of the Effective Time. Following the Effective Time, the former employees of BancWest and its subsidiaries who continue employment with the Surviving Corporation or its subsidiaries shall receive benefits which, in the aggregate, are comparable to the benefits provided by the Surviving Corporation and its Subsidiaries to the former employees of FHI and its Subsidiaries who continue employment with the Surviving Corporation or its Subsidiaries. Amounts payable as of the Effective Time under the terms of the BancWest Benefit Plans then in effect shall be paid in accordance with the terms of such Plans.

     5.8. Intercompany Matters. BancWest shall take such action as is necessary to ensure that any arrangements, contracts, agreements or transactions between BancWest or any of its Subsidiaries, on the one hand, and BNP and any of its affiliates, on the other hand, may be terminated by the Surviving Corporation upon not more than 30 days' notice following the Effective Time without the payment of any financial penalty or fee.

     5.9. Charter Amendment; By-Law Amendment. On or before the Effective Time, following the adoption by the stockholders of the Company at the Stockholders' Meeting of this Agreement, the Company will cause the Certificate of Incorporation, in the form of Exhibit A attached hereto (the "Charter Amendments"), to be filed with the Secretary of State of the State of Delaware, and the Board of Directors of the Company will cause the amendments to the by-laws of the Company, in the form of Exhibit B attached hereto (the "By-Law Amendments"), to be adopted; provided, however, that nothing contained in this Agreement shall require such Charter Amendments to be filed on behalf of or by the Company or such amendments to the by-laws to be adopted by the Board of Directors of the Company prior to the time that all conditions set forth in
Article VI (other than those related to such filing or such adoptions) have been satisfied or waived.

     5.10. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of BancWest or any of its Subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts of any nature whatsoever, governmental or non-governmental (including but not limited to reasonable expenses of counsel and investigation) that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of BancWest or any Subsidiary of BancWest, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent that BancWest would have been permitted under applicable law and its Articles of Incorporation, and the Surviving Corporation is permitted under Delaware law, to indemnify such person (and the Surviving Corporation shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law with no bond or security to be required upon receipt of any undertaking required by Section 145(e) of the
DGCL). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation; (ii) after the Effective Time, the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (iii) after the Effective Time, the Surviving Corporation will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld or delayed. Any Indemnified Party wishing to claim indemnification under this Section 5.10, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation (but the failure so to notify the Surviving Corporation shall not relieve it from any liability which it may have under this Section 5.10 except to the extent such failure materially prejudices the Surviving Corporation), and shall deliver to the Surviving Corporation the undertaking, if any, required by
Section 145(e) of the DGCL. The Surviving Corporation shall be liable for the fees and expenses hereunder with respect to only one law firm, in addition to local counsel in each applicable jurisdiction, to represent the Indemnified Parties as a group with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnified Parties that would preclude or render inadvisable joint or multiple representation of such parties.

     (b) For a period of five years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by BNP for BancWest and its Subsidiaries (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous in the aggregate) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums agreed to be paid between BancWest and Bank of the West and BNP in respect of 1997 for such insurance, as previously disclosed to FHI ("BancWest's Current Premium"), and if such premiums for such insurance would at any time exceed 150% of BancWest's Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation's good faith determination, provide the maximum coverage available at an annual premium equal to 150% of BancWest's Current Premium.

     (c) In the event FHI or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of FHI assume the obligations set forth in this section.

     (d) The provisions of this Section 5.10 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

     (e) FHI shall reimburse any Indemnified Party for reasonable out-of-pocket expenses incurred in connection with prosecuting any claim for indemnification under this Section 5.10 with respect to which such Indemnified Party is successful on the merits.

     5.11. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     5.12. Fees and Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

     5.13. Cooperation. During the period from the date of this Agreement to the Effective Time, each of BancWest and FHI shall, (i) confer on a regular and frequent basis with the other, report on operational matters, policies and banking practices and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on BancWest or FHI, as the case may be, or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein and (ii) cause each Subsidiary of BancWest and FHI that is a bank to file all call reports with the appropriate Bank Regulators and all other reports, applications and other documents required to be filed with the applicable Governmental Entities between the date hereof and the Effective Time and make available to the other party copies of all such reports promptly after the same are filed; provided each of BNP and BancWest, on the one hand, and FHI, on the other hand, shall have the right to review in advance, and to the extent practicable will consult with the other party, in each case subject to applicable laws relating to the exchange of information, with respect to all the information relating to such other party and any of its Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of BancWest and FHI agree to act reasonably and as promptly as practicable. Each of BancWest and FHI agrees that it shall, and shall cause its respective Subsidiaries to, to the extent practicable, consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and it will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1. Conditions to Each Party's Obligation. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. The FHI Stockholder Approval shall have been obtained.

          (b) Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Entity (all the foregoing, "Consents") which are necessary pursuant to the Merger, other than immaterial Consents the failure to obtain which would have no material adverse effect on the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements or on either BNP or the Surviving Corporation, shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect.

          (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the transactions contemplated by this Agreement or the Transaction Agreements shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement or the Transaction Agreements, by any Federal, state or foreign Governmental Entity of competent jurisdiction which makes the consummation of the transactions contemplated by this Agreement or the Transaction Agreements illegal.

          (d) Bank Merger. All conditions precedent to the consummation of the Bank Merger shall have been satisfied and the Bank Merger shall be consummated concurrently with the Effective Time of the Merger.

     6.2. Conditions to Obligations of FHI. The obligation of FHI to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived by FHI:

          (a) Representations and Warranties. The representations and warranties of BancWest set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, subject to such exceptions as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Surviving Corporation, and FHI shall have received a certificate signed on behalf of BancWest by its President and Chief Executive Officer and its Chief Financial Officer to such effect.

          (b) Performance of Obligations. BancWest shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and FHI shall have received a certificate signed on behalf of BancWest by its Chairman and Chief Executive Officer and its Chief Financial Officer to such effect.

          (c) Consents Under Agreements. The consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(b)) whose consent or approval shall be required in connection with the transactions contemplated hereby and by the Transaction Agreements, under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect after the Effective Time on the Surviving Corporation shall have been obtained.

          (d) Corporate Action. FHI shall have received a copy of the resolution or resolutions duly adopted by the Board of Directors (or a duly authorized committee thereof) of BancWest and of the holders of the BancWest Common Stock and the BancWest Preferred Stock authorizing the execution, delivery and performance by BancWest of this Agreement, certified by the Secretary or an Assistant Secretary of BancWest.

          (e) Tax Opinion. FHI shall have received the opinion of Simpson Thacher & Bartlett, counsel to FHI, dated the Closing Date, to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) FHI and BancWest will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

          (f) NASD Approval. FHI shall have been advised by the NASD that the FHI Common Stock will continue to be designated as a "Nasdaq National Market System security" (as defined for purposes of Schedule D to the By-Laws of the NASD) after the issuance and sale of the shares of FHI Class A Common Stock in the Merger and the effectiveness of the provisions of this Agreement and the Transaction Agreements relating to BNP and FHI.

          (g) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger or the Transaction Agreements by any Federal, state or foreign Governmental Entity which, in connection with the grant of a Requisite Regulatory Approval or otherwise, imposes any condition or restriction (a "Burdensome Condition") upon FHI or its Subsidiaries which would reasonably be expected to (i) have a material adverse effect after the Effective Time on the present or prospective consolidated financial condition, business or operating results of the Surviving Corporation (including, without limitation, any requirement to dispose of any material assets or businesses or restrict in any significant way any material operations or activities), (ii) prevent the parties from realizing all or a substantial portion of the economic benefits of the transactions contemplated by this Agreement, or (iii) materially impair FHI's ability to exercise and enforce its rights under the Transaction Agreements, the Charter Amendments and the By-Law Amendments.

          (h) Transaction Agreements. The Transaction Agreements shall have been duly executed and delivered by BNP and shall be in full force and effect and the representations and warranties of BNP in any such Transaction Agreement shall be true and correct in all material respects and BNP shall have performed in all material respects all obligations required to be performed by it thereunder at or prior to the Closing Date, including, without limitation, its obligation to exercise or cause an affiliate to exercise the Purchase Option (as defined in the Support Agreement, dated as of April 25, 1996, among BNP and BancWest) with respect to the BancWest Preferred Stock and to vote such shares in favor of the Merger.

          (i) SAS 71 Review Letter. BancWest shall have provided to FHI review reports prepared in accordance with the provisions of Statement of Accounting Standards No. 71 ("SAS 71"), Interim Financial Information, by BancWest's independent accountants covering BancWest's quarterly financial reports for the most recent quarter ending at least 45 days prior to the Closing Date.

     6.3. Conditions to Obligations of BancWest. The obligation of BancWest to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived by BancWest:

          (a) Representations and Warranties. The representations and warranties of FHI set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, subject to such exceptions as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on BNP or the Surviving Corporation, and BancWest shall have received a certificate signed on behalf of FHI by its Chairman and Chief Executive Officer and a Vice Chairman to such effect.

          (b) Performance of Obligations. FHI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and BancWest shall have received a certificate signed on behalf of FHI by its President and Chief Executive Officer and a Vice Chairman to such effect.

          (c) Consents Under Agreements. The consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(b)) whose consent or approval shall be required in connection with the transactions contemplated hereby and by the Transaction Agreements under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect, after the Effective Time, on BNP or the Surviving Corporation.

          (d) Tax Opinion. BNP shall have received the opinion of Pillsbury Madison & Sutro LLP, counsel to BNP, dated the Closing Date, to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) FHI and BancWest will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

          (e) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger or the Transaction Agreements by any Federal, state or foreign Governmental Entity which, in connection with the grant of a Requisite Regulatory Approval or otherwise, imposes a Burdensome Condition upon BNP which would reasonably be expected to (i) have a material adverse effect after the Effective Time on (A) the present or prospective consolidated financial condition, business or operating results of the Surviving Corporation or (B) any other material operations, business or assets of BNP or its affiliates (including, without limitation, any requirement to dispose of any material assets or businesses or restrict in any significant way any material operations or activities), (ii) prevent such parties from realizing all or a substantial portion of the economic benefits of the transactions contemplated by this Agreement, or (iii) materially impair the ability of BNP to exercise and enforce its rights under the Transaction Agreements, the Charter Amendments and the By-Law Amendments.

          (f) NASD Approval. The condition set forth in Section 6.2(g) hereof shall have been satisfied.

          (g) Corporate Action. BancWest shall have received a copy of the resolution or resolutions duly adopted by the Board of Directors and stockholders of FHI authorizing the execution, delivery or performance by FHI of this Agreement and the Transaction Agreements, certified by the Secretary or an Assistant Secretary of FHI.

          (h) Transaction Agreements. The Transaction Agreements shall have been duly executed and delivered by FHI and shall be in full force and effect and the representations and warranties of FHI in any such Transaction Agreement shall be true and correct in all material respects and FHI shall have performed in all material respects all obligations required to be performed by it thereunder at or prior to the Closing Date.

          (i) SAS 71 Review Letter. FHI shall have provided to BancWest review reports prepared in accordance with the provisions of SAS 71, by FHI's independent accountants covering FHI's quarterly financial reports for the most recent quarter ending at least 45 days prior to the Closing Date.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after adoption of the Agreement by the stockholders of FHI:

          (a) by mutual consent of FHI and BancWest in a written instrument;

          (b) by either FHI or BancWest upon written notice to the other party if the Federal Reserve shall have issued an order denying approval of the Merger and the other material aspects of the transactions contemplated by this Agreement and the Transaction Agreements or if any Governmental Entity of competent jurisdiction shall have issued a final permanent order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and the Transaction Agreements or imposing a Burdensome Condition, and in any such case the time for appeal or petition for reconsideration of such order shall have expired without such appeal or petition being granted;

          (c) by either FHI or BancWest if the Merger shall not have been consummated on or before March 31, 1999; provided that if the Merger shall not been consummated on or before such date due to the act or omission of FHI or BancWest, then that party may not terminate this Agreement pursuant to this paragraph (c);

          (d) by FHI in the event of a breach by BancWest of any representation, warranty or covenant contained in this Agreement (other than Section 5.4(a)) or by BNP of any representation or warranty or covenant contained in the Side Agreement (other than Section 2.3 thereof), which breach (i) either is not cured within thirty days after the giving of written notice to BancWest or BNP, as the case may be, or is of a nature which cannot be cured prior to the Closing and (ii) would entitle the non-breaching party to elect not to consummate the transactions contemplated hereby pursuant to
     Article VI;

          (e) by BancWest in the event of a breach by FHI of any representation, warranty or covenant contained in this Agreement (other than Section 5.4(a)) or in the Side Agreement which breach (i) either is not cured within thirty days after the giving of written notice to FHI or is of a nature which cannot be cured prior to the Closing and (ii) would entitle the non-breaching party to elect not to consummate the transactions contemplated hereby pursuant to Article VI;

          (f) by either FHI or BancWest if in accordance with Section 5.3, the Board of Directors of FHI fails to recommend adoption of this Agreement by the stockholders of FHI, or amends or modifies such recommendation in a manner materially adverse to BancWest or withdraws its recommendation to the stockholders of FHI;

          (g) by FHI or BancWest, if the FHI Stockholder Approval shall not have been obtained at a duly held meeting of stockholders of FHI held for such purpose or at any adjournment, postponement or continuation thereof;

          (h) by FHI, in accordance with Section 5.4(b)(iii);

          (i) by BancWest if a tender or exchange offer to acquire at least 50% of the outstanding shares of FHI Common Stock is commenced by any person (other than BNP, BancWest or any of their respective affiliates) and the Board of Directors of FHI recommends that the stockholders of FHI tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender or exchange offer within ten Business Days after the commencement thereof (which, in the case of an exchange offer, shall be the effective date of the registration statement relating to such exchange offer);

          (j) by BancWest if either (i) FHI shall have materially breached its obligations under Section 5.4(a), and shall not have cured such breach within twenty-four hours after the giving of written notice thereof to FHI (provided that no cure period shall apply if such breach shall have been wilful), or (ii) FHI shall have exercised its rights under clauses (i) and/or (ii) of Section 5.4(b) with respect to a third party that has made an unsolicited request for nonpublic information and access or has made an unsolicited Takeover Proposal, and in either such case FHI has not terminated such activities with such third party within fifteen days after the commencement thereof; or

          (k) by FHI if BancWest shall have materially breached its obligations under Section 5.4(a) or BNP shall have breached its obligations under
     Section 2.3 of the Side Agreement, and shall not have cured such breach within twenty-four hours after the giving of written notice thereof to BancWest or BNP, as the case may be (provided that no cure period shall apply if such breach shall have been wilful).

     7.2. Effect of Termination. (a) In the event of termination of this Agreement by either BancWest or FHI as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of FHI or BancWest or their respective officers or directors except (i) with respect to Sections 3.1(s) and 3.2(s), 7.2(b), 7.2(c), 7.2(d), 7.2(f), the penultimate sentence of Section 5.2, and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the wilful breach by the other party or parties of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     (b) FHI shall reimburse BancWest (not later than five Business Days after submission of statements therefor) for all actual, documented and reasonable out-of-pocket fees and expenses (the "Expenses") incurred by BancWest relating to the transactions contemplated by this Agreement, up to a maximum of $3 million, if (i) this Agreement shall have been terminated by BancWest pursuant to Sections 7.1(e), 7.1(f), 7.1(i) or 7.1(j), or (ii) if (x) this Agreement shall have been terminated by FHI or by BancWest pursuant to Section 7.1(g) and
(y) either (A) at any time after the date of this Agreement, a bona fide Acquisition Proposal (as defined herein) is publicly commenced, publicly disclosed or publicly communicated to FHI and not withdrawn unconditionally prior to the date of the Stockholders' Meeting or (B) (1) prior to the Stockholders' Meeting a court of competent jurisdiction shall have issued a permanent order invalidating the Stockholders Agreement or otherwise prohibiting performance by the trustees of their obligations thereunder with respect to the voting of the shares covered thereby and (2) at the Stockholders' Meeting, such shares were not voted in favor of the adoption of this Agreement.

     (c) FHI shall pay BancWest a fee of $10 million (the "Termination Fee") plus the Expenses if this Agreement shall have been terminated by FHI pursuant to Section 7.1(h). The Termination Fee and Expenses pursuant to this Section 7.2(c) shall be paid not later than five Business Days following termination of this Agreement (or, in the case of Expenses, five Business Days after submission of statements therefor).

     (d) FHI shall pay BancWest the Termination Fee if (x) this Agreement shall have been terminated by BancWest pursuant to Section 7.1(j), (y) on or prior to the first anniversary of the date of such termination, the Company enters into a definitive agreement with respect to a transaction described in paragraph (e) below and (z) such transaction is thereafter consummated. The Termination Fee shall be paid pursuant to this Section 7.2(d) within one Business Day following the consummation of any such transaction.

     (e) For purposes of this Section 7.2, an "Acquisition Proposal" means any of (i) a transaction or series of transactions pursuant to which any person (other than BNP, BancWest or their respective affiliates) acquires or would acquire more than 50% of the outstanding FHI Common Stock, (ii) any acquisition or proposed acquisition of FHI or any of its Significant Subsidiaries by a merger or other business combination or (iii) any other transaction pursuant to which any third party acquires or would acquire all or substantially all of the assets of FHI and its Subsidiaries.

     (f) BancWest shall reimburse FHI (not later than five Business Days after submission of statements therefor) for the Expenses incurred by FHI relating to the transactions contemplated by this Agreement, up to a maximum of $3 million, if this Agreement shall have been terminated by FHI pursuant to Sections 7.1(d) or 7.1(k).

     7.3. Amendment. This Agreement may be amended by the parties hereto at any time before or after adoption of this Agreement by the stockholders of FHI, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4. Extension; Waiver. At any time prior to the Closing Date, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1. Nonsurvival of Representations and Warranties. None of the representations or warranties in this Agreement shall survive the Effective Time, except as set forth in the Side Agreement.

     8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

    (a) if to FHI, to

    First Hawaiian, Inc.
    999 Bishop Street
    Honolulu, Hawaii 96813
    Attention: Howard H. Karr
    Fax: (808) 533-7844

    with a copy to

    Simpson Thacher & Bartlett
    425 Lexington Avenue
    New York, N.Y. 10017
    Attention: Lee Meyerson, Esq.
    Fax: (212) 455-2502

    and

    (b) if to BancWest, to

    BancWest Corporation
    1435 Treat Boulevard
    Walnut Creek, California 94596
    Attention: President
    Fax: (925) 942-1224

    with a copy to

    Pillsbury Madison & Sutro LLP
    235 Montgomery Street
    San Francisco, California 94104
    Attention: Rodney R. Peck, Esq.
    Fax: (415) 983-1200

    and

    Cleary Gottlieb Steen & Hamilton
    One Liberty Plaza
    New York, New York 10006
    Attention: Robert L. Tortoriello, Esq.
    Fax: (212) 225-3999

     8.3. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 28, 1998.

     8.4. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     8.5.  Entire Agreement; No Third Party Beneficiaries; Rights of
Ownership. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreements, which shall survive the execution and delivery of this Agreement and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that, except as hereinafter agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof. Except to the extent provided in Sections 5.7(a) and 5.10, no current or former employee of BancWest, FHI, or any of their respective Subsidiaries, shall be construed as a third party beneficiary under this Agreement, and no provision in this Agreement shall create any right in any such employee (or his or her beneficiary or dependent) for any reason, including, without limitation, in respect of employment, continued employment, or resumed employment with the Surviving Corporation, BancWest or FHI (or any of their respective affiliates) or in respect of any benefits that may be provided, directly or indirectly, under any Benefit Plan maintained by the Surviving Corporation, BancWest or FHI (or any of their respective affiliates).

     8.6. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any Litigation in any court or before any governmental authority arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 8.6, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

     8.7. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     8.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     IN WITNESS WHEREOF, FHI and BancWest have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of date first above written.

                                          FIRST HAWAIIAN, INC.

                                          By: /s/ Walter A. Dods, Jr.

                                          --------------------------------------
                                          Name: Walter A. Dods, Jr.
                                          Title: Chairman and Chief Executive
                                          Officer

                                          BANCWEST CORPORATION

                                          By: /s/ Don J. McGrath

                                          --------------------------------------
                                          Name: Don J. McGrath
                                          Title: President and Chief Executive
                                          Officer

                                                                       EXHIBIT A

                                    FORM OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                              BANCWEST CORPORATION

     First.  The name of the corporation is "BancWest Corporation".

     Second. The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name and address of its resident agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

     Third. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     Fourth. The total number of shares of stock which the corporation shall have authority to issue is Three Hundred Twenty-Five Million (325,000,000) shares having a par value of One Dollar ($1.00) per share, divided into three classes: Two Hundred Million (200,000,000) shares designated as Common Stock (the "Common Stock"); Seventy-Five Million (75,000,000) shares designated as Class A Common Stock (the "Class A Common Stock"); and Fifty Million (50,000,000) shares designated as Preferred Stock (the "Preferred Stock").

     (a) The Class A Common Stock.

          (1) After the requirements, if any, with respect to preferential dividends on the Preferred Stock shall have been met and after the corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts in respect of the Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends payable on the same date fixed for payment of the corresponding dividend on the Common Stock (other than a dividend payable in shares of Common Stock, or in options, warrants or other securities exercisable for or convertible into shares of Common Stock), in an amount per share equal to the aggregate per share amount of any cash dividend and the aggregate per share amount (payable in kind) of any non-cash dividend (other than a dividend payable in shares of Common Stock or in options, warrants or other securities exercisable for or convertible into shares of Common Stock) paid on the Common Stock.

          (2) In the event that the corporation shall at any time declare and pay any dividend on the Common Stock payable in shares of Common Stock or in options, warrants or other securities exercisable for or convertible into shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock or in options, warrants or other securities exercisable for or convertible into shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each case the corporation shall, as the case may be, declare and pay an equivalent dividend per share on the Class A Common Stock payable in shares of Class A Common Stock or in options, warrants or other securities exercisable for or convertible into shares of Class A Common Stock or effect an equivalent subdivision, combination or consolidation of the outstanding shares of Class A Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Class A Common Stock or in options, warrants or other securities exercisable for or convertible into shares of Class A Common Stock) into a greater or lesser number of shares of Class A Common Stock.

          (3) The corporation shall declare a dividend on the Class A Common Stock as provided in subparagraph (1) and subparagraph (2) of this paragraph (a) at the same time that it declares any dividend on the Common Stock and shall effect a subdivision, combination or consolidation of the outstanding shares of Class A Common Stock as provided in subparagraph (2) of this paragraph (a) into
                                      I-A-1
     a greater or lesser number of shares of Class A Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Class A Common Stock or in options, warrants or other securities exercisable for or convertible into shares of Class A Common Stock) at the same time that it effects any subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock or in options, warrants or other securities exercisable for or convertible into shares of Common Stock) into a greater or lesser number of shares of Common Stock.

          (4) Except as set forth in subparagraphs (1) through (3) and (5) of this paragraph (a), holders of shares of Class A Common Stock shall not be entitled to receive, and the corporation shall not declare or pay, any dividend or distribution (whether in cash, property or securities) on the Class A Common Stock. Subject to the requirements of applicable law and this Certificate of Incorporation, no dividend shall be payable on the shares of Common Stock unless an equivalent per share dividend is payable on the shares of Class A Common Stock on the same date fixed for payment of the corresponding dividend on the Common Stock (other than a dividend payable in shares of Common Stock, or in options, warrants or other securities exercisable for or convertible into shares of Common Stock).

          (5) After distribution in full of the preferential amount, if any, to be distributed to the holders of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the corporation, the holders of Class A Common Stock shall, subject to the right, if any, of the holders of the Preferred Stock to participate therein, be entitled, together with the holders of the Common Stock, to receive all the remaining assets of the corporation, tangible and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares held by such holder.

          (6) Except as may otherwise be required by law or this Certificate of Incorporation, each holder of the Class A Common Stock shall have one vote in respect of each share of the Class A Common Stock held by such holder on each matter in respect of which the holders of the Common Stock are entitled to vote, and the holders of the Class A Common Stock shall vote together with the holders of the Common Stock as a single class; provided, however, that the holders of the Class A Common Stock shall not be entitled to vote in the election of directors except as provided in subparagraph (7) of this paragraph (a).

          (7) (i) Subject to clause (ii) of this subparagraph (7), the holders of the Class A Common Stock shall have the right, voting separately as a class, at each meeting of the stockholders held for the purpose of electing directors to elect that number of directors of the corporation, which number, together with the number of Class A Directors in each of the other two classes of directors (the directors in all three classes are hereinafter referred to as the "Class A Directors"), shall equal the product (rounded to the nearest whole number if such product is not a whole number) of (x) the Class A Multiplier (as defined below) and (y) the total number of directors constituting the authorized number of directors; provided that in no event shall the number of directors entitled to be elected by holders of Class A Common Stock constitute a majority of the total number of directors constituting the authorized number of directors; provided, further that no person who is not an officer of Banque Nationale de Paris or any of its Affiliates shall be a nominee for a Class A directorship unless such person shall be reasonably satisfactory to the Board of Directors as evidenced by a resolution duly adopted by a majority of the directors constituting the authorized number of directors prior to the time such person is nominated for a Class A directorship. The holders of shares of Common Stock shall not be entitled to vote with respect to the election of the Class A Directors. The directors of the corporation other than the Class A Directors shall be elected by the holders of the class or classes or series of stock entitled to vote therefor, but excluding the Class A Common Stock.

          The "Class A Multiplier" shall be equal to:

             .45, if the Class A Interest (as defined below) is greater than or equal to 40% and less than or equal to 45%;

             .35, if the Class A Interest is greater than or equal to 35% and less than 40%;

             .30, if the Class A Interest is greater than or equal to 30% and less than 35%;
                                      I-A-2

             .25, if the Class A Interest is greater than or equal to 25% and less than 30%;

             .20, if the Class A Interest is greater than or equal to 20% and less than 25%;

             .15, if the Class A Interest is greater than or equal to 15% and less than 20%; and

             .10, if the Class A Interest is greater than or equal to 10% and less than 15%.

          (ii) At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of at least a majority in voting power of the then outstanding shares of Class A Common Stock shall be required and be sufficient to constitute a quorum of such class for the election of Class A Directors by such class. At any such meeting or adjournment thereof (A) the absence of a quorum of the holders of Class A Common Stock shall not prevent the election of directors other than Class A Directors and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of Class A Directors and (B) in the absence of a quorum of the holders of shares of Class A Common Stock a majority of such holders present in person or by proxy shall have the power to adjourn the meeting for the election of Class A Directors, from time to time, without notice (except as required by law) other than an announcement at the meeting, until a quorum shall be present.

          (iii) Except as provided in this clause (iii), each Class A Director shall serve for a three year term (except that the initial Class A Directors shall serve for the remainder of the term of the class to which they are assigned) and until such director's successor has been elected and qualified, subject to such director's earlier death, resignation, removal or retirement. Notwithstanding the foregoing, upon the conversion of all outstanding shares of Class A Common Stock pursuant to clause (ii) of subparagraph (9), the term of office of all Class A Directors then in office shall thereupon terminate, the vacancy or vacancies resulting from such termination shall be filled by the remaining directors then in office acting by majority vote of such remaining directors, and the director or directors so elected to fill such vacancy or vacancies shall not be treated hereunder or under the by-laws of the corporation as Class A Directors. In addition, notwithstanding the foregoing, if at any time the number of directors that the holders of the Class A Common Stock have the right to elect pursuant to clause (i) of this subparagraph (7) shall decrease other than as set forth in the preceding sentence (whether upon the conversion of shares of Class A Common Stock pursuant to clauses (i) or (viii) of subparagraph (9) of this paragraph (a), upon the decrease in the number of directors constituting the authorized number of directors or otherwise), then the term of office of a number of Class A Directors then in office equal to such decrease shall terminate effective at the close of business on the fifteenth day following the event that resulted in such decrease (the "Termination Date"); provided that if, prior to the Termination Date, the holders of the Class A Common Stock shall not have removed or caused to resign, in either case effective as of the Termination Date, a number of Class A Directors equal to such decrease, then the terms of office of all Class A Directors then in office shall terminate on the Termination Date. The vacancy or vacancies resulting from the termination provided for in the preceding sentence shall be filled as follows: (A) the vacancy or vacancies equal to the number of directors that the holders of the Class A Common Stock then have the right to elect pursuant to clause (i) of this subparagraph (7) (after giving effect to the decrease referred to in the preceding sentence) shall be filled as provided in clause (iv) of this subparagraph (7), and the director or directors so elected to fill such vacancy or vacancies shall be treated hereunder and under the by-laws of the corporation as Class A Directors; provided that no person who is not an officer of Banque Nationale de Paris or any of its Affiliates shall fill any such vacancy unless such person shall be reasonably satisfactory to the Board of Directors as evidenced by a resolution duly adopted by a majority of the directors then in office prior to the time such person is nominated to fill any such vacancy and (B) the remaining vacancy or vacancies shall be filled by the remaining directors then in office acting by majority vote of such remaining directors, and the director or directors so elected to fill such vacancy or vacancies shall not be treated hereunder or under the by-laws as Class A Directors.

          (iv) Subject to clause (iii) of this subparagraph (7), in case of any vacancy occurring among the Class A Directors, the remaining Class A Director or Directors may appoint a successor by a majority vote of the remaining Class A Directors to hold office for the unexpired term of the Class A Director
                                      I-A-3
     whose place shall be vacant; provided that no person who is not an officer of Banque Nationale de Paris or any of its Affiliates shall fill any such vacancy unless such person shall be reasonably satisfactory to the Board of Directors as evidenced by a resolution duly adopted by a majority of the directors constituting the authorized number of directors prior to the time such person is nominated to fill any such vacancy. If at any time the offices of all Class A Directors shall be vacant, then, subject to clause
     (iii) of this subparagraph (7), the holders of Class A Common Stock then outstanding voting separately as a class may elect successors to hold office for the unexpired terms of the Class A Directors whose places shall be vacant.

          (v) The Class A Directors shall be apportioned by a majority vote of a committee comprised of the Class A Directors among any classes of directors established pursuant to paragraph (b) of Article Sixth (as such provision hereafter may be amended or relettered or renumbered) so as to maintain the number of Class A Directors in each class as nearly equal as practicable.

          (8) Notwithstanding that a lesser or no vote of stockholders of the corporation may be required by law, and in addition to any other vote of stockholders of the corporation required by law, this Certificate of Incorporation or the by-laws of the corporation, until the conversion of all outstanding shares of Class A Common Stock pursuant to clause (ii) of subparagraph (9), the corporation shall not take, and the corporation shall not, directly or indirectly, engage in, any of the following actions without the written consent or affirmative vote of the holders of a majority of the shares of Common Stock and Class A Common Stock at the time outstanding, voting together as a class (except in respect of any actions described in clauses (i), (ii), (iii) or (ix), in which case the holders of the Class A Common Stock shall not vote with the holders of the shares of Common Stock but shall instead only vote separately as a class); provided that if any such action has been approved by the affirmative vote of two-thirds of the authorized number of directors of the corporation, only such vote, if any, of the stockholders of the corporation as is required under applicable law or otherwise under this Certificate of Incorporation or the by-laws of the corporation shall be required:

             (i) The amendment of this Certificate of Incorporation or the by-laws of the corporation so as to materially and adversely affect the rights of the holders of Class A Common Stock;

             (ii) (A) The issuance of any series or class of capital stock having either (x) more than one vote per share or (y) a class vote on any matter, except to the extent such class vote is required by Delaware law or to the extent that holders of any series of Preferred Stock may have the right, voting separately as a class, to elect a number of directors of the corporation upon the occurrence of a default in payment of dividends or redemption price or (B) the adoption of any stockholder rights plan;

             (iii) The issuance of any series of Preferred Stock which at the time of such issuance would not constitute "non-voting shares" as defined in 12 C.F.R. ss. 225.2(q)(2) or any successor provision;

             (iv) The issuance of Voting Securities (as defined in clause (xv) of subparagraph (10) of this paragraph (a)) to any person or entity (including the subsidiaries of the corporation and, for this purpose, irrespective of whether such subsidiaries are entitled to vote such securities) representing voting power in excess of (i) 20% of the aggregate voting power of the outstanding Voting Securities as of the date of such issuance or (ii) 35% of the aggregate voting power of the average number of Voting Securities outstanding over the previous twelve months (calculated for this purpose based on the number of Voting Securities issued and outstanding on the last day of each of the twelve calendar months immediately preceding the month in which such issuance occurs); provided that for purposes of this clause (iv), (A) the issuance of options, warrants or other securities exercisable for or convertible into Voting Securities (other than pursuant to dividends or other distributions paid or distributed ratably to all stockholders of the corporation) shall be deemed to be the issuance of Voting Securities for or into which such securities are exercisable or convertible and if the corporation enters into an agreement to issue Voting Securities such Voting Securities shall be deemed to be issued on the date that the corporation executes an agreement to issue such Voting

                                      I-A-4

        Securities and (B) such percentages shall be calculated on a pro forma basis after giving effect to the issuance or issuances in question;

             (v) Any merger, consolidation or other business combination in which the corporation is a constituent company if the corporation is not the surviving or resulting entity in such transaction (or if the corporation is the surviving or resulting entity and such transaction results in a Change of Control (as defined in clause (iii) of subparagraph (10) of this paragraph (a)) of the corporation), or the sale, exchange, lease or mortgage of all or substantially all of the corporation's assets in one transaction or a series of related transactions;

             (vi) Any acquisition, directly or indirectly, by the corporation or any of its subsidiaries (except from the corporation or a subsidiary of the corporation) of any assets or businesses, in one transaction or a series of related transactions in any twelve-month period (whether by merger, tender or exchange offer, asset purchase or otherwise), in which the consideration paid by the corporation (i) if in shares of Common Stock, will exceed 20% of the aggregate voting power of the outstanding Voting Securities as of the date that the corporation or any such subsidiary enters into a definitive agreement to effect such transaction or, in the case of a series of related transactions, as of the date that the corporation or any such subsidiary enters into a definitive agreement to effect the last of such related transactions, or (ii) if in cash, property or other securities of the corporation, has a Fair Market Value (as defined in clause (vi) of subparagraph (10) of this paragraph
        (a)) at the time of the execution by the corporation or such subsidiary of a definitive agreement to effect such transaction or, in the case of a series of related transactions, at the time of the execution by the corporation or such subsidiary of a definitive agreement to effect the last of such related transactions, which will exceed one-fourth of the Market Capitalization (as defined in clause (viii) of subparagraph (10) of this paragraph (a)) of the corporation at such time;

             (vii) Any disposition, directly or indirectly, by the corporation or any of its subsidiaries (except to the corporation or a subsidiary of the corporation) of any assets or businesses, in one transaction or a series of related transactions in any twelve-month period (whether by merger, tender or exchange offer, asset purchase or otherwise) in which the book value of the assets disposed of (as shown on the most recently available financial statements of the corporation) exceed one-sixth of the Total Consolidated Assets (as defined in clause (xiii) of subparagraph (10) of this paragraph (a)) of the corporation at the time of the execution by the corporation or such subsidiary of a definitive agreement to effect such disposition or, in the case of a series of related transactions, at the time of the execution by the corporation or such subsidiary of a definitive agreement to effect the last of such dispositions;

             (viii) The voluntary liquidation or dissolution of the corporation; or

             (ix) Any merger, consolidation, recapitalization, reorganization, sale, acquisition, other business combination or other transaction to which the corporation is a party involving the issuance of Voting Securities of the corporation that does not result in a Change of Control of the corporation if, as a result of such transaction, any person (other than a holder of shares of Class A Common Stock) would become the Beneficial Owner of 25% or more of the total voting power of all Voting Securities of the corporation outstanding after such transaction or any three persons (other than holders of shares of Class A Common Stock) would become the Beneficial Owners of 45% or more of the total voting power of all Voting Securities of the corporation outstanding after such transaction.

          (9)(i) If any issued and outstanding shares of Class A Common Stock are Transferred (as defined in clause (xiv) of subparagraph (10) of this paragraph (a)) to any person other than (A) an Affiliate (as defined in clause (i) of subparagraph (10) of this paragraph (a)) of the transferring holder, (B) a Qualified Transferee (as defined in clause (xi) of subparagraph (10) of this paragraph (a)) or (C) a Qualified Pledgee (as defined in clause (x) of subparagraph (10) of this paragraph (a)), each share of Class A Common Stock so Transferred shall be automatically converted, without any action on the part of the corporation or any action on the part of the transferring holder or transferee, into one fully paid and nonassessable share of the Common Stock on the date of such Transfer. Notwithstanding the foregoing,
                                      I-A-5
     shares of Class A Common Stock Transferred to a Qualified Pledgee shall be automatically converted, without any action on the part of the corporation or any action on the part of the pledgor or pledgee, into one fully paid and nonassessable share of the Common Stock at such time as the holder of the shares of Class A Common Stock who entered into such pledge no longer has the sole power to vote or direct the voting of such shares of Class A Common Stock.

          (ii) Upon the occurrence of a Conversion Event (as defined in clause
     (v) of subparagraph (10) of this paragraph (a)), without any action on the part of the corporation or the holders of shares of Class A Common Stock, each share of Class A Common Stock issued and outstanding immediately prior to the Conversion Event shall automatically be converted into one fully paid and nonassessable share of Common Stock. Upon the occurrence of a Conversion Event, prompt written notice thereof and of the resulting conversion of the Class A Common Stock shall be given by first class mail, postage prepaid, to each person who immediately prior to the Conversion Event was a holder of record of shares of Class A Common Stock, at such person's address as the same appears on the stock register of the corporation; provided, however, that no failure to give such notice nor any defect therein shall affect the effectiveness of the conversion of any shares of Class A Common Stock. Each such notice shall include a statement setting forth the place or places where certificates formerly representing shares of Class A Common Stock are to be surrendered in accordance with clause (iv) of this subparagraph (9).

          (iii) Conversion pursuant to clauses (i) or (ii) of this subparagraph
     (9) shall be deemed to have been effected at the time of the Transfer or the Conversion Event, as the case may be, that resulted in such conversion (the "Conversion Time"). Immediately upon such conversion, the rights of the holders of shares of Class A Common Stock so converted as such shall cease and such holders shall be treated for all purposes as having become the record owners of the shares of Common Stock issuable upon such conversion; provided, however, that such persons shall be entitled to receive when paid any dividends declared on the Class A Common Stock as of a record date preceding the Conversion Time and unpaid as of the Conversion Time.

          (iv) As promptly as practicable after the Conversion Time, upon the delivery to the corporation of the certificates formerly representing shares of Class A Common Stock, the corporation shall deliver or cause to be delivered, to or upon the written order of the record holder of the surrendered certificates formerly representing shares of Class A Common Stock, a certificate or certificates representing the number of fully paid and nonassessable shares of Common Stock into which the shares of Class A Common Stock formerly represented by such certificates have been converted in accordance with the provisions of this subparagraph (9).

          (v) The corporation will pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the conversion of shares of Class A Common Stock pursuant to this subparagraph (9); provided, however, that the corporation shall not be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the registered holder of Class A Common Stock converted or to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the corporation the amount of any such tax or has established, to the satisfaction of the corporation, that such tax has been paid.

          (vi) The corporation shall at all times reserve and keep available, out of the aggregate of its authorized but unissued Common Stock and its issued Common Stock held in its treasury, for the purpose of effecting the conversion of the Class A Common Stock, the full number of shares of Common Stock then deliverable upon the conversion of all outstanding shares of the Class A Common Stock.

          (vii) Shares of the Class A Common Stock may not be issued by the corporation other than pursuant to, or in accordance with, the terms of this Certificate of Incorporation, the Agreement and Plan of Merger, dated as of May 28, 1998, between the corporation and BancWest Corporation, a California corporation, and the Standstill and Governance Agreement (as defined in clause (xii) of subparagraph (10) of this paragraph (a)).

                                      I-A-6

          (viii) Shares of Class A Common Stock may, at the option of the holder thereof, be irrevocably converted into shares of Common Stock at any time following the commencement of a bona fide tender or exchange offer or the making of a bona fide Business Combination Proposal (within the meaning of the definition thereof set forth in the Standstill and Governance Agreement), in either case by Banque Nationale de Paris following the occurrence of an Acquisition Restrictions Termination Event (within the meaning of the definition thereof set forth in the Standstill and Governance Agreement) by delivery and surrender to the corporation of the certificates representing the shares of Class A Common Stock. Conversion pursuant to this clause (viii) of this subparagraph (9) shall be deemed to have been effected at the time of such surrender. Upon surrender, the corporation shall deliver or cause to be delivered, to or upon the written order of the record holder of the surrendered certificates, a certificate or certificates representing the number of fully paid and nonassessable shares of Common Stock into which the shares of Class A Common Stock represented by such certificates have been converted in accordance with the provisions of this subparagraph (9).

          (10) For purposes of this Article Fourth and of Article Sixth of this Certificate of Incorporation:

             (i) "Affiliate" means, with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person.

             (ii) "Beneficial Ownership" by a holder of any securities includes ownership by any holder who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security; and shall otherwise be interpreted in accordance with the term "beneficial ownership" as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (or any successor provision) (the "Exchange Act"); provided that for purposes of determining Beneficial Ownership, a holder shall be deemed to be the Beneficial Owner of any securities which may be acquired by such holder (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise. A holder shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates or any group (as defined in Section 13(d)(3) of the Exchange Act) of which such holder of any of its Affiliates is or becomes a member.

             (iii) "Change of Control" means a merger or consolidation of the corporation with or into another person or the merger or consolidation of another person into the corporation, as a result of which transaction or series of related transactions (A) any person becomes the Beneficial Owner of more than 50% of the total voting power of all Voting Securities of the corporation (or, if the corporation is not the surviving or transferee corporation of such transaction or transactions, of such surviving or transferee corporation) outstanding immediately after such transaction or transactions, or (B) the aggregate shares of Class A Common Stock and Common Stock outstanding immediately prior to such transaction or transactions do not represent a majority of the voting power of all Voting Securities of the corporation (or such surviving or transferee corporation, if not the corporation) outstanding immediately after such transaction or transactions.

             (iv) "Class A Interest" means, at any time, the ratio, expressed as a percentage, of (i) the total number of outstanding shares of Class A Common Stock Beneficially Owned by the holders of the Class A Common Stock to (ii) the sum of (x) the total number of outstanding shares of Common Stock and Class A Common Stock and (y) any shares of Common Stock or Class A Common Stock that are issuable upon conversion, exchange or exercise of any securities included in clause (i); provided that clause
        (i) of this definition of the term "Class A Interest" shall not include any shares of Class A Common Stock that are Beneficially Owned in excess of the Permitted Ownership

                                      I-A-7

        Percentage (as defined in the Standstill and Governance Agreement) in effect at any time pursuant to the terms of the Standstill and Governance Agreement (including, without limitation, any shares of Class A Common Stock required to be disposed of in accordance with Sections 2.1(f), 2.1(g) or 2.1(h) of the Standstill and Governance Agreement) and clause (ii)(x) of this definition of the term "Class A Interest" shall not include any shares of Common Stock or Class A Common Stock held in the corporation's treasury or belonging to any subsidiaries of the corporation which are not entitled to be voted or counted for purposes of determining the presence of a quorum pursuant to the requirements of applicable law.

             (v) "Conversion Event" means the Class A Interest becoming less than 10%.

             (vi) "Fair Market Value" means, as to any securities or other property, the cash price at which a willing seller would sell and a willing buyer would buy such securities or property in an arm's-length negotiated transaction without time constraints. For purposes of this Certificate of Incorporation, Fair Market Value shall be determined in good faith by the affirmative vote of two-thirds of the directors constituting the authorized number of directors, except that if such vote is not obtained, the Fair Market Value shall be determined by an investment banking firm selected by vote of a majority of the directors constituting the authorized number of directors.

             (vii) "Independent Director" means any Non-Class A Director; provided that such Non-Class A Director is not an Affiliate or past or present officer, director or employee of, and was not nominated by, any holder of shares of Class A Common Stock or any of its Affiliates and is not associated with an entity that performs substantial services for any of the foregoing.

             (viii) "Market Capitalization" means the product of (i) the average of the daily closing prices for the Common Stock on the Nasdaq National Market (or the principal exchange or market on which the Common Stock may be listed or may trade) for the 20 consecutive trading days commencing on the 22nd trading day prior to the date of determination and (ii) the aggregate number of issued and outstanding shares of Common Stock and Class A Common Stock at the time of execution of the definitive agreement giving rise to the need for such calculation or, in the case of a series of related transactions, at the time of the execution of the last of such related definitive agreements giving rise to the need for such calculation.

             (ix) "Non-Class A Director" means any director other than a Class A Director.

             (x) "Qualified Pledgee" has the meaning set forth in the Standstill and Governance Agreement.

             (xi) "Qualified Transferee" has the meaning set forth in the Standstill and Governance Agreement.

             (xii) "Standstill and Governance Agreement" means the Standstill
        and Governance Agreement, dated as of             , 1998, between the
        corporation and Banque Nationale de Paris, a societe anonyme or limited liability banking corporation organized under the laws of the Republic of France, as such agreement may be amended, supplemented or modified from time to time.

             (xiii) "Total Consolidated Assets" means the amount shown under the heading "Total Assets" on the balance sheet of the corporation included in its most recently published annual report on Form 10-K or quarterly report on Form 10-Q filed with the Securities and Exchange Commission (or any successor reports thereto).

             (xiv) "Transferred" means the occurrence of any act pursuant to which, directly or indirectly, including by operation of law or otherwise, the Beneficial Ownership of shares of Class A Common Stock shall have been sold, transferred, assigned, pledged, encumbered, hypothecated or otherwise disposed.

                                      I-A-8

             (xv) "Voting Securities" means at any time shares of any class of capital stock or other securities of the corporation which are then entitled to vote generally in the election of directors and not solely upon the occurrence and during the continuation of certain specified events.

     (b) The Common Stock.

          (1) After the requirements, if any, with respect to preferential dividends on the Preferred Stock shall have been met and after the corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts in respect of the Preferred Stock, and subject to the right of the holders of Class A Common Stock to participate therein to the extent provided in subparagraphs (1) and (3) of paragraph (a) of this Article Fourth, then, but not otherwise, the holders of shares of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for such purpose.

          (2) In the event that the corporation shall at any time declare and pay any dividend on the Class A Common Stock payable in shares of Class A Common Stock or in options, warrants or other securities exercisable for or convertible into shares of Class A Common Stock or effect a subdivision, combination or consolidation of the outstanding shares of Class A Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Class A Common Stock or in options, warrants or other securities exercisable for or convertible into shares of Class A Common Stock) into a greater or lesser number of shares of Class A Common Stock, then in each such case the corporation shall, as the case may be, declare and pay an equivalent dividend per share on the Common Stock payable in shares of Common Stock or in options, warrants or other securities exercisable for or convertible into shares of Common Stock or effect an equivalent subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock or in options, warrants or other securities exercisable for or convertible into shares of Common Stock) into a greater or lesser number of shares of Common Stock.

          (3) After distribution in full of the preferential amount, if any, to be distributed to the holders of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the corporation, the holders of Common Stock shall be entitled, together with the holders of the Class A Common Stock, to receive all the remaining assets of the corporation, tangible and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares held by such holder.

          (4) Except as set forth in subparagraphs (1) through (3) of this paragraph (b), holders of shares of Common Stock shall not be entitled to receive, and the corporation shall not declare or pay, any dividend or distribution (whether in cash, property or securities) on the Common Stock. Subject to the requirements of applicable law and this Certificate of Incorporation, no dividend shall be payable on the shares of Class A Common Stock unless an equivalent per share dividend is payable on the Common Stock on the same date fixed for payment of the corresponding dividend on the Class A Common Stock (other than a dividend payable in shares of Class A Common Stock, or in options, warrants or other securities exercisable for or convertible into shares of Class A Common Stock).

          (5) Except as may otherwise be required by law or this Certificate of Incorporation, each holder of the Common Stock shall have one vote in respect of each share of the Common Stock held by such holder on each matter voted upon by the stockholders; provided, however, that the holders of the Common Stock shall not be entitled to vote in the election of directors except as provided in subparagraph (6) of this paragraph (b).

          (6) At each meeting of the stockholders held for the purpose of electing directors, the holders of Common Stock shall have the right to elect that number of directors equal to the excess of (i) the total number of directors then constituting the authorized number of directors over (ii) the sum of (x) the number of directors the holders of the shares of Class A Common Stock are entitled to elect, (y) the number of directors elected by the stockholders of the corporation (other than the holders of shares of

                                      I-A-9

     Class A Common Stock or Preferred Stock) in each of the other two classes and (z) the number of directors, if any, that the holders of the Preferred Stock, voting separately by class or series, are entitled to elect. The holders of shares of Class A Common Stock shall not be entitled to vote for directors described under this subparagraph (6) of paragraph (b).

     (c) The Preferred Stock. Subject to any other provision of this Certificate of Incorporation, the Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

     Fifth.  The name and mailing addresses of each incorporator is as follows:

NAME                                                          ADDRESS
----                                                          -------
John D. Bellinger....................................  165 South King Street
                                                       Honolulu, Hawaii 96813
Hugh R. Pingree......................................  165 South King Street
                                                       Honolulu, Hawaii 96813
G. Harry Hutaff......................................  165 South King Street
                                                       Honolulu, Hawaii 96813

     Sixth. (a) The powers of the incorporators shall terminate upon the filing of the Certificate of Incorporation. The names and mailing addresses of the persons who are to serve as directors of the corporation until the first annual meeting of shareholders or until their successors are elected and qualified are as follows:

NAME                                                          ADDRESS
----                                                          -------
John D. Bellinger....................................  165 South King Street
                                                       Honolulu, Hawaii 96813
Hugh R. Pingree......................................  165 South King Street
                                                       Honolulu, Hawaii 96813
G. Harry Hutaff......................................  165 South King Street
                                                       Honolulu, Hawaii 96813

     (b) Number and Identity.

          (1) There shall be a Board of Directors of the corporation consisting of not less than seven (7) nor more than twenty-five (25) members. Subject to the foregoing limitation, the number of directors shall be fixed from time to time solely by the Board of Directors, by the affirmative vote of two-thirds of the directors constituting the authorized number of directors.

          (2) The directors shall be divided into classes, each class to consist as nearly as practicable of one-third of the number of directors then constituting the authorized number of directors. At each annual meeting, the directors elected shall be elected for a full term of three years, subject to clause (iii) of subparagraph (7) of paragraph (a) of Article Fourth hereof, to succeed those whose terms expire. Notwithstanding the foregoing, each director shall serve until his successor (if any) is duly elected and qualified, or until his resignation, removal, or death. The members of the Board of Directors shall be elected or appointed at such times, in such manner, and for such terms as specified below or as may be prescribed by this Certificate of Incorporation and the by-laws. This subparagraph (2) of paragraph (b) may not be amended or repealed except with the affirmative vote of the holders of three-fourths of the shares of Common Stock and Class A Common Stock at the time outstanding, voting together as a class.

                                     I-A-10

          (3) Notwithstanding the second sentence of subparagraph (1) of this paragraph (b) of Article Sixth, if at any time the holders of shares of Class A Common Stock are entitled to elect a number of directors pursuant to subparagraph (7) of paragraph (a) of Article Fourth that exceeds the sum of the number of directors elected by the holders of shares of Class A Common Stock then serving on the Board of Directors and the number of vacancies on the Board of Directors which the directors elected by the holders of shares of Class A Common Stock or the holders of shares of Class A Common Stock are entitled to fill, the total number of directors shall automatically and without further action be increased by the smallest number necessary to permit the election of such number of Class A Directors that the holders of shares of Class A Common Stock are entitled to elect pursuant to subparagraph (7) of paragraph (a) of Article Fourth.

          (4) All of the powers of the corporation, exercisable by authority of law or under this Certificate of Incorporation, or otherwise, shall be vested in and exercised by, or by the authority of, the Board of Directors, except as limited by law, this Certificate of Incorporation or the by-laws of the corporation. The Board of Directors may, by resolution or otherwise, create, or the by-laws may provide for, such committees of the Board of Directors as the Board shall see fit or the by-laws shall provide for, and such committees shall have and may exercise any and all such powers, subject to applicable law, as the Board of Directors, by resolution, or the by-laws, may provide.

     (c) Nominations. Each nominee for a directorship of the corporation, other than a directorship to be filled with a Class A Director, nominated by the Board of Directors of the corporation shall be nominated by a majority vote of a committee comprised of all the Non-Class A Directors then in office.

     (d) Vacancies.

          (1) In case any Independent Director shall cease to serve as a director for any reason, the vacancy resulting therefrom shall only be filled by a majority vote of a committee comprised of the remaining Independent Directors then in office or, if no Independent Directors shall remain in office, then by a majority vote of the Non-Class A Directors then in office, or if no Non-Class A Directors shall then be remaining in office, then the holders of the shares of Common Stock may, at a special meeting of such holders called in accordance with the by-laws of the corporation, elect successors to hold office for the unexpired terms of the Independent Directors whose places shall be vacant.

          (2) In case any Non-Class A Director (other than an Independent Director) shall cease to serve as a director for any reason, the vacancy resulting therefrom shall only be filled by a majority vote of the remaining Non-Class A Directors (whether or not they constitute Independent Directors) then in office, or if no Non-Class A Directors shall then be remaining in office, then the holders of the shares of Common Stock may, at a special meeting of such holders called in accordance with the by-laws of the corporation, elect successors to hold office for the unexpired terms of the Non-Class A Directors whose places shall be vacant.

          (3) Subject to clauses (iii) and (iv) of subparagraph (7) of paragraph
     (a) of Article Fourth, in case any Class A Director shall cease to serve as a director for any reason, the vacancy resulting therefrom shall only be filled by majority vote of the remaining Class A Directors, or if no such Class A Directors shall then be remaining in office, then the holders of the shares of Class A Common Stock, voting separately as a class may, at a special meeting of such holders called in accordance with the by-laws of the corporation, elect successors to hold office for the unexpired terms of the Class A Directors whose places shall be vacant.

          (4) In case there is any unfilled newly created directorship that the holders of the shares of Class A Common Stock are not entitled to fill, the vacancy created thereby shall be filled by a majority vote of a committee of the Board of Directors comprised of the Independent Directors then in office.

     (e) Quorum. In addition to the requirements under applicable law and the by-laws of the corporation, a quorum for transaction of business at any meeting of the directors shall require the presence of at least a majority of the Non-Class A Directors.

                                     I-A-11

     Seventh. (a) The officers of the corporation shall be a President, one or more Vice Presidents (one or more of whom may be designated an Executive Vice President and one or more of whom may be designated a Senior Vice President), a Treasurer, a Secretary, a Chief Executive Officer, a Chief Operating Officer and such other officers as may be authorized pursuant to the authority conferred by the by-laws, all of whom shall be appointed by or by the authority of the Board of Directors or the Executive Committee and serve at the pleasure of the Board of Directors or the Executive Committee in accordance with and subject to the provisions of the by-laws. There may be a Chairman of the Board of Directors who shall be appointed by the Board of Directors from its own members and who shall have such powers as may be prescribed by the bylaws or, if and to the extent that the bylaws shall not so prescribe, by the Board of Directors.

     (b) In the event that, at any time when there are shares of Class A Common Stock outstanding, a vacancy shall occur in the office of the Chief Executive Officer or the Chief Operating Officer of the corporation through death, resignation, removal in accordance with the by-laws or otherwise following the date of initial issuance of the Class A Common Stock, a nominating committee shall be formed consisting of two Class A Directors (selected by a majority of the Class A Directors then in office) and two Non-Class A Directors (selected by a majority of the Non-Class A Directors then in office). Such nominating committee shall nominate an individual to fill such vacancy and shall submit the nomination to the full board of directors. In the event that such nominating committee cannot agree on a nomination, the members of the committee shall jointly select a fifth director, who must be a Non-Class A Director, to resolve the disagreement by a majority vote of such nominating committee.

     Eighth.  The corporation is to have perpetual existence.

     Ninth. No holder of shares of capital stock of any class of the corporation or holder of any security or obligation convertible into shares of capital stock of any class of the corporation shall have any preemptive right to subscribe for, purchase or otherwise acquire shares of capital stock of any class of the corporation, whether now or hereafter authorized.

     Tenth. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the corporation.

     Eleventh. Subject to the provisions of this Certificate of Incorporation, the Board of Directors shall have the authority to make, alter or repeal the by-laws of the corporation; provided that the Board of Directors may not alter or repeal Sections 2.2, 2.3, 2.6, 2.7, 3.4(c), 4.1 and Article X (unless, in the case of Article X, such alteration or repeal affects all directors equally and on the same terms) except by the affirmative vote of two-thirds of the authorized number of directors.

     Twelfth. To the fullest extent permitted by the Delaware General Corporation Law as it exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director.

                                     I-A-12

                                                                       EXHIBIT B

                                    FORM OF
                              AMENDED AND RESTATED
                                    BY-LAWS
                                       OF
                              BANCWEST CORPORATION

                                   ARTICLE I

                          MEETINGS OF THE STOCKHOLDERS

     SECTION 1.1 The regular annual meeting of the stockholders of this Corporation shall be held at such place and at such time as shall be fixed by the Board of Directors or by the Chairman of the Board of Directors.

     SECTION 1.2 Special meetings of the stockholders of the Corporation or of the holders of any one or more classes of the capital stock of the Corporation entitled to vote as a class or classes with respect to any matter, as required by law or as provided in the Certificate of Incorporation, shall be called by the Secretary at the request of the Chairman of the Board of Directors or a majority of the Board of Directors or of stockholders representing not less than a majority in voting power of the shares of capital stock issued and outstanding and entitled to vote at such meeting on such matter.

     SECTION 1.3 Unless otherwise required by applicable law, notice of every regular annual and every special meeting of the stockholders shall be given by first-class mail, postage prepaid, mailed at least ten days (but not more than sixty days) prior to the date of such meeting to each stockholder of record, as defined in Section 7.3, entitled to vote at such meeting at his address as shown upon the books of the Corporation.

     SECTION 1.4 Nominations of persons for election to the Board of Directors of the Corporation (other than persons to be elected as a "Class A Director" (as defined in the Certificate of Incorporation of the Corporation)) at an annual meeting of stockholders or at a special meeting of stockholders called for such purposes may be made by or at the direction of the Board of Directors by a majority vote of a committee of the Board of Directors comprised of all the "Non-Class A Directors" (as defined in the Certificate of Incorporation of the Corporation) or may be made at a meeting of stockholders by any holder of Common Stock entitled to vote for the election of Directors (other than Class A Directors) at the meeting, in compliance with the notice procedures set forth in this Section 1.4. Such nominations, other than those made by or at the direction of the Board of Directors by a majority vote of a committee of the Board of Directors comprised of all the Non-Class A Directors, shall be made by a stockholder of record pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than seventy days nor more than ninety days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than twenty days, or delayed by more than seventy days, from such anniversary date, notice by the stockholder to be timely must be so delivered or mailed and received not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the seventieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such stockholder's notice to the Secretary shall set forth (i) as to each person whom such stockholder proposes to nominate for election or re-election as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person's written consent to being named in the proxy statement as a nominee and to serve as a Director if elected; and (ii) as to the stockholder giving the notice (a) the name and record address of the stockholder, (b) the class and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder and (c) whether the

                                      I-B-1
stockholder intends or is part of a group which intends to solicit proxies from other stockholders in support of such nomination. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a Director of the Corporation. No person shall be eligible for election as a Director of the Corporation (other than a Class A Director) at a meeting of stockholders unless such person has been nominated in accordance with the procedures set forth herein. If the facts warrant, the Chairman of the meeting shall determine and declare to the meeting that a nomination does not satisfy the requirements set forth in the preceding sentences and the defective nomination shall be disregarded.

     SECTION 1.5 At any annual meeting of stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by, or at the direction of, the Board of Directors, (ii) otherwise properly brought before the meeting by, or at the direction of, the Chairman of the meeting, or (iii) otherwise properly brought before the meeting by a stockholder entitled to vote at such meeting. For business to be properly brought before a meeting (other than business with respect to which only the holders of the Class A Common Stock are entitled to vote) by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and must have been a stockholder of record at the time such notice is given. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than seventy days nor more than ninety days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than twenty days, or delayed by more than seventy days, from such anniversary date, notice by the stockholder to be timely must be so delivered or mailed and received not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the seventieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such stockholder's notice to the Secretary shall set forth (i) as to each matter the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, and (ii) as to the stockholder giving the notice (a) the name and record address of the stockholder, (b) the class and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder, (c) any material interest of the stockholder in such business and
(d) whether the stockholder intends or is part of a group which intends to solicit proxies from other stockholders in support of such proposal. Except for matters on which only holders of shares of Class A Common Stock are entitled to vote, no business shall be conducted at an annual meeting of stockholders unless proposed in accordance with the procedures set forth herein. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the foregoing procedure and such business shall not be transacted. To the extent this Section 1.5 shall be deemed by the Board of Directors or the Securities and Exchange Commission, or finally adjudged by a court of competent jurisdiction, to be inconsistent with the right of stockholders to request inclusion of a proposal in the Corporation's proxy statement pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, such rule shall prevail.

     SECTION 1.6 At any meeting held for the purpose of electing Directors, (i) the presence in person or by proxy of the holders of at least a majority in voting power of the then outstanding shares of Class A Common Stock shall be required and be sufficient to constitute a quorum of such class for the election of Class A Directors by such class and (ii) the presence in person or by proxy of the holders of at least a majority in voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon at such meeting (other than the shares of Class A Common Stock) shall be required and be sufficient to constitute a quorum for the election of Directors other than Class A Directors. At any such meeting or adjournment thereof the absence of a quorum of the holders of Class A Common Stock shall not prevent the election of Directors other than Class A Directors, and the absence of a quorum of the holders of voting shares other than Class A Common Stock shall not prevent the election of Class A Directors. At any meeting held for any purpose other than the election of Directors, the holders of outstanding shares of capital stock of the Corporation representing a majority of the votes entitled to be cast on such matter, present in person or by proxy, shall constitute a quorum. The holders of a majority of the shares present in person or by proxy at any
                                      I-B-2
meeting may adjourn from time to time without notice (except as required by law) other than by announcement at the meeting, until a quorum shall be present. In addition, the Chairman of the Board may adjourn any such meeting from time to time without notice (except as required by law) other than by announcement at the meeting, whether or not a quorum shall be present. At all meetings of stockholders every stockholder of record, as provided in Section 7.3, entitled to vote shall be entitled to vote in person or by proxy appointed by instrument in writing subscribed by such stockholder or his duly authorized attorney. Except as otherwise provided in the Certificate of Incorporation, each stockholder owning shares of stock in the Corporation, duly registered in his or her name in the stock books of the Corporation, shall be entitled in all stockholders' meetings to one vote for each share of stock so held, subject, however, to the provisions of Section 7.3 of these By-laws with respect to the determination of stockholders entitled to vote. At all meetings of stockholders for the election of Directors a plurality of the votes cast shall be sufficient to elect. All other elections and questions shall, unless otherwise provided by the Certificate of Incorporation, these By-laws, the rules and regulations of any stock exchange applicable to the Corporation, as otherwise provided by law or pursuant to any regulation applicable to the Corporation or its securities, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the Corporation which are present in person or by proxy and entitled to vote thereon.

     SECTION 1.7 Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting pursuant to Section 1.3 of these By-laws and called in accordance with Section 1.2 of these By-laws.

     SECTION 1.8 The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the Chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such Chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the Chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the Chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the Chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

                                   ARTICLE II

                                   DIRECTORS

     SECTION 2.1* The management of all the affairs, business and property of the Corporation shall be vested in the Board of Directors, consisting of not less than seven nor more than twenty-five persons. The Directors are hereby divided into classes, each class to consist of one-third of the number of Directors then constituting the Board of Directors. The term of office of those of the first class shall expire at the annual meeting next following the first election held after the adoption of this By-law; the term of office of those of the second class shall expire one year thereafter; and the term of office of those of the third class shall expire two years thereafter. At each annual meeting following the annual meeting at which this By-law shall be adopted, the Directors elected shall be elected for a full term of three years, subject to clause (iii) of subparagraph (7) of paragraph (a) of Article Fourth of the Certificate of Incorporation, to succeed those

---------------

* Section (other than the sixth sentence) shall be superseded by the Certificate of Incorporation immediately after the Effective Time.
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whose terms expire. Notwithstanding the foregoing, each Director shall serve until his successor is duly elected and qualified, or until his resignation, removal, or death. It shall be the duty of the Board of Directors to cause a complete record to be kept of all of its meetings and acts, and to present a full statement at the annual meeting of the stockholders, showing in detail the assets and liabilities of the Corporation and the general condition of its affairs. Except as otherwise provided in the Certificate of Incorporation, and notwithstanding any other term or provision of these Bylaws, this Section 2.1 may be amended or repealed by the stockholders at any annual or special meeting of the stockholders, but only by the affirmative vote of the holders of three-fourths of the shares issued and outstanding and entitled to vote.

     SECTION 2.2 A meeting of the Board of Directors shall be held following the annual meeting of the stockholders at the place of such annual meeting and as soon as practicable thereafter, and no notice thereof shall be necessary. Regular meetings of the Board of Directors shall be held on such days and at such hours as shall from time to time be fixed by standing resolution of the Board of Directors, and the meeting following the annual meeting of the stockholders shall constitute a regular meeting. In the event that the day fixed for any regular meeting of the Board of Directors shall fall on a legal holiday, then such regular meeting shall be held at the same hour upon such day as the Board of Directors may previously designate by resolution, and if no such day be designated, then said meeting shall be held on the next succeeding day that is not a holiday. Special meetings of the Board of Directors shall be called by the Secretary when requested by the Chairman of the Board of Directors or by the Chief Executive Officer (or by the Chief Operating Officer in the absence of the Chairman of the Board and the Chief Executive Officer). Notice of the time and place of each meeting (other than regular meetings) and each special meeting of the Board of Directors or any committee thereof shall be sent to each Director or member of such committee, as the case may be, by the Secretary, by facsimile transmission or by electronic mail (if previously requested by such Director, in accordance with the instructions provided by such Director or, in the case of the Class A Directors, if no such instructions have been provided, to such Class A Director in care of Citrus Parent at its principal executive offices), with a copy delivered by mail or by recognized courier service, at least five days prior to the date fixed for such meeting unless such notice requirement is waived by a majority of the Class A Directors and a majority of the Non-Class A Directors (as defined in the Certificate of Incorporation) who in each such case are members of the Board of Directors or such committee, in which case such notice shall be sent by the foregoing means or telephonically at least twenty-four hours prior to the date and time fixed for such meeting. Each meeting of the Board of Directors shall be held at the principal office of the Corporation unless the Board of Directors, by standing resolution or otherwise, shall designate some other place where such meeting shall be held.

     SECTION 2.3 A majority of the members of the Board of Directors, including a majority of the Non-Class A Directors, shall be necessary to constitute a quorum for the transaction of business at each meeting of the Board of Directors. Except in cases in which the Certificate of Incorporation or these By-laws (including without limitation Section 2.7 hereof) otherwise provide, the vote of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

     SECTION 2.4 Except as provided herein or in the Certificate of Incorporation, each Director shall serve until the election and qualification of his successor.

     SECTION 2.5 The Board of Directors shall have the general supervision and control of all of the business and affairs of the Corporation. Without prejudice to the generality of such power the Board of Directors shall have power:

          A. To appoint its own Chairman and, subject to Section 3.4 and the Certificate of Incorporation of the Corporation, all officers and remove them at pleasure, fix the compensation of all officers, review and control the compensation of all employees, and require from any officers or employees such bonds or other security as the Board of Directors may deem advisable for the faithful performance of their duties;

          B. To fill vacancies in the directorate, except as otherwise provided in the Certificate of Incorporation;

          C. To call meetings of stockholders whenever it shall deem the same necessary;

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          D.  To make rules and regulations not inconsistent with law, the
     Certificate of Incorporation or these By-laws for the guidance and government of the officers and the management of the Corporation's affairs;

          E. To declare and fix the rate of dividends to be paid to stockholders, subject to applicable law and the Certificate of Incorporation;

          F. To borrow money and incur such indebtedness as may seem advisable and to authorize the execution of the Corporation's note therefor and make pledges of securities in connection therewith;

          G. To appoint agents to act for the Corporation and to confer upon them such powers or authority as it may deem best and fix the compensation of such agents by salary or otherwise in its discretion, but it shall always retain the right to suspend or remove such agents and annul any power or authority which may have been granted to them;

          H. To designate the principal place of business of the Corporation at such place as the Board of Directors may deem advisable, and to establish such branch offices, divisions, departments, or subsidiary corporations and to enter any partnership, joint venture, trust or other association the Board of Directors may deem advisable; and

          I. To direct and control the voting of the shares of stock or other voting interest held by the Corporation in any other corporation, partnership, joint venture, trust or other association, by an officer of the Corporation duly authorized by the Board of Directors or by a proxy so duly authorized.

     SECTION 2.6 Notwithstanding that a lesser vote or no vote of the Board of Directors (or the executive committee thereof) may be required by law or the Certificate of Incorporation, any transaction between the Corporation and any stockholder who beneficially owns 10% or more of the total number of outstanding shares of Common Stock and Class A Common Stock of the Corporation, or otherwise relating to such stockholder, shall require the approval of, in addition to any other vote of the Board of Directors (or the executive committee thereof) required by law or the Certificate of Incorporation, a majority vote of a committee of the Board of Directors of the Corporation comprised of all the Independent Directors (as defined below) then in office. For purposes of this
Section 2.6, "Independent Director" means any director who is not an affiliate or past or present officer, director or employee of, and was not nominated by, such stockholder or any of its affiliates, and is not associated with an entity that performs substantial services for any of the foregoing.

     SECTION 2.7 Notwithstanding that a lesser vote or no vote of the Board of Directors (or a committee thereof) may be required by law or the Certificate of Incorporation, and in addition to any other vote of the Board of Directors (or a committee thereof) required by law or the Certificate of Incorporation, the affirmative vote of two-thirds of the Directors constituting the entire Board of Directors of the Corporation shall be required for approval of the following actions:

          I. Any distributions or dividends of securities or other property (other than cash and other than dividends payable in shares of Common Stock or Class A Common Stock), if the Fair Market Value (as defined below) thereof equals or exceeds 10% of the Consolidated Net Worth of the Corporation (as defined below) as of the date of any such action of the Board of Directors.

          II. Any repurchase or redemption of outstanding equity securities of the Corporation if the gross consideration to be paid for such repurchase or redemption, together with the gross consideration paid for all such repurchases or redemptions in the preceding twelve month period but net of the amount of the net proceeds from the issuance of other equity securities in such period, equals or exceeds 10% of the Consolidated Net Worth of the Corporation as of the date of any such action by the Board of Directors.

          III. A decision by the Board of Directors to consent to or enter into any cease and desist order or formal agreement with any bank regulatory authority or other governmental agency which would adversely affect the interests of the holders of the Class A Common Stock in the good faith opinion of the Class A Directors (as set forth in a resolution duly adopted by a majority of such Class A Directors).

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

          For purposes of this Section 2.7:

             "Consolidated Net Worth" as of any date means the total of all amounts that are included under stockholders' equity as shown on the most recently available consolidated financial statements of the Corporation and its subsidiaries.

             "Fair Market Value" means, as to any securities or other property, the cash price at which a willing seller would sell and a willing buyer would buy such securities or property in an arm's-length negotiated transaction without time constraints. For purposes of these By-laws, Fair Market Value shall be determined in good faith by the affirmative vote of a majority of the Directors constituting the entire Board of Directors of the Corporation.

     SECTION 2.8 No action may be taken at a meeting of the Board of Directors with respect to any matter that was not previously set forth on an agenda for such meeting delivered to the Directors prior to such meeting if either a majority of the Class A Directors present at such meeting or a majority of the Non-Class A Directors present at such meeting oppose taking action at such meeting with respect to such matter.

                                  ARTICLE III

                          OFFICERS; DUTIES OF OFFICERS

     SECTION 3.1 The officers of the Corporation shall be a President, and one or more Vice Presidents, any one or more of whom may also be designated as Executive or Senior Vice Presidents, a Secretary, a Treasurer, a Chief Executive Officer, a Chief Operating Officer and such other officers as the Corporation may require for the transaction of its business. All officers shall be elected or appointed by the Board of Directors or the Executive Committee as these By-laws further provide and by whom their several duties shall be prescribed and who, subject to Section 3.4, shall hold their offices at the pleasure of the Board of Directors or the Executive Committee, subject to the authority of the Board of Directors if the Executive Committee was the appointing power. There may be a Chairman of the Board of Directors who shall be appointed by the Board of Directors from its own members and who shall have such powers as may be prescribed by these By-Laws or, if and to the extent that these By-Laws shall not so prescribe, by the Board of Directors.

     SECTION 3.2 The Chairman of the Board of Directors shall preside at all meetings of the stockholders and of the Board of Directors, and shall perform such other duties and have such other powers as may be assigned to him by these By-laws or the Board of Directors. If a Director other than the President shall have been appointed Chairman of the Board of Directors, then in the absence of the Chairman the President shall preside, and in the absence of both the Chairman of the Board of Directors and the President, or in the absence of the President if the President shall be the Chairman of the Board of Directors, any other Director designated by the Board of Directors shall preside.

     SECTION 3.3 The President shall exercise general supervision of the property, affairs and business of the Corporation, and shall perform such duties and exercise such power as may be assigned to him by these By-laws or the Board of Directors. In the absence or disability of the President, his powers shall be exercised and discharged by the Vice President designated by the Board of Directors, or, in the absence or disability of him, by such other officer or officers as the Board of Directors may designate.

     SECTION 3.4 (a) The Board of Directors may from time to time designate the Chairman of the Board of Directors or the President as the Chief Executive Officer of the Corporation. If the Chairman of the Board of Directors shall have been so designated as Chief Executive Officer, then in the absence or disability of the Chairman of the Board of Directors, the President shall perform the duties and have the power of Chief Executive Officer. If the Board of Directors shall not have designated either the Chairman of the Board of Directors or the President as Chief Executive Officer, then unless and until the Board of Directors shall make such a designation, the President shall be the Chief Executive Officer of the Corporation. The Chief Executive Officer shall be responsible for the general direction of the property, business, affairs and personnel of the Corporation, and shall have all requisite power and authority to carry out such responsibility. He shall be responsible for carrying out and effectuating, and shall have full power, directly or through such officers as he

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may designate, to carry out and effectuate such policies and procedures for the governance and conduct of the affairs of the Corporation as are adopted by the Board of Directors or prescribed by law.

     (b) The Board of Directors may from time to time designate a Chief Operating Officer of the Corporation. The Chief Operating Officer shall perform the duties imposed upon him by these By-laws, the Board of Directors, the Executive Committee or the Chief Executive Officer. If the Chief Executive Officer is not the President, then the Chief Operating Officer shall be the President. If the Chief Executive Officer shall be the President, then the Chief Operating Officer shall be senior to all other Vice Presidents of the Corporation.

     (c) The persons so designated from time to time as the Chief Executive Officer and the Chief Operating Officer shall continue to serve in such capacity until such time as the Board of Directors of the Corporation, by a vote of two-thirds of the Directors constituting the entire Board of Directors, votes to terminate such designation or until such person's death, voluntary retirement or resignation. In order to be elected to fill a vacancy in the office of Chief Executive Officer or Chief Operating Officer, the person nominated pursuant to the provisions of paragraph (b) of Article Seventh of the Certificate of Incorporation shall be required to be approved by the affirmative vote of two-thirds of the directors then in office.

     SECTION 3.5 Each Vice President shall perform the duties imposed upon him by these By-laws, the Board of Directors, the Executive Committee or the Chief Executive Officer. The Vice President senior in rank to all other Vice Presidents, including Executive and Senior Vice Presidents, shall be as designated by the Board of Directors.

     SECTION 3.6 The Secretary shall have charge and custody of the corporate seal, records and minute books of the Corporation, and he shall keep correct written minutes of all meetings of stockholders, the Board of Directors and the Executive Committee. He shall give or cause to be given notice of all meetings of the stockholders and of the Board of Directors in accordance with these By-laws and as required by law, and shall perform such other duties as may be imposed upon him by law, these By-laws, the Board of Directors, the Executive Committee or by the Chief Executive Officer. The duties of the Secretary may be performed by any Assistant Secretary appointed by the Board of Directors or by the Executive Committee.

     SECTION 3.7 The Treasurer shall be the chief financial officer of the Corporation and exercise general supervision over the receipt, custody and disbursement of corporate funds. He shall perform such other duties as may be imposed upon him by law, these By-laws, the Board of Directors, the Executive Committee or the Chief Executive Officer. The duties of the Treasurer may be performed by any Assistant Treasurer appointed by the Board of Directors or by the Executive Committee.

     SECTION 3.8 Subject to the prior authority of the Board of Directors, additional officers may be appointed by the Executive Committee and the salaries of such officers may be fixed by the Executive Committee.

                                   ARTICLE IV

                                   COMMITTEES

     SECTION 4.1 There may be a committee to be known as the Executive Committee consisting of the following: the Chief Executive Officer (so long as he is a Director, who shall be the Chairman of the Executive Committee), the Chief Operating Officer (so long as he is a Director) and not less than three additional Directors appointed by a committee comprised of the Chief Executive Officer, all of such members of the Executive Committee shall continue to act until succeeded. The members of the Executive Committee appointed pursuant to the foregoing sentence shall include such number of Class A Directors as Citrus Parent has the right to so request pursuant to Section 5.3 of the Standstill and Governance Agreement (as defined in the Certificate of Incorporation of the Corporation). The Executive Committee shall have, to the extent not specifically restricted by law or by these By-laws, all of the powers of the Board of Directors in the management of the property, business and affairs of the Corporation during the intervals between meetings of the Board of Directors. This Committee shall have the power to discount and purchase bills, notes and other

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

evidences of debt and to meet regularly each week; to confer with and advise the officers of the Corporation; to act with them in its best judgment as to the general management of the business and affairs of the Corporation and to adopt such measures as may be deemed expedient. No action may be taken by the Executive Committee without the affirmative vote of each of the members thereof. This Committee shall, at each regular meeting of the Board of Directors, submit in writing a report of all matters and things done by it since its last report. The Board of Directors shall approve or disapprove such report, the action taken to be recorded in the minutes of the meeting.

     SECTION 4.2 Except as otherwise provided in the Certificate of Incorporation of the Corporation or these By-Laws, the Board of Directors may appoint, from time to time, from its own members, other committees of two or more persons, for such purposes and with such powers as the Board of Directors may determine.

                                   ARTICLE V

                                      SEAL

     SECTION 5.1 The corporate seal of the Corporation shall be of such form and device as may from time to time be designated by the Board of Directors. The Board of Directors may determine that the Corporation shall have no seal.

                                   ARTICLE VI

                                  MINUTE BOOKS

     SECTION 6.1 The Certificate of Incorporation, the proceedings of all regular and special meetings of the Board of Directors and any committee thereof, and of the stockholders, these By-laws and any amendments thereto and reports of the committees of the Directors shall be recorded in the minute book; and the minutes of each such meeting shall be signed by the presiding officer and the Secretary or an Assistant Secretary or a secretary pro tempore.

                                  ARTICLE VII

                      CERTIFICATES AND TRANSFERS OF STOCK

     SECTION 7.1 Certificates and stock of the Corporation shall be in such form as shall be approved by the Board of Directors. The certificates shall be sealed with the corporate seal, if any, and signed by the President or a Vice President and the Secretary or an Assistant Secretary; provided, that the Board of Directors may provide that certificates shall be sealed only with the facsimile seal of the Corporation and signed only with the facsimile signature of the President or a Vice President and the Secretary or an Assistant Secretary. The name of the person owning the shares represented by each certificate, with the number of such shares and the date of issue, shall be entered upon the stock records of the Corporation.

     SECTION 7.2 Transfer of shares of stock may be made by delivery of the certificates therefor, endorsed by the holder of record thereof, or accompanied by a written assignment or power of attorney to sell, assign or transfer the same, signed by the holder of record thereof; but no transfer shall affect the right of the Corporation to pay any dividends upon the stock to the holder of record thereof, or to treat the holder of record as the holder in fact thereof for all purposes, and no transfer shall be valid, except between the parties thereto, until such transfer shall have been made upon the books of the Corporation.

     SECTION 7.3 In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and
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which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty nor less than ten days from the date of such meeting; (2) in the case of determination of stockholders to express consent to action in writing without a meeting, shall not be less than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action, shall not be more than sixty days prior to such action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

     SECTION 7.4 In case of the loss, mutilation or destruction of any certificate of any share or shares of stock of the Corporation, a duplicate certificate may be issued upon such terms as the Board of Directors may prescribe.

     SECTION 7.5 The Corporation shall not be obliged to issue any certificate of stock evidencing, either singly or with other shares, any fractional part of a share or any undivided interest in shares.

                                  ARTICLE VIII

                                  EMERGENCIES

     SECTION 8.1 In the event of an emergency declared by the President of the United States or the person performing his functions, or similar officials in the state in which the Corporation has its principal place of business or the persons performing their functions, the officers and employees of the Corporation will continue to conduct the affairs of the Corporation under such guidance from the Board of Directors as may be available except as to such matters which by statute require specific approval by the Board of Directors and subject to conformance with any governmental directives during the emergency.

                                   ARTICLE IX

                                  CONSTRUCTION

     SECTION 9.1 Except where such construction would be repugnant to the context, whenever used in these By-laws, the word "Corporation" shall mean BancWest Corporation, the singular includes the plural, and vice versa; the masculine gender includes the feminine gender; and the words "stockholder" and "stockholders" shall mean the holder or holders of outstanding shares of capital stock of the Corporation.

                                   ARTICLE X

                                INDEMNIFICATION

     SECTION 10.1 To the extent permitted by Delaware law from time to time in effect, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action or suit by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or, while a director,

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officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     SECTION 10.2 To the extent permitted by Delaware law from time to time in effect, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     SECTION 10.3 To the extent that a present or former director or officer or an employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections
10.1 and 10.2, or in defense of any claim, issue or matter therein, such person shall be indemnified by the Corporation against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     SECTION 10.4 Any indemnification under Sections 10.1 and 10.2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in said Sections
10.1 and 10.2. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, event though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel (compensated by the Corporation) in a written opinion, or (4) by the stockholders.

     SECTION 10.5 Expenses incurred by a present or former Director or officer of the Corporation in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the employee or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article.

     SECTION 10.6 The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may

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

be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     SECTION 10.7 The indemnification and advancement of expenses provided by or granted pursuant to this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     SECTION 10.8 The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article or of
Section 145 of the General Corporation Law of Delaware, as it may be amended or substituted for.

     SECTION 10.9 Notwithstanding Sections 10.1 and 10.2 hereof, except as otherwise provided in Section 10.10, the Corporation shall be required to indemnify an indemnitee in connection with any action, suit or proceeding (or part thereof) commenced by such indemnitee only if the commencement of such action, suit or proceeding (or part thereof) by the indemnitee was authorized by the Board of Directors.

     SECTION 10.10 If a claim for indemnification or advancement of expenses under this Article is not paid in full within sixty days after a written claim therefor by the indemnitee has been received by the Corporation, the indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

     SECTION 10.11 Any repeal or modification of the foregoing provisions of this Article shall not adversely affect any right or protection hereunder of any indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

                                     I-B-11

                                                                       EXHIBIT C

--------------------------------------------------------------------------------

                                    FORM OF

                      STANDSTILL AND GOVERNANCE AGREEMENT

                                    BETWEEN

                              FIRST HAWAIIAN, INC.

                                      AND

                           BANQUE NATIONALE DE PARIS

                 DATED AS OF                            , 1998

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                   ARTICLE I
DEFINITIONS...............................................................    1
SECTION 1.1   Certain Defined Terms.......................................    1
SECTION 1.2   Other Defined Terms.........................................    6
SECTION 1.3   Other Definitional Provisions...............................    6
SECTION 1.4   Methodology for Calculations................................    7
STANDSTILL................................................................    7
SECTION 2.1   Acquisition of Additional Voting Securities.................    7
SECTION 2.2   Certain Restrictions........................................   11
SECTION 2.3   Notice of Certain Events; Press Releases, etc...............   12
SECTION 2.4   Post-Standstill Period......................................   12
TRANSFER RESTRICTIONS.....................................................   14
SECTION 3.1   General Transfer Restrictions...............................   14
SECTION 3.2   Restrictions on Transfer....................................   14
SECTION 3.3   Right of First Refusal......................................   15
SECTION 3.4   Transferees.................................................   17
VOTING....................................................................   17
SECTION 4.1   Voting on Certain Matters...................................   17
SECTION 4.2   Irrevocable Proxy...........................................   17
SECTION 4.3   Quorum......................................................   18
CORPORATE GOVERNANCE......................................................   18
SECTION 5.1   Composition of the Board....................................   18
SECTION 5.2   Agenda......................................................   19
SECTION 5.3   Committees..................................................   19
SECTION 5.4   Certain Officers............................................   19
SECTION 5.5   Regulatory Cooperation......................................   19
MISCELLANEOUS.............................................................   20
SECTION 6.1   Conflicting Agreements......................................   20
SECTION 6.2   Duration of Agreement.......................................   20
SECTION 6.3   Ownership Information.......................................   20
SECTION 6.4   Further Assurances..........................................   20
SECTION 6.5   Amendment and Waiver........................................   20
SECTION 6.6   Severability................................................   21
SECTION 6.7   Entire Agreement............................................   21
SECTION 6.8   Successors and Assigns......................................   21
SECTION 6.9   Counterparts................................................   21
SECTION 6.10  Remedies....................................................   21
SECTION 6.11  Notices.....................................................   21
SECTION 6.12  Governing Law; Consent to Jurisdiction......................   22
SECTION 6.13  Legends.....................................................   23
SECTION 6.14  Interpretation..............................................   24
SECTION 6.15  Effectiveness...............................................   24

                                      I-C-i

                                                                       EXHIBIT C

                  FORM OF STANDSTILL AND GOVERNANCE AGREEMENT

     FORM OF STANDSTILL AND GOVERNANCE AGREEMENT dated as of
               , 1998 between First Hawaiian, Inc., a Delaware corporation (the "Company"), and Banque Nationale de Paris, a societe anonyme or limited liability banking corporation organized under the laws of the Republic of France ("BNP").

     WHEREAS, the Company and BancWest Corporation, a corporation organized under the laws of California and a subsidiary of BNP ("BancWest"), entered into an Agreement and Plan of Merger, dated as of May 28, 1998 (the "Merger Agreement"), pursuant to which and subject to the terms and conditions thereof, among other things, BancWest will merge (the "Merger") with and into the Company and all of the outstanding shares of common stock, without par value, of BancWest will be converted into shares of Class A Common Stock (as defined herein);

     WHEREAS, upon the closing of the Merger (the "Closing"), BNP will Beneficially Own (as defined herein), directly and through its Subsidiaries (as defined herein) 45% of the issued and outstanding Company Common Shares (as defined herein);

     WHEREAS, it is a condition to the obligations of each of the Company and BancWest to consummate the Merger pursuant to the Merger Agreement that this Agreement shall have been duly executed and delivered by the Company and BNP; and

     WHEREAS, the parties hereto desire to enter into this Agreement to establish certain arrangements with respect to the Company Common Shares to be Beneficially Owned by BNP and its Affiliates following the closing of the Merger, as well as restrictions on certain activities in respect of the Company Common Shares, corporate governance and other related corporate matters.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.1 Certain Defined Terms. As used herein, the following terms shall have the following meanings:

          "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary or Affiliate of BNP solely by virtue of BNP's ownership of the Class A Common Stock or Common Stock, the election of Class A Directors nominated by it to the Board or any other action taken by BNP or its Affiliates which is permitted under this Agreement, in each case in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth in, this Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable law or accounting principles).

          "Agreement" means this Standstill and Governance Agreement as it may be amended, supplemented, restated or modified from time to time.

          "Beneficial Ownership" by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security;

                                      I-C-1
     and shall otherwise be interpreted in accordance with the term "beneficial ownership" as defined in Rule 13d-3 adopted by the Commission under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise. For purposes of this Agreement, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates or any Group of which such Person or any such Affiliate is or becomes a member.

          "BHC Act" means the Bank Holding Company Act of 1956, as amended (or any successor statute), and the rules and regulations of the Board of Governors of the Federal Reserve System promulgated thereunder (or under any successor statute).

          "Board" means the Board of Directors of the Company.

          "Business Combination Proposal" means any proposal with respect to a merger or consolidation in which the Company is a constituent corporation or a sale, lease, exchange or mortgage of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole and pursuant to any of which transactions all of the Company Common Shares (other than those, if any, which are Beneficially Owned by BNP and its Affiliates) would be exchanged for cash, securities or other property, and, solely for purposes of Sections 2.1(c), 2.2(b), 2.2(c) and 2.4(b), a tender or exchange offer for any and all of the outstanding Company Common Shares. Any Business Combination Proposal submitted by BNP pursuant to this Agreement shall be a proposal for the acquisition of not less than 100% of the issued and outstanding Company Common Shares (other than those which are Beneficially Owned by BNP and its Affiliates).

          "Business Day" shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Honolulu, Hawaii, San Francisco, California or Paris, France.

          "By-Laws" means the By-Laws of the Company, as amended or supplemented from time to time.

          "Capital Stock" means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.

          "Change of Control" means (i) any Person becomes the Beneficial Owner of more than 50% of the total voting power of the outstanding Voting Securities of the Company, (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Non-Class A Directors (together with any new Non-Class A Directors whose election by such Non-Class A Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the Non-Class A Directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Directors of the Company then in office, (iii) a merger or consolidation of the Company with or into another Person or the merger or consolidation of another Person into the Company, as a result of which transaction or series of related transactions (A) any Person becomes the Beneficial Owner of more than 50% of the total voting power of all Voting Securities of the Company (or, if the Company is not the surviving or transferee company of such transaction or transactions, of such surviving or transferee company) outstanding immediately after such transaction or transactions, or (B) the shares of Company Common Stock outstanding immediately prior to such transaction or transactions do not represent a majority of the voting power of all Voting Securities of the Company (or such surviving or transferee company, if not the Company) outstanding immediately after such transaction or transactions, (iv) the sale, lease, exchange or mortgage of all or substantially all of the assets of the Company and its

                                      I-C-2

     Subsidiaries, or (v) the approval by the stockholders of the Company of a plan of liquidation or dissolution of the Company.

          "Class A Common Stock" means the class A common stock, par value $1.00 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

          "Class A Director" means any Class A Nominee who is elected or appointed as a Class A Director of the Company and is then serving in such capacity.

          "Class A Holders" means (i) BNP and (ii) any Affiliate of BNP or any Qualified Transferee to which shares of Class A Common Stock have been Transferred in accordance with Sections 3.2(c)(iii) and 3.2(c)(vi) hereof, respectively.

          "Class A Nominee" means any Person proposed by the Class A Holders for election or appointment as a Class A Director pursuant to the Restated Charter.

          "Commission" means the United States Securities and Exchange
     Commission.

          "Company Common Shares" means, collectively, the Company Common Stock and the Class A Common Stock.

          "Company Common Stock" means the common stock, par value $1.00 per share, of the Company (other than the Class A Common Stock) and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

          "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means, or otherwise to control such Person within the meaning of such term as used in Section 2(e) of Regulation Y; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither the Company nor any of its Subsidiaries shall be deemed to be controlled by or under common control with BNP or any of its Affiliates solely by virtue of BNP's ownership of the Class A Common Stock or Common Stock, the election of Class A Directors nominated by it to the Board or any other action taken by BNP or its Affiliates which is permitted under this Agreement, in each case in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth in, this Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable law or accounting principles).

          "Current Market Value" means, with respect to any security, the average of the daily closing prices on the Nasdaq National Market (or the principal exchange or market on which such security may be listed or may trade) for such security for the 20 consecutive trading days commencing on the 22nd trading day prior to the date as of which the Current Market Value is being determined. The closing price for each day shall be the closing price, if reported, or, if the closing price is not reported, the average of the closing bid and asked prices as reported by the Nasdaq National Market (or such principal exchange or market) or a similar source reasonably and in good faith selected from time to time by the Company for such purpose. In the event such closing prices are unavailable, the Current Market Value shall be the Fair Market Value of such security established by an Independent Investment Banking Firm in accordance with the procedures specified in Section 3.3(f).

          "Director" means any member of the Board (other than any advisory, honorary or other non-voting member of the Board).

          "Equity Securities" means any and all shares of Capital Stock of the Company, securities of the Company convertible into, or exchangeable for, such shares, and options, warrants or other rights to

                                      I-C-3
     acquire such shares (regardless of whether such securities, options, warrants or other rights are then exercisable or convertible).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor statute).

          "Executive Committee" means the Executive Committee of the Board, as duly constituted from time to time (subject to Section 5.2).

          "Fair Market Value" means, as to any securities or other property, the cash price at which a willing seller would sell and a willing buyer would buy such securities or property in an arm's-length negotiated transaction without time constraints.

          "Group" shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

          "Independent Director" means (except as set forth in the proviso hereto) any Non-Class A Director who is not an Affiliate or a past or present officer, director or employee of, and was not nominated by, BNP or any of its Affiliates, and is not associated with an entity that performs substantial services for any of the foregoing; provided that, solely when used with respect to any action to be taken by the Board or the Executive Committee relating to a transaction or proposed transaction with, or otherwise relating to any other holder of 10% or more of the outstanding Company Common Shares (or 10% or more of any other class of Voting Securities of the Company), the term Independent Director shall mean any director who is not an Affiliate or a past or present officer, director or employee of, and was not nominated by, such stockholder (or other securityholder) or any of its Affiliates, and is not associated with an entity that performs substantial services for any of the foregoing.

          "Independent Investment Banking Firm" means an investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Person or Persons engaging such firm, independent of such Person or Persons and qualified to perform the task for which it has been engaged.

          "Initial Ownership Percentage" means the Ownership Percentage of BNP and its Affiliates immediately following the Closing.

          "Non-Class A Directors" means the Directors who are not Class A Directors.

          "Ownership Percentage" means, at any time, the ratio, expressed as a percentage, (i) of the total Equity Securities Beneficially Owned by BNP and its Affiliates to (ii) the sum of (x) the total number of outstanding Company Common Shares and (y) any Company Common Shares that are issuable upon conversion, exchange or exercise of any Equity Securities included in clause (i); provided, however, that shares subject to options under Company benefit plans granted or shares otherwise issued under Company benefit plans to any Person who, at the time of the grant or issuance, was an officer or director of the Company or any of its Subsidiaries shall not be deemed to be Equity Securities Beneficially Owned by BNP or any of its Affiliates; and provided further, however, that Equity Securities Beneficially Owned by BNP and its Affiliates shall not include, for purposes of clause (i) above, any Equity Securities held by BNP and its Subsidiaries in trust, managed, custodial or nominee accounts and the like, or held by mutual funds for which BNP or one of its Subsidiaries acts as investment advisor, in each case for the benefit of customers of BNP and its Subsidiaries ("Trust Account Shares"), provided that (A) such Trust Account Shares were acquired by BNP or its Subsidiaries in the ordinary course of their banking or investment management businesses, solely for investment and not with the intent or purpose of influencing control of the Company or avoiding the provisions of this Agreement, and (B) to the extent that such Trust Account Shares at any time constitute in the aggregate more than four percent of the Company's then outstanding Voting Securities (such excess shares, the "Excess Trust Shares"), BNP shall, and shall cause its Subsidiaries which hold any such Excess Trust Shares to, (x) vote such Excess Trust Shares on all matters submitted to a vote of stockholders of the Company in the same proportion as the stockholders of the Company other than BNP and its Affiliates vote (or, if BNP or such Subsidiaries are not legally permitted to so vote such Excess Trust Shares, BNP shall, and shall cause any of its Subsidiaries which hold any such shares to, vote a number of Company Common Shares having the same

                                      I-C-4
     voting power as such Excess Trust Shares in the same proportion as the stockholders of the Company other than BNP and its Affiliates vote), and
     (y) BNP shall, and shall cause its Subsidiaries to, use all reasonable efforts to either reduce its aggregate Beneficial Ownership of such Trust Account Shares to four percent or less of the Company's then outstanding Voting Securities or Transfer (pursuant to clauses (i) or (ii) of Section 3.2(c)) a sufficient number of other Equity Securities having aggregate voting power equal to the Excess Trust Shares. For purposes of Section 5.1(b) only, the Ownership Percentage shall include the Equity Securities Beneficially Owned by any Qualified Transferee in addition to the Equity Securities Beneficially Owned by BNP and its Affiliates.

          "Permitted Ownership Percentage" means, immediately following the Closing, the Initial Ownership Percentage and thereafter, such Ownership Percentage as may be permitted under the terms of this Agreement to be Beneficially Owned by BNP and its Affiliates from time to time; provided that except as expressly permitted by Sections 2.1 and 2.4 hereof, in no event shall the Permitted Ownership Percentage be greater than the Initial Ownership Percentage.

          "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, other entity, government or any agency or political subdivision thereof or any Group comprised of two or more of the foregoing.

          "Prime Rate" means the prime rate, base lending rate or similar bench mark rate in effect from time to time as announced by The Chase Manhattan Bank (or any successor institution).

          "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the date hereof, between the Company and BNP.

          "Regulation Y" means Regulation Y (12 C.F.R. Part 225) or any successor regulation, as promulgated by the Board of Governors of the Federal Reserve System under the BHC Act.

          "Restated Charter" means the amended Certificate of Incorporation of the Company, the form of which is set forth in Exhibit A to the Merger Agreement, as amended or supplemented from time to time.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or under any successor statute).

          "Standstill Period" shall mean the period commencing on the Closing and continuing until the fourth anniversary of the Closing.

          "Subsidiary" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (x) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (y) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

          "Transfer" means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Equity Securities or any interest in any Equity Securities, provided, however, that a merger or consolidation in which BNP or any of its Affiliates is a constituent corporation shall not be deemed to be the Transfer of any Equity Securities Beneficially Owned by such Person (provided, that the primary purpose of any such transaction is not to avoid the provisions of this Agreement and that the successor or surviving Person to such merger or consolidation, if not BNP or such Affiliate, expressly assumes all obligations of BNP or such Affiliate, as the case may be, under this Agreement). For purposes of this

                                      I-C-5

     Agreement, the term Transfer shall include the sale of an Affiliate or BNP's interest in an Affiliate which Beneficially Owns Company Common Shares.

          "Voting Securities" means at any time shares of any class of Capital Stock or other securities of the Company which are then entitled to vote generally in the election of Directors and not solely upon the occurrence and during the continuation of certain specified events.

     SECTION 1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

TERM                                                              SECTION
----                                                          ---------------
Acquisition Restrictions....................................  Section 2.1(a)
Acquisition Restrictions Termination Events.................  Section 2.1(b)
Appraisal...................................................  Section 3.3(f)
Average Price...............................................  Section 2.1(f)
BancWest....................................................  Preamble
BNP.........................................................  Preamble
BNP Repurchase..............................................  Section 2.1(f)
Closing.....................................................  Recitals
Company.....................................................  Preamble
Company Repurchase..........................................  Section 2.1(f)
Excess Trust Shares.........................................  Section 1.1
Litigation..................................................  Section 6.12(a)
Market Check Period.........................................  Section 2.4(b)
Market Sale Option..........................................  Section 2.1(f)
Merger Agreement............................................  Recitals
Notice......................................................  Section 6.11
Offer Price.................................................  Section 3.3(b)
Permitted Transferee........................................  Section 3.2(c)
Post-Standstill Period......................................  Section 2.4(a)
Process Agent...............................................  Section 6.12(b)
Proxy Information...........................................  Section 5.1(b)
Qualified Pledgee...........................................  Section 3.2(c)
Qualified Transferee........................................  Section 3.2(c)
Repurchase Number of Shares.................................  Section 2.1(f)
Repurchase Option...........................................  Section 2.1(f)
Repurchase Price............................................  Section 2.1(f)
Required Repurchase Event...................................  Section 2.1(f)
Superior Proposal...........................................  Section 2.4(b)
Term........................................................  Section 6.2
Third Party.................................................  Section 2.1(b)
Transfer Measurement Date...................................  Section 2.1(e)
Transfer Notice.............................................  Section 3.3(a)
Transfer Reduction Level....................................  Section 2.1(e)
Transferring Party..........................................  Section 3.3
Trust Account Shares........................................  Section 1.1
Update Notice...............................................  Section 2.1(f)

     SECTION 1.3 Other Definitional Provisions. (a) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any

                                      I-C-6
particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

     (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

     SECTION 1.4 Methodology for Calculations. For purposes of calculating the number of outstanding Company Common Shares, Equity Securities or Voting Securities and the number of Company Common Shares, Equity Securities or Voting Securities Beneficially Owned by BNP and its Affiliates as of any date, any Company Common Shares, Equity Securities or Voting Securities held in the Company's treasury or belonging to any Subsidiaries of the Company which are not entitled to be voted or counted for purposes of determining the presence of a quorum pursuant to Section 160(c) of the Delaware General Corporation Law (or any successor statute) shall be disregarded.

                                   ARTICLE II

                                   STANDSTILL

     SECTION 2.1 Acquisition of Additional Voting Securities. (a) During the Standstill Period, except as provided in paragraphs (b), (c), (d) and (e) below, BNP covenants and agrees with the Company that it shall not, and shall cause each of its Affiliates, directors and executive officers not to, directly or indirectly, acquire, offer or propose to acquire or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (including by way of merger or consolidation), by joining a partnership, syndicate or other Group or otherwise, the Beneficial Ownership of any additional Voting Securities (except by way of stock dividends, stock reclassifications or other distributions or offerings made available and, if applicable, exercised on a pro rata basis, to holders of Company Common Shares generally) (the "Acquisition Restrictions").

     (b) The foregoing Acquisition Restrictions will not apply if either (i) a third party who is not an Affiliate of BNP or any of its Affiliates (a "Third Party", which term shall include any Group, other than a Group which includes BNP or any of its Affiliates as a member) commences a bona fide tender or exchange offer for more than 50% of the outstanding Company Common Shares and the Board does not both (x) recommend against the tender or exchange offer within ten Business Days after the commencement thereof (which, in the case of an exchange offer, shall be deemed to be the effective date of the registration statement relating to the securities offered in such exchange offer) or such longer period as shall then be permitted under the Commission's rules and (y) adopt a stockholders' rights plan (if the Company does not then have one in effect) which does not contain an exception from the definition of "Acquiring Person", "Triggering Event" or similar terms for such Third Party or its Affiliates (it being understood that, notwithstanding the foregoing, the Board shall not be required to adopt such a plan if such plan is opposed by any of the Class A Directors), (ii) a Third Party acquires Beneficial Ownership of 25% of the outstanding Company Common Shares (other than as a result of purchases of such securities from the Company) and at such time, the Ownership Percentage is equal to at least 25%, or (iii) a Third Party acquires Beneficial Ownership of 20% of the outstanding Company Common Shares (other than as a result of purchases of such securities from the Company) and publicly discloses in a filing on Schedule 13D or otherwise a possible intention to seek control of the Company or to engage in a transaction that would result in a Change of Control of the Company and at such time, the Ownership Percentage is equal to at least 20%; provided that if the Acquisition Restrictions terminate as a result of any of (i), (ii) or (iii) above, BNP may only acquire shares of Company Common Stock pursuant to (x) a tender or exchange offer for any and all outstanding shares of Company Common Stock or (y) a Business Combination Proposal for the Company so long as (A) such proposal is made in writing delivered only to the Executive Committee and (B) BNP and its representatives keep confidential and refrain from disclosing to any other Person the fact that they have made any such proposal or any of the terms thereof. If (x) the foregoing tender or exchange offer referred to in clause (i) shall have been terminated, (y) the Third Party referred to in clauses (ii) or (iii) shall have reduced its Beneficial Ownership below 25% or 20%, respectively, of the outstanding Company Shares or (z) the Third Party referred to in clause (iii) shall have publicly altered or modified its prior public disclosure to provide that it intends to hold the shares

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acquired for investment purposes and not with the intention to seek control of the Company or to engage in a transaction that would result in a Change of Control of the Company, in each case without BNP having made a bona fide tender or exchange offer or a bona fide Business Combination Proposal, then the Acquisition Restrictions shall be reinstated at the Permitted Ownership Percentage in effect prior to the termination of the Acquisition Restrictions. The events described in clauses (i), (ii) and (iii) of this Section 2.1(b) and in Section 2.1(c) are hereinafter referred to as the "Acquisition Restrictions Termination Events".

     (c) Notwithstanding any other provision hereof, BNP shall be entitled at any time to acquire shares of Company Common Stock in excess of the then-applicable Permitted Ownership Percentage if (i) BNP shall make a capital infusion into the Company (A) in response to the requirements of applicable U.S. bank regulatory authorities, as advised in writing to the Company by such authority, or (B) because the Company shall cease to be a "well-capitalized" bank holding company within the meaning of Section 225.2(r)(1) of Regulation Y and is not restored to the status of a "well capitalized" bank holding company within twelve months after the date on which it ceased to be a "well capitalized" bank holding company; provided that nothing herein shall be deemed to derogate the authority of the Board to approve the terms of any such capital infusion, or (ii) the Company shall become subject to any regulatory capital directive, or become an institution in "troubled" condition under 12 C.F.R. ss.325.6 and Section 225.71(d) of Regulation Y, respectively, or under 12 C.F.R. ss.263.81(c) or under any successor provisions. Any shares of Company Common Stock acquired pursuant to this paragraph (c) shall not be subject to any of the voting restrictions contained in Section 4.1(a)(ii) or 4.2. In the event that BNP wishes to acquire additional shares of Company Common Stock following any acquisition of shares pursuant to this paragraph (c), such acquisition may only be effected through a Business Combination Proposal which provides for a price per share of Company Common Stock so acquired that, in the written opinion of an Independent Investment Banking Firm selected by the Board (by a majority vote of the Directors constituting the entire Board), is fair from a financial point of view to the holders of such Company Common Stock.

     (d) If the Ownership Percentage declines due to an issuance or disposition by the Company of Company Common Stock or other Equity Securities (whether in a public offering, in connection with an acquisition, upon exercise of employee stock options or otherwise), BNP and its Affiliates shall be permitted to purchase a number of shares of Company Common Stock or other Equity Securities in the open market or in privately-negotiated transactions so that the Ownership Percentage following such purchase is no greater than the then-applicable Permitted Ownership Percentage; provided that neither BNP nor any of its Affiliates shall be permitted to purchase any shares pursuant to this Section 2.1(d) if the act of purchasing such shares would cause a transaction entered into or proposed to be entered into by the Company to be disqualified as a "pooling of interests" under applicable accounting rules, in which case such purchase rights shall be deferred until such time as such purchases may be effected without adversely affecting the pooling accounting treatment of such transaction. The Company and BNP agree to confer and reasonably cooperate with one another with respect to share repurchases or purchases to facilitate satisfaction of such requirements of the applicable accounting rules with respect to any such transaction.

     (e) (i) In the event that the Ownership Percentage decreases by an aggregate of less than 10% (the "Transfer Reduction Level") from the Ownership Percentage on the same date of the prior year (the "Transfer Measurement Date") as a result of a Transfer or a series of Transfers by BNP or its Affiliates of any Company Common Shares or other Equity Securities (other than any Transfers pursuant to clauses (iv), (v), (vi) or (vii) of Section 3.2(c)), BNP and its Affiliates may purchase additional shares of Company Common Stock or other Equity Securities in open market purchases or in privately-negotiated transactions so long as, after giving effect to such acquisitions, the Ownership Percentage does not exceed the Permitted Ownership Percentage on the Transfer Measurement Date (as reduced in accordance with clause (ii) below subsequent to such Transfer Measurement Date).

     (ii) Upon any Transfer of any Company Common Shares or other Equity Securities by BNP or any of its Affiliates pursuant to clauses (iv), (v), (vi) or (vii) of Section 3.2(c) or to the extent of any other Transfers that result in the Ownership Percentage decreasing below the Transfer Reduction Level, the Permitted Ownership Percentage shall be automatically decreased to the actual Ownership Percentage following such event. For purposes of this Section 2.1(e), a Transfer pursuant to clause (vii) of Section 3.2(c) shall not be

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deemed to have occurred so long as BNP continues to have sole power to vote or direct the voting of such Company Common Shares or other Equity Securities which have been so pledged.

     (f) (i) Upon a repurchase or redemption of Equity Securities by the Company that, by reducing the number of outstanding Equity Securities, increases the Ownership Percentage (a "Company Repurchase") to an amount in excess of the then-applicable Permitted Ownership Percentage, BNP shall dispose, or cause its Affiliates to dispose, of Equity Securities Beneficially Owned by them as set forth in clauses (ii) or (iii) below, as applicable; provided, however, that if effecting such disposition at such time would subject BNP or any such Affiliate to liability under Section 16(b) of the Exchange Act, then the obligation of BNP to effect, or cause its Affiliates to effect, such disposition shall be deferred until the earliest date on which it or its Affiliates may effect such disposition without incurring such liability under Section 16(b).

     (ii) In the event of a proposed Company Repurchase (other than pursuant to a proposed program of open market repurchases by the Company, which shall be treated in accordance with the provisions of clause (iii) below) which, together with any prior Company Repurchases of less than 1% of the outstanding Equity Securities with respect to which no Equity Securities Beneficially Owned by BNP or its Affiliates were disposed of in the manner required by this Section 2.1(f), shall be in excess of 1% of the outstanding Equity Securities prior to such Company Repurchase (a "Required Repurchase Event"), the Company shall give written notice to BNP not later than five Business Days prior to the Company Repurchase, specifying the number and type of Equity Securities to be repurchased and the repurchase price (the "Repurchase Price") (if known) per security. On the date of the Company Repurchase giving rise to such notice, BNP shall sell or cause one or more of its Affiliates to sell to the Company (a "BNP Repurchase") a sufficient number of Equity Securities of the type repurchased or to be repurchased by the Company, or, if BNP and its Affiliates do not own such type of Equity Securities, shares of Class A Common Stock or Company Common Stock (the "Repurchase Number of Shares"), such that the Ownership Percentage following such BNP Repurchase is equal to the Ownership Percentage prior to the Company Repurchase or Company Repurchases giving rise to such Required Repurchase Event, at a price, payable in cash, equal to the Repurchase Price; provided that, at BNP's option and subject to applicable law, in lieu of selling any Equity Securities to the Company, BNP may dispose or cause one or more of its Affiliates to dispose of the Repurchase Number of Shares in open market transactions of the type described in clauses (i) and (ii) of Section 3.2(c) (the "Market Sale Option"). BNP shall give written notice to the Company not later than two Business Days prior to the Company Repurchase of its election to exercise its Market Sale Option and shall consummate the sale of such Equity Securities as specified in such written notice within ten Business Days thereafter (or such longer period as may be required to comply with any volume restrictions on sales of securities under Rule 144 of the Securities Act (or any successor rule) if BNP elects to dispose of such Equity Securities in transactions of the type described in clause (ii) of Section 3.2(c)). BNP shall not be deemed to be in violation of this Agreement to the extent that the Permitted Ownership Percentage has been reduced as a result of a Company Repurchase which has not resulted in a Required Repurchase Event pursuant to this paragraph.

     (iii) In the event that the Company shall propose to commence a program of open market repurchases of Equity Securities which would constitute a Required Repurchase Event, the Company shall give written notice thereof to BNP not later than ten Business Days prior to the commencement of any repurchases of Equity Securities pursuant thereto, and BNP shall have the option, exercisable by written notice given to the Company within five Business Days after receipt of such notice from the Company, to either (i) participate in such repurchases by selling Equity Securities to the Company on a regular basis proportionate with the Company's repurchase of Equity Securities in the open market (the "Repurchase Option"), or (ii) sell the applicable number of Equity Securities pursuant to the Market Sale Option. In either case the Company shall give written notice to BNP (the "Update Notice") not less frequently than every second week as to the number of Equity Securities so repurchased by the Company during the two preceding calendar weeks, the weighted average price paid for such repurchased Equity Securities (the "Average Price"), and the Repurchase Number of Shares. If BNP has elected the Repurchase Option, BNP shall sell, or cause one or more of its Affiliates to sell, to the Company the Repurchase Number of Shares at the Average Price within five Business Days after receiving the Update Notice. If BNP has not elected the Repurchase Option, it shall sell the Repurchase Number of Shares pursuant to the Market Sale Option within ten Business Days after

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

receiving the Update Notice (or such longer period as may be required to comply with any volume restrictions on sales of securities under Rule 144 of the Securities Act (or any successor rule) if BNP elects to dispose of such Equity Securities in transactions of the type described in clause (ii) of Section 3.2(c)).

     (g) Except as expressly provided herein, neither BNP nor any Affiliate thereof shall permit any of their respective Subsidiaries (regardless of whether such entity became a Subsidiary of BNP or such Affiliate after the date of this Agreement) to Beneficially Own any Equity Securities. Notwithstanding the foregoing, the acquisition (whether by merger, consolidation or otherwise) by BNP or an Affiliate thereof of any entity that Beneficially Owns Equity Securities, or the acquisition of Equity Securities in connection with securing or collecting a debt previously contracted in good faith in the ordinary course of BNP's or such Affiliate's banking business, shall not constitute a violation of the Permitted Ownership Percentage in effect at the time of such acquisition; provided that a significant purpose of any such transaction is not to avoid the provisions of this Agreement; and provided further, that the provisions of paragraph (h) below are complied with.

     (h) If at any time BNP or any of its Affiliates become aware that BNP and its Affiliates Beneficially Own in the aggregate more than the Permitted Ownership Percentage (including by virtue of acquisitions referred to in paragraph (g) above), then BNP shall, as soon as is reasonably practicable (but in no manner that would require BNP or any such Affiliate to incur liability under Section 16(b) of the Exchange Act) take all action necessary to reduce the amount of Equity Securities Beneficially Owned by it and its Affiliates to an amount not greater than the Permitted Ownership Percentage in effect at such time. Notwithstanding any other provision of this Agreement, in no event may BNP or any of its Affiliates exercise any voting rights in respect of any Equity Securities Beneficially Owned by BNP and its Affiliates in excess of the Permitted Ownership Percentage in effect at such time.

     (i) Any shares of Company Common Stock acquired by BNP or any of its Affiliates in accordance with the terms of paragraphs (b), (c), (d) and (e) above shall be exchangeable by BNP, at its option, for shares of Class A Common Stock. Except pursuant to this Section 2.1(i), the Company agrees that, after the Closing, it shall not issue any additional shares of Class A Common Stock to any Person (other than in exchange or substitution for shares of Class A Common Stock already Beneficially Owned by such Person or in connection with a dividend payable in shares of Class A Common Stock to holders of Class A Common Stock or upon exercise of options, warrants or other securities previously distributed as a dividend on the shares of Class A Common Stock which are exercisable for or convertible into shares of Class A Common Stock). In order to effect any such exchange, BNP shall surrender the certificate or certificates evidencing the shares of Company Common Stock to be exchanged for Class A Common Stock to the secretary of the Company. Such certificates shall be duly endorsed to the Company or in blank, accompanied by proper instruments of transfer to the Company or in blank. The Company shall, within five Business Days after the surrender thereof, issue and deliver, or cause to be issued and delivered, to BNP certificates representing that number of shares of Class A Common Stock equal to the number of shares of Company Common Stock converted pursuant to the terms of this Section 2.1(i). Subject to the Restated Charter and the By-Laws, upon such surrender, the shares shall be deemed to be treated as shares of Class A Common Stock for all purposes of this Agreement irrespective of any delay in issuing such new share certificates. The Company agrees to use its reasonable best efforts (including, without limitation, seeking to obtain from its stockholders approval of an amendment to the Restated Charter to increase the number of authorized shares of Class A Common Stock at the next scheduled meeting of stockholders with respect to which a proxy statement has not theretofore been mailed) to at all times keep reserved, out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock as shall be sufficient to provide for the reasonably anticipated exchange of its outstanding Common Stock into Class A Common Stock in accordance with the terms of this Section 2.1(i).

     (j) Any additional Equity Securities acquired by BNP or any of its Affiliates or its or their directors or executive officers following the Closing shall be subject to the restrictions contained in this Agreement as fully as if such Equity Securities were acquired by BNP pursuant to the Merger, it being understood that any Company Common Shares acquired by any Person who at the time of such acquisition was an officer or director of the Company or any of its Subsidiaries pursuant to options granted or any other issuances of shares

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

of Company Common Stock under any Company benefit plan shall not be deemed to be subject to this Agreement.

     SECTION 2.2 Certain Restrictions. (a) During the Standstill Period, except as provided below, BNP agrees not to, and to cause each of its Affiliates and its and their respective directors and executive officers not to, directly or indirectly, alone or in concert with others:

          (i) initiate, propose or otherwise solicit securityholders of the Company for the approval of one or more securityholder proposals or induce or attempt to induce any other Person to initiate any securityholder proposal, or seek election to or seek to place a representative or other Affiliate or nominee on the Board (other than a Class A Nominee) or seek removal of any member of the Board (other than a Class A Director);

          (ii) (A) except in the manner and to the extent permitted under
     Section 2.1(b), propose or seek to effect a merger, consolidation, recapitalization, reorganization, sale, lease, exchange or other disposition of substantially all assets or other business combination involving, or a tender or exchange offer for securities of, the Company or any of its Subsidiaries or any material portion of its or such Subsidiary's business or assets or any other type of transaction that would otherwise result in a Change of Control of the Company or in any increase in the Ownership Percentage beyond the then existing Ownership Percentage (any such action described in this clause (A), a "Company Transaction Proposal"), (B) seek to exercise any control or influence over the management of the Company or the Board or any of the businesses, operations or policies of the Company (other than solely by virtue of representation on the Board and participation in meetings and other actions of the Board and any duly constituted committee thereof or by informal meetings or consultations with members of the Board or management), (C) advise, assist or encourage or finance (or assist or arrange financing to or for) any other Person in connection with any of the matters restricted by, or to otherwise seek to circumvent the limitations of, this Agreement, or (D) present to the Company, its stockholders or any third party any proposal constituting or that can reasonably be expected to result in a Company Transaction Proposal or in an increase in the Ownership Percentage;

          (iii) publicly suggest or announce its willingness or desire to engage in a transaction or group of transactions or have another Person engage in a transaction or group of transactions that constitute or could reasonably be expected to result in a Company Transaction Proposal or in an increase in the Ownership Percentage or take any action that might require the Company to make a public announcement regarding any such Company Transaction Proposal;

          (iv) initiate, request, induce, encourage or attempt to induce or give encouragement to any other Person to initiate, or otherwise provide assistance to any Person who has made or is contemplating making, or enter into discussions or negotiations with respect to, any proposal constituting or that can reasonably be expected to result in a Company Transaction Proposal or in an increase in the Ownership Percentage;

          (v) solicit proxies (or written consents) or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents), or otherwise become a "participant" in a "solicitation," or assist any "participant" in a "solicitation" (as such terms are defined in Rule 14a-1 of Regulation 14A and Instruction 3 of Item 4 of Schedule 14A, respectively, under the Exchange Act) in opposition to the recommendation or proposal of the Board, or recommend or request or induce or attempt to induce any other Person to take any such actions, or seek to advise, encourage or influence any other Person with respect to the voting of (or the execution of a written consent in respect of) Voting Securities or, except as otherwise expressly required, permitted or contemplated by this Agreement or the Restated Charter, execute any written consent in lieu of a meeting of the holders of Voting Securities or grant a proxy with respect to the voting of Voting Securities to any Person other than an officer or agent of BNP or the Company;

          (vi) form, join in or in any other way (including by deposit of Equity Securities) participate in a partnership, pooling agreement, syndicate, voting trust or other Group with respect to Equity Securities,

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     or enter into any agreement or arrangement or otherwise act in concert with any other Person, for the purpose of acquiring, holding, voting or disposing of Equity Securities;

          (vii) take any other actions, alone or in concert with any other Person, to seek to effect a Change of Control of the Company or an increase in the Ownership Percentage or otherwise seek to circumvent any of the limitations set forth in this Section 2.2; or

          (viii) request, or induce or encourage any other Person to request, that the Company amend or waive any of the provisions of this Agreement.

     (b) If any Acquisition Restrictions Termination Event occurs, the restrictions set forth in paragraphs (i) through (viii) above will not apply to the extent (but only to the extent) necessary to enable BNP to make the Business Combination Proposal permitted to be made under Section 2.1(b) hereof and subject to the terms and conditions relating thereto.

     (c) Notwithstanding the foregoing restrictions, BNP may at any time submit a Business Combination Proposal for the Company so long as (i) such Business Combination Proposal is made in writing delivered only to the Executive Committee in a manner which does not require public disclosure thereof by the Company and (ii) BNP and its representatives keep confidential and refrain from disclosing to any other Person the fact that they have made such a Business Combination Proposal or any of the terms thereof, it being understood that the Executive Committee shall be under no obligation to BNP or its Affiliates to accept such Business Combination Proposal or to cause such Business Combination Proposal to be submitted to the full Board for consideration. In addition, (x) if it shall become part of the agenda of any meeting of the Board or any committee thereof to review any proposal submitted by a Third Party with respect to a Company Transaction Proposal which would result in a Change of Control of the Company (other than as a result of action taken by BNP pursuant to Section 5.2), or (y) if the Board or any committee thereof shall determine to solicit proposals for such a transaction from Third Parties, the Company shall give prompt written notice of such determination to BNP and shall provide BNP with a reasonable opportunity to, in the case of clause (x), participate as a potential bidder prior to accepting such Third Party proposal or, in the case of clause
(y), participate in the solicitation process as a potential bidder. For purposes of this Section 2.2(c), the reference to "Company Common Stock" in clause
(iii)(B) of the term "Change of Control" shall be deemed to be a reference to "Company Common Shares".

     SECTION 2.3 Notice of Certain Events; Press Releases, etc. (a) During the Standstill Period, BNP will, subject to any requirements of applicable law or regulation, inform the Chief Executive Officer of the Company orally within one Business Day and as promptly as practicable in writing (but in no more than ten Business Days) upon it or any of its Affiliates being contacted by any Person or Group with respect to any of the matters covered by paragraphs (i) through
(viii) of Section 2.2(a) as to the content and nature of any such contact and the identity of such Person or Group.

     (b) Unless otherwise required by applicable law, BNP will not, and will not permit any of its Affiliates to, issue any press release or make any public announcement or other communication with respect to any of the matters described in Sections 2.1(b) or 2.2(a) without the prior written consent of the Chief Executive Officer of the Company or as authorized by a resolution adopted by a majority of the Board.

     SECTION 2.4 Post-Standstill Period. (a) Following the expiration of the Standstill Period and during the remainder of the Term (such period, the "Post-Standstill Period"), BNP covenants and agrees with the Company that:

          (i) neither BNP nor any of its Affiliates will take any action resulting in a majority of the Directors being BNP nominees or otherwise not constituting Independent Directors (other than as a result of a transaction permitted by clauses (ii) or (iii) below);

          (ii) neither BNP nor any of its Affiliates will acquire Beneficial Ownership of Equity Securities such that following such acquisition, the Ownership Percentage would be greater than the Permitted Ownership Percentage that was in effect on the date on which the Standstill Period expired, except in transactions effected pursuant to the procedures described in paragraph (b) below; and

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

          (iii) neither BNP nor any of its Affiliates will take any other action that could result in an increase in the Ownership Percentage or other material transactions between the Company and BNP or its Affiliates except in transactions effected pursuant to the procedures described in paragraph
     (b) below.

     (b) During the Post-Standstill Period, BNP may submit a Business Combination Proposal to the Executive Committee on a confidential basis, whereupon (if BNP has notified the Company that it is submitting such Business Combination Proposal pursuant to this Section 2.4(b) and not pursuant to the first sentence of Section 2.2(c)) the Executive Committee shall promptly (but no later than 10 days after the submission of such proposal) retain an Independent Investment Banking Firm and outside legal counsel to assist the Executive Committee in its review of the proposal and shall follow the procedures hereinafter set forth. The fees and expenses of such financial and legal advisors shall be borne by the Company. If the Independent Investment Banking Firm is unable to conclude within a reasonable period of time (not exceeding 60 days) following submission of such Business Combination Proposal to the Executive Committee that such Business Combination Proposal is fair from a financial point of view to the stockholders of the Company (other than BNP and its Affiliates), or concludes that it is inadequate, then BNP shall withdraw such Business Combination Proposal and shall not submit another Business Combination Proposal to the Company pursuant to this Section 2.4(b) for a period of twelve months from the date on which such Independent Investment Banking Firm reaches such conclusion. If the Independent Investment Banking Firm concludes that the Business Combination Proposal is fair and adequate, then the Executive Committee shall cause the proposal to be submitted to the full Board for consideration. If a majority of the Independent Directors on the Board shall conclude, after considering the advice of such financial and legal advisors as such Independent Directors consider relevant and material in the circumstances, that the transaction contemplated by such Business Combination Proposal is not in the best interests of all of the Company's stockholders at that time, then BNP shall withdraw such Business Combination Proposal and shall not submit another Business Combination Proposal to the Company pursuant to this Section 2.4(b) for a period of twelve months from the date on which the Independent Directors make such conclusion. Approval of such Business Combination Proposal by the Board shall require the affirmative vote of a majority of the Independent Directors then on the Board (in addition to any other vote required by applicable law) and may be subject to any "market check" procedures for a reasonable period of time (not exceeding 90 days) (the "Market Check Period") as the Board (including a majority of the Independent Directors of the Board) may determine to be appropriate in the circumstances. If within the Market Check Period the Company receives from a Third Party a superior proposal (a "Superior Proposal") to the Business Combination Proposal submitted by BNP (as determined in good faith by the Board (including a majority vote of the Independent Directors)), the Company shall offer BNP a reasonable period after delivery to BNP of notice of such Superior Proposal (but no more than five Business Days) to revise its Business Combination Proposal so that the terms thereof, as so revised, are superior to the Superior Proposal (as determined in good faith by the Board (including a majority vote of the Independent Directors)). If BNP does not submit, within such five Business Day period, a revised proposal which is determined in accordance with the preceding sentence to be superior to the Superior Proposal, the Board may cause the Company to enter into an agreement for such Superior Proposal and recommend acceptance thereof to the stockholders of the Company. In such event, BNP agrees that it shall, and shall cause each of its Affiliates to, in connection with any vote or action by written consent of the stockholders of the Company with respect to such agreement, vote or cause to be voted (or execute or cause to be executed a written consent in respect of) all Voting Securities, if any, Beneficially Owned by BNP and its Affiliates in favor of the Superior Proposal (or, if such Superior Proposal is a tender or exchange offer, tender and cause each of its Affiliates to tender, its Equity Securities) unless the Board withdraws its recommendation of such Superior Proposal prior to the date on which such vote is held or such action by written consent becomes effective or the consummation of such tender or exchange offer occurs, as the case may be. If the Company shall not have received a Superior Proposal during the Market Check Period, then the Company and BNP may enter into a definitive agreement (containing customary terms and conditions, including customary "fiduciary out" provisions) to consummate BNP's Business Combination Proposal (it being understood that, following the execution of a definitive agreement with the Company, BNP need not vote its shares in favor of any alternative proposal or tender its shares in any alternative tender or exchange offer which is thereafter entered into by the Company or made by any Third Party); provided that the Board has received a

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reaffirmation as of such date of the fairness opinion described above in form and substance reasonably and in good faith satisfactory to a majority of the Independent Directors. If the Independent Investment Banking Firm shall be unable to reaffirm such fairness opinion, the Company shall give notice thereof to BNP which shall have 15 days to improve its proposal so that such opinion may be reaffirmed and if, after submission of an improved proposal, if any, such opinion is still not reaffirmed, then the proposed transaction shall terminate and BNP may not submit another such proposal under this Section 2.4(b) for 12 months following the date such proposal is first submitted by the Executive Committee to the Board for consideration.

     (c) During the Post-Standstill Period, BNP may contact or respond to contacts from other stockholders of the Company regarding the business and affairs of the Company on a confidential basis, but, for the first four years of such Post-Standstill Period, BNP may not, and may not permit any of its Affiliates to, either directly or through others (i) solicit, finance or become a participant in a solicitation (as such terms are defined in Rule 14a-1 of Rule 14A and Instruction 3 of Item 4 of Schedule 14A, respectively, under the Exchange Act) of proxies or written consents, (A) for the election of Non-Class A Directors of the Company, (B) for any stockholder proposal opposed by the Board or (C) against any proposal submitted to the stockholders and recommended by the Board, (ii) make or submit any proposal to the Company's stockholders opposed by the Board, (iii) make any public statement as to any intention or plan to take actions not consistent with the then-applicable terms of this Agreement (including, without limitation, Section 2.4(b)), (iv) publicly announce (except as otherwise legally required) any intention to dispose of some or all of its Equity Securities or acquire additional Equity Securities, (v) form or join a Group with the objective or effect of effecting a Change of Control of the Company, (vi) take any action inconsistent with the procedures described in paragraph (b) above or (vii) publicly request or encourage others to request that the Company waive any of the then-applicable provisions or limitations contained in this Agreement.

                                  ARTICLE III

                             TRANSFER RESTRICTIONS

     SECTION 3.1 General Transfer Restrictions. The right of BNP and its Affiliates to Transfer any Equity Securities is subject to the restrictions set forth in this Article III, and no Transfer of Equity Securities by BNP or any of its Affiliates may be effected except in compliance with this Article III. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of the Company.

     SECTION 3.2 Restrictions on Transfer. (a) Without the prior written consent of the Company, except as provided in paragraph (d) below, during an initial period of eighteen months following the Closing, BNP shall not, and shall cause its respective Affiliates not to, Transfer any Equity Securities; provided, that the foregoing restriction shall not prohibit BNP or any of its Affiliates from Transferring any Equity Securities (x) to the Company (or its designee) pursuant to Section 2.1(f), (y) in the manner provided in clause (i) or (ii) of paragraph (c) below to the extent such Transfer is required pursuant to Section 2.1(f) or 2.1(h) or the second proviso to the definition of "Ownership Percentage" or (z) as provided in clause (iii) of paragraph (c) below.

     (b) For the period between eighteen months and two years following the Closing, the restrictions set forth in paragraph (a) above shall continue to apply to Transfers of Equity Securities by BNP or its Affiliates except that BNP and its Affiliates may also effect Transfers of Equity Securities as provided in clause (ii) of paragraph (c) below.

     (c) Following the second anniversary of the Closing, except as provided in paragraph (d) below, BNP shall not, and shall cause its Affiliates not to, Transfer any Equity Securities; provided that the foregoing restriction shall not be applicable to Transfers (i) of Company Common Shares in a Commission-registered underwritten offering in which no Transfer of a number of shares of Company Common Stock representing more than 2% of the outstanding Company Common Shares is made to any Person or Group, (ii) pursuant to the restrictions of Rule 144 under the Securities Act applicable to sales of securities by Affiliates of an issuer

                                     I-C-14
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(regardless of whether BNP or its Affiliates is deemed at such time to be an
Affiliate of the Company), (iii) to an Affiliate of BNP which agrees in writing with the Company to be bound by this Agreement as fully as if it or they were an initial signatory hereto, (iv) pursuant to a tender or exchange offer by a Third Party that is not rejected by the Board within the time period prescribed by the Exchange Act and the rules and regulations promulgated by the Commission thereunder, (v) of no more than 4.9% of the outstanding Company Common Shares to any one institutional investor which (A) purchases such shares in the normal course of its investment business, for investment purposes only, and with no intention of influencing control of the Company and which purchases such shares pursuant to an exemption from the registration requirements of the Securities Act, and (B) provides appropriate certification to the Company as to the foregoing matters; provided that neither BNP nor any of its Affiliates may exercise its right to Transfer shares as described in this clause (v) on more than one occasion in any 12-month period, (vi) of any number of shares to any one or more institutional investors (but not more than 20% of the then-outstanding Company Common Shares to any one bank holding company, as such term is defined Section 2(c)(1) of Regulation Y, or foreign bank or foreign banking organization, as such terms are defined in Sections 211.21(m) and (n) of Regulation K under the International Banking Act of 1978, as amended) who are reasonably acceptable to the Board (such approval not to be unreasonably withheld or delayed) and who agree in writing with the Company to be bound by the then-applicable provisions of this Agreement as fully as if it or they were an initial signatory hereto (a "Qualified Transferee"), or (vii) pursuant to a bona fide pledge to secure money borrowed by BNP or any Affiliate, entered into in good faith and not for purposes of avoiding the restrictions set forth in this Agreement; provided (x) that such pledge is made to a Person who is a Qualified Transferee pursuant to clause (vi) above (a "Qualified Pledgee"), (y) the number of Equity Securities pledged complies with the limitations as to amount set forth in clause (vi) above and (z) at the time such pledge is made, such Qualified Pledgee agrees in writing to be bound by the then-applicable provisions of this Agreement as fully as if it was an initial signatory hereto; subject, in the case of Transfers pursuant to clauses (i), (v) and (vi), to the Company's right of first refusal described in Section 3.3. In the case of any Transfer to an Affiliate of BNP in accordance with clause (iii), BNP shall (a) be liable for the performance by such Affiliate of its obligations under this Agreement, and (b) act, and cause such Affiliate to agree that BNP shall act, as agent for such Affiliate in connection with the receipt or giving of any and all notices or approvals under this Agreement. Any Affiliate or Qualified Transferee to whom BNP Transfers Equity Securities pursuant to clauses (iii) or (vi) of this Section, respectively, shall be referred to herein as a "Permitted Transferee".

     (d) If at any time a court of competent jurisdiction or an applicable regulatory agency or authority orders BNP or its Affiliates to dispose of any and all of the Equity Securities Beneficially Owned by them, then BNP or such Affiliate may dispose of such Equity Securities in transactions described in clauses (i) through (vi) of paragraph (c) above, in each case only to the extent necessary to comply with such order, subject, in each case, to the extent provided in Section 3.3, to a right of first refusal by the Company as set forth in such Section 3.3.

     SECTION 3.3 Right of First Refusal. Prior to making any offer to Transfer any Equity Securities pursuant to clauses (i), (v) or (vi) of Section 3.2(c), BNP and/or its Affiliates proposing to effect such Transfer (collectively, the "Transferring Party") shall give the Company the opportunity to purchase such Equity Securities in the following manner:

          (a) The Transferring Party shall give written notice (the "Transfer Notice") to the Company, specifying (i) the Person to whom the Transferring Party proposes to make such Transfer (in the case of clauses (v) or (vi) of Section 3.2(c)) and the proposed manner of Transfer, (ii) the number or amount and description of the Equity Securities to be Transferred, (iii) except in the case of a public offering, the Offer Price (as defined below), and (iv) all other material financial and economic terms and conditions of the proposed Transfer, including a description of any non-cash consideration sufficiently detailed to permit valuation thereof. The Transfer Notice shall constitute an offer to the Company (or its designee, as provided below) which is irrevocable during the period described in paragraph (c) below, to sell to the Company (or any permitted designee) the Equity Securities which are the subject of such Transfer Notice upon the terms set forth in this Section 3.3 and the Transfer Notice. The Company may elect to purchase (or cause its permitted designee to purchase) all (but not less than all) the Equity Securities

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     that are the subject of the Transfer Notice for cash at the Offer Price
     (or, if the Offer Price includes property other than cash, the equivalent in cash of such property as determined in accordance with Section 3.3(d)) and upon the other financial and economic terms and conditions specified in the Transfer Notice.

          (b) For purposes of this Section 3.3, "Offer Price" shall be defined to mean on a per share basis, or in the case of Equity Securities other than Company Common Shares, a per unit basis, (i) in the case of a public offering, the Current Market Value per Equity Security as of the date the election notice of the Company hereinafter described is delivered, and (ii) in the case of a privately-negotiated transaction, the proposed sale price per Equity Security.

          (c) If the Company elects to purchase the offered Equity Securities, it shall give notice to the Transferring Party within 15 Business Days of its receipt of the Transfer Notice of its election, which notice shall include the date set for the closing of such purchase, which date shall be no later than five Business Days following the delivery of such election notice, or, if later, five Business Days after receipt of all required regulatory approvals. In the event that the number of Equity Securities purchased by the Company in connection with its exercise of its rights pursuant to this Section 3.3 in any twelve-month period would exceed 4.9% of the total number of outstanding Company Common Shares at the date of the Transfer Notice (or, if more than one Transfer Notice has been given, the date of the last of such Transfer Notices), the Company may, at its option, designate any Person to purchase the Equity Securities subject to such Transfer Notice; provided that if the closing of the purchase of the Equity Securities by any such designee is delayed by reason of the need by such designee to obtain required regulatory approvals beyond the date on which the Company could have consummated such purchase pursuant to the first sentence of this Section 3.3(c), the purchase price for such Equity Securities shall also include interest on the Offer Price for the Equity Securities subject to the Transfer Notice at the Prime Rate from the date on which the Company would have been legally permitted to consummate such purchase to but excluding the date that the designee actually purchases the shares.

          (d) If (i) the consideration specified in the Transfer Notice consists of, or includes, consideration other than cash or a publicly traded security, or (ii) any property other than Company Common Stock is proposed to be transferred in connection with the transaction to which the Transfer Notice relates, then the price payable by the Company under this Section
     3.3 for the Equity Securities being transferred shall be equal to the Fair Market Value of such consideration which shall be determined in the manner set forth in Section 3.3(f). Notwithstanding anything to the contrary contained in this Section 3.3, the time periods applicable to an election by the Company to purchase the offered securities set forth in Section 3.3(a) shall not be deemed to commence until the Fair Market Value has been determined. The Company and BNP shall cooperate and use their respective best efforts to cause the Fair Market Value to be determined as promptly as practicable but in no event later than 10 Business Days after the receipt by the Company of the Transfer Notice.

          (e) If the Company does not respond to the Transfer Notice within the required response time period or elects not to purchase the offered Equity Securities, the Transferring Party shall be free to complete the proposed Transfer (to the same proposed transferee, in the case of a privately-negotiated transaction) on terms no less favorable to the Transferring Party than those set forth in the Transfer Notice, provided that (x) such Transfer is closed within (i) 90 days after the latest of (A) the expiration of the foregoing required response time periods, (B) the receipt by BNP of the foregoing election notice by the Company or (C) the receipt of all regulatory approvals and consents, and the expiration or termination of all waiting periods in respect thereof, necessary to consummate such proposed Transfer or (ii) in the case of a public offering, within 20 days of the declaration by the Commission of the effectiveness of a registration statement filed with the Commission pursuant to the Registration Rights Agreement, and (y) the price at which the Equity Securities are transferred must be equal to or higher than the Offer Price (except in the case of a public offering, in which case the price at which the Equity Securities are sold (before deducting underwriting discounts and commissions) shall be equal to at least 90% of the Offer Price). Any Equity Securities which continue to be held by the Transferring Party following such period shall again be subject to the provisions of this Section 3.3.

                                     I-C-16

          (f) In the event that a determination of Fair Market Value must be made pursuant to Section 3.3(d), the Company and BNP shall select a mutually acceptable Independent Investment Banking Firm which shall promptly make a determination (an "Appraisal") of the Fair Market Value of the applicable consideration or the property proposed to be transferred. Such Independent Investment Banking Firm's determination of the Fair Market Value shall be conclusive and binding absent manifest error. The fees and expenses of such Independent Investment Banking Firm shall be borne by the Company.

     SECTION 3.4 Transferees. Any Permitted Transferee shall be subject to the then-applicable obligations of BNP under this Agreement as if such Permitted Transferee were BNP; provided that in the case of a Transfer by BNP or one or more of its Affiliates of less than all of the Equity Securities Beneficially Owned by BNP and its Affiliates to a Qualified Transferee or Qualified Pledgee, the Permitted Ownership Percentage applicable to each such Qualified Transferee and its Affiliates and each such Qualified Pledgee and its Affiliates shall be equal to the Ownership Percentage of such Qualified Transferee and its Affiliates or such Qualified Pledgee and its Affiliates, respectively, immediately following such Transfer, subject to adjustment as provided herein. Prior to the initial acquisition of Beneficial Ownership of any Equity Securities by any Permitted Transferee, and as a condition thereto, BNP agrees to cause such Permitted Transferee to agree in writing with the Company to be bound by the terms and conditions of this Agreement to the extent described in
Section 3.2(c) and this Section 3.4. Except as otherwise contemplated by this Agreement BNP agrees not to cause or permit any Permitted Transferees who are Affiliates of BNP to cease to qualify as an Affiliate of BNP so long as such Permitted Transferees Beneficially Own any Company Common Shares, and if any such Permitted Transferee shall cease to be so qualified, such Permitted Transferee shall automatically upon the occurrence of such event cease to be a "Permitted Transferee" for any purpose under this Agreement, and BNP shall immediately cause all Company Common Shares Beneficially Owned by such entity to be Transferred to BNP or another Permitted Transferee.

                                   ARTICLE IV

                                     VOTING

     SECTION 4.1 Voting on Certain Matters. (a)(i) Each Class A Holder may vote its shares of Class A Common Stock in its sole discretion with respect to Class A Nominees for election as Class A Directors.

     (ii) Unless an Acquisition Restrictions Termination Event shall have occurred and the Acquisition Restrictions have not been reinstated pursuant to the terms of this Agreement (but only until such time, if any, as the Acquisition Restrictions shall have been reinstated), BNP shall, and shall cause each of its Affiliates who Beneficially Owns Voting Securities to, at any annual or special meeting of securityholders at which members of the Board are to be elected or in connection with a solicitation of consents through which members of the Board are to be elected, vote or cause to be voted (or act by written consent with respect to) all Voting Securities (other than shares of Class A Common Stock), if any, Beneficially Owned by it in the same proportion as the stockholders of the Company other than BNP and its Affiliates vote.

     (b) BNP may, and may cause each of its Affiliates to, in connection with any vote or action by written consent of the stockholders of the Company (other than with respect to any vote or action by written consent described in paragraph (a)(ii) of this Section 4.1 or in Section 2.4(b) with respect to a Superior Proposal, in which event such Voting Securities shall be voted or caused to be voted as provided therein), vote or cause to be voted all Voting Securities Beneficially Owned by it, as it shall elect in its sole discretion.

     SECTION 4.2 Irrevocable Proxy. (a) Unless an Acquisition Restrictions Termination Event shall have occurred and the Acquisition Restrictions have not been reinstated pursuant to the terms of this Agreement (but only until such time, if any, as the Acquisition Restrictions shall have been reinstated), at least ten Business Days prior to any meeting of stockholders, BNP shall, and shall cause each of its Affiliates who own Voting Securities to, deliver a duly executed irrevocable proxy to the Company specifying how BNP or such Affiliate shall vote such Voting Securities (to the extent such Voting Securities are entitled to vote thereon) as to the election or removal of Non-Class A Directors or a Superior Proposal described in Section 2.4(b) if such

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

matters are scheduled to be brought before the meeting (which shall be in accordance with Section 4.1(a)(ii) or Section 2.4(b), as applicable). Such proxy shall appoint such officers of the Company as the Board shall designate as BNP's or such Affiliates' (as the case may be) true and lawful proxies and attorneys-in-fact as to the matters to be voted at the meeting and shall state that it is irrevocable.

     (b) Unless an Acquisition Restrictions Termination Event shall have occurred and the Acquisition Restrictions have not been reinstated pursuant to the terms of this Agreement (but only until such time, if any, as the Acquisition Restrictions shall have been reinstated), in connection with any proposed action by written consent of the stockholders relating to the election or removal of Non-Class A Directors or the approval of a Superior Proposal described in Section 2.4(b), BNP shall, and shall cause each of its Affiliates who own any Voting Securities to, execute and deliver its written consent to the Company with respect to any Voting Securities Beneficially Owned by BNP or its Affiliates (to the extent such Voting Securities are entitled to execute a written consent with respect to such matters). Any written consent delivered by BNP or any of its Affiliates shall be made in accordance with Section 4.1(a)(ii) or Section 2.4(b), as applicable.

     SECTION 4.3 Quorum. BNP shall, and shall cause each of its Affiliates who hold Voting Securities to, be present in person or represented by proxy at all meetings of securityholders of the Company to the extent necessary so that all Voting Securities Beneficially Owned by BNP and its Affiliates shall be counted as present for the purpose of determining the presence of a quorum at such meetings.

                                   ARTICLE V

                              CORPORATE GOVERNANCE

     SECTION 5.1 Composition of the Board. (a) Effective as of the Closing, the Board shall initially be comprised of 20 directors of whom nine Directors shall be Class A Directors nominated and elected solely by the Class A Holders. Such initial nine Class A Directors shall be apportioned equally among the three classes of Directors of the Company as determined by the Class A Holders. Prior to the Closing, the Board shall take such action as is required under applicable law (including increasing the size of the Board if necessary) to cause to be elected to the Board, effective upon the Closing, the initial Class A Nominees. Following the Closing, the size of the Board may be increased or decreased as permitted by the By-Laws and Restated Charter of the Company as in effect from time to time.

     (b) At least 30 days prior to its distribution of its proxy statement or information statement with respect to each meeting of stockholders at which Directors are to be elected, the Company shall notify the Class A Holders as to the number of Class A Nominees that the Class A Holders are entitled to designate (calculated based on the estimated Ownership Percentage as of the anticipated record date). BNP, on behalf of the Class A Holders, shall notify the Company of the identity of the Class A Nominees designated pursuant to this Section and shall provide to the Company any information regarding such Class A Nominees required by the Exchange Act and the rules and regulations promulgated by the Commission thereunder to be set forth in such proxy statement or information statement (the "Proxy Information") on or prior to the close of business on the later of (x) the 15th day following its receipt of the Company's notice and (y) the 30th day prior to the Company's anticipated distribution of such proxy statement or information statement. Promptly following the record date, the Company shall advise the Class A Holders of the actual Ownership Percentage as of the record date and shall provide the Class A Holders with a reasonable opportunity to withdraw the name or names of previously submitted Class A Nominees (in the event that such holders are entitled to elect fewer directors than previously estimated) or supplement the list of Class A Nominees (in the event that such holders are entitled to nominate more Class A Nominees than previously estimated). The Proxy Information, on the date the proxy statement is first mailed to the Company's stockholders and on the date of the related stockholders meeting, shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (c) The Company shall provide notice of any meeting of the Board of Directors for which advance notice is required to be given under the By-Laws in the manner and at the times required by such By-Laws. In order

                                     I-C-18
to assure timely receipt of any such notice, (i) BNP shall provide to the Company, or shall cause each Class A Director to provide to the Company (A) a fax number to which such notices may be sent by fax, or an e-mail address to which such notices may be sent by electronic e-mail and (B) an address to which notices may be sent by mail or recognized courier service, and (ii) the Company shall provide any notice to each Class A Director of a Board meeting required by the preceding sentence (A) by fax or e-mail (as specified by such Director) not later than the date on which such notice is first required to be sent or given, and (B) by mail or recognized courier service, sent on such date, in each case in accordance with the delivery instructions provided by BNP or such Director from time to time in accordance with clause (i) or if no such instructions are provided, to such Class A Director in care of BNP at its principal executive offices. Each Class A Director shall be responsible for providing the Company with the information specified in clause (i) of the preceding sentence and any changes to such information that may be applicable from time to time.

     (d) No Person who is not an officer of BNP or any of its Affiliates shall be a Class A Nominee and no Person who is not an officer of BNP or any of its Affiliates shall be permitted to fill any vacancy created with respect to any Class A directorship unless, in either case, such Person shall be reasonably satisfactory to the Board (as evidenced by a resolution duly adopted by the Directors constituting a majority of the entire Board prior to the time such Person becomes a Class A Nominee).

     SECTION 5.2 Agenda. If BNP wishes to include a matter on the agenda for any meeting of the Board, BNP shall communicate such matter to the Chief Operating Officer of the Company who may communicate such matter to the Chief Executive Officer of the Company for consideration. The Chief Executive Officer shall place such matters on the agenda as soon as reasonably practicable, in his judgment, subject to the terms hereof.

     SECTION 5.3 Committees. So long as the Ownership Percentage is at least 20%, the Company shall cause each committee of the Board to, subject to any requirements under the Exchange Act or applicable securities exchange or market, include at the request of BNP a number of Class A Directors proportionate to the Ownership Percentage; provided that in no event shall BNP be entitled to designate a majority of the members of any such committee. Subject to the foregoing, the Board shall have the power at any time to fill vacancies in, to change the membership of or to discharge any committee. BNP and the Company agree that it is their understanding and intention that the provisions of
Section 4.1 of the By-Laws or paragraph (b) of Article Sixth of the Restated Charter shall not be construed to limit the rights of BNP under this Section 5.3.

     SECTION 5.4 Certain Officers. (a) Upon the Closing, the present Chief Executive Officer of the Company shall remain the Chief Executive Officer of the Company and First Hawaiian Bank and the CEO of Bank of the West shall become the Chief Operating Officer of the Company and remain the Chief Executive Officer of Bank of the West. Each of these officers shall continue to serve in those respective capacities unless removed by a vote of two-thirds of the Board or until their death, voluntary retirement or resignation. Each party hereto agrees not to take, and to cause its Affiliates and, in the case of BNP, to use its reasonable best efforts to cause any Class A Directors nominated by it not to take, any action inconsistent with the foregoing sentence. Upon a vacancy occurring in either of those positions for any reason, a nominating committee of the Board shall be formed consisting of two Class A Directors (selected by the Class A Directors) and two Independent Directors (selected by the Non-Class A Directors). Such nominating committee shall nominate an individual to fill the vacancy and will submit the nomination to the full Board for approval by a two-thirds vote. If the initial four director nominating committee cannot agree on a nomination, the members of the committee will jointly select a fifth director, who must be a Non-Class A Director, to resolve the disagreement by a majority vote of such nominating committee and will submit the nomination to the full Board for a vote in accordance with the terms of the By-Laws.

     (b) BNP shall have the right to designate a deputy chief auditor of the Company and any successor thereto from time to time, provided that such individual (i) is or thereupon becomes an employee of the Company or First Hawaiian Bank, and (ii) is reasonably acceptable to both the Chief Executive Officer and the Chief Operating Officer of the Company.

     SECTION 5.5 Regulatory Cooperation. The Company and BNP agree to cooperate, and BNP agrees to cause its Affiliates to reasonably cooperate, with each other to prepare and file on a timely basis all

                                     I-C-19
necessary notices, applications for approvals and consents and other documents and information with all applicable regulatory authorities that may be necessary in connection with any acquisitions or divestitures of any companies, businesses, branches or assets, or for the commencement of any de novo activities, by the Company or any of its Subsidiaries as may from time to time in the future be approved or authorized by the Board. The Company agrees to reimburse BNP for all actual, documented and reasonable out-of-pocket expenses incurred by BNP in connection with making or processing any such filing.

                                   ARTICLE VI

                                 MISCELLANEOUS

     SECTION 6.1 Conflicting Agreements. Each party represents and warrants that it has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement.

     SECTION 6.2 Duration of Agreement. Except as otherwise provided in this Agreement, the rights and obligations of BNP and its Affiliates under this Agreement shall terminate at such time as (i) the Ownership Percentage is less than 10% or (ii) (A) upon the consummation of a transaction provided for in a Business Combination Proposal made pursuant to Section 2.4(b) or pursuant to any other section hereof in accordance with the procedures set forth in Section 2.4(b) or (B) upon consummation of any other tender or exchange offer set forth in a Business Combination Proposal in which at least 90% of the outstanding Company Common Shares (other than Company Common Shares Beneficially Owned by BNP and its Affiliates) are acquired by BNP and its Affiliates (the "Term").

     SECTION 6.3 Ownership Information. (a) For purposes of this Agreement, BNP, in determining the amount of outstanding Equity Securities, may rely upon information set forth in the most recent quarterly or annual report, and any current report subsequent thereto, filed by the Company with the Commission, unless the Company shall have updated such information by delivery of notice to BNP.

     (b) BNP shall deliver to the Company, promptly (but in no event more than two Business Days) after any Transfer of Equity Securities, an accurate written report specifying the amount and class of Equity Securities Transferred in such transaction and the amount of each class of Equity Securities owned by BNP and its Affiliates after giving effect to such transaction; provided, however, that no such report need be delivered with respect to any Transfer of Equity Securities by BNP and its Affiliates that is reported in a statement on Schedule 13D filed with the Commission and delivered to the Company by BNP in accordance with Section 13(d) of the Exchange Act. In addition, upon the reasonable request of the Company, BNP shall deliver to the Company a written notice specifying the amount of Equity Securities then Beneficially Owned by BNP and its Affiliates. The Company shall be entitled to rely on the most recently delivered report, statement on Schedule 13D or notice for all purposes of this Agreement, unless BNP shall have updated such information by delivery of a subsequent report, statement on Schedule 13D or notice.

     SECTION 6.4 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

     SECTION 6.5 Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement, and no giving of any consent provided for hereunder, shall be effective against the Company or BNP unless such modification, amendment, waiver or consent is approved by a majority of the Directors then in office, a majority of the Independent Directors then in office and a majority of the Class A Directors then in office. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

                                     I-C-20

     SECTION 6.6 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

     SECTION 6.7 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement and the Merger Agreement, together with the several agreements and other documents and instruments referred to therein or annexed thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way. Without limiting the generality of the foregoing, to the extent that any of the terms hereof are inconsistent with the rights or obligations of BNP under any other agreement with the Company, the terms of this Agreement shall govern.

     SECTION 6.8 Successors and Assigns. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (except by operation of law pursuant to a merger whose purpose is not to avoid the provisions of this Agreement), by any party without the prior written consent of the other parties hereto except as and to the extent expressly provided for in Article III. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

     SECTION 6.9 Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

     SECTION 6.10 Remedies. (a) Each party hereto acknowledges that money damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

     (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     SECTION 6.11 Notices. Any notice, request, claim, demand or other communication under this Agreement (each a "Notice") shall be in writing, shall be either personally delivered, sent by reputable overnight courier service (charges prepaid), sent by facsimile to the address for such Person set forth below or such other address as the recipient party has specified by prior written notice to the other parties hereto and shall be deemed to have been given hereunder on (i) the date of delivery if sent by messenger, (ii) on the Business Day following the Business Day on which delivered to a recognized courier service if sent by overnight courier or (iii) upon confirmation of receipt, if sent by fax.

    If to the Company:

    First Hawaiian, Inc.
    999 Bishop Street
    Honolulu, Hawaii 96813
    Attention: Howard H. Karr
    Telephone: (808) 525-8800
    Fax: (808) 533-7844

    with a copy to:

                                     I-C-21

    Simpson Thacher & Bartlett
    425 Lexington Avenue
    New York, New York 10017
    Attention: Lee Meyerson, Esq.
    Telephone: (212) 455-2000
    Fax: (212) 455-2502

    If to BNP:

    Banque Nationale de Paris
    Affaires Juridiques et Fiscales
    Affaires Juridiques Internationales
    1, Boulevard Haussmann
    75009 Paris
    France
    Attention: General Counsel
    Telephone: (011) (33) (1) 40.14.26.78
    Fax: (011) (33) (1) 40.14.86.30

    with a copy to:

    Pillsbury Madison & Sutro LLP
    235 Montgomery Street
    San Francisco, California 94104
    Attention: Rodney R. Peck, Esq.
    Telephone: (415) 983-1000
    Fax: (415) 983-1200

    and

    Cleary Gottlieb Steen & Hamilton
    One Liberty Plaza
    New York, New York 10006
    Attention: Robert L. Tortoriello, Esq.
    Telephone: (212) 225-2000
    Fax: (212) 225-3999

     SECTION 6.12 Governing Law; Consent to Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any action, proceeding or investigation in any court or before any governmental authority ("Litigation") arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 6.12, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the

                                     I-C-22
fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

     (ii) BNP hereby irrevocably designates French American Banking Corporation (in such capacity, the "Process Agent"), with an office at 200 Liberty Street, New York, New York, 10281 its designee, appointee and agent to receive, for and on its behalf, service of process in such jurisdiction in any Litigation arising out of or relating to this Agreement and such service shall be deemed complete upon delivery thereof to the Process Agent; provided that in the case of any such service upon the Process Agent, the party effecting such service shall also deliver a copy thereof to BNP in the manner provided in Section 6.11. Each of the Company and BNP further irrevocably consents to the service of process out of any of the aforementioned courts in any such Litigation by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. BNP expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of New York and of the United States of America; provided that BNP's consent to jurisdiction and service contained in this Section 6.12 is solely for the purpose referred to in this Section 6.12 and shall not be deemed to be a general submission to said courts or in the State of New York other than for such purpose. If the Process Agent shall cease to act as such or to exist, BNP covenants that it shall appoint without delay another such agent reasonably satisfactory to the Company.

     SECTION 6.13 Legends. (a) Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act or applicable state securities or "blue sky" laws or until such time as the Equity Securities are no longer subject to the restrictions of this Agreement, any certificate issued representing any Equity Securities held by BNP, any of its Affiliates or any Qualified Transferee shall bear the following conspicuous legend:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO VOTING AGREEMENTS, RESTRICTIONS ON TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN A CERTAIN STANDSTILL AND GOVERNANCE AGREEMENT DATED AS OF
                                , 1998 BETWEEN FIRST HAWAIIAN, INC. (THE
     "COMPANY") AND BANQUE NATIONALE DE PARIS, AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE "AGREEMENT"), COPIES OF WHICH AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING PROVIDED FOR IN THE AGREEMENT AND NO VOTE OF SUCH SECURITIES THAT CONTRAVENES SUCH AGREEMENT SHALL BE EFFECTIVE."

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF ("TRANSFERRED") UNLESS AND UNTIL REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS SUCH TRANSFER IS EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS."

     (b) Upon any acquisition by BNP or any of its Affiliates of additional Equity Securities pursuant to this Agreement, BNP shall, and shall cause each of its Affiliates to, submit any and all certificates representing such Equity Securities to the Company so that the legends required by this Section 6.13 may be placed thereon.

     (c) The Company may make a notation on its records or give instructions to any transfer agents or registrars for the Equity Securities in order to implement the restrictions on Transfer set forth in this Agreement.

                                     I-C-23

     (d) In connection with any Transfer of Equity Securities, the transferor shall provide the Company with such customary certificates, opinions and other documents as the Company may reasonably request to assure that such Transfer complies fully with applicable securities and other laws.

     (e) The Company shall use its reasonable best efforts to comply on a timely basis with any request for any Transfer of Equity Securities made in accordance with the provisions of this Agreement; provided, however, that the Company shall not incur any liability for any delay in recognizing any Transfer of Equity Securities if the Company in good faith reasonably believes that such Transfer may have been or would be in violation in any material respect of the provisions of the Securities Act, applicable state securities or "blue sky" laws, or this Agreement.

     (f) After such time as any of the legends described by this Section 6.13 are no longer required on any certificate or certificates representing the Equity Securities and such Equity Securities are no longer subject to this Agreement, upon the request of BNP, the Company will cause such certificate or certificates to be exchanged for a certificate or certificates that do not bear such legends.

     SECTION 6.14 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     SECTION 6.15 Effectiveness. This Agreement shall become effective upon consummation of the Merger and prior thereto shall be of no force or effect. If the Merger Agreement shall be terminated in accordance with its terms, this Agreement shall automatically be deemed to have been terminated and shall thereafter be of no force or effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Standstill and Governance Agreement as of the date first written above.

                                          FIRST HAWAIIAN, INC.

                                          By:

                                          --------------------------------------
                                          Name:
                                          Title:

                                          BANQUE NATIONALE DE PARIS

                                          BY:

                                          --------------------------------------
                                          Name:
                                          Title:

                                     I-C-24

                                                                       EXHIBIT D

                     FORM OF REGISTRATION RIGHTS AGREEMENT

     FORM OF REGISTRATION RIGHTS AGREEMENT, dated as of
            , 1998 (this "Agreement"), between First Hawaiian, Inc., a Delaware corporation (the "Company") and Banque Nationale de Paris, a societe anonyme or limited liability banking corporation organized under the laws of the Republic of France ("BNP").

                             W I T N E S S E T H :

     WHEREAS, the Company and BancWest Corporation, a corporation organized under the laws of the State of California and a wholly owned subsidiary of BNP ("BancWest"), have entered into a Merger Agreement, dated as of May 28, 1998 (the "Merger Agreement"), pursuant to which and subject to the terms and conditions thereof, among other things, BancWest will merge with and into the Company (the "Merger"), and all of the outstanding shares of common stock, without par value, of BancWest (the "BancWest Common") will be converted into shares of Class A Common Stock (as defined herein); and

     WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and BNP are entering into a Standstill and Governance Agreement, dated as of the date hereof (the "Standstill Agreement"); and

     WHEREAS, the Company and BNP are entering into this Agreement to establish certain arrangements with respect to the shares of Class A Common Stock into which the BancWest Common held by BNP will be converted in the Merger.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

     1. Definitions.  Unless otherwise defined herein:

          "associate" shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

          "Business Day" means any day excluding Saturday, Sunday or other day on which banks are required or authorized by law to be closed in the Honolulu, Hawaii, San Francisco, California or Paris, France.

          "Class A Common Stock" shall mean the Class A Common Stock, par value $1.00 per share, of the Company.

          "Company Common Shares" shall mean, collectively, the Class A Common Stock and the Company Common Stock.

          "Company Common Stock" shall mean Common Stock, par value $1.00 per share, of the Company (other than the Class A Common Stock).

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended and any successor thereto, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

          "Holder" shall mean any party hereto (other than the Company) and their permitted successors and assigns, and any Person who becomes a party hereto.

          "Holders' Representative" shall mean BNP, as representative of the Holders.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any Group comprised of two or more of the foregoing.
                                      I-D-1

          "Registrable Securities" shall mean (x) the shares of Company Common Stock issuable upon the transfer of the shares of Class A Common Stock that may be owned from time to time by BNP and (y) any securities which have been or may be issued or distributed in respect of Class A Common Stock issued to BNP in the Merger or any other shares covered by clause (x) by way of stock dividend, stock split or other distribution, recapitalization, or reclassification, exchange offer, merger, consolidation or similar transaction. As to any particular Registrable Securities, once issued such Securities shall cease to be Registrable Securities when (i) such securities shall have been sold pursuant to Rule 144 (or any successor provision) under the Securities Act, (ii) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with the plan of distribution set forth in such registration statement, (iii) such securities shall have been otherwise transferred (except pursuant to Section 3.2(c)(iii) or (vi) of the Standstill Agreement), new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company, and subsequent disposition of them shall not require registration or qualification of them under the Securities Act or any state securities or blue sky law then in force or (iv) such securities shall have ceased to be outstanding.

          "Registration Expenses" shall mean any and all expenses incident to performance of or compliance with this Agreement, including, without limitation, (i) all SEC and securities exchange or NASD registration and filing fees, (ii) all fees and expenses of complying with securities or blue sky laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities and, if the Registrable Securities are debt securities, in connection with a determination of their eligibility for investment under the laws of such jurisdictions as the managing underwriters or holders of a majority of such Registrable Securities being sold may designate to the extent provided in Section 4(d)), (iii) all printing, duplicating, word processing, telephone, facsimile, messenger and delivery expenses, (iv) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system pursuant to Section 4(h), (v) the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any "cold comfort" letters required by or incident to such performance and compliance, (vi) any fees and disbursements of underwriters customarily paid by the issuers or sellers of securities, and (vii) if the Registrable Securities are preferred stock or debt securities, all applicable rating agency fees with respect thereto; provided, that Registration Expenses shall exclude all underwriting discounts and commissions, selling or placement agent or broker fees and commissions, transfer taxes, if any, and the fees and disbursements of counsel for the Holders.

          "SEC" shall mean the Securities and Exchange Commission, or any successor governmental body or agency.

          "Securities Act" shall mean the Securities Act of 1933, as amended and any successor thereto, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

     2. Incidental Registrations.

     (a) Right to Include Registrable Securities. Subject to the last sentence of this Section 2(a) and Article III of the Standstill Agreement, each time the Company proposes to register shares of Company Common Stock under the Securities Act (other than a registration on Form S-4 or S-8, or any successor or other forms promulgated for similar purposes), whether or not for sale for its own account, pursuant to a registration statement on which it is permissible to register Registrable Securities for sale to the public under the Securities Act, it will give reasonably prompt written notice to each Holder of its intention to do so and of such Holder's rights under this Section 2. Upon the written request of any Holder made in good faith on behalf of such Holder and made within 15 days after the receipt of any such notice (which request shall specify the number and type of Registrable Securities intended to be disposed of by such Holder), the Company will use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by each such Holder; provided that (i) if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration

                                      I-D-2
statement filed in connection with such registration, the Company shall determine for any reason not to proceed with the proposed registration or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each Holder who has requested to include Registrable Securities in such registration and in the case of a determination not to register, thereupon shall be relieved, subject to paragraph (b) below, of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith) and in the case of a determination to delay registering, the Company may delay registering the Registrable Securities for the same period as the delay in registering such other securities, and (ii) if such registration involves an underwritten offering by the Company, the Holders requesting to be included in the Company's registration must sell their Registrable Securities to the underwriters selected by the Company on the same terms and conditions as apply to the Company, with such differences, including any with respect to indemnification and contribution, as may be customary or appropriate in combined primary and secondary offerings. Each Holder shall be permitted to withdraw all or part of such Holder's Registrable Securities from a registration pursuant to this Section 2(a) at any time prior to the effective date thereof; provided, that the Company shall be entitled to reimbursement from a Holder of withdrawn Registrable Securities for any registration fees incurred by the Company in connection with the registration of such Registrable Securities. In order to assure the efficient operation of this Section 2(a), BNP may, upon transfer of any shares of Class A Common Stock in accordance with the provisions of the Standstill Agreement, enter into appropriate agreements with any transferee who would become a Holder to limit such transferee's rights to cause the Company to register securities pursuant to this Section 2(a) without the consent of the Holders' Representative; provided that BNP shall deliver a copy of any such agreement to the Company. The Holders shall not have any rights under this
Section 2(a) if, during the twelve-month period preceding the date on which notice would be required to be given by the Company pursuant to the first sentence of this paragraph (a), the number of registrations requested by the Holders pursuant to this Section 2(a), when combined with the number of registrations registered pursuant to Section 3(a), would exceed three.

     (b) Conversion to Demand Registration. In the event that the Company shall determine for any reason not to proceed with a proposed registration as described in paragraph (a) above, one or more Holders shall be permitted to request that the Company continue such registration pursuant to, and subject to all of the terms and conditions of, Section 3 (including, without limitation, the limitations on the number, frequency, amount of securities to be requested to be registered and the ability of the Company to delay registration or suspend sales contained in Sections 3(a) and 3(g)). Any such request shall be made by written notice delivered within two Business Days of receipt by such Holders of the notice from the Company to the Holders of the Company's determination not to proceed with the registration and shall count as a demand under Section 3(a).

     (c) Expenses. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this
Section 2.

     (d) Priority. If a registration pursuant to this Section 2 involves an underwritten offering by the Company (as described in Section 2(a)(ii)) and the managing underwriter with respect to such offering advises the Company and the Holders electing to participate in such offering in writing that, in its opinion, the number of securities requested to be included in such registration exceeds the number of securities which can be sold in such offering without being likely to have an adverse effect on the offering of securities as contemplated by the Company (including the price at which the Company proposes to sell such securities), then the Company will include in such registration (i) if the registration is a primary registration on behalf of the Company, (x) first, all securities proposed to be sold by the Company, and (y) second, the Registrable Securities requested to be included in such registration by the Holders and any other Person requested to be included in such registration, pro rata in accordance with the number of Registrable Securities proposed to be included by each Holder and the number of securities proposed to be included by such other Person, respectively, and (ii) if the registration is a secondary registration on behalf of a Person other than the Company or a Holder of Registrable Securities, (x) first, all the securities proposed to be sold by such other Person and (y) second, the number of securities the Company proposes to sell for its own account and the number of Registrable Securities which the Holders have requested to be included in such registration

                                      I-D-3
pursuant to this Section 2, pro rata in accordance with the combined number of securities proposed to be registered by the Company and the number of Registrable Securities requested to be included, respectively.

     (e) Custody Agreement and Power of Attorney. Upon the Company's request, the Holders' Representative will execute and deliver a customary custody agreement and power of attorney in form and substance reasonably satisfactory to the Company with respect to the Registrable Securities to be registered pursuant to this Section 2 (a "Custody Agreement and Power of Attorney"). The Custody Agreement and Power of Attorney will provide, among other things, that the Holders will deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates representing such shares or other units of Registrable Securities (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock powers in blank) and irrevocably appoint said custodian and attorney-in-fact as such Holder's agent and attorney-in-fact with full power and authority to act under the Custody Agreement and Power of Attorney on behalf of such Holder with respect to the matters specified therein.

     3.  Registration on Demand.

     (a) Right to Demand Registration. (i) Subject to Article III of the Standstill Agreement, upon the written request of one or more Holders requesting that the Company effect the registration under the Securities Act of all or part of such Holders' Registrable Securities (constituting in the aggregate at least 2% but no more than 25% of the total number of Company Common Shares or other Registrable Securities outstanding at the date of such request or such lesser number as the managing underwriter, if any, of the offering may determine is the maximum number of shares that may be offered without adversely affecting the trading market of the Company Common Stock, as provided in paragraph (f) below) and specifying the intended method of disposition thereof, the Company thereupon will, as expeditiously as possible, use its reasonable best efforts to effect the registration under the Securities Act of the Registrable Securities which the Company has been so requested to register by such Holder, provided that the Company shall be obligated to register Registrable Securities pursuant to this
Section 3(a) on only five occasions and no more than two demand registrations may be requested in any twelve-month period, and provided further that the Company shall not be obligated to effect more than three registrations pursuant to this Section 3(a) and Section 2(a) in any twelve-month period. In order to assure the efficient operation of this Section 3(a), BNP may, upon transfer of any shares of Class A Common Stock in accordance with the provisions of the Standstill Agreement, enter into appropriate agreements with any transferee who would become a Holder to limit such transferee's rights to cause the Company to register securities pursuant to this Section 3(a) without the consent of the Holders' Representative; provided that BNP shall deliver a copy of such agreement to the Company.

     (ii) Promptly upon receipt of any request for a demand registration pursuant to paragraph (a)(i) above (but in no event more than five Business Days thereafter), the Company shall serve written notice of any such request to all other Holders, and the Company shall include in such registration all Registrable Securities of any Holder with respect to which the Company has received written requests for inclusion therein within 30 Business Days after such notice has been given pursuant to Section 6(f). All requests made pursuant to this Section 4(a)(ii) shall specify the kind and aggregate amount of Registrable Securities to be registered and the intended method of distribution of such securities.

     (b) Registration Statement Form. Registration statements filed pursuant to this Section 3 shall be on such form of the SEC as shall be selected by the Company, and as shall permit the disposition of the subject Registrable Securities in accordance with the intended methods of disposition specified by the Holders.

     (c) Expenses. The Company will pay all Registration Expenses in connection with the registrations of Registrable Securities pursuant to this Section 3.

     (d) Effective Registration Statement. A registration requested pursuant to this Section 3 will not be deemed to have been effected unless it has become effective; provided, that if, within 90 days after it has become effective, the offering of Registrable Securities pursuant to such registration is (i) interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court or (ii) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with

                                      I-D-4
such registration are not satisfied by reason of a wrongful act, misrepresentation or breach of the applicable underwriting agreement by the Company, such registration will be deemed not to have been effected.

     (e) Selection of Underwriters. If a requested registration pursuant to this Section 3 involves an underwritten offering, the Holders of a majority of the Registrable Securities which the Company has been requested to register in such registration shall have the right to select in good faith the investment banker or bankers and managers to administer the offering; provided, however, that such investment banker or bankers and managers shall be reasonably satisfactory to the Company.

     (f) Priority. If a requested registration pursuant to this Section 3 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of securities requested to be included in such registration (including securities of the Company which are not Registrable Securities) would jeopardize the success of the offering, the Company will include in such registration only the Registrable Securities requested to be included in such registration. In the event that the number of Registrable Securities requested to be included in such registration exceeds the number which, in the opinion of such managing underwriter, can be sold, the number of securities of each class of such Registrable Securities to be included in such registration shall be limited to the number which, based on the opinion of the managing underwriter, can be sold without jeopardizing the success of the offering, pro rata in accordance with the number of Registrable Securities requested to be included by each Holder. In the event that the number of Registrable Securities requested to be included in such registration is less than the number which, in the opinion of the managing underwriter, can be sold without jeopardizing the success of the offering, the Company may include in such registration the securities the Company proposes to sell up to the number of securities that, in the opinion of the managing underwriter, can be sold.

     (g) Certain Delay Rights. Notwithstanding any other provision of this Agreement to the contrary, if at any time (i) while a registration statement is effective or (ii) before a registration statement has been filed pursuant to this Section 3, the sale of Registrable Securities covered by such registration statement or the disclosure of information therein or in any related prospectus or prospectus supplement would in the reasonable good faith judgment of a majority of the entire Board of Directors of the Company (including a majority of the Independent Directors (as defined in the Standstill Agreement)) materially interfere with or materially and adversely affect any pending or proposed acquisition, merger, recapitalization, consolidation, reorganization, financing or other material event or transaction, or negotiations, discussions or pending proposals with respect thereto, and would thus not be in the best interests of the stockholders of the Company or materially interfere with a pending share repurchase program (a "Disadvantageous Condition"), the Company may, as applicable, (i) defer filing such registration statement pursuant to
Section 3(a) of this Agreement or (ii) suspend sales of shares by any Holder until such Disadvantageous Condition no longer exists (notice of which the Company shall promptly deliver to the Holders' Representative); provided, that any delay by the Company pursuant to this Section 3(g) may not exceed (A) 60 consecutive days or (B) 120 days in any twelve-month period. With respect to each Holder, upon the receipt of any such notice of a Disadvantageous Condition, such Holder shall, as applicable (i) forthwith discontinue use of the prospectus and any prospectus supplement under such Registration Statement and suspend sales of Registrable Securities until such Disadvantageous Condition no longer exists, as advised by the Company to the Holders' Representative (which notice shall be given promptly following such time as the Disadvantageous Condition no longer exists), and (ii) if so directed by the Company, deliver to the Company all copies, other than permanent file copies then in such Holder's possession, of the prospectus and prospectus supplements then covering such Registrable Securities at the time of receipt of such notice.

     4. Registration Procedures. If and whenever the Company is required to use its reasonable best efforts to effect or cause the registration of any Registrable Securities under the Securities Act as provided in this Agreement, the Company will, as expeditiously as possible:

          (a) prepare and file as promptly as practicable (but in no event later than 30 days after the earlier of (i) the date that all Holders to whom notice has been given pursuant to Section 4(a)(ii) have responded to such notice and (ii) the date that the time period to receive requests under
     Section 4(a)(ii) has expired) with the SEC a registration statement with respect to such Registrable Securities and use its

                                      I-D-5
     reasonable best efforts to cause such registration statement to become effective; provided, that the Company may in its sole discretion discontinue any registration of its securities which is being effected pursuant to Section 2 at any time prior to the effective date of the registration statement relating thereto;

          (b) prepare and file with the SEC such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the shorter of a period of (i) 90 days or (ii) until the distribution pursuant to such registration statement is completed, and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the seller thereof set forth in such registration statement; provided, that before filing a registration statement pursuant to Section 3 (or Section 2 if it mentions any Holder) or any prospectus or any amendments or supplements thereto naming any Holder, the Company will furnish to the Holders' Representative, the underwriters (if any) and their respective counsel copies of all documents proposed to be filed and will provide the Holders' Representative, the underwriters (if any) and their respective counsel the opportunity to comment thereon;

          (c) furnish to each seller of Registrable Securities such number of copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and summary prospectus and prospectus supplement, as applicable), in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities by such seller, but only while the Company shall be required under the provisions hereof to cause such registration statement to remain current;

          (d) use its reasonable best efforts to register or qualify such Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each seller or managing underwriter shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable each seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this Section 4(d), it would not be obligated to be so qualified, to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;

          (e) use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers to consummate the disposition of such Registrable Securities;

          (f) promptly notify the sellers of Registrable Securities and the managing underwriter or underwriters, at any time when a prospectus relating thereto is required to be delivered under the Securities Act within the appropriate period mentioned in Section 4(b), of the Company's becoming aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing or, if for any other reason it shall be necessary during such time period to amend or supplement the registration statement or prospectus in order to comply with the Securities Act, and at the request of such seller or managing underwriter promptly prepare and furnish to such seller or managing underwriter a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

          (g) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable (but not more than 15 months)

                                      I-D-6
     after the effective date of the registration statement, an earnings statement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

          (h) if such Registrable Securities are shares of Company Common Stock, use its reasonable best efforts to cause all such Registrable Securities (or, in the case of Registrable Securities that are convertible into or exercisable for shares of Company Common Stock, such underlying shares of Company Common Stock) to be listed on any securities exchange on which Company Common Stock is then listed, if such Registrable Securities are not already so listed and if such listing is then permitted under the rules of such exchange and, to use its reasonable best efforts to cause any other Registrable Securities, if not already so listed or quoted, to be listed on any securities exchange or quoted on any inter-dealer quotation system on which securities of the same class or type are then so listed or quoted;

          (i) enter into and perform its obligations under such customary agreements (including an underwriting agreement in customary form for underwriting agreements (including indemnities no less favorable than those set forth in Section 5(a)) with respect to secondary distributions at such time) as the sellers of a majority of such Registrable Securities may reasonably request in connection with the disposition of such Registrable Securities;

          (j) obtain a "cold comfort" letter or letters from the Company's independent public accountants in customary form and covering matters of the type customarily covered by "cold comfort" letters as the sellers of a majority of such Registrable Securities or the managing underwriter shall reasonably request; and

          (k) make available for inspection by representatives of the sellers of the Registrable Securities to be sold in such registration, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by such seller or any such underwriter, such financial and other records, corporate documents and properties of the Company as are customarily made available in connection with a "due diligence" investigation for an underwritten secondary offering, and cause all of the Company's (and its subsidiaries) officers and accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement as is customarily made available in connection with a "due diligence" investigation for an underwritten secondary offering and make available such officers, accountants and other employees in connection therewith; provided, however, that (i) the sellers and the underwriters and their respective counsel, accountants and other agents shall have entered into a confidentiality agreement customary in form and reasonably acceptable to the Company and (ii) the sellers and the underwriters and their respective counsel, accountants and other agents shall use their reasonable best efforts to minimize the disruption to the Company's business and coordinate any such investigation of the books, records and properties of the Company and any such discussions with the Company's officers and accountants so that all such investigations and all such discussions occur at the same time.

          (l) notify the selling Holders and the managing underwriter or underwriters and (if requested) confirm such advice in writing, as soon as reasonably practicable after notice thereof is received by the Company (i) when the registration statement or any amendment thereto has been filed or becomes effective, when the prospectus or any amendment or supplement to the prospectus has been filed, and, to furnish such selling holders and managing underwriter or underwriters, if any, with copies thereof, (ii) of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to the registration statement or the prospectus or for additional information,
     (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or any order preventing or suspending the use of any preliminary or final prospectus or the initiation or threatening of any proceedings for such purposes, (iv) if, at any time, the representations and warranties of the Company contemplated by paragraph
     (i) above cease to be true and correct in all material respects or (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

                                      I-D-7

          (m) make every reasonable effort to prevent or obtain the withdrawal of any stop order or other order suspending the use of any preliminary or final prospectus or suspending any qualification of the Registrable Securities at the earliest possible moment;

          (n) if reasonably requested by the managing underwriter or underwriters or a Holder of Registrable Securities being sold, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or underwriters and the Holders of a majority of the Registrable Securities being sold agree should be included therein relating to the plan of distribution with respect to such Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being sold to, and the purchase price being paid therefor by, such underwriter or underwriters and with respect to any other terms of the offering of the Registrable Securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

          (o) cooperate with the selling Holders and the managing underwriter, underwriters or agent, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwritings may request at least two Business Days prior to any sale or Registrable Securities to the underwriters;

          (p) not later than the effective date of the applicable registration statement (or if later, the earliest Business Day thereafter on which a CUSIP number is available), provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company (if such Registrable Securities are then eligible for such deposit);

          (q) cooperate with each seller of Registrable Securities and each underwriter or agent, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD; and

          (r) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement.

     The Company may require each seller of Registrable Securities as to which any registration statement is being effected to furnish the Company with such information regarding such seller, and pertinent to the disclosure requirements relating to the registration and the distribution of such securities, as the Company may from time to time reasonably request in writing.

     Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(f), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by
Section 4(f), and, if so directed by the Company, such Holder will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such Holder's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give such notice, the period mentioned in Section 4(b)(i) shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 4(f) and through and including the date when each seller of Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 4(f).

     5.  Indemnification.

     (a) Indemnification by the Company. In the event of any registration of any securities of the Company under the Securities Act pursuant to Section 2 or 3, the Company hereby indemnifies and agrees to hold harmless, to the extent permitted by law, the seller of any Registrable Securities covered by such registration

                                      I-D-8
statement, each affiliate of such seller and its directors and officers or general and limited partners (and the directors, officers, affiliates and controlling Persons thereof), each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such seller or any such underwriter within the meaning of the Securities Act (collectively, the "Holder Indemnified Parties"), against any and all losses, claims, damages or liabilities, joint or several, and expenses to which such Holder Indemnified Party may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof, whether or not such Holder Indemnified Party is a party thereto) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and the Company will reimburse such Holder Indemnified Party for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, liability, action or proceeding as such expenses are incurred; provided, that the Company shall not be liable to any Holder Indemnified Party in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, in any such preliminary, final or summary prospectus, or any amendment or supplement thereto
(i) following notice by the Company to such Holder Indemnified Party of any Disadvantageous Condition or otherwise pursuant to Section 4(f) if such Holder Indemnified Party thereafter uses the prospectus in effect at the time of such notice, unless the Company has delivered a notice that such Disadvantageous Condition or other circumstance specified in Section 4(f) no longer exists or
(ii) in reliance upon and in conformity with written information with respect to such Holder Indemnified Party furnished to the Company by such Holder Indemnified Party for use in the preparation thereof; and provided, further, that the Company will not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other Person, if any, who controls such underwriter within the meaning of the Securities Act, under the indemnity agreement in this Section 5(a) with respect to any preliminary prospectus or the final prospectus or the final prospectus as amended or supplemented, as the case may be, to the extent that any such loss, claim, damage or liability of such underwriter or controlling Person results from the fact that such underwriter sold Registrable Securities to a person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the final prospectus or of the final prospectus as then amended or supplemented, whichever is most recent, if the Company has previously furnished copies thereof to such underwriter. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Holder or any Holder Indemnified Party and shall survive the transfer of such securities by any Holder.

     (b) Indemnification by the Sellers and Underwriters. The Company may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with Section 2 or 3 herein, that the Company have received an undertaking reasonably satisfactory to it from the prospective sellers of such Registrable Securities or any underwriter to indemnify and hold harmless, severally and not jointly, the Company or any underwriter, as the case may be, and any of their respective affiliates, directors, officers and controlling Persons (the "Company Indemnified Parties", and together with the Holder Indemnified Parties, the "Indemnified Parties"), against any and all losses, claims, damages or liabilities, joint or several, and expenses to which such Company Indemnified Party may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof, whether or not such Company Indemnified Party is a party thereto) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with the written information furnished to the Company by such seller or such

                                      I-D-9
underwriter expressly for use in the preparation of such registration statement, preliminary, final or summary prospectus, or any amendment or supplement thereto, or a document incorporated by reference into any of the foregoing and the sellers and such underwriters will reimburse such Company Indemnified Party for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, liability, action or proceeding as such expenses are incurred. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or such underwriter, or any Company Indemnified Party and shall survive the transfer of such securities by any Holder.

     (c) Notices of Claims, Etc. Promptly after receipt by an Indemnified Party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this
Section 5, such Indemnified Party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided, that the failure of the Indemnified Party to give notice as provided herein shall not relieve the indemnifying party of its obligations under Section 5(a) or 5(b), except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an Indemnified Party, unless in the reasonable judgment of the Indemnified Party's counsel a conflict of interest between such Indemnified Parties and indemnifying parties may exist in respect of such claim, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the indemnifying party to such Indemnified Party of its election so to assume the defense thereof, the indemnifying party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof. If, in the reasonable judgment of the counsel for the Indemnified Party, having common counsel would result in a conflict of interest between the interests of such Indemnified Parties and indemnifying parties, then such Indemnified Party may employ separate counsel reasonably acceptable to the indemnifying party to represent or defend such Indemnified Party in such action, it being understood, however, that the indemnifying party shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all such Indemnified Parties (and not more than one separate firm of local counsel at any time for all such Indemnified Parties) in such action. Without the consent of the Indemnified Party, no indemnifying party will consent to the entry of any judgment or enter into any settlement that includes as a term thereof an admission of wrongdoing by the Indemnified Party, that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation or that imposes material obligations on the Indemnified Party. No Indemnified Party shall agree to any settlement without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld).

     (d) Contribution. If recovery is not available under the foregoing indemnification provisions of this Section 5 for any reason other than as expressly specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses except to the extent that contribution is not permitted under Section 11(f) of the Securities Act. In determining the amount of contribution to which the respective parties are entitled, there shall be considered (x) the relative benefits received by each party from the offering of the Registrable Securities (taking into account the portion of the proceeds received by each), (y) the relative fault of the parties in connection with the statements, actions or omissions which resulted in the losses, claims, damages or liabilities which gave rise to the indemnity obligation pursuant to this Section 5, and (z) any other relevant equitable considerations under the circumstances. The relative fault of the parties shall be determined with reference to, among other things, whether such statement or omission relates to information supplied by the indemnifying party or by the Indemnified Party and the parties' relative knowledge, access to information and opportunity to prevent such action or omission. The amount paid or payable by a party under this Section 5(d) as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

     The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5 were determined by pro rata allocation or by any other method of allocation which does not take account of

                                     I-D-10
the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding anything in this Section 5 to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 5 to contribute any amount in excess of the gross proceeds received by such indemnifying party from the sale of Registrable Securities in the offering to which the losses, claims, damages or liabilities of the Indemnified Parties relate. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

     (e) Non-Exclusivity. The obligations of the parties under this Section 5 shall be in addition to any liability which any party may otherwise have to any other party.

     6.  Miscellaneous.

     (a) Rule 144. The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available such information as is specified in Section (c)(2) of Rule
144), all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC.

     (b) Holdback Agreement. In connection with any registration by the Company of Company Common Stock, each Holder agrees not to effect any public sale or distribution (except in connection with such underwritten public offering pursuant to Section 2(a)), including any sale pursuant to Rule 144 under the Securities Act, of any equity securities of the Company, or of any security convertible into or exchangeable or exercisable for any equity security of the Company (in each case, other than as part of such underwritten public offering pursuant to Section 2(a)), during the seven days prior to, and during the 120-day period (or such lesser period as the managing underwriters may permit, it being understood that the Company will request that such managing underwriters act in good faith in determining whether to permit a lesser period) after the effective date of such registration (other than a Registrable Security included in such registration pursuant to Section 2(a)). If any registration of Registrable Securities pursuant to Section 3 of thus Agreement shall be in connection with an underwritten public offering, the Company agrees not to effect any public sale or distribution (except in connection with such underwritten public offering), of any equity securities of the Company or of any security convertible into or exchangeable or exercisable for any equity security of the Company (in each case, other than as part of such underwritten public offering) during the seven days prior to, and during the 45-day period (or such lesser period as the managing underwriters may permit) after the effective date of such registration.

     (c) Amendments and Waivers. (i) This Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall have obtained the written consent to such amendment, action or omission to act, of the Holders of a majority of the Registrable Securities then outstanding. Each Holder of Registrable Securities at the time or thereafter outstanding shall be bound by any amendment authorized by this Section 6(c).

     (ii) The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

     (d) Successors, Assigns and Transferees. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     (e) Additional Parties. Upon the transfer of any shares of Class A Common Stock pursuant to clauses (iii) or (vi) of Section 3.2(c) of the Standstill Agreement, such transferee shall become a party to this Agreement by agreeing in writing to be bound by the terms and conditions of this Agreement pursuant to an
                                     I-D-11
instrument of assumption and shall thereby be deemed a Holder of Registrable Securities for the purposes of this Agreement.

     (f) Notices. All notices, requests, demands or other communications provided herein shall be made in writing and shall be deemed to have been duly given if delivered as follows:

         If to the Company:

         First Hawaiian, Inc.
         999 Bishop Street
         Honolulu, Hawaii 96813
         Attention: Howard H. Karr
         Telephone: (808) 525-8800
         Facsimile: (808) 533-7844

         with a copy to:

         Simpson Thacher & Bartlett
         425 Lexington Avenue
         New York, New York 10017-3954
         Attention: Lee Meyerson, Esq.
         Fax: (212) 455-2502

         If to BNP:

         Banque Nationale de Paris
         Affaires Juridiques et Fiscales
         Affaires Juridiques Internationales
         1, Boulevard Haussmann
         75009 Paris
         France
         Telecopier No.: (011) (33) (1) 40.14.86.30
         Telephone No.: (011) (33) (1) 40.14.26.78
         Attention: General Counsel

         with a copy to:

         Pillsbury Madison & Sutro, LLP
         235 Montgomery Street
         San Francisco, California 94104
         Attention: Rodney R. Peck, Esq.
         Fax: (415) 983-1200

         and

         Cleary Gottlieb Steen & Hamilton
         One Liberty Plaza
         New York, New York 10006
         Attention: Robert L. Tortoriello
         Fax: (212) 225-3999

or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on (i) the date of delivery if sent by messenger, (ii) on the Business Day following the Business Day on which delivered to a recognized courier service if sent by overnight courier or
(iii) on the date received, if sent by fax or regular mail.

                                     I-D-12

     (g) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     (h) Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

     (i) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other parties.

     (j) Remedies. Each of the parties hereto acknowledges and agrees that (i) the provisions of this Agreement are reasonable and necessary to protect the proper and legitimate interests of the parties hereto, and (ii) the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to preliminary and permanent injunctive relief to prevent breaches of the provisions of this Agreement by the other parties hereto without the necessity of proving actual damages or of posting any bond, and to enforce specifically the terms and provisions hereof and thereof, which rights shall be cumulative and in addition to any other remedy to which the parties hereto may be entitled hereunder or at law or equity.

     (k) Governing Law; Consent to Jurisdiction. (i) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any action, proceeding or investigation in any court or before any governmental authority ("Litigation") arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 6(k), that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

     (ii) BNP hereby irrevocably designates French American Banking Corporation (in such capacity, the "Process Agent"), with an office at 200 Liberty Street, New York, New York, 10281, as its designee, appointee and agent to receive, for and on its behalf service of process in such jurisdiction in any Litigation arising out of or relating to this Agreement and such service shall be deemed complete upon delivery thereof to the Process Agent; provided that in the case of any such service upon the Process Agent, the party effecting such service shall also deliver a copy thereof to BNP in the manner provided in Section 6(f). Each of the Company and BNP further irrevocably consents to the service of process out of any of the aforementioned courts in any such Litigation by the mailing of copies thereof by registered airmail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. BNP expressly acknowledges that the foregoing waiver is intended to be

                                     I-D-13
irrevocable under the laws of the State of Delaware and of the United States of America; provided that BNP's consent to jurisdiction and service contained in this Section 6(k) is solely for the purpose referred to in this Section 6(k) and shall not be deemed to be a general submission to said courts or in the State of New York other than for such purpose. If the Process Agent shall cease to act, BNP covenants that it shall appoint without delay another such agent reasonably satisfactory to the Company.

     (l) Further Assurances. From time to time, at the reasonable request of any other party hereto and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     (m) No Third-Party Rights. Nothing in this Agreement, expressed or implied, shall or is intended to confer upon any Person other than the parties hereto or their respective successors or assigns, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

     (n) Entire Agreement; No Oral Waiver; Construction. This Agreement and the other agreements and documents contemplated hereby and thereby constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties in connection therewith. No covenant or condition or representation not expressed in this Agreement shall affect or be effective to interpret, change or restrict this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action, suit or other proceeding involving this Agreement or the transactions contemplated hereby. This Agreement may not be changed or terminated orally, nor shall any change, termination or attempted waiver of any of the provisions of this Agreement be binding on any party unless in writing signed by the parties hereto. No modification, waiver, termination, rescission, discharge or cancellation of this Agreement and no waiver of any provision of or default under this Agreement shall affect the right of any party thereafter to enforce any other provision or to exercise any right or remedy in the event of any other default, whether or not similar. This Agreement has been negotiated by the parties hereto and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

     (o) Noncontravention of Other Agreements. Notwithstanding any other provision of this Agreement to the contrary, no Holder shall have any right to sell, transfer or otherwise dispose of any Registrable Securities in contravention of the terms of the Merger Agreement or the Standstill Agreement.

     (p) No Inconsistent Agreements. The Company agrees not to enter into any other agreement that is inconsistent with or conflicts with any provision of this Agreement or which would impair the ability of the Company to perform its obligations under this Agreement.

     IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

                                          FIRST HAWAIIAN, INC.

                                          By:

                                          --------------------------------------
                                          Name:
                                          Title:

                                          BANQUE NATIONALE DE PARIS

                                          By:

                                          --------------------------------------
                                          Name:
                                          Title:

                                     I-D-14

                                                                     APPENDIX II

                                   AGREEMENT

     AGREEMENT dated as of May 28, 1998 (this "Agreement") between First Hawaiian, Inc., a Delaware corporation (the "FHI"), and Banque Nationale de Paris, a societe anonyme or limited liability banking corporation organized under the laws of the Republic of France ("BNP").

     WHEREAS, concurrently with the execution and delivery of this Agreement, FHI and BancWest Corporation, a corporation organized under the laws of California ("BancWest"), are entering into an Agreement and Plan of Merger, dated of even date herewith (the "Merger Agreement"), pursuant to which and subject to the terms and conditions thereof, among other things, BancWest will merge (the "Merger") with and into FHI and all of the outstanding shares of common stock, without par value, of BancWest will be converted into shares of Class A Common Stock (as defined in the Merger Agreement; capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement);

     WHEREAS, BNP is the beneficial and record owner of all of the issued and outstanding shares of common stock, without par value, of BancWest (the "BancWest Stock"); and

     WHEREAS, in consideration of, and as an inducement to FHI's agreement to enter into the Merger Agreement, BNP has agreed to enter into this Agreement with FHI.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

                                   ARTICLE I

                         REPRESENTATIONS AND WARRANTIES

     1.1 Representations and Warranties of BNP. BNP represents and warrants to FHI as follows:

          (a) Authority; No Violation. (i) BNP has all requisite corporate power and authority to enter into this Agreement and each of the other Transaction Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of BNP. No stockholder or other securityholder consent or approval is required or will be required to be obtained by BNP for the execution, delivery and performance by BNP of this Agreement or the other Transaction Agreements or the consummation by BNP of the transactions contemplated hereby or thereby or for the execution, delivery and performance by BancWest of the Merger Agreement or the consummation by BancWest of the transactions contemplated thereby. This Agreement has been duly executed and delivered by BNP and (assuming due authorization, execution and delivery by FHI) constitutes the valid and binding obligation of BNP, enforceable against BNP in accordance with its terms, and when the other Transaction Agreements have been duly executed and delivered by BNP each such Transaction Agreement will constitute (assuming due authorization, execution and delivery by FHI) the valid and binding obligation of BNP, enforceable against BNP in accordance with its terms.

          (ii) The execution and delivery by BNP of this Agreement and the other Transaction Agreements does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any Violation pursuant to, (x) any provision of the articles of incorporation or by-laws or comparable organizational documents of BNP, or (y) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to BNP or its properties or assets, which Violation, in the case of clause (y), individually or in the aggregate, would be reasonably likely to have a material adverse effect

     (as defined in the Merger Agreement) on BancWest or on the ability of BNP to perform its obligations under this Agreement or under the other Transaction Agreements on a timely basis.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is or will be required by or with respect to BNP in connection with the execution and delivery of this Agreement and the other Transaction Agreements, the execution and delivery of the Merger Agreement by BancWest or the consummation by BNP and BancWest, as the case may be, of the transactions contemplated hereby and thereby, the failure to make or obtain which would have a material adverse effect on BancWest or on the ability of BNP to perform its obligations hereunder or under the other Transaction Agreements on a timely basis, except for (A) the filing of applications and notices with the Board of Governors of the Federal Reserve under the BHC Act and the FRA and approval of same, (B) the filing by FHI with the SEC of the Proxy Statement, (C) the State Banking Approvals and any applicable State Takeover Approvals, (D) notification of the proposed issuance of the shares of Class A Common Stock to the Nasdaq National Market pursuant to Schedule D to the By-Laws of the NASD, (E) notices under the HSR Act and (F) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger and with the Secretary of State of the State of California of the Agreement of Merger.

          (b) Ownership of BancWest Common Stock. All of the shares of BancWest Common Stock issued and outstanding as of the date of this Agreement are owned by BNP, free and clear of any lien or encumbrance and as of the Closing Date all of the outstanding shares of BancWest Common Stock shall be owned by BNP, free and clear of any lien, claim or encumbrance (other than shares issued to FABC pursuant to Section 5.6 of the Merger Agreement, which shall be owned by FABC free and clear of any lien, claim or encumbrance).

          (c) Ownership of Capital Stock of FHI. Neither BNP nor any of its Subsidiaries or other affiliates beneficially owns, directly or indirectly, any shares of capital stock of FHI, securities of FHI convertible into, or exchangeable for, such shares, or options, warrants or other rights to acquire such shares (regardless of whether such securities, options, warrants or other rights are then exercisable or convertible), nor is BNP or any of such Subsidiaries or other affiliates a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of FHI or any such other securities, options, warrants or other rights (other than shares held in trust, managed, custodial or nominee accounts and the like, or held by mutual funds for which BNP or one of its Subsidiaries acts as investment advisor, that in any such case are beneficially owned by third parties; to the best knowledge of BNP, the total number of shares held in such capacities by Subsidiaries, branches and operations of BNP in the United States as of the date of this Agreement, does not exceed 3% of FHI's total outstanding Common Stock).

          (d) Investment Intent. BNP is aware that none of the shares of Class A Common Stock to be received in the Merger are registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws. BNP is not an underwriter, as such term is defined under the Securities Act, with respect to such shares of Class A Common Stock and BNP is acquiring the Class A Common Stock pursuant to the Merger Agreement solely for its own account for investment purposes, with no present intention to distribute any such shares of Class A Common Stock to any person, and will not sell or otherwise dispose of the shares of Class A Common Stock except in compliance with the registration requirements, or in transactions exempt from the registration requirements, under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities laws and subject to compliance with the terms of the Standstill Agreement.

          (e) Information Supplied. None of the information supplied or to be supplied by BNP for inclusion in the Proxy Statement will, at the date of mailing to stockholders of FHI and at the time of the Stockholders' Meeting to be held in connection with obtaining the FHI Stockholder Approval, (i) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) at the time and in the light of the circumstances under which it is made, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the Stockholders' Meeting which has become false or misleading.

          (f) Litigation. There is no Litigation pending to which BNP is a party or by which any of its assets may be bound or, to the best knowledge of BNP, threatened, against or affecting BNP which could reasonably be expected, individually or in the aggregate, to have a material adverse effect (as defined in the Merger Agreement) on BancWest or on the ability of BNP to perform its obligations under this Agreement or under any other Transaction Agreement on a timely basis, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against BNP having, or which, insofar as reasonably can be foreseen, in the future could have, individually or in the aggregate, any such effect.

          (g) Agreements with Bank Regulators. Except as previously disclosed in Section 3.1(l) of the BancWest Disclosure Schedule, BNP is not a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Bank Regulator which restricts materially the conduct by BancWest and its Subsidiaries of their businesses, or in any manner relates to their capital adequacy, credit policies or management, nor has BNP been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, or any such board resolutions.

     1.2 Representations and Warranties of FHI.  FHI warrants to BNP as follows:

          (a) Authority; No Violation. (i) FHI has all requisite corporate power and authority to enter into this Agreement and each of the other Transaction Documents and, subject to obtaining the FHI Stockholder Approval and the filing of the Charter Amendments, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of FHI, subject to obtaining the FHI Stockholder Approval. This Agreement has been duly executed and delivered by FHI and (assuming due authorization, execution and delivery by FHI) constitutes the valid and binding obligation of FHI, enforceable against FHI in accordance with its terms, and when the other Transaction Agreements have been duly executed and delivered by FHI each such Transaction Agreement will constitute (assuming due authorization, execution and delivery by BNP) the valid and binding obligation of FHI, enforceable against FHI in accordance with its terms.

          (ii) Except as set forth in Section 3.2(c) of the FHI Disclosure Schedule to the Merger Agreement, the execution and delivery by FHI of this Agreement and the other Transaction Agreements to which it is or becomes a party does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any Violation pursuant to, (x) any provision of the articles of incorporation or by-laws of FHI, or (y) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to FHI or its properties or assets, which Violation, in the case of clause (y), individually or in the aggregate, would be reasonably likely to have a material adverse effect on the ability of FHI to perform its obligations under this Agreement or under the other Transaction Agreements on a timely basis.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is or will be required by or with respect to FHI in connection with the execution and delivery of this Agreement and the other Transaction Agreements or the consummation by FHI of the transactions contemplated hereby and thereby, the failure to make or obtain which would have a material adverse effect on FHI or on the ability of FHI to perform its obligations hereunder or thereunder on a timely basis, except for (A) the filing of applications and notices with the Federal Reserve under the BHC Act and the FRA and approval of same, (B) the filing by FHI with of the Proxy Statement, (C) the State Banking Approvals and the State Takeover Approvals, (D) notification of the proposed issuance of the shares of Class A Common Stock to the Nasdaq National Market pursuant to Schedule D to the By-Laws of the NASD, (E) notices under the HSR Act and (F) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger and with the Secretary of State of the State of California of the Agreement of Merger.

          (b) Litigation. There is no Litigation pending to which FHI is a party or by which any of its assets may be bound or, to the best knowledge of FHI, threatened, against or affecting FHI which could reasonably be expected, individually or in the aggregate, to have a material adverse effect (as defined in the Merger Agreement) on FHI or on the ability of FHI to perform its obligations under this Agreement or under any other Transaction Agreement on a timely basis, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against FHI having, or which, insofar as reasonably can be foreseen, in the future could have, individually or in the aggregate, any such effect.

                                   ARTICLE II

                               CERTAIN AGREEMENTS

     2.1 Preparation of the Proxy Statement. At least ten Business Days prior to the mailing of the Proxy Statement, BNP shall furnish to FHI such information regarding the identity and background of, and such other information regarding, each of the Class A Nominees permitted to be designated by BNP pursuant to
Section 5.1(a) of the Standstill Agreement as may be required by the Exchange Act and the rules and regulations promulgated by the SEC thereunder to be set forth in such Proxy Statement, which shall include BNP's requested apportionment of such Class A Nominees among the three classes of directors of FHI (which shall provide for the apportionment of such Class A Nominees equally among such three classes). BNP agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

     2.2 Bank of the West and BancWest Preferred Stock. Prior to the Effective Time, (a) BNP shall cause FABC to transfer all of the issued and outstanding shares of the Series A Preferred Stock owned by FABC to BancWest in exchange for shares of BancWest Common Stock and (b) BNP shall (i) exercise, or transfer to an affiliate of BNP (the "Designated Affiliate") and cause such affiliate to exercise, the Purchase Option with respect to the BancWest Preferred Stock effective as of the Effective Time, (ii) provide for a Purchase Date on or prior to the Closing Date, (iii) acquire, or cause such Designated Affiliate to acquire, beneficial ownership of the outstanding shares of BancWest Preferred Stock free and clear of any lien, claim or other encumbrance and duly vote all such shares in favor of the approval of the Merger Agreement, and (iv) transfer all of the shares of BancWest Preferred Stock to the Surviving Corporation effective as on or before the Closing Date, in exchange for a payment by the Surviving Corporation of an amount equal to the aggregate price (the "Preferred Purchase Price") paid by BNP or such Designated Affiliate upon exercise of the Purchase Option. If requested by BNP not less than two Business Days prior to the Closing Date, FHI shall lend to the Designated Affiliate on the Closing Date an amount equal to the Preferred Purchase Price, which amount shall be credited against the payment required to be made by the Surviving Corporation to such Designated Affiliate pursuant to clause (iv) of the preceding sentence.

     2.3 No Solicitations. From the date hereof until the earlier of the Effective Time or the termination of the this Agreement, BNP agrees that neither it, nor any of its respective Subsidiaries, affiliates or agents shall, nor shall it authorize or permit any of its Representatives retained by it or any of its Subsidiaries, affiliates or agents to, solicit, initiate or knowingly encourage the submission of, or enter into discussions or negotiations with or provide information to any person or group of persons (other than the respective parties to this

Agreement) concerning, any Takeover Proposal or assist, participate in, facilitate or encourage any effort or attempt by any other person to do or seek to do any of the foregoing.

     2.4 Dividends. BNP understands and agrees with FHI that notwithstanding whether the Effective Time occurs prior to the record date for the payment of the fourth quarter dividend on FHI Common Stock (if the Effective Time occurs on or prior to December 31, 1998) or prior to the record date for the payment of the 1999 first quarter dividend on FHI Common Stock (if the Effective Time occurs after December 31, 1998 and on or prior to March 31, 1999), BNP shall not be entitled to receive, and hereby waives any right to, any such dividend payable to it as a result of its being a record holder of shares of Class A Common Stock on such record date.

     2.5 Covenants of BancWest. BNP will not take any action to prevent BancWest from performing its covenants and agreements contained in Articles IV and V of the Merger Agreement.

     2.6 Legal Conditions. BNP will not take any action to prevent BancWest from taking, or causing to be taken, all actions, or doing, or causing to be done, all things necessary and proper or advisable to consummate, as soon as practicable after the date of this Agreement, the transactions contemplated hereby and by the Merger Agreement.

     2.7 Intercompany Transactions. BNP shall, and shall cause Bank of the West to, take such action as is necessary to ensure that any arrangements, contracts, agreements or transactions between BancWest or any of its Subsidiaries, on the one hand, and BNP and any of its affiliates, on the other hand (other than the office lease for the premises located on Montgomery Street in San Francisco, California, referred to in Section 3.1(i) of the BancWest Disclosure Schedule), may be terminated by the Surviving Corporation upon not more than 30 days' notice following the Effective Time without the payment of any financial penalty or fee.

     2.8 Closing Certificate of BNP. On the Closing Date, BNP shall deliver a certificate signed on behalf of BNP by its authorized officer to the effect that
(i) BNP has performed in all material respects all obligations to be performed by it under this Agreement and (ii) the representations and warranties of BNP contained herein were true and correct when made and are true and correct (except to the extent such representations speak as of an earlier date) as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, subject to such exceptions as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Surviving Corporation or on FHI's ability to exercise and enforce its rights under the Transaction Agreements.

     2.9 Closing Certificate of FHI. On the Closing Date, FHI shall deliver a certificate signed on behalf of FHI by its Chairman and Chief Executive Officer and a Vice Chairman to the effect that the representations and warranties of FHI contained herein were true and correct when made and are true and correct (except to the extent such representations speak as of an earlier date) as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, subject to such exceptions as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on BNP or the Surviving Corporation or on BNP's ability to exercise and enforce its rights under the Transaction Agreements.

                                  ARTICLE III

                                INDEMNIFICATION

     3.1 Expiration of Representations and Warranties. Except as set forth below, the respective representations and warranties of BNP and FHI contained in this Agreement shall not survive the Effective Time. The respective representations and warranties (x) of BNP and FHI contained in Sections 1.1(a)(i), 1.1(b), 1.1(c), 1.1(d), 1.1(e) and 1.2(a)(i) of this Agreement and of
BancWest and FHI contained in Sections 3.1(b), 3.1(c)(i), 3.1(s), 3.2(b), 3.2(c)(i), and 3.2(s) of the Merger Agreement (collectively, the "Non-Limited Representations and Warranties") shall survive the Effective Time without limitation as to time and (y) of BancWest and FHI contained in Sections 3.1(k), 3.1(r) and 3.2(k) of the Merger Agreement shall survive the Effective Time until the date which is eighteen months after such Effective Time; provided, however, that any representation or warranty shall survive the time it would otherwise terminate pursuant to this Section 3.1 to the extent that notice of a breach thereof giving rise to a right of indemnification shall have been given by a party hereto in accordance with Section 3.2 or 3.3 hereof, as the case may be, prior to such time. The covenants set forth in Sections 2.3, 2.5, 2.6, 2.8 and 2.9 of this Agreement shall not survive the Effective Time. Neither the officers, directors or affiliates of BNP or FHI nor any controlling person, legal representative, heir, successor or assign of any such officer, director or affiliate shall have any liability for any breach of any representation, warranty, covenant or agreement of BNP or FHI under this Agreement contained herein.

     3.2 Indemnification Against Loss Due to Inaccuracies in the Representations and Warranties of BNP and BancWest, Etc. BNP agrees to indemnify FHI against, and agrees to hold FHI harmless from, all losses, costs, damages, liabilities, claims, demands, judgments, settlements and expenses of any nature whatsoever, governmental or non-governmental (including, but not limited to, reasonable fees and expenses of counsel and expenses of investigation) (collectively, "Losses") incurred directly or indirectly because or resulting from or arising out of the fact that any matter which is the subject of a representation or warranty of BNP or BancWest specifically referred to in Section 3.1 of this Agreement is not as represented or warranted (without regard, for this purpose, to any materiality qualification or limitation set forth therein). Notwithstanding anything to the contrary contained in this Section 3.2, BNP shall not have any obligation to indemnify and hold harmless FHI pursuant to this Section 3.2 unless the aggregate amount, if any, by which such Losses under all matters subject to this
Section 3.2 exceed in total $10 million in which event BNP shall be liable for all Losses in excess of $10 million up to a maximum of $175 million.

     3.3 Indemnification Against Loss Due to Inaccuracies in FHI's Representations and Warranties, Etc. FHI agrees to indemnify BNP against, and agrees to hold BNP harmless from, all Losses incurred directly or indirectly because or resulting from or arising out of the fact that any matter which is the subject of a representation or warranty of FHI specifically referred to in
Section 3.1 of this Agreement is not as represented or warranted (without regard, for this purpose, to any materiality qualification or limitation set forth therein). Notwithstanding anything to the contrary contained in this
Section 3.3, FHI shall not have any obligation to indemnify and hold harmless BNP pursuant to this Section 3.3 unless the aggregate amount, if any, by which such Losses under all matters subject to this Section 3.3 exceed in total $10 million in which event FHI shall be liable for all Losses in excess of $10 million up to a maximum of $175 million.

     3.4 Procedure. (a) In the event that any person shall incur or suffer any Losses in respect of which indemnification may be sought hereunder (other than pursuant to Section 3.5) by FHI or BNP, the party seeking to be indemnified hereunder (the "Indemnitee") shall assert a claim for indemnification by written notice (the "Notice") to the party from whom indemnification is being sought (the "Indemnitor") stating the nature and basis of such claim. Any Notice must be given not later than the date which is eighteen months after the Effective Time, provided that any claim for indemnification made with respect to any matter which is the subject of any Non-Limited Representation and Warranty may be made at any time, subject only to the applicable statute of limitations in the relevant jurisdiction. In the case of Losses arising or which may arise by reason of any third party claim (a "Third Party Claim"), promptly after receipt by an Indemnitee of written notice of the assertion or the commencement of such Third Party Claim with respect to any matter in respect of which indemnification may be sought by such party hereunder, the Indemnitee shall give Notice to the Indemnitor, provided that failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is materially prejudiced by such failure. In case any such Third Party Claim is brought against any Indemnitee, the Indemnitor shall be entitled to assume the defense thereof, by written notice of its intention to do so to the Indemnitee within 30 days after receipt of the Notice, in which event the Indemnitor shall assume all past and future responsibility for such Third Party Claim, including reimbursing the Indemnitee for all prior reasonable legal expenses incurred in connection therewith. If the Indemnitor shall assume the defense of such Third Party Claim, it shall not settle such Third Party Claim unless such settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee from all liability with respect to such Third Party Claim. As long as the Indemnitor is contesting any such Third Party Claim in good faith and on a timely basis, the Indemnitee shall not pay or settle any claims brought under such Third

Party Claim. Notwithstanding the assumption by the Indemnitor of the defense of any Third Party Claim as provided in this subsection, the Indemnitee shall be permitted to participate in the defense of such Third Party Claim and to employ counsel at its own expense; provided, however, that if the defendants in any action shall include both an Indemnitor and any Indemnitee and such Indemnitee shall have reasonably concluded that counsel selected by Indemnitor has a conflict of interest because of the availability of different or additional defenses to such Indemnitee, such Indemnitee shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnitor; provided that the Indemnitor shall not be obligated to pay the expenses of more than one separate counsel for all Indemnitees with respect to any Third Party Claim or group of related Third Party Claims.

     (b) If the Indemnitor shall fail to notify the Indemnitee of its desire to assume the defense of any such Third Party Claim within the prescribed period of time and as required above, or shall notify the Indemnitee that it will not assume the defense of any such Third Party Claim, then the Indemnitee may assume the defense of any such Third Party Claim, in which event it may do so in such manner as it may deem appropriate, and the Indemnitor shall be bound by any determination made in such Third Party Claim or any settlement thereof effected by the Indemnitee, provided that the Indemnitee shall not effect any such settlement without the prior written consent of the Indemnitor (such consent not to be unreasonably withheld). The Indemnitor shall be permitted to join in the defense of such Third Party Claim and to employ counsel at its own expense.

     (c) Amounts payable by the Indemnitor to the Indemnitee in respect of any Losses for which such party is entitled to indemnification hereunder shall be payable by the Indemnitor as incurred by the Indemnitee.

     (d) After the Closing Date, the indemnification in this Article III, and any other indemnification expressly provided in this Agreement and the terms of any other agreements or documents delivered pursuant to this Agreement, will be the sole and exclusive remedy of FHI or BNP, as the case may be, with respect to any and all Losses incurred directly or indirectly because or resulting from or arising out of this Agreement and the transactions contemplated hereby (other than claims of, or causes of action arising from, the wilful breach by the other party or parties of any of its representations, warranties, covenants or agreements set forth in this Agreement). In furtherance of the foregoing, each of BNP and FHI hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than as contemplated by the preceding sentence) it may have against the other party, their affiliates and their respective officers, directors, employees, stockholders, agents and representatives which arise under or are based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation (including any such relating to environmental matters) and which are with respect to such Losses.

     (e) An Indemnitee's right to indemnification under this Article IV shall not be subject to set-off for any claim by the Indemnitor against such Indemnitee.

     3.5 Tax Indemnity. (a) BNP shall be responsible for, shall pay or cause to be paid, and shall indemnify and hold harmless FHI and its affiliates (including any Subsidiary of BancWest which becomes a Subsidiary of the Surviving Corporation) from and against any and all taxes (as defined in the Merger Agreement) for or in respect of each of the following:

          (i) with respect to any and all taxes of any member (other than BancWest or any of its Subsidiaries) of a consolidated, combined or unitary group of which BancWest or any of its Subsidiaries (or any predecessor) is or was a member on or prior to the Effective Time by reason of the liability of BancWest or any of its Subsidiaries pursuant to Treasury Regulation Section 1.1502-6(a) (or any analogous or similar state, local or foreign law or regulation), as a transferee or successor, by contract, or otherwise;

          (ii) with respect to any and all taxes payable to the California Franchise Tax Board as a result of the proceeding referred to in Note 12 to the Notes to the Consolidated Financial Statements of The Bank of the West for the years ended December 31, 1997, 1996 and 1995 to the extent such taxes shall exceed any reserves therefor on the books of Bank of the West at the date hereof; and

          (iii) any payments required to be made after the Closing Date under any tax sharing, tax indemnity, tax allocation or similar contracts (whether or not written) to which BancWest and its Subsidiaries was obligated, or was a party, on or prior to the Closing Date other than agreements to which the only parties are one or more of BancWest and any of its Subsidiaries.

     (b) For federal income tax purposes, the taxable year of each Subsidiary of BancWest shall end as of the Effective Time, and, with respect to all other taxes BNP, BancWest and FHI shall, to the extent permitted by applicable law, elect with the relevant taxing authority to close the taxable period of each Subsidiary of BancWest at the end of the day on the Effective Time. In any case where applicable law does not permit any Subsidiary of BancWest to close its taxable year at the Effective Time, then taxes attributable to the taxable period of such Subsidiary of BancWest beginning on or before and ending after the Effective Time (including any taxes resulting from a tax audit or administrative or court proceeding) shall be apportioned to the period ending on the Effective Time and to the period beginning on the day after the Effective Time by means of a closing of the books and records of such Subsidiary of BancWest as of the close of business on the Effective Time and, to the extent not susceptible to such allocation, by apportionment on the basis of elapsed days unless such tax is transaction based (such as sales, transfer and other similar taxes) in which case such tax shall be apportioned to the period in which the related transaction occurred/occurs.

     (c)(i) BNP shall have the sole right to represent BancWest's interests in any tax audit or administrative or court proceeding relating to any tax covered by Section 3.5(a) and to employ counsel of its choice; provided, that, at FHI's request, BNP will consult with FHI concerning such proceeding and give fair consideration to its views insofar as they could reasonably affect FHI's ongoing business or interests; provided, further, that BNP shall not, without the prior written consent of FHI (which shall not be unreasonably withheld), settle any such claim or proceeding that imposes material obligations on the Surviving Corporation or its Subsidiaries or that could reasonably be expected to have a material adverse effect on the Surviving Corporation. BNP shall promptly notify FHI if it decides not to control the defense or settlement of any such tax audit or administrative or court proceeding and FHI thereupon shall be permitted to defend and settle such tax audit or proceeding.

     (ii) With respect to any taxable period of a Subsidiary of BancWest beginning before and ending after the Effective Time, FHI and BNP shall jointly control the defense and settlement of any tax audit or administrative or court proceeding relating to any tax covered by Section 3.5(a) and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent will not be unreasonably withheld; provided, however, that if either party shall refuse to consent to any settlement, closing or other agreement that the other party proposed to accept (a "Proposed Settlement"), then (A) the liability with respect to the subject matter of the Proposed Settlement of the party who proposed to accept the Proposed Settlement shall be limited to the amount that such liability would have been if the Proposed Settlement had been accepted and (B) the other party shall be responsible for all expenses incurred thereafter in connection with the contest of such tax audit or proceeding except to the extent that the final settlement imposes less liability on the party who proposed to accept the Proposed Settlement than the Proposed Settlement would have imposed.

     (d)(i) FHI shall, or cause each Subsidiary of BancWest to, prepare or cause to be prepared, and shall timely file or cause to be timely filed, all tax returns which include BancWest and its Subsidiaries or their assets or operations for all taxable periods ending on or before the Effective Time (which tax returns shall include the assets or operations of BancWest and its Subsidiaries through and including the Effective Time). Such tax returns shall be prepared in a manner consistent with past practices.

     (ii) FHI shall pay or cause to be paid all taxes shown as due and owing on such tax returns or otherwise levied or assessed upon BancWest and its Subsidiaries or any of their assets or BNP with respect to BancWest and its Subsidiaries or any of their assets on or prior to the Effective Time.

     (iii) FHI shall be responsible for filing all other tax returns required to be filed after the Effective Time by or on behalf of BancWest, or with respect to its assets and operations.

     (iv) BNP and FHI shall cooperate fully with each other in connection with the preparation and timely filing of any tax returns required to be prepared and filed by FHI hereunder. FHI shall and shall cause each

Subsidiary of BancWest to provide access to BNP at any reasonable time and from time to time, at the business location at which the books and records are maintained, after the Effective Time, to such tax data of BancWest as BNP may from time to time reasonably request and will furnish, and request the independent accountants and legal counsel of FHI to furnish to BNP such additional tax and other information and documents in the possession of such persons as BNP or FHI may from time to time reasonably request.

     (e) Any claim for indemnity hereunder may be made at any time prior to 60 days after the expiration of the applicable tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

     3.6 Survival. The indemnities provided in this Article III shall survive the Effective Time as provided herein.

     3.7 Basis Adjustment. The parties intend that any indemnification payment made pursuant to this Article III will be treated as a basis adjustment for purposes of the Merger Agreement.

     3.8 FHI Remittance. Within three Business Days following any final resolution (without the possibility of appeal) of the matter referred to in
Section 3.5(a)(ii), FHI shall pay to BNP cash equal to the amount of any positive difference resulting from subtracting the taxes actually paid or payable to the Franchise Tax Board with respect to such matter from the reserves therefor on the books of Bank of the West as of the date of this Agreement.

                                   ARTICLE IV

                                  TERMINATION

     4.1 Termination. This Agreement shall terminate automatically and without any additional action by either of the parties hereto, upon the termination of the Merger Agreement in accordance with its terms.

                                   ARTICLE V

                               GENERAL PROVISIONS

     5.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

         (a) if to FHI, to

         First Hawaiian, Inc.
         999 Bishop Street
         Honolulu, Hawaii 96813
         Attention: Howard H. Karr
         Telecopy No.: (808) 533-7844

         with a copy to

         Simpson Thacher & Bartlett
         425 Lexington Avenue
         New York, N.Y. 10017
         Attention: Lee Meyerson, Esq.
         Telecopy No.: (212) 455-2502

         and

         (b) if to BNP, to

         Banque Nationale de Paris
         16, Boulevard des Italiens
         75009, Paris, France
         Attention: General Counsel
         Telecopy No.: (011) 33-1-40-14-86-30

         with copies to

         Pillsbury Madison & Sutro LLP
         235 Montgomery Street
         San Francisco, California 94104
         Attention: Rodney R. Peck, Esq.
         Fax: (415) 983-1200

         and

         Cleary Gottlieb Steen & Hamilton
         One Liberty Plaza
         New York, New York 10006
         Attention: Robert L. Tortoriello, Esq.
         Fax: (212) 225-3999

     5.2 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 28, 1998.

     5.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     5.4 Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Merger Agreement and the documents and the instruments referred to herein, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and
(b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     5.5 Governing Law; Consent to Jurisdiction. (i) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any action, proceeding or investigation in any court or before any governmental authority ("Litigation") arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 5.5, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

     (ii) BNP hereby irrevocably designates FABC (in such capacity, the "Process Agent"), with an office at 200 Liberty Street, New York, New York, 10281, as its designee, appointee and agent to receive, for and on its behalf service of process in such jurisdiction in any Litigation arising out of or relating to this Agreement and such service shall be deemed complete upon delivery thereof to the Process Agent; provided that in the case of any such service upon the Process Agent, the party effecting such service shall also deliver a copy thereof to BNP in the manner provided in Section 5.1. Each of FHI and BNP further irrevocably consents to the service of process out of any of the aforementioned courts in any such Litigation by the mailing of copies thereof by registered airmail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. BNP expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of New York and of the United States of America; provided that BNP's consent to jurisdiction and service contained in this Section 5.5 is solely for the purpose referred to in this Section 5.5 and shall not be deemed to be a general submission to said courts or in the State of New York other than for such purpose. If the Process Agent shall cease to act as such or to exist, BNP covenants that it shall appoint without delay another such agent reasonably satisfactory to FHI.

     5.6 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     5.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     IN WITNESS WHEREOF, FHI and BNP have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of date first above written.

                                          FIRST HAWAIIAN, INC.

                                          By:    /s/ WALTER A. DODS, JR.
                                            ------------------------------------
                                                 Name: Walter A. Dods, Jr.
                                                 Title: Chairman and Chief
                                                     Executive Officer

                                          BANQUE NATIONALE DE PARIS

                                          By:       /s/ LEVY GARBOUA
                                            ------------------------------------
                                                   Name: Levy Garboua
                                                   Title: Directeur General
                                              Delegue

                                                                    APPENDIX III

[GOLDMAN, SACHS & CO. ADDRESS]

                                                            [GOLDMAN SACHS LOGO]

PERSONAL AND CONFIDENTIAL
JULY 17, 1998

Board of Directors
First Hawaiian, Inc.
999 Bishop Street
Honolulu, HI 96813

Gentlemen and Madame:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $5.00 per share (the "Shares"), of First Hawaiian, Inc. (the "Company") of the conversion (the "Conversion") of all of the outstanding stock of BancWest Corporation ("BancWest"), a subsidiary of Banque Nationale de Paris ("BNP"), into a number of shares of Class A Common Stock of the Company, par value $5.00 per share (the "Class A Shares"), (rounded upward to the nearest whole number) equal to the excess of (i) the quotient of (A) the aggregate number of Shares issued and actually outstanding at the close of business on the business day immediately preceding the Effective Time (as defined in the Agreement referred to below) plus the number of Shares to be issued upon surrender and cancellation of BancWest stock appreciation rights pursuant to the Agreement, divided by (B) 0.55, over (ii) the number of Shares specified in clause (i)(A) pursuant to the Agreement and Plan of Merger, dated as of May 28, 1998, between the Company and BancWest (the "Agreement").

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We have also provided certain investment banking services to BNP from time to time and may provide investment banking services to BNP in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of the Company or BNP for its own account and for the accounts of customers.

     In connection with this opinion, we have reviewed, among other things, the Agreement; the Proxy Statement relating to the Special Meeting of stockholders of the Company to be held in connection with the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company through March 31, 1998; income statements and balance sheets of BancWest for the three years ended December 31, 1997; Annual Reports of Bank of the West, a wholly-owned subsidiary of BancWest, for the five years ended December 31, 1997; certain unaudited income statements of BancWest and Bank of the West through March 31, 1998; certain internal financial analyses and forecasts for the Company and Bank of the West prepared by their respective managements; and certain forecasts of the

   New York Y London Y Tokyo Y Boston Y Chicago Y Dallas Y Frankfurt Y George
               Town Y Hong Kong Y Houston Y Los Angeles Y Memphis
         Miami Y Milan Y Montreal Y Osaka Y Paris Y Philadelphia Y San Francisco Y Singapore Y Sydney Y Toronto Y Vancouver Y Zurich

First Hawaiian, Inc.
July 17, 1998
Page 2

projected cost savings, operating synergies and revenue increases expected to be derived from the business combination prepared jointly by the respective managements of the Company and Bank of the West. We have also held discussions with members of the senior management of each of the Company and Bank of the West regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies and of the companies as combined pursuant to the Agreement. We have considered the view of the senior management of the Company that the transaction contemplated by the Agreement represents a significant business opportunity for the Company and that certain strategic and operational benefits will be derived from such transaction. In addition, we have reviewed the reported price and trading activity for the Shares, compared the reported price and trading activity for the Shares with similar information for certain other companies the securities of which are publicly traded, compared certain financial information for the Company and Bank of the West with similar information for certain other companies and reviewed the financial terms of certain recent business combinations in the commercial banking industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the financial forecasts, including, without limitation, projected cost savings, operating synergies and revenue increases resulting from the merger and projections regarding under-performing and non-performing assets and net charge-offs, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the Company and Bank of the West and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for the purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of the Company and Bank of the West are in the aggregate adequate to cover all such losses. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Company or Bank of the West and we have not been furnished with any such evaluation or appraisal. Our opinion as to the fairness of the Conversion from a financial point of view to the holders of the Shares addresses the ownership position in the Company to be held by such holders after giving effect to the transaction contemplated by the Agreement and does not address the future trading or acquisition value of the stock of the Company.

     Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of the Company's securities should vote with respect to such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Conversion pursuant to the Agreement is fair from a financial point of view to the holders of the Shares.

Very truly yours,

/s/ Goldman Sachs & Co.
---------------------------------------
(GOLDMAN, SACHS & CO.)

                                      III-2

PROXY

                              FIRST HAWAIIAN, INC.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS ON AUGUST 28, 1998

The undersigned hereby revokes all prior proxies and appoints R. F. McPhee, F. Matsuda, and F. C. Weyand, and each or any of them, as attorneys and agents of the undersigned, with full power of substitution, to represent the undersigned and to vote as Proxy all shares of the Common Stock of First Hawaiian, Inc. (the "Company"), which the undersigned is entitled to vote, at the Special Meeting of the Stockholders of the Company to be held on August 28, 1998 at 9:30 a.m., local time, in the 30th Floor Board Room at First Hawaiian Center, 999 Bishop Street, Honolulu, Hawaii, and at any adjournments thereof, upon the proposal listed on the reverse side hereof and in their discretion upon other matters incident to the conduct of the meeting.

You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendation. The proxies cannot vote your shares unless you sign and return this card.

                   (Continued and to be signed on other side)


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

                                   Please mark         [X]
                                  your votes as
                                  indicated in
                                  this example.

This proxy will be voted and will be voted as specified by the stockholders. If no choice is specified, it will be voted FOR the proposal.

The Board of Directors recommends a vote FOR the proposal.


1. Proposal to approve and adopt the Agreement and Plan of Merger dated as of May 28, 1998 (the "Merger Agreement") between the Company and BancWest Corporation. A copy of the Merger Agreement is attached as Appendix I to the Proxy Statement relating to the Special Meeting.

                             FOR   AGAINST   ABSTAIN
                             [ ]     [ ]       [ ]

2. In accordance with their discretion on any matters incident to the conduct of the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                                [ ]


SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. Signature should conform exactly to name shown on this proxy. Joint owners must each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as it appears on this proxy. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Signature:______________________________________Date:_________________

Signature:______________________________________Date:_________________

                            - FOLD AND DETACH HERE -